Registration No. 333-193853
                                                  1940 Act No. 811-05903

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                   Amendment No. 2 to Form S-6

 FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933 OF SECURITIES
       OF UNIT INVESTMENT TRUSTS REGISTERED ON FORM N-8B-2

A.   Exact name of trust:

                             FT 4750

B.   Name of depositor:

                     FIRST TRUST PORTFOLIOS L.P.

C.   Complete address of depositor's principal executive offices:

                      120 East Liberty Drive
                            Suite 400
                     Wheaton, Illinois  60187

D.   Name and complete address of agents for service:

                                           Copy to:
     JAMES A. BOWEN                        ERIC F. FESS
     c/o First Trust Portfolios L.P.       c/o Chapman and Cutler LLP
     120 East Liberty Drive                111 West Monroe Street
     Wheaton, Illinois  60187              Chicago, Illinois  60603

E.   Title and Amount of Securities Being Registered:

     An indefinite number of Units pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended.

F.   Approximate date of proposed sale to public:

     As soon as practicable after the effective date of the Registration Statement.

|XXX|Check box if it is proposed that this filing will become effective on April 9, 2014 at 2:00 p.m. pursuant to Rule 487.

                ________________________________



                  Dow(R) Target 5 2Q '14 - Term 7/9/15
                 Dow(R) Target Dvd. 2Q '14 - Term 7/9/15
                  Global Target 15 2Q '14 - Term 7/9/15
                   S&P Target 24 2Q '14 - Term 7/9/15
                 S&P Target SMid 60 2Q '14 - Term 7/9/15
                 Target Divsd. Dvd. 2Q '14 - Term 7/9/15
              Target Dvd. Multi-Strat. 2Q '14 - Term 7/9/15
                  Target Dbl. Play 2Q '14 - Term 7/9/15
                   Target Focus 4 2Q '14 - Term 7/9/15
                   Target Focus 5 2Q '14 - Term 7/9/15
         Target Global Dvd. Leaders 2Q '14 - Term 7/9/15 Target
                       Growth 2Q '14 - Term 7/9/15
                    Target Triad 2Q '14 - Term 7/9/15
                     Target VIP 2Q '14 - Term 7/9/15
              Value Line(R) Target 25 2Q '14 - Term 7/9/15

                                 FT 4750

FT 4750 is a series of a unit investment trust, the FT Series. FT 4750 consists of 15 separate portfolios listed above (each, a "Trust," and collectively, the "Trusts"). Each Trust invests in a portfolio of common stocks ("Securities") selected by applying a specialized strategy. Each Trust seeks above-average total return.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                             FIRST TRUST(R)

                             1-800-621-1675


              The date of this prospectus is April 9, 2014

                            Table of Contents

Summary of Essential Information                                        3
Fee Table                                                               9
Report of Independent Registered Public Accounting Firm                13
Statements of Net Assets                                               14
Schedules of Investments                                               20
The FT Series                                                          52
Portfolios                                                             53
Risk Factors                                                           62
Hypothetical Performance Information                                   67
Public Offering                                                        73
Distribution of Units                                                  76
The Sponsor's Profits                                                  77
The Secondary Market                                                   77
How We Purchase Units                                                  77
Expenses and Charges                                                   77
Tax Status                                                             79
Retirement Plans                                                       85
Rights of Unit Holders                                                 85
Income and Capital Distributions                                       86
Redeeming Your Units                                                   87
Investing in a New Trust                                               88
Removing Securities from a Trust                                       88
Amending or Terminating the Indenture                                  89
Information on the Sponsor, Trustee,
   FTPS Unit Servicing Agent and Evaluator                             90
Other Information                                                      91

              Summary of Essential Information (Unaudited)

                                 FT 4750


                    At the Opening of Business on the
                  Initial Date of Deposit-April 9, 2014


                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
 FTPS Unit Servicing Agent:   FTP Services LLC
                 Evaluator:   First Trust Advisors L.P.


                                                                    The Dow(R)          The Dow(R)             Global
                                                                      Target 5        Target Dividend        Target 15
                                                                   Portfolio, 2nd      Portfolio, 2nd      Portfolio, 2nd
                                                                    Quarter 2014        Quarter 2014        Quarter 2014
                                                                       Series              Series              Series
                                                                  ________________    ________________    ________________
Initial Number of Units (1)                                               17,493              14,414              12,721
Fractional Undivided Interest in the Trust per Unit (1)                 1/17,493            1/14,414            1/12,721
Public Offering Price:
Public Offering Price per Unit (2)                                  $     10.000        $     10.000        $     10.000
   Less Initial Sales Charge per Unit (3)                                  (.100)              (.100)              (.100)
                                                                    ____________        ____________        ____________
Aggregate Offering Price Evaluation of Securities per Unit (4)             9.900               9.900               9.900
   Less Deferred Sales Charge per Unit (3)                                 (.145)              (.145)              (.145)
                                                                    ____________        ____________        ____________
Redemption Price per Unit (5)                                              9.755               9.755               9.755
    Less Creation and Development Fee per Unit (3)(5)                      (.050)              (.050)              (.050)
    Less Organization Costs per Unit (5)                                   (.043)              (.033)              (.039)
                                                                    ____________        ____________        ____________
Net Asset Value per Unit                                            $      9.662        $      9.672        $      9.666
                                                                    ============        ============        ============
Tax Status (6)                                                     Grantor Trust       Grantor Trust       Grantor Trust
Distribution Frequency (7)                                            Monthly             Monthly             Monthly
Initial Distribution Date (7)                                       May 25, 2014        May 25, 2014        May 25, 2014
Estimated Net Annual Distribution per Unit (8)                      $      .3377        $      .3572        $      .4430
Cash CUSIP Number                                                     30283K 159          30283K 209          30283K 258
Reinvestment CUSIP Number                                             30283K 167          30283K 217          30283K 266
Fee Account Cash CUSIP Number                                         30283K 175          30283K 225          30283K 274
Fee Account Reinvestment CUSIP Number                                 30283K 183          30283K 233          30283K 282
FTPS CUSIP Number                                                     30283K 191          30283K 241          30283K 290
Pricing Line Product Code                                                 090341              090166              090296
Ticker Symbol                                                             FYKTBX              FHOEBX              FCHVYX

First Settlement Date                                        April 14, 2014
Mandatory Termination Date (9)                               July 9, 2015

------------

See "Notes to Summary of Essential Information" on page 8.

              Summary of Essential Information (Unaudited)

                                 FT 4750


                    At the Opening of Business on the
                  Initial Date of Deposit-April 9, 2014


                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
 FTPS Unit Servicing Agent:   FTP Services LLC
                 Evaluator:   First Trust Advisors L.P.

                                                                                                               Target
                                                                        S&P                 S&P             Diversified
                                                                     Target 24         Target SMid 60         Dividend
                                                                   Portfolio, 2nd      Portfolio, 2nd      Portfolio, 2nd
                                                                    Quarter 2014        Quarter 2014        Quarter 2014
                                                                       Series              Series              Series
                                                                  ________________    ________________    ________________
Initial Number of Units (1)                                               14,999              16,656              15,549
Fractional Undivided Interest in the Trust per Unit (1)                 1/14,999            1/16,656            1/15,549
Public Offering Price:
Public Offering Price per Unit (2)                                  $     10.000        $     10.000        $     10.000
   Less Initial Sales Charge per Unit (3)                                  (.100)              (.100)              (.100)
                                                                    ____________        ____________        ____________
Aggregate Offering Price Evaluation of Securities per Unit (4)             9.900               9.900               9.900
   Less Deferred Sales Charge per Unit (3)                                 (.145)              (.145)              (.145)
                                                                    ____________        ____________        ____________
Redemption Price per Unit (5)                                              9.755               9.755               9.755
    Less Creation and Development Fee per Unit (3)(5)                      (.050)              (.050)              (.050)
    Less Organization Costs per Unit (5)                                   (.046)              (.035)              (.018)
                                                                    ____________        ____________        ____________
Net Asset Value per Unit                                            $      9.659        $      9.670        $      9.687
                                                                    ============        ============        ============
Tax Status (6)                                                     Grantor Trust            RIC                 RIC
Distribution Frequency (7)                                            Monthly           Semi-Annual           Monthly
Initial Distribution Date (7)                                       May 25, 2014       June 25, 2014        May 25, 2014
Estimated Net Annual Distribution per Unit (8)                      $      .1697        $      .1566        $      .3364
Cash CUSIP Number                                                     30283K 308          30283K 605          30283K 357
Reinvestment CUSIP Number                                             30283K 316          30283K 613          30283K 365
Fee Account Cash CUSIP Number                                         30283K 324          30283K 621          30283K 373
Fee Account Reinvestment CUSIP Number                                 30283K 332          30283K 639          30283K 381
FTPS CUSIP Number                                                     30283K 340          30283K 647          30283K 399
Pricing Line Product Code                                                 090345              090316              090301
Ticker Symbol                                                             FKRMAX              FLIRNX              FPYERX

First Settlement Date                                        April 14, 2014
Mandatory Termination Date (9)                               July 9, 2015

------------

See "Notes to Summary of Essential Information" on page 8.

              Summary of Essential Information (Unaudited)

                                 FT 4750


                    At the Opening of Business on the
                  Initial Date of Deposit-April 9, 2014


                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
 FTPS Unit Servicing Agent:   FTP Services LLC
                 Evaluator:   First Trust Advisors L.P.



                                                                  Target Dividend          Target              Target
                                                                   Multi-Strategy       Double Play          Focus Four
                                                                   Portfolio, 2nd      Portfolio, 2nd      Portfolio, 2nd
                                                                    Quarter 2014        Quarter 2014        Quarter 2014
                                                                       Series              Series              Series
                                                                  ________________    ________________    ________________
Initial Number of Units (1)                                               29,942              17,998              29,934
Fractional Undivided Interest in the Trust per Unit (1)                 1/29,942            1/17,998            1/29,934
Public Offering Price:
Public Offering Price per Unit (2)                                  $     10.000        $     10.000        $     10.000
   Less Initial Sales Charge per Unit (3)                                  (.100)              (.100)              (.100)
                                                                    ____________        ____________        ____________
Aggregate Offering Price Evaluation of Securities per Unit (4)             9.900               9.900               9.900
   Less Deferred Sales Charge per Unit (3)                                 (.145)              (.145)              (.145)
                                                                    ____________        ____________        ____________
Redemption Price per Unit (5)                                              9.755               9.755               9.755
    Less Creation and Development Fee per Unit (3)(5)                      (.050)              (.050)              (.050)
    Less Organization Costs per Unit (5)                                   (.040)              (.048)              (.028)
                                                                    ____________        ____________        ____________
Net Asset Value per Unit                                            $      9.665        $      9.657        $      9.677
                                                                    ============        ============        ============
Tax Status (6)                                                          RIC                 RIC                 RIC
Distribution Frequency (7)                                            Monthly             Monthly           Semi-Annual
Initial Distribution Date (7)                                       May 25, 2014        May 25, 2014       June 25, 2014
Estimated Net Annual Distribution per Unit (8)                      $      .3649        $      .2291        $      .2111
Cash CUSIP Number                                                     30283K 407          30283K 456          30283K 654
Reinvestment CUSIP Number                                             30283K 415          30283K 464          30283K 662
Fee Account Cash CUSIP Number                                         30283K 423          30283K 472          30283K 670
Fee Account Reinvestment CUSIP Number                                 30283K 431          30283K 480          30283K 688
FTPS CUSIP Number                                                     30283K 449          30283K 498          30283K 696
Pricing Line Product Code                                                 090306              090350              090359
Ticker Symbol                                                             FJPBCX              FZHWAX              FVNCDX

First Settlement Date                                         April 14, 2014
Mandatory Termination Date (9)                                July 9, 2015

------------

See "Notes to Summary of Essential Information" on page 8.

              Summary of Essential Information (Unaudited)

                                 FT 4750


                    At the Opening of Business on the
                  Initial Date of Deposit-April 9, 2014


                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
 FTPS Unit Servicing Agent:   FTP Services LLC
                 Evaluator:   First Trust Advisors L.P.


                                                                       Target          Target Global           Target
                                                                     Focus Five       Dividend Leaders         Growth
                                                                   Portfolio, 2nd      Portfolio, 2nd      Portfolio, 2nd
                                                                    Quarter 2014        Quarter 2014        Quarter 2014
                                                                       Series              Series              Series
                                                                  ________________    ________________    ________________
Initial Number of Units (1)                                               37,403              17,780              16,458
Fractional Undivided Interest in the Trust per Unit (1)                 1/37,403            1/17,780            1/16,458
Public Offering Price:
Public Offering Price per Unit (2)                                  $     10.000        $     10.000        $     10.000
   Less Initial Sales Charge per Unit (3)                                  (.100)              (.100)              (.100)
                                                                    ____________        ____________        ____________
Aggregate Offering Price Evaluation of Securities per Unit (4)             9.900               9.900               9.900
   Less Deferred Sales Charge per Unit (3)                                 (.145)              (.145)              (.145)
                                                                    ____________        ____________        ____________
Redemption Price per Unit (5)                                              9.755               9.755               9.755
    Less Creation and Development Fee per Unit (3)(5)                      (.050)              (.050)              (.050)
    Less Organization Costs per Unit (5)                                   (.048)              (.010)              (.039)
                                                                    ____________        ____________        ____________
Net Asset Value per Unit                                            $      9.657        $      9.695        $      9.666
                                                                    ============        ============        ============
Tax Status (6)                                                          RIC                 RIC                 RIC
Distribution Frequency (7)                                          Semi-Annual           Monthly           Semi-Annual
Initial Distribution Date (7)                                      June 25, 2014        May 25, 2014       June 25, 2014
Estimated Net Annual Distribution per Unit (8)                      $      .1887        $      .5357        $      .0610
Cash CUSIP Number                                                     30283K 704          30283K 506          30283K 753
Reinvestment CUSIP Number                                             30283K 712          30283K 514          30283K 761
Fee Account Cash CUSIP Number                                         30283K 720          30283K 522          30283K 779
Fee Account Reinvestment CUSIP Number                                 30283K 738          30283K 530          30283K 787
FTPS CUSIP Number                                                     30283K 746          30283K 548          30283K 795
Pricing Line Product Code                                                 090364              090311              090369
Ticker Symbol                                                             FGOHPX              FSEATX              FERKGX

First Settlement Date                                         April 14, 2014
Mandatory Termination Date (9)                                July 9, 2015

------------

See "Notes to Summary of Essential Information" on page 8.

              Summary of Essential Information (Unaudited)

                                 FT 4750


                    At the Opening of Business on the
                  Initial Date of Deposit-April 9, 2014


                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
 FTPS Unit Servicing Agent:   FTP Services LLC
                 Evaluator:   First Trust Advisors L.P.


                                                                                                           Value Line(R)
                                                                    Target Triad         Target VIP          Target 25
                                                                   Portfolio, 2nd      Portfolio, 2nd      Portfolio, 2nd
                                                                    Quarter 2014        Quarter 2014        Quarter 2014
                                                                       Series              Series              Series
                                                                  ________________    ________________    ________________
Initial Number of Units (1)                                               24,755              41,988              16,894
Fractional Undivided Interest in the Trust per Unit (1)                 1/24,755            1/41,988            1/16,894
Public Offering Price:
Public Offering Price per Unit (2)                                  $     10.000        $     10.000        $     10.000
   Less Initial Sales Charge per Unit (3)                                  (.100)              (.100)              (.100)
                                                                    ____________        ____________        ____________
Aggregate Offering Price Evaluation of Securities per Unit (4)             9.900               9.900               9.900
   Less Deferred Sales Charge per Unit (3)                                 (.145)              (.145)              (.145)
                                                                    ____________        ____________        ____________
Redemption Price per Unit (5)                                              9.755               9.755               9.755
    Less Creation and Development Fee per Unit (3)(5)                      (.050)              (.050)              (.050)
    Less Organization Costs per Unit (5)                                   (.023)              (.027)              (.035)
                                                                    ____________        ____________        ____________
Net Asset Value per Unit                                            $      9.682        $      9.678        $      9.670
                                                                    ============        ============        ============
Tax Status (6)                                                          RIC                 RIC            Grantor Trust
Distribution Frequency (7)                                          Semi-Annual         Semi-Annual           Monthly
Initial Distribution Date (7)                                      June 25, 2014       June 25, 2014        May 25, 2014
Estimated Net Annual Distribution per Unit (8)                      $      .1641        $      .1575        $      .1037
Cash CUSIP Number                                                     30283K 803          30283L 108          30283K 555
Reinvestment CUSIP Number                                             30283K 811          30283L 116          30283K 563
Fee Account Cash CUSIP Number                                         30283K 829          30283L 124          30283K 571
Fee Account Reinvestment CUSIP Number                                 30283K 837          30283L 132          30283K 589
FTPS CUSIP Number                                                     30283K 845          30283L 140          30283K 597
Pricing Line Product Code                                                 090321              090374              090354
Ticker Symbol                                                             FOLGYX              FDUPLX              FEIWGX

First Settlement Date                                         April 14, 2014
Mandatory Termination Date (9)                                July 9, 2015

------------

See "Notes to Summary of Essential Information" on page 8.


Page 7


                NOTES TO SUMMARY OF ESSENTIAL INFORMATION

(1) As of the Evaluation Time on April 10, 2014, we may adjust the number of Units of a Trust so that the Public Offering Price per Unit will equal approximately $10.00. If we make such an adjustment, the fractional undivided interest per Unit will vary from the amounts indicated above.

(2) The Public Offering Price shown above reflects the value of the Securities on the business day prior to the Initial Date of Deposit. No investor will purchase Units at this price. The price you pay for your Units will be based on their valuation at the Evaluation Time on the date you purchase your Units. On the Initial Date of Deposit, the Public Offering Price per Unit will not include any accumulated dividends on the Securities. After this date, a pro rata share of any accumulated dividends on the Securities will be included.

(3) You will pay a maximum sales charge of 2.95% of the Public Offering Price per Unit (equivalent to 2.98% of the net amount invested) which consists of an initial sales charge, a deferred sales charge and a creation and development fee. The sales charges are described in the "Fee Table."

(4) Each listed Security is valued at its last closing sale price on the relevant stock exchange at the Evaluation Time on the business day prior to the Initial Date of Deposit. If a Security is not listed, or if no closing sale price exists, it is generally valued at its closing ask price on such date. See "Public Offering-The Value of the Securities." The value of foreign Securities trading in non-U.S. currencies is determined by converting the value of such Securities to their U.S. dollar equivalent based on the currency exchange rate for the currency in which a Security is generally denominated at the Evaluation Time on the business day prior to the Initial Date of Deposit. Evaluations for purposes of determining the purchase, sale or redemption price of Units are made as of the close of trading on the New York Stock Exchange ("NYSE") (generally 4:00 p.m. Eastern time) on each day on which it is open (the "Evaluation Time").

(5) The creation and development fee and estimated organization costs per Unit will be deducted from the assets of a Trust at the end of the initial offering period. If Units are redeemed prior to the close of the initial offering period, these fees will not be deducted from the redemption proceeds. See "Redeeming Your Units."

(6) See "Tax Status."

(7) For Trusts that are structured as grantor trusts, the Trustee will distribute money from the Income and Capital Accounts on the twenty-fifth day of each month to Unit holders of record on the tenth day of such month. However, the Trustee will not distribute money if the aggregate amount in the Income and Capital Accounts, exclusive of sale proceeds, equals less than 0.1% of the net asset value of a Trust. Undistributed money in the Income and Capital Accounts will be distributed in the next month in which the aggregate amount available for distribution, exclusive of sale proceeds, exceeds 0.1% of the net asset value of a Trust. Sale proceeds will be distributed if the amount available for distribution equals at least $1.00 per 100 Units. For Trusts that intend to qualify as regulated investment companies ("RICs") and that make monthly distributions, the Trustee will distribute money from the Income and Capital Accounts on the twenty-fifth day of each month to Unit holders of record on the tenth day of each month. For Trusts that intend to qualify as RICs and that make semi-annual distributions, the Trustee will distribute money from the Income and Capital Accounts on the twenty-fifth day of June and December to Unit holders of record on the tenth day of such months. However, the Trustee will only distribute money in the Capital Account if the amount available for distribution from that account equals at least $1.00 per 100 Units. In any case, the Trustee will distribute any funds in the Capital Account in December of each year. For all Trusts, upon termination of a Trust, amounts in the Income and Capital Accounts will be distributed to remaining Unit holders.

(8) We base our estimate of the dividends a Trust will receive from the Securities by annualizing the most recent dividends declared by the issuers of the Securities (such figure adjusted to reflect any change in dividend policy announced subsequent to the most recently declared dividend). There is no guarantee that the issuers of the Securities will declare dividends in the future or that if declared they will either remain at current levels or increase over time. Due to this, and various other factors, actual dividends received from the Securities may be less than their most recent annualized dividends. In this case, the actual net annual distribution you receive will be less than the estimated amount set forth above. The actual net annual distribution per Unit you receive will also vary from that set forth above with changes in a Trust's fees and expenses, currency exchange rates, foreign withholding and with the sale of Securities. See "Fee Table" and "Expenses and Charges."

(9) See "Amending or Terminating the Indenture."

                          Fee Table (Unaudited)



This Fee Table describes the fees and expenses that you may, directly or indirectly, pay if you buy and hold Units of a Trust. See "Public
Offering" and "Expenses and Charges." Although the Trusts have a term of approximately 15 months and are unit investment trusts rather than mutual funds, this information allows you to compare fees.

                                                               The Dow(R)                       The Dow(R)
                                                           Target 5 Portfolio            Target Dividend Portfolio
                                                         2nd Quarter 2014 Series          2nd Quarter 2014 Series
                                                         -----------------------          -----------------------
                                                                     Amount                             Amount
                                                                     per Unit                           per Unit
                                                                     --------                           --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
   Initial sales charge                                 1.00%(a)     $.100                1.00%(a)      $.100
   Deferred sales charge                                1.45%(b)     $.145                1.45%(b)      $.145
   Creation and development fee                         0.50%(c)     $.050                0.50%(c)      $.050
                                                        -----        ------               -----         ------
   Maximum sales charge
   (including creation and development fee)             2.95%        $.295                2.95%         $.295
                                                        =====        ======               =====         ======

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
   Estimated organization costs                         .430%(d)     $.0430               .330%(d)      $.0330
                                                        =====        ======               =====         ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(e)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
   Portfolio supervision, bookkeeping,
      administrative, evaluation and
      FTPS Unit servicing fees                          .060%        $.0060               .060%         $.0060
   Trustee's fee and other operating expenses           .114%(f)     $.0114               .114%(f)      $.0114
                                                        -----        ------               -----         ------
   Total                                                .174%        $.0174               .174%         $.0174
                                                        =====        ======               =====         ======

                                                                 Global                        S&P Target 24
                                                           Target 15 Portfolio                   Portfolio
                                                         2nd Quarter 2014 Series          2nd Quarter 2014 Series
                                                         -----------------------          -----------------------
                                                                     Amount                             Amount
                                                                     per Unit                           per Unit
                                                                     --------                           --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
   Initial sales charge                                 1.00%(a)     $.100                1.00%(a)      $.100
   Deferred sales charge                                1.45%(b)     $.145                1.45%(b)      $.145
   Creation and development fee                         0.50%(c)     $.050                0.50%(c)      $.050
                                                        -----        ------               -----         ------
   Maximum sales charge
   (including creation and development fee)             2.95%        $.295                2.95%         $.295
                                                        =====        ======               =====         ======

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
   Estimated organization costs                         .390%(d)     $.0390               .460%(d)      $.0460
                                                        =====        ======               =====         ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(e)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
   Portfolio supervision, bookkeeping,
      administrative, evaluation and
      FTPS Unit servicing fees                          .060%        $.0060               .060%         $.0060
   Trustee's fee and other operating expenses           .214%(f)     $.0214               .114%(f)      $.0114
                                                        -----        ------               -----         ------
   Total                                                .274%        $.0274               .174%         $.0174
                                                        =====        ======               =====         ======

                                                     S&P Target SMid 60          Target Diversified           Target Dividend
                                                          Portfolio              Dividend Portfolio       Multi-Strategy Portfolio
                                                   2nd Quarter 2014 Series     2nd Quarter 2014 Series    2nd Quarter 2014 Series
                                                   -----------------------     -----------------------     -----------------------
                                                                Amount                      Amount                      Amount
                                                                per Unit                    per Unit                    per Unit
                                                                --------                    --------                    --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
   Initial sales charge                            1.00%(a)     $.100          1.00%(a)     $.100          1.00%(a)     $.100
   Deferred sales charge                           1.45%(b)     $.145          1.45%(b)     $.145          1.45%(b)     $.145
   Creation and development fee                    0.50%(c)     $.050          0.50%(c)     $.050          0.50%(c)     $.050
                                                   -----        ------         -----        ------         -----        ------
   Maximum sales charge
   (including creation and development fee)        2.95%        $.295          2.95%        $.295          2.95%        $.295
                                                   =====        ======         =====        ======         =====        ======

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
   Estimated organization costs                    .350%(d)     $.0350         .180%(d)     $.0180         .400%(d)     $.0400
                                                   =====        ======         =====        ======         =====        ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(e)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
   Portfolio supervision, bookkeeping,
      administrative, evaluation and
      FTPS Unit servicing fees                     .060%        $.0060         .060%        $.0060         .060%        $.0060
   Trustee's fee and other operating expenses      .127%(f)     $.0127         .127%(f)     $.0127         .434%(f)     $.0434
                                                   -----        ------         -----        ------         -----        ------
   Total                                           .187%        $.0187         .187%        $.0187         .494%        $.0494
                                                   =====        ======         =====        ======         =====        ======

                                                     Target Double Play           Target Focus Four           Target Focus Five
                                                          Portfolio                   Portfolio                   Portfolio
                                                   2nd Quarter 2014 Series     2nd Quarter 2014 Series     2nd Quarter 2014 Series
                                                   -----------------------     -----------------------     -----------------------
                                                                Amount                      Amount                      Amount
                                                                per Unit                    per Unit                    per Unit
                                                                --------                    --------                    --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
   Initial sales charge                            1.00%(a)     $.100          1.00%(a)     $.100          1.00%(a)     $.100
   Deferred sales charge                           1.45%(b)     $.145          1.45%(b)     $.145          1.45%(b)     $.145
   Creation and development fee                    0.50%(c)     $.050          0.50%(c)     $.050          0.50%(c)     $.050
                                                   -----        ------         -----        ------         -----        ------
   Maximum sales charge
   (including creation and development fee)        2.95%        $.295          2.95%        $.295          2.95%        $.295
                                                   =====        ======         =====        ======         =====        ======

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
   Estimated organization costs                    .480%(d)     $.0480         .280%(d)     $.0280         .480%(d)     $.0480
                                                   =====        ======         =====        ======         =====        ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(e)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
   Portfolio supervision, bookkeeping,
      administrative, evaluation and
      FTPS Unit servicing fees                     .060%        $.0060         .060%        $.0060         .060%        $.0060
   Trustee's fee and other operating expenses      .127%(f)     $.0127         .127%(f)     $.0127         .477%(f)     $.0477
                                                   -----        ------         -----        ------         -----        ------
   Total                                           .187%        $.0187         .187%        $.0187         .537%        $.0537
                                                   =====        ======         =====        ======         =====        ======

                                                   Target Global Dividend           Target Growth               Target Triad
                                                      Leaders Portfolio               Portfolio                   Portfolio
                                                   2nd Quarter 2014 Series     2nd Quarter 2014 Series     2nd Quarter 2014 Series
                                                   -----------------------     -----------------------     -----------------------
                                                                Amount                      Amount                      Amount
                                                                per Unit                    per Unit                    per Unit
                                                                --------                    --------                    --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
   Initial sales charge                            1.00%(a)     $.100          1.00%(a)     $.100          1.00%(a)     $.100
   Deferred sales charge                           1.45%(b)     $.145          1.45%(b)     $.145          1.45%(b)     $.145
   Creation and development fee                    0.50%(c)     $.050          0.50%(c)     $.050          0.50%(c)     $.050
                                                   -----        ------         -----        ------         -----        ------
   Maximum sales charge
   (including creation and development fee)        2.95%        $.295          2.95%        $.295          2.95%        $.295
                                                   =====        ======         =====        ======         =====        ======

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
   Estimated organization costs                    .100%(d)     $.0100         .390%(d)     $.0390         .230%(d)     $.0230
                                                   =====        ======         =====        ======         =====        ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(e)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
   Portfolio supervision, bookkeeping,
      administrative, evaluation and
      FTPS Unit servicing fees                     .060%        $.0060         .060%        $.0060         .060%        $.0060
   Trustee's fee and other operating expenses      .127%(f)     $.0127         .127%(f)     $.0127         .127%(f)     $.0127
                                                   -----        ------         -----        ------         -----        ------
   Total                                           .187%        $.0187         .187%        $.0187         .187%        $.0187
                                                   =====        ======         =====        ======         =====        ======

                                                         Target VIP                 Value Line(R)
                                                          Portfolio              Target 25 Portfolio
                                                   2nd Quarter 2014 Series     2nd Quarter 2014 Series
                                                   -----------------------     -----------------------
                                                                Amount                      Amount
                                                                per Unit                    per Unit
                                                                --------                    --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
   Initial sales charge                            1.00%(a)     $.100          1.00%(a)     $.100
   Deferred sales charge                           1.45%(b)     $.145          1.45%(b)     $.145
   Creation and development fee                    0.50%(c)     $.050          0.50%(c)     $.050
                                                   -----        ------         -----        ------
   Maximum sales charge
   (including creation and development fee)        2.95%        $.295          2.95%        $.295
                                                   =====        ======         =====        ======

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
   Estimated organization costs                    .270%(d)     $.0270         .350%(d)     $.0350
                                                   =====        ======         =====        ======
ESTIMATED ANNUAL TRUST OPERATING EXPENSES(e)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
   Portfolio supervision, bookkeeping,
      administrative, evaluation and
      FTPS Unit servicing fees                     .060%        $.0060         .060%        $.0060
   Trustee's fee and other operating expenses      .247%(f)     $.0247         .114%(f)     $.0114
                                                   -----        ------         -----        ------
   Total                                           .307%        $.0307         .174%        $.0174
                                                   =====        ======         =====        ======

                                 Example

This example is intended to help you compare the cost of investing in a Trust with the cost of investing in other investment products. The example assumes that you invest $10,000 in a Trust, the principal amount and distributions are rolled every 15 months into a New Trust and you are subject to a reduced transactional sales charge. The example also assumes a 5% return on your investment each year and that your Trust's, and each New Trust's, operating expenses stay the same. The example does not take into consideration transaction fees which may be charged by certain broker/dealers for processing redemption requests. Although your actual costs may vary, based on these assumptions your costs, assuming you roll your proceeds from one trust to the next for the periods shown, would be:


                                                                            1 Year     3 Years    5 Years    10 Years
                                                                            ______     _______    _______    ________
The Dow(R) Target 5 Portfolio, 2nd Quarter 2014 Series                      $ 355      $  880     $ 1,171    $ 2,404
The Dow(R) Target Dividend  Portfolio, 2nd Quarter 2014 Series                345         850       1,131      2,324
Global Target 15 Portfolio, 2nd Quarter 2014 Series                           361         898       1,205      2,475
S&P Target 24 Portfolio, 2nd Quarter 2014 Series                              358         889       1,183      2,428
S&P Target SMid 60 Portfolio, 2nd Quarter 2014 Series                         349         860       1,146      2,353
Target Diversified Dividend Portfolio, 2nd Quarter 2014 Series                332         809       1,078      2,215
Target Dividend Multi-Strategy Portfolio, 2nd Quarter 2014 Series             384         966       1,319      2,704
Target Double Play Portfolio, 2nd Quarter 2014 Series                         362         899       1,197      2,458
Target Focus Four Portfolio, 2nd Quarter 2014 Series                          342         839       1,118      2,297
Target Focus Five Portfolio, 2nd Quarter 2014 Series                          397       1,002       1,372      2,809
Target Global Dividend Leaders Portfolio, 2nd Quarter 2014 Series             324         785       1,046      2,150
Target Growth Portfolio, 2nd Quarter 2014 Series                              353         872       1,162      2,386
Target Triad Portfolio, 2nd Quarter 2014 Series                               337         824       1,098      2,256
Target VIP Portfolio, 2nd Quarter 2014 Series                                 353         872       1,175      2,412
Value Line(R) Target 25 Portfolio, 2nd Quarter 2014 Series                    347         856       1,139      2,340

If you elect not to roll your proceeds from one trust to the next, your costs will be limited by the number of years your proceeds are invested, as set forth above.

-------------

(a) The combination of the initial and deferred sales charge comprises what we refer to as the "transactional sales charge." The initial sales charge is actually equal to the difference between the maximum sales charge of 2.95% and the sum of any remaining deferred sales charge and creation and development fee.

(b) The deferred sales charge is a fixed dollar amount equal to $.145 per Unit which, as a percentage of the Public Offering Price, will vary over time. The deferred sales charge will be deducted in three monthly installments commencing July 18, 2014.

(c) The creation and development fee compensates the Sponsor for creating and developing the Trusts. The creation and development fee is a charge of $.050 per Unit collected at the end of the initial offering period, which is expected to be approximately three months from the Initial Date of Deposit. If the price you pay for your Units exceeds $10 per Unit, the creation and development fee will be less than 0.50%; if the price you pay for your Units is less than $10 per Unit, the creation and development fee will exceed 0.50%.

(d) Estimated organization costs, which for certain Trusts include a one-time license fee, will be deducted from the assets of each Trust at the end of the initial offering period. Estimated organization costs are assessed on a fixed dollar amount per Unit basis which, as a percentage of average net assets, will vary over time.

(e) Each of the fees listed herein is assessed on a fixed dollar amount per Unit basis which, as a percentage of average net assets, will vary over time.

(f) Other operating expenses do not include brokerage costs and other portfolio transaction fees for any of the Trusts. In certain circumstances the Trusts may incur additional expenses not set forth above. See "Expenses and Charges."

                          Report of Independent
                    Registered Public Accounting Firm


The Sponsor, First Trust Portfolios L.P., and Unit Holders
FT 4750

We have audited the accompanying statements of net assets, including the schedules of investments, of FT 4750, comprising Dow(R) Target 5 2Q '14 -
 Term 7/9/15 (The Dow(R) Target 5 Portfolio, 2nd Quarter 2014 Series); Dow(R) Target Dvd. 2Q '14 - Term 7/9/15 (The Dow(R) Target Dividend Portfolio, 2nd Quarter 2014 Series); Global Target 15 2Q '14 - Term 7/9/15 (Global Target 15 Portfolio, 2nd Quarter 2014 Series); S&P Target 24 2Q '14 - Term 7/9/15 (S&P Target 24 Portfolio, 2nd Quarter 2014 Series); S&P Target SMid 60 2Q '14 - Term 7/9/15 (S&P Target SMid 60 Portfolio, 2nd Quarter 2014 Series); Target Divsd. Dvd. 2Q '14 - Term 7/9/15 (Target Diversified Dividend Portfolio, 2nd Quarter 2014 Series); Target Dvd. Multi-Strat. 2Q '14 - Term 7/9/15 (Target Dividend Multi-Strategy Portfolio, 2nd Quarter 2014 Series); Target Dbl. Play 2Q '14 - Term 7/9/15 (Target Double Play Portfolio, 2nd Quarter 2014 Series); Target Focus 4 2Q '14 - Term 7/9/15 (Target Focus Four Portfolio, 2nd Quarter 2014 Series); Target Focus 5 2Q '14 - Term 7/9/15 (Target Focus Five Portfolio, 2nd Quarter 2014 Series); Target Global Dvd. Leaders 2Q '14 - Term 7/9/15 (Target Global Dividend Leaders Portfolio, 2nd Quarter 2014 Series); Target Growth 2Q '14 - Term 7/9/15 (Target Growth Portfolio, 2nd Quarter 2014 Series); Target Triad 2Q '14 - Term 7/9/15 (Target Triad Portfolio, 2nd Quarter 2014 Series); Target VIP 2Q '14 - Term 7/9/15 (Target VIP Portfolio, 2nd Quarter 2014 Series); and Value Line(R) Target 25 2Q '14 - Term 7/9/15 (Value Line(R) Target 25 Portfolio, 2nd Quarter 2014 Series) (collectively, the "Trusts"), as of the opening of business on April 9, 2014 (Initial Date of Deposit). These statements of net assets are the responsibility of the Trusts' Sponsor. Our responsibility is to express an opinion on these statements of net assets based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the statements of net assets are free of material misstatement. The Trusts are not required to have, nor were we engaged to perform, audits of the Trusts' internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing opinions on the effectiveness of the Trusts' internal control over financial reporting. Accordingly, we express no such opinions. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of net assets, assessing the accounting principles used and significant estimates made by the Trusts' Sponsor, as well as evaluating the overall presentation of the statement of net assets. Our procedures included confirmation of the irrevocable letter of credit held by The Bank of New York Mellon, the Trustee, and allocated among the Trusts for the purchase of Securities, as shown in the statements of net assets, as of the opening of business on April 9, 2014, by correspondence with the Trustee. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the statements of net assets referred to above present fairly, in all material respects, the financial position of FT 4750, comprising the above-mentioned Trusts, as of the opening of business on April 9, 2014 (Initial Date of Deposit), in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
April 9, 2014

                            Statements of Net Assets

                                    FT 4750

                       At the Opening of Business on the
                     Initial Date of Deposit-April 9, 2014



                                                                     The Dow (R)        The Dow (R) Target    Global Target 15
                                                                  Target 5 Portfolio    Dividend Portfolio       Portfolio
                                                                     2nd Quarter            2nd Quarter         2nd Quarter
                                                                     2014 Series            2014 Series         2014 Series
                                                                  __________________    __________________    ________________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                        $173,178               $142,696             $125,938
Less liability for reimbursement to Sponsor
   for organization costs (3)                                               (752)                  (476)                (496)
Less liability for deferred sales charge (4)                              (2,536)                (2,090)              (1,845)
Less liability for creation and development fee (5)                         (875)                  (721)                (636)
                                                                         _______               ________             ________
Net assets                                                              $169,015               $139,409             $122,961
                                                                        ========               ========             ========
Units outstanding                                                         17,493                 14,414               12,721
Net asset value per Unit (6)                                              $9.662                 $9.672               $9.666

ANALYSIS OF NET ASSETS
Cost to investors (7)                                                   $174,927               $144,137             $127,210
Less maximum sales charge (7)                                             (5,160)                (4,252)              (3,753)
Less estimated reimbursement to Sponsor
   for organization costs (3)                                               (752)                  (476)                (496)
                                                                         _______               ________             ________
Net assets                                                              $169,015               $139,409             $122,961
                                                                        ========               ========             ========
__________

See "Notes to Statements of Net Assets" on page 19.

                            Statements of Net Assets

                                    FT 4750

                       At the Opening of Business on the
                     Initial Date of Deposit-April 9, 2014



                                                                          S&P                 S&P
                                                                       Target 24         Target SMid 60    Target Diversified
                                                                       Portfolio           Portfolio       Dividend Portfolio
                                                                      2nd Quarter         2nd Quarter         2nd Quarter
                                                                      2014 Series         2014 Series         2014 Series
                                                                      ___________        ______________    __________________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                          $148,488           $164,896           $153,931
Less liability for reimbursement to Sponsor
   for organization costs (3)                                                 (690)              (583)              (280)
Less liability for deferred sales charge (4)                                (2,175)            (2,415)            (2,255)
Less liability for creation and development fee (5)                           (750)              (833)              (777)
                                                                          ________           ________           ________
Net assets                                                                $144,873           $161,065           $150,619
                                                                          ========           ========           ========
Units outstanding                                                           14,999             16,656             15,549
Net asset value per Unit (6)                                                $9.659             $9.670             $9.687

ANALYSIS OF NET ASSETS
Cost to investors (7)                                                     $149,988           $166,562           $155,486
Less maximum sales charge (7)                                               (4,425)            (4,914)            (4,587)
Less estimated reimbursement to Sponsor
   for organization costs (3)                                                 (690)              (583)              (280)
                                                                          ________           ________           ________
Net assets                                                                $144,873           $161,065           $150,619
                                                                          ========           ========           ========
__________

See "Notes to Statements of Net Assets" on page 19.

                            Statements of Net Assets

                                    FT 4750

                       At the Opening of Business on the
                     Initial Date of Deposit-April 9, 2014



                                                                     Target Dividend        Target
                                                                      Multi-Strategy      Double Play      Target Focus Four
                                                                        Portfolio          Portfolio           Portfolio
                                                                       2nd Quarter        2nd Quarter         2nd Quarter
                                                                       2014 Series        2014 Series         2014 Series
                                                                     _______________     ____________      _________________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                          $296,422           $178,183           $296,345
Less liability for reimbursement to Sponsor
   for organization costs (3)                                               (1,198)              (864)              (838)
Less liability for deferred sales charge (4)                                (4,342)            (2,610)            (4,340)
Less liability for creation and development fee (5)                         (1,497)              (900)            (1,497)
                                                                          ________           ________           ________
Net assets                                                                $289,385           $173,809           $289,670
                                                                          ========           ========           ========
Units outstanding                                                           29,942             17,998             29,934
Net asset value per Unit (6)                                                $9.665             $9.657             $9.677

ANALYSIS OF NET ASSETS
Cost to investors (7)                                                     $299,416           $179,982           $299,339
Less maximum sales charge (7)                                               (8,833)            (5,309)            (8,831)
Less estimated reimbursement to Sponsor
   for organization costs (3)                                               (1,198)              (864)              (838)
                                                                          ________           ________           ________
Net assets                                                                $289,385           $173,809           $289,670
                                                                          ========           ========           ========
__________

See "Notes to Statements of Net Assets" on page 19.

                            Statements of Net Assets

                                    FT 4750

                       At the Opening of Business on the
                     Initial Date of Deposit-April 9, 2014




                                                                        Target          Target Global
                                                                      Focus Five       Dividend Leaders         Target
                                                                       Portfolio          Portfolio        Growth Portfolio
                                                                      2nd Quarter        2nd Quarter         2nd Quarter
                                                                      2014 Series        2014 Series         2014 Series
                                                                      ___________      _______________     ________________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                        $370,288           $176,025          $162,934
Less liability for reimbursement to Sponsor
   for organization costs (3)                                             (1,795)              (178)             (642)
Less liability for deferred sales charge (4)                              (5,423)            (2,578)           (2,386)
Less liability for creation and development fee (5)                       (1,870)              (889)             (823)
                                                                        ________           ________          ________
Net assets                                                              $361,200           $172,380          $159,083
                                                                        ========           ========          ========
Units outstanding                                                         37,403             17,780            16,458
Net asset value per Unit (6)                                              $9.657             $9.695            $9.666

ANALYSIS OF NET ASSETS
Cost to investors (7)                                                   $374,029           $177,803          $164,580
Less maximum sales charge (7)                                            (11,034)            (5,245)           (4,855)
Less estimated reimbursement to Sponsor
   for organization costs (3)                                             (1,795)              (178)             (642)
                                                                        ________           ________          ________
Net assets                                                              $361,200           $172,380          $159,083
                                                                        ========           ========          ========
__________

See "Notes to Statements of Net Assets" on page 19.

                            Statements of Net Assets

                                    FT 4750

                       At the Opening of Business on the
                     Initial Date of Deposit-April 9, 2014



                                                                                                           Value Line(R)
                                                                     Target Triad        Target VIP          Target 25
                                                                       Portfolio          Portfolio          Portfolio
                                                                      2nd Quarter        2nd Quarter        2nd Quarter
                                                                      2014 Series        2014 Series        2014 Series
                                                                     ____________        ___________       _____________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                      $245,072           $415,677           $167,249
Less liability for reimbursement to Sponsor
   for organization costs (3)                                             (569)            (1,134)              (591)
Less liability for deferred sales charge (4)                            (3,589)            (6,088)            (2,450)
Less liability for creation and development fee (5)                     (1,238)            (2,099)              (845)
                                                                      ________           ________           ________
Net assets                                                            $239,676           $406,356           $163,363
                                                                      ========           ========           ========
Units outstanding                                                       24,755             41,988             16,894
Net asset value per Unit (6)                                            $9.682             $9.678             $9.670

ANALYSIS OF NET ASSETS
Cost to investors (7)                                                 $247,548           $419,876           $168,938
Less maximum sales charge (7)                                           (7,303)           (12,386)            (4,984)
Less estimated reimbursement to Sponsor
   for organization costs (3)                                             (569)            (1,134)              (591)
                                                                      ________           ________           ________
Net assets                                                            $239,676           $406,356           $163,363
                                                                      ========           ========           ========
__________

See "Notes to Statements of Net Assets" on page 19.


Page 18


                    NOTES TO STATEMENTS OF NET ASSETS

The Trusts are structured as either regulated investment companies ("RICs") or grantor trusts ("grantors"). Those structured as RICs intend to comply in their initial fiscal year and thereafter with provisions of the Internal Revenue Code applicable to RICs and as such, will not be subject to federal income taxes on otherwise taxable income (including net realized capital gains) distributed to Unit holders. The Trusts structured as grantors intend to comply in their initial fiscal year as a grantor under federal tax laws. In grantors, investors are deemed for federal tax purposes, to own the underlying assets of the Trust directly and as such, all taxability issues are taken into account at the Unit holder level. Income passes through to Unit holders as realized by the Trust.

(1) Each Trust invests in a diversified portfolio of common stocks. Aggregate cost of the Securities listed under "Schedule of Investments" for each Trust is based on their aggregate underlying value. Each Trust has a Mandatory Termination Date of July 9, 2015.

(2) An irrevocable letter of credit for approximately $4,500,000, issued by The Bank of New York Mellon (approximately $200,000 has been allocated to each of The Dow(R) Target 5 Portfolio, 2nd Quarter 2014 Series; The Dow(R) Target Dividend Portfolio, 2nd Quarter 2014 Series; Global Target 15 Portfolio, 2nd Quarter 2014 Series; S&P Target 24 Portfolio, 2nd Quarter 2014 Series; S&P Target SMid 60 Portfolio, 2nd Quarter 2014 Series; Target Diversified Dividend Portfolio, 2nd Quarter 2014 Series; Target Double Play Portfolio, 2nd Quarter 2014 Series; Target Global Dividend Leaders Portfolio, 2nd Quarter 2014 Series; Target Growth Portfolio, 2nd Quarter 2014 Series; and Value Line(R) Target 25 Portfolio, 2nd Quarter 2014 Series; and approximately $500,000 has been allocated to each of Target Dividend Multi-Strategy Portfolio, 2nd Quarter 2014 Series; Target Focus Four Portfolio, 2nd Quarter 2014 Series; Target Focus Five Portfolio, 2nd Quarter 2014 Series; Target Triad Portfolio, 2nd Quarter 2014 Series; and Target VIP Portfolio, 2nd Quarter 2014 Series), has been deposited with the Trustee as collateral, covering the monies necessary for the purchase of the Securities according to their purchase contracts.

(3) A portion of the Public Offering Price consists of an amount sufficient to reimburse the Sponsor for all or a portion of the costs of establishing the Trusts. The estimated organization costs range from $.0100 to $.0480 per Unit for the Trusts. A payment will be made at the end of the initial offering period to an account maintained by the Trustee from which the obligation of the investors to the Sponsor will be satisfied. To the extent that actual organization costs of a Trust are greater than the estimated amount, only the estimated organization costs added to the Public Offering Price will be reimbursed to the Sponsor and deducted from the assets of such Trust.

(4) Represents the amount of mandatory deferred sales charge distributions of $.145 per Unit, payable to the Sponsor in three approximately equal monthly installments beginning on July 18, 2014 and on the twentieth day of each month thereafter (or if such date is not a business day, on the preceding business day) through September 19, 2014. If Unit holders redeem Units before September 19, 2014 they will have to pay the remaining amount of the deferred sales charge applicable to such Units when they redeem them.

(5) The creation and development fee ($.050 per Unit for each Trust) is payable by a Trust on behalf of Unit holders out of assets of a Trust at the end of a Trust's initial offering period. If Units are redeemed prior to the close of the initial offering period, the fee will not be deducted from the proceeds.

(6) Net asset value per Unit is calculated by dividing a Trust's net assets by the number of Units outstanding. This figure includes organization costs and the creation and development fee, which will only be assessed to Units outstanding at the close of the initial offering period.

(7) The aggregate cost to investors in a Trust includes a maximum sales charge (comprised of an initial and a deferred sales charge and the creation and development fee) computed at the rate of 2.95% of the Public Offering Price (equivalent to 2.98% of the net amount invested, exclusive of the deferred sales charge and the creation and development fee), assuming no reduction of the maximum sales charge as set forth under "Public Offering."

                         Schedule of Investments

         The Dow(R) Target 5 Portfolio, 2nd Quarter 2014 Series
                                 FT 4750

                    At the Opening of Business on the
                  Initial Date of Deposit-April 9, 2014



                                                               Percentage
                                                              of Aggregate    Number      Market      Cost of        Current
Ticker Symbol and                                              Offering         of      Value per    Securities to  Dividend
Name of Issuer of Securities (1)                                Price         Shares      Share      the Trust (2)  Yield (3)
________________________________                              ____________    ______     _______     _________      _________
COMMON STOCKS (100%):
Health Care (20%):
PFE      Pfizer Inc.                                              20%         1,122      $ 30.87     $  34,636       3.37%
Industrials (20%):
GE       General Electric Company                                 20%         1,345        25.75        34,634       3.42%
Information Technology (40%):
CSCO     Cisco Systems, Inc.                                      20%         1,510        22.94        34,640       3.31%
INTC     Intel Corporation                                        20%         1,287        26.91        34,633       3.34%
Telecommunication Services (20%):
T        AT&T Inc.                                                20%           982        35.27        34,635       5.22%
                                                                 ____                                 ________
              Total Investments                                  100%                                 $173,178
                                                                 ====                                 ========
___________

See "Notes to Schedules of Investments" on page 50.

                         Schedule of Investments

      The Dow(R) Target Dividend Portfolio, 2nd Quarter 2014 Series
                                 FT 4750

                    At the Opening of Business on the
                  Initial Date of Deposit-April 9, 2014




                                                               Percentage
                                                              of Aggregate    Number      Market        Cost of      Current
Ticker Symbol and                                               Offering        of      Value per    Securities to  Dividend
Name of Issuer of Securities (1)(4)                              Price        Shares      Share      the Trust (2)  Yield (3)
___________________________________                           ____________    ______    _________    _____________  _________
COMMON STOCKS (100%):
Consumer Discretionary (5%):
SPLS      Staples, Inc.                                          5%            584       $ 12.22      $  7,136      3.93%
Consumer Staples (5%):
UVV       Universal Corporation                                  5%            132         53.95         7,121      3.78%
Energy (10%):
COP       ConocoPhillips                                         5%            102         70.07         7,147      3.94%
ESV       Ensco Plc +                                            5%            141         50.64         7,140      5.92%
Financials (30%):
CINF      Cincinnati Financial Corporation                       5%            150         47.50         7,125      3.71%
FNB       F.N.B. Corporation                                     5%            542         13.17         7,138      3.64%
FNFG      First Niagara Financial Group, Inc.                    5%            761          9.38         7,138      3.41%
NYCB      New York Community Bancorp, Inc.                       5%            448         15.92         7,132      6.28%
ORI       Old Republic International Corporation                 5%            442         16.15         7,138      4.52%
PBCT      People's United Financial, Inc.                        5%            480         14.86         7,133      4.37%
Industrials (5%):
GD        General Dynamics Corporation                           5%             67        106.38         7,127      2.33%
Materials (10%):
CLF       Cliffs Natural Resources Inc.                          5%            342         20.87         7,138      2.87%
MWV       MeadWestvaco Corporation                               5%            186         38.29         7,122      2.61%
Telecommunication Services (5%):
T         AT&T Inc.                                              5%            202         35.27         7,125      5.22%
Utilities (30%):
AEP       American Electric Power Company, Inc.                  5%            139         51.41         7,146      3.89%
AVA       Avista Corporation                                     5%            231         30.86         7,129      4.12%
BKH       Black Hills Corporation                                5%            124         57.46         7,125      2.71%
EXC       Exelon Corporation                                     5%            201         35.54         7,144      3.49%
TEG       Integrys Energy Group, Inc.                            5%            118         60.55         7,145      4.49%
NU        Northeast Utilities                                    5%            157         45.52         7,147      3.45%
                                                               ____                                   ________
               Total Investments                               100%                                   $142,696
                                                               ====                                   ========
______________________

See "Notes to Schedules of Investments" on page 50.

                         Schedule of Investments

           Global Target 15 Portfolio, 2nd Quarter 2014 Series
                                 FT 4750

                    At the Opening of Business on the
                  Initial Date of Deposit-April 9, 2014


                                                                Percentage                            Cost of
                                                               of Aggregate   Number      Market     Securities      Current
Ticker Symbol and                                                Offering       of       Value per     to the       Dividend
Name of Issuer of Securities (1)(4)(5)                            Price       Shares       Share     Trust (2)      Yield (3)
______________________________________                         ___________    ______     ________    __________     _________
COMMON STOCKS (100.00%):
China (26.67%):
3988 HK       Bank of China Ltd. #                                 6.66%      18,707     $  0.45      $  8,396      7.05%
3328 HK       Bank of Communications Co. Ltd. (Class H) #          6.67%      12,543        0.67         8,396      6.27%
939 HK        China Construction Bank Corporation #                6.67%      11,708        0.72         8,396      6.75%
1398 HK       Industrial and Commercial Bank of China Ltd. #       6.67%      13,285        0.63         8,396      6.68%
Hong Kong (6.67%):
17 HK         New World Development Company Limited #              6.67%       8,189        1.03         8,396      4.97%
United Kingdom (33.33%):
BA/ LN        BAE Systems Plc #                                    6.67%       1,250        6.72         8,397      5.57%
LAD LN        Ladbrokes Plc #                                      6.66%       3,736        2.25         8,396      7.37%
EMG LN        Man Group Plc #                                      6.67%       4,868        1.72         8,396      5.30%
TSCO LN       Tesco Plc #                                          6.67%       1,742        4.82         8,396      5.70%
VOD LN        Vodafone Group Plc #                                 6.66%       2,332        3.60         8,395      5.40%
United States (33.33%):
T             AT&T Inc.                                            6.66%         238       35.27         8,394      5.22%
CSCO          Cisco Systems, Inc.                                  6.67%         366       22.94         8,396      3.31%
GE            General Electric Company                             6.66%         326       25.75         8,395      3.42%
INTC          Intel Corporation                                    6.67%         312       26.91         8,396      3.34%
PFE           Pfizer Inc.                                          6.67%         272       30.87         8,397      3.37%
                                                                 _______                              ________
                      Total Investments                          100.00%                              $125,938
                                                                 =======                              ========

_____________

See "Notes to Schedules of Investments" on page 50.

                         Schedule of Investments

            S&P Target 24 Portfolio, 2nd Quarter 2014 Series
                                 FT 4750

                    At the Opening of Business on the
                  Initial Date of Deposit-April 9, 2014



                                                                Percentage
                                                               of Aggregate   Number      Market         Cost of
Ticker Symbol and                                                Offering       of       Value per    Securities to
Name of Issuer of Securities (1)(4)                               Price       Shares       Share      the Trust (2)
___________________________________                            ____________   ______     _________   ______________
COMMON STOCKS (100.00%):
Consumer Discretionary (12.73%):
AZO       AutoZone, Inc. *                                        3.54%         10      $ 525.48      $  5,255
DTV       DIRECTV, Inc. *                                         8.01%        151         78.77        11,894
FOSL      Fossil Group, Inc. *                                    1.18%         16        109.48         1,752
Consumer Staples (11.32%):
BF/B      Brown-Forman Corporation                                2.52%         42         89.02         3,739
RAI       Reynolds American Inc.                                  6.33%        176         53.42         9,402
TSN       Tyson Foods, Inc. (Class A)                             2.47%         88         41.59         3,660
Energy (10.77%):
HP        Helmerich & Payne, Inc.                                 2.23%         31        107.04         3,318
HES       Hess Corporation                                        5.26%         93         84.00         7,812
SWN       Southwestern Energy Company *                           3.28%        104         46.88         4,875
Financials (17.15%):
IVZ       Invesco Ltd. +                                          6.67%        282         35.13         9,907
MCO       Moody's Corporation                                     7.44%        141         78.33        11,044
TMK       Torchmark Corporation                                   3.04%         58         77.77         4,511
Health Care (13.94%):
BCR       C.R. Bard, Inc.                                         0.67%          7        141.66           992
MYL       Mylan, Inc. *                                           1.09%         34         47.64         1,620
PFE       Pfizer Inc.                                            12.18%        586         30.87        18,090
Industrials (11.37%):
DNB       The Dun & Bradstreet Corporation                        0.41%          6        102.57           615
NOC       Northrop Grumman Corporation                            2.96%         37        118.87         4,398
UPS       United Parcel Service, Inc. (Class B)                   8.00%        122         97.42        11,885
Information Technology (18.99%):
AAPL      Apple Inc.                                             13.40%         38        523.44        19,891
ORCL      Oracle Corporation                                      5.07%        187         40.24         7,525
STX       Seagate Technology Plc +                                0.52%         14         55.54           777
Materials (3.73%):
CF        CF Industries Holdings, Inc.                            0.69%          4        254.43         1,018
FMC       FMC Corporation                                         0.52%         10         76.50           765
LYB       LyondellBasell Industries N.V. +                        2.52%         43         87.04         3,743
                                                                _______                               ________
               Total Investments                                100.00%                               $148,488
                                                                =======                               ========

______________________

See "Notes to Schedules of Investments" on page 50.

                            Schedule of Investments

             S&P Target SMid 60 Portfolio, 2nd Quarter 2014 Series
                                    FT 4750


                    At the Opening of Business on the
                  Initial Date of Deposit-April 9, 2014



                                                                      Percentage
                                                                     of Aggregate   Number        Market        Cost of
Ticker Symbol and                                                      Offering       of         Value per   Securities to
Name of Issuer of Securities (1)(4)                                     Price       Shares         Share     the Trust (2)
___________________________________                                  ____________   ______       _________   _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (5.57%):
BH        Biglari Holdings Inc. *                                      1.12%            4        $ 459.87    $  1,839
MDC       M.D.C. Holdings, Inc.                                        2.23%          129           28.47       3,673
MHO       M/I Homes, Inc. *                                            1.11%           79           23.21       1,834
MCS       The Marcus Corporation                                       1.11%          109           16.84       1,836
Consumer Staples (2.23%):
UVV       Universal Corporation                                        2.23%           68           53.95       3,669
Energy (13.33%):
AREX      Approach Resources Inc. *                                    1.11%           87           21.00       1,827
CRK       Comstock Resources, Inc.                                     1.11%           79           23.11       1,826
ERA       ERA Group, Inc. *                                            1.11%           60           30.36       1,822
GIFI      Gulf Island Fabrication, Inc.                                1.12%           80           23.02       1,842
HLX       Helix Energy Solutions Group Inc. *                          2.22%          163           22.49       3,666
PTEN      Patterson-UTI Energy, Inc.                                   2.22%          118           31.04       3,663
PVA       Penn Virginia Corporation *                                  1.11%          111           16.50       1,831
PES       Pioneer Energy Services Corp. *                              1.11%          143           12.82       1,833
UNT       Unit Corporation *                                           2.22%           57           64.13       3,655
Financials (29.96%):
ARE       Alexandria Real Estate Equities, Inc. (6)                    2.21%           50           73.02       3,651
Y         Alleghany Corporation *                                      2.21%            9          405.61       3,650
AHL       Aspen Insurance Holdings Ltd. +                              2.21%           92           39.64       3,647
BMR       BioMed Realty Trust, Inc. (6)                                2.23%          179           20.51       3,671
CLMS      Calamos Asset Management, Inc.                               1.11%          146           12.55       1,832
CMO       Capstead Mortgage Corporation (6)                            1.11%          145           12.65       1,834
CSH       Cash America International, Inc.                             1.11%           48           38.23       1,835
DRH       DiamondRock Hospitality Company (6)                          1.11%          153           12.00       1,836
RE        Everest Re Group, Ltd. +                                     2.22%           24          152.73       3,666
THG       The Hanover Insurance Group, Inc.                            2.23%           62           59.34       3,679
KMPR      Kemper Corporation                                           2.23%           95           38.61       3,668
PJC       Piper Jaffray Companies, Inc. *                              1.10%           42           43.33       1,820
RNR       RenaissanceRe Holdings Ltd. +                                2.20%           37           97.85       3,620
SNH       Senior Housing Properties Trust (6)                          2.23%          158           23.24       3,672
TCB       TCF Financial Corporation                                    2.22%          223           16.43       3,664
UFCS      United Fire Group, Inc.                                      1.11%           61           30.07       1,834
WTFC      Wintrust Financial Corporation                               1.12%           39           47.41       1,849
Health Care (3.34%):
HNT       Health Net, Inc. *                                           2.23%          110           33.42       3,676
KND       Kindred Healthcare, Inc.                                     1.11%           75           24.42       1,831
Industrials (10.00%):
ACM       Aecom Technology Corp. *                                     2.22%          113           32.32       3,652
AEGN      Aegion Corporation *                                         1.11%           76           24.12       1,833
AGCO      AGCO Corporation                                             2.23%           66           55.77       3,681
JBLU      JetBlue Airways Corporation *                                2.22%          419            8.75       3,666
NCI       Navigant Consulting, Inc. *                                  1.11%           99           18.51       1,832
SKYW      SkyWest, Inc.                                                1.11%          136           13.47       1,832

                       Schedule of Investments (cont'd.)

             S&P Target SMid 60 Portfolio, 2nd Quarter 2014 Series
                                    FT 4750


                       At the Opening of Business on the
                     Initial Date of Deposit-April 9, 2014


                                                                      Percentage
                                                                     of Aggregate   Number        Market        Cost of
Ticker Symbol and                                                      Offering       of         Value per   Securities to
Name of Issuer of Securities (1)(4)                                     Price       Shares         Share     the Trust (2)
___________________________________                                  ____________   ______       _________   _____________
Information Technology (11.11%):
BELFB    Bel Fuse Inc. (Class B)                                       1.11%           79        $  23.17    $  1,830
BHE      Benchmark Electronics, Inc. *                                 1.11%           78           23.36       1,822
HLIT     Harmonic Inc. *                                               1.11%          265            6.90       1,828
IM       Ingram Micro Inc. *                                           2.23%          123           29.86       3,673
NSIT     Insight Enterprises, Inc. *                                   1.10%           70           26.02       1,821
SANM     Sanmina Corporation *                                         1.12%          104           17.68       1,838
TTMI     TTM Technologies, Inc. *                                      1.11%          224            8.16       1,828
VSH      Vishay Intertechnology, Inc.                                  2.22%          251           14.61       3,667
Materials (8.93%):
ASH      Ashland Inc.                                                  2.23%           38           96.52       3,668
CLF      Cliffs Natural Resources Inc.                                 2.23%          176           20.87       3,673
UFS      Domtar Corporation +                                          2.23%           36          102.32       3,684
KALU     Kaiser Aluminum Corporation                                   1.12%           26           71.25       1,853
ZEUS     Olympic Steel, Inc.                                           1.12%           64           28.73       1,839
Telecommunication Services (3.33%):
TDS      Telephone & Data Systems, Inc.                                2.22%          139           26.35       3,663
USMO     USA Mobility, Inc.                                            1.11%           98           18.71       1,834
Utilities (12.20%):
ATO      Atmos Energy Corporation                                      2.21%           76           47.99       3,647
AVA      Avista Corporation                                            1.10%           59           30.86       1,821
GXP      Great Plains Energy Incorporated                              2.22%          137           26.76       3,666
IDA      IDACORP, Inc.                                                 2.21%           66           55.30       3,650
PNM      PNM Resources Inc.                                            2.23%          135           27.17       3,668
WR       Westar Energy, Inc.                                           2.23%          104           35.35       3,676
                                                                     _______                                 ________
              Total Investments                                      100.00%                                 $164,896
                                                                     =======                                 ========
______________________

See "Notes to Schedules of Investments" on page 50.

                            Schedule of Investments

         Target Diversified Dividend Portfolio, 2nd Quarter 2014 Series
                                    FT 4750


                       At the Opening of Business on the
                     Initial Date of Deposit-April 9, 2014


                                                                      Percentage
                                                                     of Aggregate   Number        Market        Cost of
Ticker Symbol and                                                      Offering       of         Value per   Securities to
Name of Issuer of Securities (1)(4)                                     Price       Shares         Share     the Trust (2)
___________________________________                                  ____________   ______       _________   _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (10.00%):
HHS         Harte-Hanks, Inc.                                          2.50%          441        $   8.72    $  3,846
RCII        Rent-A-Center, Inc.                                        2.50%          143           26.94       3,852
SPLS        Staples, Inc.                                              2.50%          315           12.22       3,849
SUP         Superior Industries International, Inc.                    2.50%          180           21.38       3,848
Consumer Staples (9.99%):
INGR        Ingredion Incorporated                                     2.51%           57           67.78       3,864
TAP         Molson Coors Brewing Company                               2.50%           65           59.22       3,849
SPTN        Spartan Stores, Inc.                                       2.49%          168           22.84       3,837
UVV         Universal Corporation                                      2.49%           71           53.95       3,831
Energy (10.02%):
DK          Delek US Holdings, Inc.                                    2.50%          133           28.99       3,856
ESV         Ensco Plc +                                                2.50%           76           50.64       3,849
GLNG        Golar LNG Limited +                                        2.51%           94           41.10       3,863
HFC         HollyFrontier Corporation                                  2.51%           81           47.62       3,857
Financials (9.98%):
BLX         Banco Latinoamericano de Comercio Exterior, S.A. +         2.50%          147           26.13       3,841
FFG         FBL Financial Group, Inc. (Class A)                        2.49%           89           43.07       3,833
FAF         First American Financial Corporation                       2.50%          147           26.15       3,844
HMN         Horace Mann Educators Corporation                          2.49%          134           28.66       3,840
Health Care (10.02%):
OMI         Owens & Minor, Inc.                                        2.51%          111           34.79       3,862
PFE         Pfizer Inc.                                                2.51%          125           30.87       3,859
DGX         Quest Diagnostics Incorporated                             2.49%           64           59.84       3,830
WLP         WellPoint, Inc.                                            2.51%           40           96.65       3,866
Industrials (10.01%):
AYR         Aircastle Ltd. +                                           2.50%          204           18.86       3,847
EBF         Ennis Inc.                                                 2.50%          234           16.46       3,852
SSW         Seaspan Corp. +                                            2.50%          179           21.52       3,852
TGH         Textainer Group Holdings Limited +                         2.51%          100           38.61       3,861

                       Schedule of Investments (cont'd.)

         Target Diversified Dividend Portfolio, 2nd Quarter 2014 Series
                                    FT 4750


                       At the Opening of Business on the
                     Initial Date of Deposit-April 9, 2014


                                                                      Percentage
                                                                     of Aggregate   Number        Market        Cost of
Ticker Symbol and                                                      Offering       of         Value per   Securities to
Name of Issuer of Securities (1)(4)                                     Price       Shares         Share     the Trust (2)
___________________________________                                  ____________   ______       _________   _____________
Information Technology (10.01%):
CSCO        Cisco Systems, Inc.                                        2.50%          168        $  22.94    $  3,854
CMTL        Comtech Telecommunications Corp.                           2.51%          121           31.88       3,858
INTC        Intel Corporation                                          2.50%          143           26.91       3,848
XRX         Xerox Corporation                                          2.50%          335           11.49       3,849
Materials (10.00%):
AGU         Agrium Inc. +                                              2.50%           41           93.73       3,843
PAAS        Pan American Silver Corporation +                          2.50%          287           13.43       3,854
SWM         Schweitzer-Mauduit International, Inc.                     2.50%           95           40.47       3,845
TCK         Teck Resources Limited (Class B) +                         2.50%          164           23.47       3,849
Telecommunication Services (9.98%):
T           AT&T Inc.                                                  2.50%          109           35.27       3,844
BCE         BCE Inc. +                                                 2.49%           87           44.12       3,838
RCI         Rogers Communications, Inc. (Class B) +                    2.49%           94           40.83       3,838
TDS         Telephone & Data Systems, Inc.                             2.50%          146           26.35       3,847
Utilities (9.99%):
ED          Consolidated Edison, Inc.                                  2.49%           69           55.55       3,833
DUK         Duke Energy Corporation                                    2.50%           53           72.51       3,843
PNW         Pinnacle West Capital Corporation                          2.49%           69           55.62       3,838
PPL         PPL Corporation                                            2.51%          116           33.29       3,862
                                                                     _______                                 ________
                 Total Investments                                   100.00%                                 $153,931
                                                                     =======                                 ========
______________________

See "Notes to Schedules of Investments" on page 50.

                            Schedule of Investments

       Target Dividend Multi-Strategy Portfolio, 2nd Quarter 2014 Series
                                    FT 4750


    At the Opening of Business on the Initial Date of Deposit-April 9, 2014


                                                                      Percentage
                                                                     of Aggregate   Number        Market        Cost of
Ticker Symbol and                                                      Offering       of         Value per   Securities to
Name of Issuer of Securities (1)(4)                                     Price       Shares         Share     the Trust (2)
___________________________________                                  ____________   ______       _________   _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (5.43%):
HHS           Harte-Hanks, Inc.                                        0.62%           212       $   8.72    $  1,849
LAD LN        Ladbrokes Plc #                                          1.67%         2,199           2.25       4,942
RCII          Rent-A-Center, Inc.                                      0.63%            69          26.94       1,859
SPLS          Staples, Inc.                                            1.88%           455          12.22       5,560
SUP           Superior Industries International, Inc.                  0.63%            87          21.38       1,860
Consumer Staples (9.14%):
BATS LN       British American Tobacco Plc #                           1.24%            65          56.76       3,690
IMT LN        Imperial Tobacco Group Plc #                             1.24%            92          40.07       3,686
INGR          Ingredion Incorporated                                   0.62%            27          67.78       1,830
TAP           Molson Coors Brewing Company                             0.62%            31          59.22       1,836
SPTN          Spartan Stores, Inc.                                     0.62%            81          22.84       1,850
TSCO LN       Tesco Plc #                                              2.92%         1,794           4.82       8,647
UVV           Universal Corporation                                    1.88%           103          53.95       5,557
Energy (8.77%):
BP/ LN        BP Plc #                                                 1.25%           464           7.99       3,708
COP           ConocoPhillips                                           1.25%            53          70.07       3,714
DK            Delek US Holdings, Inc.                                  0.63%            64          28.99       1,855
ENI IM        Eni SpA #                                                1.25%           148          25.01       3,702
ESV           Ensco Plc +                                              1.88%           110          50.64       5,571
GLNG          Golar LNG Limited +                                      0.62%            45          41.10       1,850
HFC           HollyFrontier Corporation                                0.63%            39          47.62       1,857
FP FP         Total S.A. #                                             1.26%            56          66.64       3,732
Financials (23.77%):
BLX           Banco Latinoamericano de Comercio Exterior, S.A. +       0.62%            71          26.13       1,855
3988 HK       Bank of China Ltd. #                                     1.67%        11,009           0.45       4,941
3328 HK       Bank of Communications Co. Ltd. (Class H) #              1.67%         7,381           0.67       4,941
939 HK        China Construction Bank Corporation #                    1.67%         6,890           0.72       4,941
CINF          Cincinnati Financial Corporation                         1.25%            78          47.50       3,705
FNB           F.N.B. Corporation                                       1.25%           281          13.17       3,701
FFG           FBL Financial Group, Inc. (Class A)                      0.62%            43          43.07       1,852
FAF           First American Financial Corporation                     0.63%            71          26.15       1,857
FNFG          First Niagara Financial Group, Inc.                      1.25%           395           9.38       3,705
HMN           Horace Mann Educators Corporation                        0.63%            65          28.66       1,863
HSBA LN       HSBC Holdings Plc #                                      1.25%           366          10.13       3,708
1398 HK       Industrial and Commercial Bank of China Ltd. #           1.67%         7,818           0.63       4,941
EMG LN        Man Group Plc #                                          1.67%         2,865           1.72       4,941
17 HK         New World Development Company Limited #                  1.67%         4,819           1.03       4,941
NYCB          New York Community Bancorp, Inc.                         1.25%           233          15.92       3,709
ORI           Old Republic International Corporation                   1.25%           229          16.15       3,698
PBCT          People's United Financial, Inc.                          1.25%           249          14.86       3,700
SWEDA SS      Swedbank AB #                                            1.25%           139          26.74       3,717
UL NA         Unibail-Rodamco SE #                                     1.25%            14         264.69       3,706
Health Care (6.65%):
AZN LN        AstraZeneca Plc #                                        1.25%            58          63.81       3,701
GSK LN        GlaxoSmithKline Plc #                                    1.25%           142          26.05       3,699
OMI           Owens & Minor, Inc.                                      0.62%            53          34.79       1,844
PFE           Pfizer Inc.                                              2.29%           220          30.87       6,791
DGX           Quest Diagnostics Incorporated                           0.62%            31          59.84       1,855
WLP           WellPoint, Inc.                                          0.62%            19          96.65       1,836

                       Schedule of Investments (cont'd.)

       Target Dividend Multi-Strategy Portfolio, 2nd Quarter 2014 Series
                                    FT 4750


    At the Opening of Business on the Initial Date of Deposit-April 9, 2014


                                                                      Percentage
                                                                     of Aggregate   Number        Market        Cost of
Ticker Symbol and                                                      Offering       of         Value per   Securities to
Name of Issuer of Securities (1)(4)                                     Price       Shares         Share     the Trust (2)
___________________________________                                  ____________   ______       _________   _____________
Industrials (7.09%):
AYR           Aircastle Ltd. +                                         0.62%            98       $  18.86    $  1,848
BA/ LN        BAE Systems Plc #                                        1.67%           736           6.72       4,944
EBF           Ennis Inc.                                               0.63%           113          16.46       1,860
GD            General Dynamics Corporation                             1.26%            35         106.38       3,723
GE            General Electric Company                                 1.67%           192          25.75       4,944
SSW           Seaspan Corp. +                                          0.62%            86          21.52       1,851
TGH           Textainer Group Holdings Limited +                       0.62%            48          38.61       1,853
Information Technology (5.83%):
CSCO          Cisco Systems, Inc.                                      2.29%           296          22.94       6,790
CMTL          Comtech Telecommunications Corp.                         0.62%            58          31.88       1,849
INTC          Intel Corporation                                        2.30%           253          26.91       6,808
XRX           Xerox Corporation                                        0.62%           161          11.49       1,850
Materials (5.00%):
AGU           Agrium Inc. +                                            0.63%            20          93.73       1,875
CLF           Cliffs Natural Resources Inc.                            1.25%           178          20.87       3,715
MWV           MeadWestvaco Corporation                                 1.25%            97          38.29       3,714
PAAS          Pan American Silver Corporation +                        0.62%           138          13.43       1,853
SWM           Schweitzer-Mauduit International, Inc.                   0.63%            46          40.47       1,862
TCK           Teck Resources Limited (Class B) +                       0.62%            79          23.47       1,854
Telecommunication Services (14.58%):
T             AT&T Inc.                                                3.55%           298          35.27      10,510
BCE           BCE Inc. +                                               0.62%            42          44.12       1,853
ORA FP        Orange #                                                 1.25%           251          14.78       3,709
RCI           Rogers Communications, Inc. (Class B) +                  0.62%            45          40.83       1,837
TEF SM        Telefonica S.A. #                                        1.25%           230          16.09       3,700
TEL NO        Telenor ASA #                                            1.25%           169          21.91       3,702
TDS           Telephone & Data Systems, Inc.                           0.62%            70          26.35       1,845
TLSN SS       TeliaSonera AB #                                         1.25%           538           6.88       3,704
VIV FP        Vivendi S.A. #                                           1.25%           135          27.52       3,716
VOD LN        Vodafone Group Plc #                                     2.92%         2,401           3.60       8,643
Utilities (13.74%):
AEP           American Electric Power Company, Inc.                    1.25%            72          51.41       3,702
AVA           Avista Corporation                                       1.25%           120          30.86       3,703
BKH           Black Hills Corporation                                  1.24%            64          57.46       3,677
CNA LN        Centrica Plc #                                           1.25%           659           5.63       3,708
ED            Consolidated Edison, Inc.                                0.62%            33          55.55       1,833
DUK           Duke Energy Corporation                                  0.64%            26          72.51       1,885
EXC           Exelon Corporation                                       1.25%           104          35.54       3,696
GSZ FP        GDF SUEZ #                                               1.25%           135          27.54       3,718
TEG           Integrys Energy Group, Inc.                              1.25%            61          60.55       3,694
NG/ LN        National Grid Plc #                                      1.25%           271          13.67       3,705
NU            Northeast Utilities                                      1.24%            81          45.52       3,687
PNW           Pinnacle West Capital Corporation                        0.62%            33          55.62       1,835
PPL           PPL Corporation                                          0.63%            56          33.29       1,864
                                                                     _______                                 ________
                   Total Investments                                 100.00%                                 $296,422
                                                                     =======                                 ========
______________________

See "Notes to Schedules of Investments" on page 50.

                            Schedule of Investments

             Target Double Play Portfolio, 2nd Quarter 2014 Series
                                    FT 4750


                       At the Opening of Business on the
                     Initial Date of Deposit-April 9, 2014



                                                                      Percentage
                                                                     of Aggregate   Number        Market        Cost of
Ticker Symbol and                                                      Offering       of         Value per   Securities to
Name of Issuer of Securities (1)(4)                                     Price       Shares         Share     the Trust (2)
___________________________________                                  ____________   ______       _________   _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (11.15%):
CAAS     China Automotive Systems, Inc. +*                             0.50%           105       $   8.49    $    891
DTV      DIRECTV, Inc. *                                               6.06%           137          78.77      10,791
EVC      Entravision Communications Corporation                        0.50%           148           6.02         891
GT       The Goodyear Tire & Rubber Company                            0.96%            68          25.26       1,718
SPLS     Staples, Inc.                                                 2.50%           364          12.22       4,448
VC       Visteon Corporation *                                         0.63%            13          86.27       1,122
Consumer Staples (4.24%):
TSN      Tyson Foods, Inc. (Class A)                                   1.73%            74          41.59       3,078
UVV      Universal Corporation                                         2.51%            83          53.95       4,478
Energy (5.02%):
COP      ConocoPhillips                                                2.52%            64          70.07       4,484
ESV      Ensco Plc +                                                   2.50%            88          50.64       4,456
Financials (15.01%):
CINF     Cincinnati Financial Corporation                              2.51%            94          47.50       4,465
FNB      F.N.B. Corporation                                            2.50%           338          13.17       4,451
FNFG     First Niagara Financial Group, Inc.                           2.50%           475           9.38       4,456
NYCB     New York Community Bancorp, Inc.                              2.50%           280          15.92       4,458
ORI      Old Republic International Corporation                        2.50%           276          16.15       4,457
PBCT     People's United Financial, Inc.                               2.50%           300          14.86       4,458
Industrials (16.16%):
ALK      Alaska Air Group, Inc.                                        0.97%            19          90.81       1,725
ARII     American Railcar Industries, Inc.                             0.51%            14          64.34         901
ABFS     Arkansas Best Corporation                                     0.50%            25          35.85         896
CAR      Avis Budget Group, Inc. *                                     0.78%            28          49.63       1,390
DAL      Delta Air Lines, Inc.                                         4.48%           238          33.51       7,975
GD       General Dynamics Corporation                                  2.51%            42         106.38       4,468
HA       Hawaiian Holdings, Inc. *                                     0.50%            68          13.22         899
HII      Huntington Ingalls Industries, Inc.                           0.77%            14          98.23       1,375
KBALB    Kimball International, Inc.                                   0.50%            50          17.90         895
LUV      Southwest Airlines Co.                                        2.55%           193          23.51       4,537
TRN      Trinity Industries, Inc.                                      0.81%            21          68.51       1,439
URI      United Rentals, Inc. *                                        1.28%            26          87.90       2,285
Information Technology (15.93%):
AMKR     Amkor Technology, Inc. *                                      0.50%           124           7.23         897
BRCD     Brocade Communications Systems, Inc. *                        0.68%           119          10.20       1,214
HPQ      Hewlett-Packard Company                                       9.62%           528          32.45      17,134
MU       Micron Technology, Inc. *                                     3.58%           287          22.21       6,374
SWKS     Skyworks Solutions, Inc.                                      1.05%            52          36.02       1,873
UIS      Unisys Corporation *                                          0.50%            30          29.70         891

                       Schedule of Investments (cont'd.)

             Target Double Play Portfolio, 2nd Quarter 2014 Series
                                    FT 4750


                       At the Opening of Business on the
                     Initial Date of Deposit-April 9, 2014


                                                                      Percentage
                                                                     of Aggregate   Number        Market        Cost of
Ticker Symbol and                                                      Offering       of         Value per   Securities to
Name of Issuer of Securities (1)(4)                                     Price       Shares         Share     the Trust (2)
___________________________________                                  ____________   ______       _________   _____________
Materials (15.01%):
CLF      Cliffs Natural Resources Inc.                                 2.50%           213       $  20.87    $  4,445
DOW      The Dow Chemical Company                                      8.98%           333          48.07      16,007
MWV      MeadWestvaco Corporation                                      2.49%           116          38.29       4,442
PKG      Packaging Corporation of America                              1.04%            27          68.49       1,849
Telecommunication Services (2.49%):
T        AT&T Inc.                                                     2.49%           126          35.27       4,444
Utilities (14.99%):
AEP      American Electric Power Company, Inc.                         2.51%            87          51.41       4,473
AVA      Avista Corporation                                            2.49%           144          30.86       4,444
BKH      Black Hills Corporation                                       2.48%            77          57.46       4,424
EXC      Exelon Corporation                                            2.49%           125          35.54       4,443
TEG      Integrys Energy Group, Inc.                                   2.52%            74          60.55       4,481
NU       Northeast Utilities                                           2.50%            98          45.52       4,461
                                                                     _______                                 ________
              Total Investments                                      100.00%                                 $178,183
                                                                     =======                                 ========

______________________

See "Notes to Schedules of Investments" on page 50.


                            Schedule of Investments

              Target Focus Four Portfolio, 2nd Quarter 2014 Series
                                    FT 4750


                       At the Opening of Business on the
                     Initial Date of Deposit-April 9, 2014



                                                                      Percentage
                                                                     of Aggregate     Number      Market        Cost of
Ticker Symbol and                                                      Offering         of       Value per   Securities to
Name of Issuer of Securities (1)(4)                                     Price         Shares       Share     the Trust (2)
___________________________________                                  ____________     ______     ________    _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (9.56%):
BH       Biglari Holdings Inc. *                                       0.31%             2       $ 459.87    $    920
CAAS     China Automotive Systems, Inc. +*                             0.30%           105           8.49         891
DTV      DIRECTV, Inc. *                                               3.64%           137          78.77      10,791
EVC      Entravision Communications Corporation                        0.30%           148           6.02         891
GT       The Goodyear Tire & Rubber Company                            0.58%            68          25.26       1,718
HMC      Honda Motor Co., Ltd. (ADR) +                                 0.40%            35          33.76       1,182
MDC      M.D.C. Holdings, Inc.                                         0.66%            69          28.47       1,964
MHO      M/I Homes, Inc. *                                             0.34%            43          23.21         998
MCS      The Marcus Corporation                                        0.34%            59          16.84         994
SNE      Sony Corporation (ADR) +                                      0.40%            63          18.90       1,191
SPLS     Staples, Inc.                                                 1.50%           364          12.22       4,448
TM       Toyota Motor Corporation (ADR) +                              0.41%            11         109.10       1,200
VC       Visteon Corporation *                                         0.38%            13          86.27       1,122
Consumer Staples (3.20%):
TSN      Tyson Foods, Inc. (Class A)                                   1.04%            74          41.59       3,078
UVV      Universal Corporation                                         2.16%           119          53.95       6,420
Energy (10.61%):
AREX     Approach Resources Inc. *                                     0.33%            47          21.00         987
BP       BP Plc (ADR) +                                                0.41%            25          47.96       1,199
SNP      China Petroleum and Chemical Corporation
         (Sinopec) (ADR) +                                             0.40%            13          90.84       1,181
CEO      CNOOC Limited (ADR) +                                         0.38%             7         161.62       1,131
CRK      Comstock Resources, Inc.                                      0.34%            43          23.11         994
COP      ConocoPhillips                                                1.49%            63          70.07       4,414
E        Eni SpA (ADR) +                                               0.41%            24          50.23       1,206
ESV      Ensco Plc +                                                   1.50%            88          50.64       4,456
ERA      ERA Group, Inc. *                                             0.34%            33          30.36       1,002
GIFI     Gulf Island Fabrication, Inc.                                 0.33%            43          23.02         990
HLX      Helix Energy Solutions Group Inc. *                           0.67%            88          22.49       1,979
PTEN     Patterson-UTI Energy, Inc.                                    0.67%            64          31.04       1,987
PVA      Penn Virginia Corporation *                                   0.33%            60          16.50         990
PTR      PetroChina Company Limited (ADR) +                            0.42%            11         112.48       1,237
PBR      Petroleo Brasileiro S.A. - Petrobras (ADR) +                  0.40%            85          13.92       1,183
PES      Pioneer Energy Services Corp. *                               0.33%            77          12.82         987
RDS/A    Royal Dutch Shell Plc (ADR) +                                 0.40%            16          73.66       1,179
STO      StatoilHydro ASA (ADR) +                                      0.40%            43          27.69       1,191
SU       Suncor Energy, Inc. +                                         0.39%            32          36.49       1,168
UNT      Unit Corporation *                                            0.67%            31          64.13       1,988

                       Schedule of Investments (cont'd.)

              Target Focus Four Portfolio, 2nd Quarter 2014 Series
                                    FT 4750


                    At the Opening of Business on the
                  Initial Date of Deposit-April 9, 2014


                                                                      Percentage
                                                                     of Aggregate     Number      Market        Cost of
Ticker Symbol and                                                      Offering         of       Value per   Securities to
Name of Issuer of Securities (1)(4)                                     Price         Shares       Share     the Trust (2)
___________________________________                                  ____________     ______     ________    _____________
Financials (20.43%):
ARE      Alexandria Real Estate Equities, Inc. (6)                     0.67%            27       $  73.02    $  1,972
Y        Alleghany Corporation *                                       0.68%             5         405.61       2,028
AHL      Aspen Insurance Holdings Ltd. +                               0.67%            50          39.64       1,982
BMR      BioMed Realty Trust, Inc. (6)                                 0.66%            96          20.51       1,969
CLMS     Calamos Asset Management, Inc.                                0.33%            79          12.55         991
CMO      Capstead Mortgage Corporation (6)                             0.33%            78          12.65         987
CSH      Cash America International, Inc.                              0.34%            26          38.23         994
CINF     Cincinnati Financial Corporation                              1.51%            94          47.50       4,465
DRH      DiamondRock Hospitality Company (6)                           0.33%            82          12.00         984
RE       Everest Re Group, Ltd. +                                      0.67%            13         152.73       1,985
FNB      F.N.B. Corporation                                            1.50%           338          13.17       4,451
FNFG     First Niagara Financial Group, Inc.                           1.50%           474           9.38       4,446
THG      The Hanover Insurance Group, Inc.                             0.66%            33          59.34       1,958
ING      ING Groep N.V. (ADR) +*                                       0.40%            84          14.07       1,182
KMPR     Kemper Corporation                                            0.66%            51          38.61       1,969
MTU      Mitsubishi UFJ Financial Group, Inc. (MUFG) (ADR) +           0.40%           221           5.37       1,187
MFG      Mizuho Financial Group, Inc. (ADR) +                          0.40%           302           3.93       1,187
NYCB     New York Community Bancorp, Inc.                              1.50%           279          15.92       4,442
NMR      Nomura Holdings, Inc. (ADR) +                                 0.40%           193           6.15       1,187
ORI      Old Republic International Corporation                        1.50%           275          16.15       4,441
PBCT     People's United Financial, Inc.                               1.50%           299          14.86       4,443
PJC      Piper Jaffray Companies, Inc. *                               0.34%            23          43.33         997
RNR      RenaissanceRe Holdings Ltd. +                                 0.66%            20          97.85       1,957
SNH      Senior Housing Properties Trust (6)                           0.67%            85          23.24       1,975
SHG      Shinhan Financial Group Co., Ltd. (ADR) +                     0.40%            27          43.88       1,185
SMFG     Sumitomo Mitsui Financial Group, Inc. (ADR) +                 0.40%           144           8.23       1,185
TCB      TCF Financial Corporation                                     0.67%           120          16.43       1,972
UFCS     United Fire Group, Inc.                                       0.34%            33          30.07         992
WTFC     Wintrust Financial Corporation                                0.34%            21          47.41         996
Health Care (1.00%):
HNT      Health Net, Inc. *                                            0.67%            59          33.42       1,972
KND      Kindred Healthcare, Inc.                                      0.33%            40          24.42         977
Industrials (12.69%):
ACM      Aecom Technology Corp. *                                      0.67%            61          32.32       1,972
AEGN     Aegion Corporation *                                          0.33%            41          24.12         989
AGCO     AGCO Corporation                                              0.66%            35          55.77       1,952

                       Schedule of Investments (cont'd.)

              Target Focus Four Portfolio, 2nd Quarter 2014 Series
                                    FT 4750


                       At the Opening of Business on the
                     Initial Date of Deposit-April 9, 2014


                                                                      Percentage
                                                                     of Aggregate     Number      Market        Cost of
Ticker Symbol and                                                      Offering         of       Value per   Securities to
Name of Issuer of Securities (1)(4)                                     Price         Shares       Share     the Trust (2)
___________________________________                                  ____________     ______     ________    _____________
Industrials (cont'd.):
ALK      Alaska Air Group, Inc.                                        0.58%            19       $  90.81    $  1,725
ARII     American Railcar Industries, Inc.                             0.30%            14          64.34         901
ABFS     Arkansas Best Corporation                                     0.30%            25          35.85         896
CAR      Avis Budget Group, Inc. *                                     0.47%            28          49.63       1,390
DAL      Delta Air Lines, Inc.                                         2.69%           238          33.51       7,975
GD       General Dynamics Corporation                                  1.51%            42         106.38       4,468
HA       Hawaiian Holdings, Inc. *                                     0.30%            68          13.22         899
HII      Huntington Ingalls Industries, Inc.                           0.46%            14          98.23       1,375
JBLU     JetBlue Airways Corporation *                                 0.67%           226           8.75       1,977
KBALB    Kimball International, Inc.                                   0.30%            50          17.90         895
NCI      Navigant Consulting, Inc. *                                   0.33%            53          18.51         981
SKYW     SkyWest, Inc.                                                 0.33%            73          13.47         983
LUV      Southwest Airlines Co.                                        1.53%           193          23.51       4,537
TRN      Trinity Industries, Inc.                                      0.49%            21          68.51       1,439
URI      United Rentals, Inc. *                                        0.77%            26          87.90       2,285
Information Technology (13.28%):
AMKR     Amkor Technology, Inc. *                                      0.30%           123           7.23         889
BELFB    Bel Fuse Inc. (Class B)                                       0.34%            43          23.17         996
BHE      Benchmark Electronics, Inc. *                                 0.33%            42          23.36         981
BRCD     Brocade Communications Systems, Inc. *                        0.41%           119          10.20       1,214
CAJ      Canon Inc. (ADR) +                                            0.40%            39          30.61       1,194
HLIT     Harmonic Inc. *                                               0.33%           143           6.90         987
HPQ      Hewlett-Packard Company                                       5.77%           527          32.45      17,101
IM       Ingram Micro Inc. *                                           0.67%            66          29.86       1,971
NSIT     Insight Enterprises, Inc. *                                   0.33%            38          26.02         989
MU       Micron Technology, Inc. *                                     2.14%           286          22.21       6,352
SANM     Sanmina Corporation *                                         0.33%            56          17.68         990
SWKS     Skyworks Solutions, Inc.                                      0.63%            52          36.02       1,873
TTMI     TTM Technologies, Inc. *                                      0.33%           121           8.16         987
UIS      Unisys Corporation *                                          0.30%            30          29.70         891
VSH      Vishay Intertechnology, Inc.                                  0.67%           135          14.61       1,972
Materials (12.06%):
ASH      Ashland Inc.                                                  0.65%            20          96.52       1,930
CLF      Cliffs Natural Resources Inc.                                 2.17%           308          20.87       6,428
UFS      Domtar Corporation +                                          0.66%            19         102.32       1,944
DOW      The Dow Chemical Company                                      5.40%           333          48.07      16,007

                       Schedule of Investments (cont'd.)

              Target Focus Four Portfolio, 2nd Quarter 2014 Series
                                    FT 4750


                       At the Opening of Business on the
                     Initial Date of Deposit-April 9, 2014


                                                                      Percentage
                                                                     of Aggregate     Number      Market        Cost of
Ticker Symbol and                                                      Offering         of       Value per   Securities to
Name of Issuer of Securities (1)(4)                                     Price         Shares       Share     the Trust (2)
___________________________________                                  ____________     ______     ________    _____________
Materials (cont'd.):
KALU     Kaiser Aluminum Corporation                                   0.34%            14       $  71.25    $    997
MWV      MeadWestvaco Corporation                                      1.50%           116          38.29       4,442
ZEUS     Olympic Steel, Inc.                                           0.33%            34          28.73         977
PKG      Packaging Corporation of America                              0.62%            27          68.49       1,849
PKX      POSCO (ADR) +                                                 0.39%            16          72.30       1,157
Telecommunication Services (4.50%):
T        AT&T Inc.                                                     1.50%           126          35.27       4,444
CHL      China Mobile Limited (ADR) +                                  0.39%            25          46.65       1,166
CHU      China Unicom (Hong Kong) Limited (ADR) +                      0.40%            87          13.62       1,185
NTT      Nippon Telegraph and Telephone Corporation (ADR) +            0.40%            46          25.78       1,186
DCM      NTT DoCoMo, Inc. (ADR) +                                      0.40%            77          15.33       1,180
ORAN     Orange (ADR) +                                                0.40%            81          14.69       1,190
TDS      Telephone & Data Systems, Inc.                                0.67%            75          26.35       1,976
USMO     USA Mobility, Inc.                                            0.34%            53          18.71         992
Utilities (12.67%):
AEP      American Electric Power Company, Inc.                         1.51%            87          51.41       4,473
ATO      Atmos Energy Corporation                                      0.66%            41          47.99       1,968
AVA      Avista Corporation                                            1.83%           176          30.86       5,432
BKH      Black Hills Corporation                                       1.49%            77          57.46       4,424
EXC      Exelon Corporation                                            1.50%           125          35.54       4,442
GXP      Great Plains Energy Incorporated                              0.67%            74          26.76       1,980
IDA      IDACORP, Inc.                                                 0.67%            36          55.30       1,991
TEG      Integrys Energy Group, Inc.                                   1.49%            73          60.55       4,420
NU       Northeast Utilities                                           1.51%            98          45.52       4,461
PNM      PNM Resources Inc.                                            0.67%            73          27.17       1,983
WR       Westar Energy, Inc.                                           0.67%            56          35.35       1,980
                                                                     _______                                 ________
              Total Investments                                      100.00%                                 $296,345
                                                                     =======                                 ========
______________________

See "Notes to Schedules of Investments" on page 50.


                            Schedule of Investments

              Target Focus Five Portfolio, 2nd Quarter 2014 Series
                                    FT 4750


                       At the Opening of Business on the
                     Initial Date of Deposit-April 9, 2014


                                                                           Percentage     Number     Market         Cost of
Ticker Symbol and                                                         of Aggregate      of        Value      Securities to
Name of Issuer of Securities (1)(4)                                      Offering Price   Shares    per Share    the Trust (2)
___________________________________                                      ______________   ______    _________    _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (11.62%):
BH            Biglari Holdings Inc. *                                      0.25%              2     $ 459.87     $    920
CAAS          China Automotive Systems, Inc. +*                            0.24%            105         8.49          891
DAI GY        Daimler AG #                                                 0.99%             38        96.44        3,665
DTV           DIRECTV, Inc. *                                              2.91%            137        78.77       10,791
EVC           Entravision Communications Corporation                       0.24%            148         6.02          891
GT            The Goodyear Tire & Rubber Company                           0.46%             68        25.26        1,718
HMC           Honda Motor Co., Ltd. (ADR) +                                0.32%             35        33.76        1,182
MDC           M.D.C. Holdings, Inc.                                        0.53%             69        28.47        1,964
MHO           M/I Homes, Inc. *                                            0.27%             43        23.21          998
MCS           The Marcus Corporation                                       0.27%             59        16.84          994
6752 JP       Panasonic Corp #                                             1.00%            334        11.10        3,708
RNO FP        Renault S.A. #                                               1.01%             38        98.65        3,749
SNE           Sony Corporation (ADR) +                                     0.32%             63        18.90        1,191
SPLS          Staples, Inc.                                                1.20%            364        12.22        4,448
TM            Toyota Motor Corporation (ADR) +                             0.32%             11       109.10        1,200
VC            Visteon Corporation *                                        0.30%             13        86.27        1,121
VOW3 GY       Volkswagen AG (Preference Shares) #                          0.99%             14       262.00        3,668
Consumer Staples (2.55%):
TSN           Tyson Foods, Inc. (Class A)                                  0.82%             73        41.59        3,036
UVV           Universal Corporation                                        1.73%            119        53.95        6,420
Energy (12.52%):
AREX          Approach Resources Inc. *                                    0.27%             47        21.00          987
BP/ LN        BP Plc #                                                     1.00%            463         7.99        3,700
BP            BP Plc (ADR) +                                               0.32%             25        47.96        1,199
SNP           China Petroleum and Chemical Corporation
              (Sinopec) (ADR) +                                            0.32%             13        90.84        1,181
CEO           CNOOC Limited (ADR) +                                        0.31%              7       161.62        1,131
CRK           Comstock Resources, Inc.                                     0.27%             43        23.11          994
COP           ConocoPhillips                                               1.19%             63        70.07        4,414
E             Eni SpA (ADR) +                                              0.33%             24        50.23        1,206
ESV           Ensco Plc +                                                  1.20%             88        50.64        4,456
ERA           ERA Group, Inc. *                                            0.27%             33        30.36        1,002
GIFI          Gulf Island Fabrication, Inc.                                0.27%             43        23.02          990
HLX           Helix Energy Solutions Group Inc. *                          0.53%             88        22.49        1,979
PTEN          Patterson-UTI Energy, Inc.                                   0.54%             64        31.04        1,987
PVA           Penn Virginia Corporation *                                  0.27%             60        16.50          990
PTR           PetroChina Company Limited (ADR) +                           0.33%             11       112.48        1,237
PBR           Petroleo Brasileiro S.A. - Petrobras (ADR) +                 0.32%             85        13.92        1,183
PES           Pioneer Energy Services Corp. *                              0.27%             77        12.82          987
RDSB LN       Royal Dutch Shell Plc #                                      1.00%             94        39.33        3,697
RDS/A         Royal Dutch Shell Plc (ADR) +                                0.32%             16        73.66        1,179

                       Schedule of Investments (cont'd.)

              Target Focus Five Portfolio, 2nd Quarter 2014 Series
                                    FT 4750


                       At the Opening of Business on the
                     Initial Date of Deposit-April 9, 2014


                                                                           Percentage     Number     Market         Cost of
Ticker Symbol and                                                         of Aggregate      of        Value      Securities to
Name of Issuer of Securities (1)(4)                                      Offering Price   Shares    per Share    the Trust (2)
___________________________________                                      ______________   ______    _________    _____________
Energy (cont'd.):
STL NO        StatoilHydro ASA #                                           1.00%            134     $  27.62     $  3,701
STO           StatoilHydro ASA (ADR) +                                     0.32%             43        27.69        1,191
SU            Suncor Energy, Inc. +                                        0.32%             32        36.49        1,168
FP FP         Total S.A. #                                                 1.01%             56        66.64        3,732
UNT           Unit Corporation *                                           0.54%             31        64.13        1,988
Financials (19.36%):
ARE           Alexandria Real Estate Equities, Inc. (6)                    0.53%             27        73.02        1,972
Y             Alleghany Corporation *                                      0.55%              5       405.61        2,028
AHL           Aspen Insurance Holdings Ltd. +                              0.54%             50        39.64        1,982
BMR           BioMed Realty Trust, Inc. (6)                                0.53%             96        20.51        1,969
CLMS          Calamos Asset Management, Inc.                               0.27%             79        12.55          991
CMO           Capstead Mortgage Corporation (6)                            0.27%             78        12.65          987
CSH           Cash America International, Inc.                             0.27%             26        38.23          994
1 HK          Cheung Kong (Holdings) Limited #                             1.00%            216        17.18        3,711
CINF          Cincinnati Financial Corporation                             1.21%             94        47.50        4,465
DRH           DiamondRock Hospitality Company (6)                          0.27%             82        12.00          984
RE            Everest Re Group, Ltd. +                                     0.54%             13       152.73        1,985
FNB           F.N.B. Corporation                                           1.20%            337        13.17        4,438
FNFG          First Niagara Financial Group, Inc.                          1.20%            474         9.38        4,446
THG           The Hanover Insurance Group, Inc.                            0.53%             33        59.34        1,958
ING           ING Groep N.V. (ADR) +*                                      0.32%             84        14.07        1,182
KMPR          Kemper Corporation                                           0.53%             51        38.61        1,969
MTU           Mitsubishi UFJ Financial Group, Inc. (MUFG) (ADR) +          0.32%            221         5.37        1,187
MFG           Mizuho Financial Group, Inc. (ADR) +                         0.32%            302         3.93        1,187
NYCB          New York Community Bancorp, Inc.                             1.20%            279        15.92        4,442
NMR           Nomura Holdings, Inc. (ADR) +                                0.32%            193         6.15        1,187
ORI           Old Republic International Corporation                       1.20%            275        16.15        4,441
PBCT          People's United Financial, Inc.                              1.20%            299        14.86        4,443
PJC           Piper Jaffray Companies, Inc. *                              0.27%             23        43.33          997
RNR           RenaissanceRe Holdings Ltd. +                                0.53%             20        97.85        1,957
SNH           Senior Housing Properties Trust (6)                          0.53%             85        23.24        1,975
SHG           Shinhan Financial Group Co., Ltd. (ADR) +                    0.32%             27        43.88        1,185
SMFG          Sumitomo Mitsui Financial Group, Inc. (ADR) +                0.32%            144         8.23        1,185
16 HK         Sun Hung Kai Properties Limited #                            1.00%            288        12.88        3,709
TCB           TCF Financial Corporation                                    0.53%            120        16.43        1,972
UFCS          United Fire Group, Inc.                                      0.27%             33        30.07          992
4 HK          Wharf Holdings Limited #                                     1.00%            517         7.16        3,701
WTFC          Wintrust Financial Corporation                               0.27%             21        47.41          996
Health Care (0.79%):
HNT           Health Net, Inc. *                                           0.53%             59        33.42        1,972
KND           Kindred Healthcare, Inc.                                     0.26%             40        24.42          977

                       Schedule of Investments (cont'd.)

              Target Focus Five Portfolio, 2nd Quarter 2014 Series
                                    FT 4750


                       At the Opening of Business on the
                     Initial Date of Deposit-April 9, 2014


                                                                           Percentage     Number     Market         Cost of
Ticker Symbol and                                                         of Aggregate      of        Value      Securities to
Name of Issuer of Securities (1)(4)                                      Offering Price   Shares    per Share    the Trust (2)
___________________________________                                      ______________   ______    _________    _____________
Industrials (11.17%):
ACM           Aecom Technology Corp. *                                     0.53%             61     $  32.32     $  1,971
AEGN          Aegion Corporation *                                         0.27%             41        24.12          989
AGCO          AGCO Corporation                                             0.53%             35        55.77        1,952
ALK           Alaska Air Group, Inc.                                       0.47%             19        90.81        1,725
ARII          American Railcar Industries, Inc.                            0.24%             14        64.34          901
ABFS          Arkansas Best Corporation                                    0.24%             25        35.85          896
CAR           Avis Budget Group, Inc. *                                    0.38%             28        49.63        1,390
DAL           Delta Air Lines, Inc.                                        2.15%            238        33.51        7,975
GD            General Dynamics Corporation                                 1.21%             42       106.38        4,468
HA            Hawaiian Holdings, Inc. *                                    0.24%             68        13.22          899
HII           Huntington Ingalls Industries, Inc.                          0.37%             14        98.23        1,375
JBLU          JetBlue Airways Corporation *                                0.53%            226         8.75        1,977
KBALB         Kimball International, Inc.                                  0.24%             50        17.90          895
8031 JP       MITSUI & CO., LTD. #                                         1.00%            259        14.28        3,698
NCI           Navigant Consulting, Inc. *                                  0.26%             53        18.51          981
SKYW          SkyWest, Inc.                                                0.27%             73        13.47          983
LUV           Southwest Airlines Co.                                       1.23%            193        23.51        4,537
TRN           Trinity Industries, Inc.                                     0.39%             21        68.51        1,439
URI           United Rentals, Inc. *                                       0.62%             26        87.90        2,285
Information Technology (10.65%):
AMKR          Amkor Technology, Inc. *                                     0.24%            123         7.23          889
BELFB         Bel Fuse Inc. (Class B)                                      0.27%             43        23.17          996
BHE           Benchmark Electronics, Inc. *                                0.26%             42        23.36          981
BRCD          Brocade Communications Systems, Inc. *                       0.33%            119        10.20        1,214
CAJ           Canon Inc. (ADR) +                                           0.32%             39        30.61        1,194
HLIT          Harmonic Inc. *                                              0.27%            143         6.90          987
HPQ           Hewlett-Packard Company                                      4.62%            527        32.45       17,101
IM            Ingram Micro Inc. *                                          0.53%             66        29.86        1,971
NSIT          Insight Enterprises, Inc. *                                  0.27%             38        26.02          989
MU            Micron Technology, Inc. *                                    1.72%            286        22.21        6,352
SANM          Sanmina Corporation *                                        0.27%             56        17.68          990
SWKS          Skyworks Solutions, Inc.                                     0.51%             52        36.02        1,873
TTMI          TTM Technologies, Inc. *                                     0.27%            121         8.16          987
UIS           Unisys Corporation *                                         0.24%             30        29.70          891
VSH           Vishay Intertechnology, Inc.                                 0.53%            135        14.61        1,972
Materials (10.64%):
ASH           Ashland Inc.                                                 0.52%             20        96.52        1,930
BHP AU        BHP Billiton Limited #                                       1.00%            104        35.44        3,686
CLF           Cliffs Natural Resources Inc.                                1.74%            308        20.87        6,428
UFS           Domtar Corporation +                                         0.52%             19       102.32        1,944
DOW           The Dow Chemical Company                                     4.32%            333        48.07       16,007

                       Schedule of Investments (cont'd.)

              Target Focus Five Portfolio, 2nd Quarter 2014 Series
                                    FT 4750


                       At the Opening of Business on the
                     Initial Date of Deposit-April 9, 2014


                                                                           Percentage     Number     Market         Cost of
Ticker Symbol and                                                         of Aggregate      of        Value      Securities to
Name of Issuer of Securities (1)(4)                                      Offering Price   Shares    per Share    the Trust (2)
___________________________________                                      ______________   ______    _________    _____________
Materials (cont'd.):
KALU          Kaiser Aluminum Corporation                                  0.27%             14     $  71.25     $    997
MWV           MeadWestvaco Corporation                                     1.20%            116        38.29        4,442
ZEUS          Olympic Steel, Inc.                                          0.26%             34        28.73          977
PKG           Packaging Corporation of America                             0.50%             27        68.49        1,849
PKX           POSCO (ADR) +                                                0.31%             16        72.30        1,157
Telecommunication Services (7.59%):
T             AT&T Inc.                                                    1.20%            126        35.27        4,444
CHL           China Mobile Limited (ADR) +                                 0.31%             25        46.65        1,166
CHU           China Unicom (Hong Kong) Limited (ADR) +                     0.32%             87        13.62        1,185
9433 JP       KDDI CORPORATION #                                           1.00%             68        54.48        3,705
NTT           Nippon Telegraph and Telephone Corporation (ADR) +           0.32%             46        25.78        1,186
9432 JP       Nippon Telegraph and Telephone Corporation (NTT) #           1.00%             71        52.00        3,692
DCM           NTT DoCoMo, Inc. (ADR) +                                     0.32%             77        15.33        1,180
ORA FP        Orange #                                                     1.00%            251        14.78        3,709
ORAN          Orange (ADR) +                                               0.32%             81        14.69        1,190
TDS           Telephone & Data Systems, Inc.                               0.53%             75        26.35        1,976
USMO          USA Mobility, Inc.                                           0.27%             53        18.71          992
VOD LN        Vodafone Group Plc #                                         1.00%          1,028         3.60        3,701
Utilities (13.11%):
AEP           American Electric Power Company, Inc.                        1.19%             86        51.41        4,421
ATO           Atmos Energy Corporation                                     0.53%             41        47.99        1,968
AVA           Avista Corporation                                           1.47%            176        30.86        5,432
BKH           Black Hills Corporation                                      1.19%             77        57.46        4,424
ENEL IM       Enel SpA #                                                   1.00%            658         5.63        3,702
EXC           Exelon Corporation                                           1.20%            125        35.54        4,442
GAS SM        Gas Natural SDG, S.A. #                                      1.00%            132        28.14        3,714
GXP           Great Plains Energy Incorporated                             0.53%             74        26.76        1,980
IBE SM        Iberdrola S.A. #                                             1.00%            534         6.94        3,704
IDA           IDACORP, Inc.                                                0.54%             36        55.30        1,991
TEG           Integrys Energy Group, Inc.                                  1.19%             73        60.55        4,420
NU            Northeast Utilities                                          1.20%             98        45.52        4,461
PNM           PNM Resources Inc.                                           0.54%             73        27.17        1,983
WR            Westar Energy, Inc.                                          0.53%             56        35.35        1,980
                                                                         _______                                 ________
                   Total Investments                                     100.00%                                 $370,288
                                                                         =======                                 ========
___________

See "Notes to Schedules of Investments" on page 50.

                            Schedule of Investments

       Target Global Dividend Leaders Portfolio, 2nd Quarter 2014 Series
                                    FT 4750


    At the Opening of Business on the Initial Date of Deposit-April 9, 2014


                                                                        Percentage
                                                                       of Aggregate   Number       Market         Cost of
Ticker Symbol and                                                        Offering       of        Value per    Securities to
Name of Issuer of Securities (1)(4)                                       Price       Shares        Share      the Trust (2)
___________________________________                                    ___________    ______      _________    _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (8.00%):
CTCM        CTC Media, Inc. +                                             2.00%         365        $  9.65      $  3,522
DRI         Darden Restaurants, Inc.                                      2.00%          71          49.67         3,527
RGC         Regal Entertainment Group (Class A)                           2.00%         187          18.84         3,523
SJR         Shaw Communications Inc. (Class B) +                          2.00%         147          23.97         3,524
Consumer Staples (8.00%):
MO          Altria Group, Inc.                                            2.00%          93          37.89         3,524
BTI         British American Tobacco Plc (ADR) +                          1.99%          31         113.20         3,509
LO          Lorillard, Inc.                                               2.01%          66          53.69         3,544
RAI         Reynolds American Inc.                                        2.00%          66          53.42         3,526
Energy (14.02%):
BP          BP Plc (ADR) +                                                1.99%          73          47.96         3,501
SNP         China Petroleum and Chemical Corporation (Sinopec)
            (ADR) +                                                       2.01%          39          90.84         3,543
CVI         CVR Energy, Inc.                                              2.01%          85          41.61         3,537
GLNG        Golar LNG Limited +                                           2.01%          86          41.10         3,535
HFC         HollyFrontier Corporation                                     2.00%          74          47.62         3,524
STO         StatoilHydro ASA (ADR) +                                      2.00%         127          27.69         3,517
WTI         W&T Offshore, Inc.                                            2.00%         204          17.25         3,519
Financials (24.02%):
NLY         Annaly Capital Management Inc. (6)                            1.00%         156          11.29         1,761
BGCP        BGC Partners, Inc.                                            2.00%         524           6.72         3,521
CNS         Cohen & Steers, Inc.                                          2.00%          89          39.49         3,515
CXW         Corrections Corporation of America (6)                        1.00%          55          31.88         1,753
DLR         Digital Realty Trust, Inc. (6)                                1.01%          33          53.60         1,769
EPR         EPR Properties (6)                                            1.01%          33          53.79         1,775
GEO         The Geo Group, Inc. (6)                                       0.99%          54          32.42         1,751
GOV         Government Properties Income Trust (6)                        1.00%          70          25.05         1,753
HPT         Hospitality Properties Trust (6)                              1.00%          61          28.96         1,767
IRC         Inland Real Estate Corporation (6)                            1.00%         168          10.50         1,764
MFA         MFA Financial, Inc. (6)                                       1.00%         226           7.79         1,761
NRZ         New Residential Investment Corp. (6)                          1.00%         279           6.32         1,763
NCT         Newcastle Investment Corp. (6)                                1.00%         371           4.74         1,758
OHI         OMEGA Healthcare Investors, Inc. (6)                          1.00%          51          34.47         1,758
PMT         PennyMac Mortgage Investment Trust (6)                        1.00%          74          23.83         1,763
RYN         Rayonier Inc. (6)                                             1.00%          39          45.25         1,765
RWT         Redwood Trust, Inc. (6)                                       1.00%          88          19.97         1,757
ROIC        Retail Opportunity Investments Corp. (6)                      1.00%         115          15.30         1,759
RHP         Ryman Hospitality Properties, Inc. (6)                        1.01%          40          44.26         1,770
SIR         Select Income REIT (6)                                        1.00%          57          30.92         1,762
TWO         Two Harbors Investment Corp. (6)                              1.00%         170          10.38         1,765
WRI         Weingarten Realty Investors (6)                               1.00%          57          30.79         1,755
Health Care (5.97%):
AZN         AstraZeneca Plc (ADR) +                                       1.98%          55          63.50         3,492
GSK         GlaxoSmithKline Plc (ADR) +                                   1.99%          67          52.19         3,497
PDLI        PDL BioPharma, Inc.                                           2.00%         430           8.19         3,522

                       Schedule of Investments (cont'd.)

       Target Global Dividend Leaders Portfolio, 2nd Quarter 2014 Series
                                    FT 4750


    At the Opening of Business on the Initial Date of Deposit-April 9, 2014


                                                                        Percentage
                                                                       of Aggregate   Number       Market         Cost of
Ticker Symbol and                                                        Offering       of        Value per    Securities to
Name of Issuer of Securities (1)(4)                                       Price       Shares        Share      the Trust (2)
___________________________________                                    ___________    ______      _________    _____________
Industrials (8.00%):
CMRE        Costamare Inc. +                                              2.00%        168        $ 20.98      $  3,525
RRD         R.R. Donnelley & Sons Company                                 2.00%        199          17.65         3,512
SSW         Seaspan Corp. +                                               2.00%        164          21.52         3,529
TGH         Textainer Group Holdings Limited +                            2.00%         91          38.61         3,513
Telecommunication Services (16.00%):
T           AT&T Inc.                                                     2.00%        100          35.27         3,527
FTR         Frontier Communications Corp.                                 2.00%        634           5.55         3,519
ORAN        Orange (ADR) +                                                2.00%        240          14.69         3,526
SKM         SK Telecom Co., Ltd. (ADR) +                                  2.00%        165          21.31         3,516
TEO         Telecom Argentina S.A. (ADR) +                                2.00%        197          17.84         3,514
VIV         Telefonica Brasil S.A. (ADR) +                                2.00%        168          20.94         3,518
VZ          Verizon Communications Inc.                                   2.00%         73          48.21         3,519
WIN         Windstream Holdings                                           2.00%        410           8.58         3,518
Utilities (15.99%):
AVA         Avista Corporation                                            2.00%        114          30.86         3,518
CIG         Companhia Energetica de Minas Gerais-CEMIG
            (ADR) +                                                       2.00%        486           7.24         3,519
ELP         Companhia Paranaense de Energia-Copel (ADR) +                 2.00%        258          13.67         3,527
EDE         The Empire District Electric Company                          2.00%        145          24.22         3,512
TEG         Integrys Energy Group, Inc.                                   2.00%         58          60.55         3,512
JE          Just Energy Group Inc. +                                      2.00%        433           8.14         3,525
NGG         National Grid Plc (ADR) +                                     1.99%         51          68.57         3,497
SCG         SCANA Corporation                                             2.00%         68          51.89         3,528
                                                                        _______                                ________
                 Total Investments                                      100.00%                                $176,025
                                                                        =======                                ========

______________________

See "Notes to Schedules of Investments" on page 50.

                            Schedule of Investments

                Target Growth Portfolio, 2nd Quarter 2014 Series
                                    FT 4750


    At the Opening of Business on the Initial Date of Deposit-April 9, 2014


                                                                       Percentage      Number       Market          Cost of
Ticker Symbol and                                                     of Aggregate       of        Value per     Securities to
Name of Issuer of Securities (1)(4)                                  Offering Price    Shares        Share       the Trust (2)
___________________________________                                  ______________    ______      _________     _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (16.69%):
HBI       Hanesbrands, Inc.                                             3.33%            74        $ 73.20       $  5,417
LVS       Las Vegas Sands Corp.                                         3.34%            71          76.60          5,439
KORS      Michael Kors Holdings Limited +*                              3.33%            61          88.99          5,428
ORLY      O'Reilly Automotive, Inc. *                                   3.36%            38         144.15          5,478
PHM       PulteGroup, Inc.                                              3.33%           284          19.12          5,430
Consumer Staples (13.38%):
BF/B      Brown-Forman Corporation                                      3.33%            61          89.02          5,430
STZ       Constellation Brands, Inc. (Class A) *                        3.35%            67          81.48          5,459
GMCR      Keurig Green Mountain, Inc.                                   3.36%            54         101.35          5,473
TSN       Tyson Foods, Inc. (Class A)                                   3.34%           131          41.59          5,448
Energy (3.34%):
SWN       Southwestern Energy Company *                                 3.34%           116          46.88          5,438
Financials (3.32%):
MHFI      McGraw Hill Financial Inc.                                    3.32%            72          75.04          5,403
Health Care (13.30%):
BIIB      Biogen Idec Inc. *                                            3.33%            19         285.92          5,432
BCR       C.R. Bard, Inc.                                               3.30%            38         141.66          5,383
GILD      Gilead Sciences, Inc. *                                       3.35%            78          70.01          5,461
SLXP      Salix Pharmaceuticals, Ltd. *                                 3.32%            53         101.98          5,405
Industrials (20.00%):
ALK       Alaska Air Group, Inc.                                        3.34%            60          90.81          5,448
DAL       Delta Air Lines, Inc.                                         3.33%           162          33.51          5,429
MAS       Masco Corporation                                             3.33%           248          21.86          5,421
UAL       United Continental Holdings Inc. *                            3.32%           125          43.31          5,414
URI       United Rentals, Inc. *                                        3.35%            62          87.90          5,450
WBC       WABCO Holdings Inc. *                                         3.33%            52         104.48          5,433
Information Technology (13.34%):
MU        Micron Technology, Inc. *                                     3.34%           245          22.21          5,441
NXPI      NXP Semiconductors NV +*                                      3.32%            93          58.24          5,416
SNDK      SanDisk Corporation                                           3.34%            69          78.74          5,433
SWKS      Skyworks Solutions, Inc.                                      3.34%           151          36.02          5,439
Materials (16.63%):
DOW       The Dow Chemical Company                                      3.33%           113          48.07          5,432
EMN       Eastman Chemical Company                                      3.33%            64          84.69          5,420
MEOH      Methanex Corporation +                                        3.32%            81          66.70          5,403
PKG       Packaging Corporation of America                              3.32%            79          68.49          5,411
WLK       Westlake Chemical Corporation                                 3.33%            84          64.52          5,420
                                                                      _______                                    ________
                  Total Investments                                   100.00%                                    $162,934
                                                                      =======                                    ========

___________

See "Notes to Schedules of Investments" on page 50.

Page 42


                            Schedule of Investments

                Target Triad Portfolio, 2nd Quarter 2014 Series
                                    FT 4750


                    At the Opening of Business on the
                  Initial Date of Deposit-April 9, 2014



                                                                        Percentage
                                                                       of Aggregate    Number       Market        Cost of
Ticker Symbol and                                                        Offering        of        Value per   Securities to
Name of Issuer of Securities (1)(4)                                       Price        Shares        Share     the Trust (2)
___________________________________                                    ____________    ______      _________   _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (14.20%):
HBI       Hanesbrands, Inc.                                              2.00%          67         $ 73.20     $  4,904
HHS       Harte-Hanks, Inc.                                              0.75%         211            8.72        1,840
HMC       Honda Motor Co., Ltd. (ADR) +                                  0.40%          29           33.76          979
LVS       Las Vegas Sands Corp.                                          2.00%          64           76.60        4,902
KORS      Michael Kors Holdings Limited +*                               2.00%          55           88.99        4,894
ORLY      O'Reilly Automotive, Inc. *                                    2.00%          34          144.15        4,901
PHM       PulteGroup, Inc.                                               2.00%         256           19.12        4,895
RCII      Rent-A-Center, Inc.                                            0.75%          68           26.94        1,832
SNE       Sony Corporation (ADR) +                                       0.40%          52           18.90          983
SPLS      Staples, Inc.                                                  0.75%         150           12.22        1,833
SUP       Superior Industries International, Inc.                        0.75%          86           21.38        1,839
TM        Toyota Motor Corporation (ADR) +                               0.40%           9          109.10          982
Consumer Staples (10.97%):
BF/B      Brown-Forman Corporation                                       2.00%          55           89.02        4,896
STZ       Constellation Brands, Inc. (Class A) *                         1.99%          60           81.48        4,889
INGR      Ingredion Incorporated                                         0.75%          27           67.78        1,830
GMCR      Keurig Green Mountain, Inc.                                    1.98%          48          101.35        4,865
TAP       Molson Coors Brewing Company                                   0.75%          31           59.22        1,836
SPTN      Spartan Stores, Inc.                                           0.75%          81           22.84        1,850
TSN       Tyson Foods, Inc. (Class A)                                    2.00%         118           41.59        4,908
UVV       Universal Corporation                                          0.75%          34           53.95        1,834
Energy (8.60%):
BP        BP Plc (ADR) +                                                 0.39%          20           47.96          959
SNP       China Petroleum and Chemical Corporation (Sinopec)
          (ADR) +                                                        0.41%          11           90.84          999
CEO       CNOOC Limited (ADR) +                                          0.40%           6          161.62          970
DK        Delek US Holdings, Inc.                                        0.74%          63           28.99        1,826
E         Eni SpA (ADR) +                                                0.41%          20           50.23        1,005
ESV       Ensco Plc +                                                    0.74%          36           50.64        1,823
GLNG      Golar LNG Limited +                                            0.75%          45           41.10        1,849
HFC       HollyFrontier Corporation                                      0.76%          39           47.62        1,857
PTR       PetroChina Company Limited (ADR) +                             0.41%           9          112.48        1,012
PBR       Petroleo Brasileiro S.A. - Petrobras (ADR) +                   0.40%          70           13.92          974
RDS/A     Royal Dutch Shell Plc (ADR) +                                  0.39%          13           73.66          958
SWN       Southwestern Energy Company *                                  2.01%         105           46.88        4,922
STO       StatoilHydro ASA (ADR) +                                       0.39%          35           27.69          969
SU        Suncor Energy, Inc. +                                          0.40%          27           36.49          985

                       Schedule of Investments (cont'd.)

                Target Triad Portfolio, 2nd Quarter 2014 Series
                                 FT 4750


                    At the Opening of Business on the
                  Initial Date of Deposit-April 9, 2014


                                                                        Percentage
                                                                       of Aggregate    Number       Market        Cost of
Ticker Symbol and                                                        Offering        of        Value per   Securities to
Name of Issuer of Securities (1)(4)                                       Price        Shares        Share     the Trust (2)
___________________________________                                    ____________    ______      _________   _____________
Financials (7.39%):
BLX      Banco Latinoamericano de Comercio Exterior, S.A. +              0.75%          70         $ 26.13     $  1,829
FFG      FBL Financial Group, Inc. (Class A)                             0.76%          43           43.07        1,852
FAF      First American Financial Corporation                            0.75%          70           26.15        1,831
HMN      Horace Mann Educators Corporation                               0.75%          64           28.66        1,834
ING      ING Groep N.V. (ADR) +*                                         0.40%          70           14.07          985
MHFI     McGraw Hill Financial Inc.                                      1.99%          65           75.04        4,878
MTU      Mitsubishi UFJ Financial Group, Inc. (MUFG) (ADR) +             0.40%         183            5.37          983
MFG      Mizuho Financial Group, Inc. (ADR) +                            0.40%         250            3.93          983
NMR      Nomura Holdings, Inc. (ADR) +                                   0.40%         159            6.15          978
SHG      Shinhan Financial Group Co., Ltd. (ADR) +                       0.39%          22           43.88          965
SMFG     Sumitomo Mitsui Financial Group, Inc. (ADR) +                   0.40%         119            8.23          979
Health Care (11.02%):
BIIB     Biogen Idec Inc. *                                              1.98%          17          285.92        4,861
BCR      C.R. Bard, Inc.                                                 2.02%          35          141.66        4,958
GILD     Gilead Sciences, Inc. *                                         2.00%          70           70.01        4,901
OMI      Owens & Minor, Inc.                                             0.75%          53           34.79        1,844
PFE      Pfizer Inc.                                                     0.76%          60           30.87        1,852
DGX      Quest Diagnostics Incorporated                                  0.76%          31           59.84        1,855
SLXP     Salix Pharmaceuticals, Ltd. *                                   2.00%          48          101.98        4,895
WLP      WellPoint, Inc.                                                 0.75%          19           96.65        1,836
Industrials (15.02%):
AYR      Aircastle Ltd. +                                                0.75%          97           18.86        1,829
ALK      Alaska Air Group, Inc.                                          2.00%          54           90.81        4,904
DAL      Delta Air Lines, Inc.                                           2.00%         146           33.51        4,892
EBF      Ennis Inc.                                                      0.75%         112           16.46        1,844
MAS      Masco Corporation                                               2.00%         224           21.86        4,897
SSW      Seaspan Corp. +                                                 0.75%          85           21.52        1,829
TGH      Textainer Group Holdings Limited +                              0.76%          48           38.61        1,853
UAL      United Continental Holdings Inc. *                              2.00%         113           43.31        4,894
URI      United Rentals, Inc. *                                          2.01%          56           87.90        4,922
WBC      WABCO Holdings Inc. *                                           2.00%          47          104.48        4,911
Information Technology (11.39%):
CAJ      Canon Inc. (ADR) +                                              0.40%          32           30.61          980
CSCO     Cisco Systems, Inc.                                             0.75%          80           22.94        1,835
CMTL     Comtech Telecommunications Corp.                                0.75%          58           31.88        1,849

                       Schedule of Investments (cont'd.)

                Target Triad Portfolio, 2nd Quarter 2014 Series
                                    FT 4750


                    At the Opening of Business on the
                  Initial Date of Deposit-April 9, 2014


                                                                        Percentage
                                                                       of Aggregate    Number       Market        Cost of
Ticker Symbol and                                                        Offering        of        Value per   Securities to
Name of Issuer of Securities (1)(4)                                       Price        Shares        Share     the Trust (2)
___________________________________                                    ____________    ______      _________   _____________
Information Technology (cont'd.):
INTC     Intel Corporation                                               0.75%          68         $ 26.91     $  1,830
MU       Micron Technology, Inc. *                                       2.00%         221           22.21        4,908
NXPI     NXP Semiconductors NV +*                                        2.00%          84           58.24        4,892
SNDK     SanDisk Corporation                                             1.99%          62           78.74        4,882
SWKS     Skyworks Solutions, Inc.                                        2.00%         136           36.02        4,899
XRX      Xerox Corporation                                               0.75%         160           11.49        1,838
Materials (13.41%):
AGU      Agrium Inc. +                                                   0.76%          20           93.73        1,875
DOW      The Dow Chemical Company                                        2.00%         102           48.07        4,903
EMN      Eastman Chemical Company                                        2.00%          58           84.69        4,912
MEOH     Methanex Corporation +                                          1.99%          73           66.70        4,869
PKG      Packaging Corporation of America                                2.01%          72           68.49        4,931
PAAS     Pan American Silver Corporation +                               0.75%         137           13.43        1,840
PKX      POSCO (ADR) +                                                   0.41%          14           72.30        1,012
SWM      Schweitzer-Mauduit International, Inc.                          0.74%          45           40.47        1,821
TCK      Teck Resources Limited (Class B) +                              0.75%          78           23.47        1,831
WLK      Westlake Chemical Corporation                                   2.00%          76           64.52        4,904
Telecommunication Services (5.01%):
T        AT&T Inc.                                                       0.75%          52           35.27        1,834
BCE      BCE Inc. +                                                      0.76%          42           44.12        1,853
CHL      China Mobile Limited (ADR) +                                    0.40%          21           46.65          980
CHU      China Unicom (Hong Kong) Limited (ADR) +                        0.40%          72           13.62          981
NTT      Nippon Telegraph and Telephone Corporation (ADR) +              0.40%          38           25.78          980
DCM      NTT DoCoMo, Inc. (ADR) +                                        0.40%          64           15.33          981
ORAN     Orange (ADR) +                                                  0.40%          67           14.69          984
RCI      Rogers Communications, Inc. (Class B) +                         0.75%          45           40.83        1,837
TDS      Telephone & Data Systems, Inc.                                  0.75%          70           26.35        1,845
Utilities (2.99%):
ED       Consolidated Edison, Inc.                                       0.75%          33           55.55        1,833
DUK      Duke Energy Corporation                                         0.74%          25           72.51        1,813
PNW      Pinnacle West Capital Corporation                               0.75%          33           55.62        1,835
PPL      PPL Corporation                                                 0.75%          55           33.29        1,831
                                                                       _______                                 ________
            Total Investments                                          100.00%                                 $245,072
                                                                       =======                                 ========
______________________

See "Notes to Schedules of Investments" on page 50.

                            Schedule of Investments

                 Target VIP Portfolio, 2nd Quarter 2014 Series
                                    FT 4750


 At the Opening of Business on the Initial Date of Deposit-April 9, 2014


                                                                          Percentage     Number      Market        Cost of
Ticker Symbol and                                                        of Aggregate      of         Value     Securities to
Name of Issuer of Securities (1)(4)                                     Offering Price   Shares     per Share   the Trust (2)
___________________________________                                     ______________   ______     _________   _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (21.20%):
AXL          American Axle & Manufacturing Holdings, Inc. *               0.58%          129        $   18.60   $  2,399
AZO          AutoZone, Inc. *                                             0.63%            5           525.48      2,627
BPI          Bridgepoint Education, Inc. *                                0.27%           75            14.97      1,123
CKEC         Carmike Cinemas, Inc. *                                      0.28%           40            29.00      1,160
CAAS         China Automotive Systems, Inc. +*                            0.17%           82             8.49        696
DFRG         Del Frisco's Restaurant Group, Inc. *                        0.25%           40            25.92      1,037
DTV          DIRECTV, Inc. *                                              5.03%          265            78.77     20,874
EVC          Entravision Communications Corporation                       0.17%          116             6.02        698
FRGI         Fiesta Restaurant Group, Inc. *                              0.42%           45            38.73      1,743
FOSL         Fossil Group, Inc. *                                         0.21%            8           109.48        876
GRMN         Garmin Ltd. +                                                0.46%           34            56.78      1,931
GT           The Goodyear Tire & Rubber Company                           0.32%           53            25.26      1,339
HD           The Home Depot, Inc.                                         3.34%          180            77.11     13,880
IRBT         iRobot Corporation *                                         0.47%           50            38.67      1,933
NFLX         Netflix Inc. *                                               0.84%           10           348.89      3,489
PCLN         The Priceline Group Inc. *                                   2.57%            9         1,187.54     10,688
RRGB         Red Robin Gourmet Burgers Inc. *                             0.40%           24            69.72      1,673
SWHC         Smith & Wesson Holding Corporation *                         0.33%           92            14.82      1,363
VC           Visteon Corporation *                                        0.21%           10            86.27        863
DIS          The Walt Disney Company                                      3.33%          174            79.57     13,845
WYNN         Wynn Resorts, Limited                                        0.92%           18           212.87      3,832
Consumer Staples (6.05%):
BATS LN      British American Tobacco Plc #                               0.83%           61            56.76      3,463
BF/B         Brown-Forman Corporation                                     0.43%           20            89.02      1,780
IMT LN       Imperial Tobacco Group Plc #                                 0.83%           86            40.07      3,446
GMCR         Keurig Green Mountain, Inc.                                  0.66%           27           101.35      2,736
RAI          Reynolds American Inc.                                       1.05%           82            53.42      4,380
TSCO LN      Tesco Plc #                                                  0.83%          719             4.82      3,466
TSN          Tyson Foods, Inc. (Class A)                                  0.98%           98            41.59      4,076
USNA         USANA Health Sciences, Inc. *                                0.44%           23            79.19      1,821
Energy (5.54%):
BP/ LN       BP Plc #                                                     0.83%          434             7.99      3,468
ENI IM       Eni SpA #                                                    0.83%          138            25.01      3,452
HP           Helmerich & Payne, Inc.                                      0.39%           15           107.04      1,606
HES          Hess Corporation                                             0.87%           43            84.00      3,612
PKD          Parker Drilling Company *                                    0.33%          203             6.73      1,366
SN           Sanchez Energy Corporation *                                 0.60%           86            28.92      2,487
SWN          Southwestern Energy Company *                                0.54%           48            46.88      2,250
SYRG         Synergy Resources Corporation *                              0.32%          130            10.18      1,323
FP FP        Total S.A. #                                                 0.83%           52            66.64      3,465

                       Schedule of Investments (cont'd.)

                 Target VIP Portfolio, 2nd Quarter 2014 Series
                                    FT 4750


 At the Opening of Business on the Initial Date of Deposit-April 9, 2014


                                                                          Percentage     Number      Market        Cost of
Ticker Symbol and                                                        of Aggregate      of         Value     Securities to
Name of Issuer of Securities (1)(4)                                     Offering Price   Shares     per Share   the Trust (2)
___________________________________                                     ______________   ______     _________   _____________
Financials (9.71%):
ECPG         Encore Capital Group, Inc. *                                 0.47%           43        $   44.97   $  1,934
HSBA LN      HSBC Holdings Plc #                                          0.83%          342            10.13      3,465
IVZ          Invesco Ltd. +                                               1.11%          131            35.13      4,602
MCO          Moody's Corporation                                          1.24%           66            78.33      5,170
PNFP         Pinnacle Financial Partners, Inc.                            0.54%           60            37.65      2,259
SWEDA SS     Swedbank AB #                                                0.84%          130            26.74      3,476
TMK          Torchmark Corporation                                        0.51%           27            77.77      2,100
TRV          The Travelers Companies, Inc.                                3.34%          164            84.73     13,896
UL NA        Unibail-Rodamco SE #                                         0.83%           13           264.69      3,441
Health Care (12.33%):
AMRI         Albany Molecular Research, Inc. *                            0.21%           58            15.28        886
AZN LN       AstraZeneca Plc #                                            0.83%           54            63.81      3,446
BIIB         Biogen Idec Inc. *                                           2.96%           43           285.92     12,295
BCR          C.R. Bard, Inc.                                              0.10%            3           141.66        425
CBM          Cambrex Corporation *                                        0.25%           53            19.37      1,027
CMN          Cantel Medical Corp.                                         0.57%           70            34.04      2,383
GSK LN       GlaxoSmithKline Plc #                                        0.83%          133            26.05      3,464
GB           Greatbatch, Inc. *                                           0.44%           41            44.90      1,841
MYL          Mylan, Inc. *                                                0.18%           16            47.64        762
OMCL         Omnicell, Inc. *                                             0.41%           61            27.64      1,686
PFE          Pfizer Inc.                                                  5.36%          722            30.87     22,288
RGEN         Repligen Corporation *                                       0.19%           57            13.55        772
Industrials (11.01%):
ALK          Alaska Air Group, Inc.                                       0.33%           15            90.81      1,362
ARII         American Railcar Industries, Inc.                            0.73%           47            64.34      3,024
ABFS         Arkansas Best Corporation                                    0.17%           20            35.85        717
CAR          Avis Budget Group, Inc. *                                    0.26%           22            49.63      1,092
DAL          Delta Air Lines, Inc.                                        1.49%          185            33.51      6,199
DNB          The Dun & Bradstreet Corporation                             0.07%            3           102.57        308
DY           Dycom Industries, Inc. *                                     0.41%           56            30.65      1,716
HA           Hawaiian Holdings, Inc. *                                    0.17%           53            13.22        701
HII          Huntington Ingalls Industries, Inc.                          0.26%           11            98.23      1,081
HURN         Huron Consulting Group Inc. *                                0.58%           40            60.49      2,420
KBALB        Kimball International, Inc.                                  0.17%           39            17.90        698
KFY          Korn/Ferry International *                                   0.58%           84            28.73      2,413
MWA          Mueller Water Products, Inc.                                 0.60%          272             9.22      2,508
NOC          Northrop Grumman Corporation                                 0.49%           17           118.87      2,021
PGTI         PGT, Inc. *                                                  0.21%           81            10.53        853
POWR         PowerSecure International, Inc. *                            0.19%           36            21.54        775
SAIA         Saia, Inc. *                                                 0.37%           42            36.43      1,530
LUV          Southwest Airlines Co.                                       0.85%          150            23.51      3,526
TREX         Trex Company, Inc. *                                         0.50%           28            74.56      2,088
TRN          Trinity Industries, Inc.                                     0.28%           17            68.51      1,165
TPC          Tutor Perini Corporation *                                   0.54%           80            27.94      2,235
UPS          United Parcel Service, Inc. (Class B)                        1.34%           57            97.42      5,553
URI          United Rentals, Inc. *                                       0.42%           20            87.90      1,758

                       Schedule of Investments (cont'd.)

                 Target VIP Portfolio, 2nd Quarter 2014 Series
                                    FT 4750


 At the Opening of Business on the Initial Date of Deposit-April 9, 2014


                                                                          Percentage     Number      Market        Cost of
Ticker Symbol and                                                        of Aggregate      of         Value     Securities to
Name of Issuer of Securities (1)(4)                                     Offering Price   Shares     per Share   the Trust (2)
___________________________________                                     ______________   ______     _________   _____________
Information Technology (18.10%):
ATVI         Activision Blizzard, Inc.                                    0.59%          125        $   19.74   $  2,467
AMKR         Amkor Technology, Inc. *                                     0.17%           96             7.23        694
AAPL         Apple Inc.                                                   2.27%           18           523.44      9,422
AVGO         Avago Technologies Limited +                                 0.65%           45            60.17      2,708
BRCD         Brocade Communications Systems, Inc. *                       0.23%           93            10.20        949
CTSH         Cognizant Technology Solutions Corporation *                 1.27%          107            49.16      5,260
CTCT         Constant Contact, Inc. *                                     0.27%           52            21.92      1,140
CRAY         Cray Inc. *                                                  0.55%           68            33.69      2,291
HPQ          Hewlett-Packard Company                                      3.20%          410            32.45     13,304
ININ         Interactive Intelligence Group, Inc. *                       0.59%           35            69.95      2,448
MU           Micron Technology, Inc. *                                    2.18%          408            22.21      9,062
MPWR         Monolithic Power Systems, Inc. *                             0.58%           65            37.17      2,416
NXPI         NXP Semiconductors NV +*                                     0.59%           42            58.24      2,446
ORCL         Oracle Corporation                                           0.84%           87            40.24      3,501
PRFT         Perficient, Inc. *                                           0.24%           57            17.53        999
PLXS         Plexus Corp. *                                               0.56%           57            40.65      2,317
SNDK         SanDisk Corporation                                          0.74%           39            78.74      3,071
STX          Seagate Technology Plc +                                     0.86%           64            55.54      3,554
SWKS         Skyworks Solutions, Inc.                                     0.35%           40            36.02      1,441
SMCI         Super Micro Computer, Inc. *                                 0.30%           73            17.31      1,264
UIS          Unisys Corporation *                                         0.17%           24            29.70        713
WDC          Western Digital Corporation                                  0.90%           41            90.98      3,730
Materials (4.88%):
CF           CF Industries Holdings, Inc.                                 0.12%            2           254.43        509
DOW          The Dow Chemical Company                                     3.00%          259            48.07     12,450
FTK          Flotek Industries, Inc. *                                    0.57%           83            28.61      2,375
FMC          FMC Corporation                                              0.09%            5            76.50        382
FF           FutureFuel Corp.                                             0.33%           71            19.32      1,372
LYB          LyondellBasell Industries N.V. +                             0.42%           20            87.04      1,741
PKG          Packaging Corporation of America                             0.35%           21            68.49      1,438
Telecommunication Services (8.69%):
EGHT         8x8, Inc. *                                                  0.37%          141            10.95      1,544
T            AT&T Inc.                                                    3.33%          393            35.27     13,861
ORA FP       Orange #                                                     0.84%          235            14.78      3,472
TEF SM       Telefonica S.A. #                                            0.83%          215            16.09      3,459
TEL NO       Telenor ASA #                                                0.83%          158            21.91      3,461
TLSN SS      TeliaSonera AB #                                             0.83%          503             6.88      3,463
VIV FP       Vivendi S.A. #                                               0.83%          126            27.52      3,468
VOD LN       Vodafone Group Plc #                                         0.83%          962             3.60      3,463
Utilities (2.49%):
CNA LN       Centrica Plc #                                               0.83%          616             5.63      3,466
GSZ FP       GDF SUEZ #                                                   0.83%          126            27.54      3,470
NG/ LN       National Grid Plc #                                          0.83%          253            13.67      3,459
                                                                        _______                                 ________
                   Total Investments                                    100.00%                                 $415,677
                                                                        =======                                 ========
___________

See "Notes to Schedules of Investments" on page 50.

                            Schedule of Investments

           Value Line(R) Target 25 Portfolio, 2nd Quarter 2014 Series
                                    FT 4750


                    At the Opening of Business on the
                  Initial Date of Deposit-April 9, 2014


                                                                         Percentage
                                                                        of Aggregate    Number       Market          Cost of
Ticker Symbol and                                                         Offering        of        Value per     Securities to
Name of Issuer of Securities (1)(4)                                        Price        Shares        Share       the Trust (2)
___________________________________                                     ___________     ______      _________     _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (17.37%):
CAAS        China Automotive Systems, Inc. +*                             1.00%         197         $  8.49       $  1,673
DTV         DIRECTV, Inc. *                                              12.15%         258           78.77         20,323
EVC         Entravision Communications Corporation                        1.00%         278            6.02          1,674
GT          The Goodyear Tire & Rubber Company                            1.93%         128           25.26          3,233
VC          Visteon Corporation *                                         1.29%          25           86.27          2,157
Consumer Staples (3.43%):
TSN         Tyson Foods, Inc. (Class A)                                   3.43%         138           41.59          5,739
Industrials (27.30%):
ALK         Alaska Air Group, Inc.                                        1.90%          35           90.81          3,178
ARII        American Railcar Industries, Inc.                             1.00%          26           64.34          1,673
ABFS        Arkansas Best Corporation                                     1.01%          47           35.85          1,685
CAR         Avis Budget Group, Inc. *                                     1.57%          53           49.63          2,630
DAL         Delta Air Lines, Inc.                                         8.96%         447           33.51         14,979
HA          Hawaiian Holdings, Inc. *                                     1.00%         127           13.22          1,679
HII         Huntington Ingalls Industries, Inc.                           1.53%          26           98.23          2,554
KBALB       Kimball International, Inc.                                   1.01%          94           17.90          1,683
LUV         Southwest Airlines Co.                                        5.10%         363           23.51          8,534
TRN         Trinity Industries, Inc.                                      1.64%          40           68.51          2,740
URI         United Rentals, Inc. *                                        2.58%          49           87.90          4,307
Information Technology (31.82%):
AMKR        Amkor Technology, Inc. *                                      1.00%         232            7.23          1,677
BRCD        Brocade Communications Systems, Inc. *                        1.37%         224           10.20          2,285
HPQ         Hewlett-Packard Company                                      19.21%         990           32.45         32,125
MU          Micron Technology, Inc. *                                     7.14%         538           22.21         11,949
SWKS        Skyworks Solutions, Inc.                                      2.09%          97           36.02          3,494
UIS         Unisys Corporation *                                          1.01%          57           29.70          1,693
Materials (20.08%):
DOW         The Dow Chemical Company                                     17.99%         626           48.07         30,092
PKG         Packaging Corporation of America                              2.09%          51           68.49          3,493
                                                                        _______                                   ________
                 Total Investments                                      100.00%                                   $167,249
                                                                        =======                                   ========
___________

See "Notes to Schedules of Investments" on page 50.


Page 49


                    NOTES TO SCHEDULES OF INVESTMENTS

(1) All Securities are represented by regular way contracts to purchase such Securities which are backed by an irrevocable letter of credit deposited with the Trustee. The Sponsor entered into purchase contracts for the Securities on April 9, 2014. Such purchase contracts are expected to settle within three business days.

(2) The cost of the Securities to a Trust represents the aggregate underlying value with respect to the Securities acquired-generally determined by the closing sale prices of the Securities on the applicable exchange (where applicable, converted into U.S. dollars at the exchange rate at the Evaluation Time) at the Evaluation Time on the business day prior to the Initial Date of Deposit. The Evaluator, at its discretion, may make adjustments to the prices of Securities held by a Trust if an event occurs after the close of the market on which a Security normally trades but before the Evaluation Time, depending on the nature and significance of the event, consistent with applicable regulatory guidance relating to fair value pricing. The valuation of the Securities has been determined by the Evaluator, an affiliate of the Sponsor. In accordance with Accounting Standards Codification 820, "Fair Value Measurement," each Trust's investments are classified as Level 1, which refers to securities traded in an active market. The cost of the Securities to the Sponsor and the Sponsor's loss (which is the difference between the cost of the Securities to the Sponsor and the cost of the Securities to a Trust) are set forth below:

                                                                         Cost of Securities    Profit
                                                                             to Sponsor        (Loss)
                                                                         __________________   ________
The Dow(R) Target 5 Portfolio, 2nd Quarter 2014 Series                      $ 173,814         $  (636)
The Dow(R) Target Dividend Portfolio, 2nd Quarter 2014 Series                 143,000            (304)
Global Target 15 Portfolio, 2nd Quarter 2014 Series                           126,782            (844)
S&P Target 24 Portfolio, 2nd Quarter 2014 Series                              148,856            (368)
S&P Target SMid 60 Portfolio, 2nd Quarter 2014 Series                         165,748            (852)
Target Diversified Dividend Portfolio, 2nd Quarter 2014 Series                154,425            (494)
Target Dividend Multi-Strategy Portfolio, 2nd Quarter 2014 Series             297,758          (1,336)
Target Double Play Portfolio, 2nd Quarter 2014 Series                         178,986            (803)
Target Focus Four Portfolio, 2nd Quarter 2014 Series                          297,794          (1,449)
Target Focus Five Portfolio, 2nd Quarter 2014 Series                          371,974          (1,686)
Target Global Dividend Leaders Portfolio, 2nd Quarter 2014 Series             176,865            (840)
Target Growth Portfolio, 2nd Quarter 2014 Series                              164,319          (1,385)
Target Triad Portfolio, 2nd Quarter 2014 Series                               246,715          (1,643)
Target VIP Portfolio, 2nd Quarter 2014 Series                                 418,080          (2,403)
Value Line(R) Target 25 Portfolio, 2nd Quarter 2014 Series                    168,398          (1,149)

(3) Current Dividend Yield for each Security was calculated by dividing the most recent annualized ordinary dividend declared or paid on a Security (such figure adjusted to reflect any change in dividend policy announced subsequent to the most recently declared dividend) by that Security's closing sale price at the Evaluation Time on the business day prior to the Initial Date of Deposit, without consideration of foreign withholding or changes in currency exchange rates, if applicable.

(4) Common stocks of companies headquartered or incorporated outside the United States comprise the percentage of the investments of the Trusts as indicated:
  The Dow(R) Target Dividend Portfolio, 2nd Quarter 2014 Series, 5.00% Global Target 15 Portfolio, 2nd Quarter 2014 Series, 66.67%
  S&P Target 24 Portfolio, 2nd Quarter 2014 Series, 9.71%
  S&P Target SMid 60 Portfolio, 2nd Quarter 2014 Series, 8.86%
  Target Diversified Dividend Portfolio, 2nd Quarter 2014 Series, 27.50% Target Dividend Multi-Strategy Portfolio, 2nd Quarter 2014 Series, 49.78% Target Double Play Portfolio, 2nd Quarter 2014 Series, 3.00%
  Target Focus Four Portfolio, 2nd Quarter 2014 Series, 14.46%
  Target Focus Five Portfolio, 2nd Quarter 2014 Series, 31.56%
  Target Global Dividend Leaders Portfolio, 2nd Quarter 2014 Series, 39.96% Target Growth Portfolio, 2nd Quarter 2014 Series, 9.97%
  Target Triad Portfolio, 2nd Quarter 2014 Series, 24.26%
  Target VIP Portfolio, 2nd Quarter 2014 Series, 20.88%
  Value Line(R) Target 25 Portfolio, 2nd Quarter 2014 Series, 1.00%


Page 50


(5) Securities of companies in the following sectors comprise the percentage of the investments of the Global Target 15 Portfolio, 2nd Quarter 2014 Series as indicated:
  Consumer Discretionary, 6.66%; Consumer Staples, 6.67%; Financials, 40.01%; Health Care, 6.67%; Industrials, 13.33%; Information Technology, 13.34%; Telecommunication Services, 13.32%

(6) This Security represents the common stock of a Real Estate Investment Trust headquartered or incorporated in the United States ("REIT"). REITs comprise the percentage of the investments of the Trusts as indicated:
  S&P Target SMid 60 Portfolio, 2nd Quarter 2014 Series, 8.89%
  Target Focus Four Portfolio, 2nd Quarter 2014 Series, 2.66%
  Target Focus Five Portfolio, 2nd Quarter 2014 Series, 2.13%
  Target Global Dividend Leaders Portfolio, 2nd Quarter 2014 Series, 20.02%

+ This Security represents the common stock of a foreign company which trades directly or through an American Depositary Receipt ("ADR") on the over-the-counter market or a U.S. national securities exchange.

# This Security represents the common stock of a foreign company which trades directly on a foreign securities exchange. Amounts may not compute due to rounding.

*  This Security represents a non-income producing security.

                       The FT Series

The FT Series Defined.


We, First Trust Portfolios L.P. (the "Sponsor"), have created hundreds of similar yet separate series of a unit investment trust which we have named the FT Series. The series to which this prospectus relates, FT 4750, consists of 15 separate portfolios set forth below:


- Dow(R) Target 5 2Q '14 - Term 7/9/15
  (The Dow(R) Target 5 Portfolio, 2nd Quarter 2014 Series)
- Dow(R) Target Dvd. 2Q '14 - Term 7/9/15
  (The Dow(R) Target Dividend Portfolio, 2nd Quarter 2014 Series)
- Global Target 15 2Q '14 - Term 7/9/15
  (Global Target 15 Portfolio, 2nd Quarter 2014 Series)
- S&P Target 24 2Q '14 - Term 7/9/15
  (S&P Target 24 Portfolio, 2nd Quarter 2014 Series)
- S&P Target SMid 60 2Q '14 - Term 7/9/15
  (S&P Target SMid 60 Portfolio, 2nd Quarter 2014 Series)
- Target Divsd. Dvd. 2Q '14 - Term 7/9/15
  (Target Diversified Dividend Portfolio, 2nd Quarter 2014 Series)
- Target Dvd. Multi-Strat. 2Q '14 - Term 7/9/15
  (Target Dividend Multi-Strategy Portfolio, 2nd Quarter 2014 Series)
- Target Dbl. Play 2Q '14 - Term 7/9/15
  (Target Double Play Portfolio, 2nd Quarter 2014 Series)
- Target Focus 4 2Q '14 - Term 7/9/15
  (Target Focus Four Portfolio, 2nd Quarter 2014 Series)
- Target Focus 5 2Q '14 - Term 7/9/15
  (Target Focus Five Portfolio, 2nd Quarter 2014 Series)
- Target Global Dvd. Leaders 2Q '14 - Term 7/9/15
  (Target Global Dividend Leaders Portfolio, 2nd Quarter 2014 Series)
- Target Growth 2Q '14 - Term 7/9/15
  (Target Growth Portfolio, 2nd Quarter 2014 Series)
- Target Triad 2Q '14 - Term 7/9/15
  (Target Triad Portfolio, 2nd Quarter 2014 Series)
- Target VIP 2Q '14 - Term 7/9/15
  (Target VIP Portfolio, 2nd Quarter 2014 Series)
- Value Line(R) Target 25 2Q '14 - Term 7/9/15
 (Value Line(R) Target 25 Portfolio, 2nd Quarter 2014 Series)

Each Trust was created under the laws of the State of New York by a Trust Agreement (the "Indenture") dated the Initial Date of Deposit. This agreement, entered into among First Trust Portfolios L.P., as Sponsor, The Bank of New York Mellon as Trustee, FTP Services LLC ("FTPS") as FTPS Unit Servicing Agent and First Trust Advisors L.P. as Portfolio Supervisor and Evaluator, governs the operation of the Trusts.

YOU MAY GET MORE SPECIFIC DETAILS CONCERNING THE NATURE, STRUCTURE AND RISKS OF THIS PRODUCT IN AN "INFORMATION SUPPLEMENT" BY CALLING THE SPONSOR AT 1-800-621-1675, EXT. 1.

How We Created the Trusts.

On the Initial Date of Deposit, we deposited portfolios of common stocks with the Trustee and, in turn, the Trustee delivered documents to us representing our ownership of the Trusts in the form of units ("Units").

After the Initial Date of Deposit, we may deposit additional Securities in a Trust, or cash (including a letter of credit or the equivalent) with instructions to buy more Securities, to create new Units for sale. If we create additional Units, we will attempt, to the extent practicable, to maintain the percentage relationship established among the Securities on the Initial Date of Deposit (as set forth in "Schedule of Investments" for each Trust), adjusted to reflect the sale, redemption or liquidation of any of the Securities or any stock split or a merger or other similar event affecting the issuer of the Securities.

Since the prices of the Securities will fluctuate daily, the ratio of Securities in a Trust, on a market value basis, will also change daily. The portion of Securities represented by each Unit will not change as a result of the deposit of additional Securities or cash in a Trust. If we deposit cash, you and new investors may experience a dilution of your investment. This is because prices of Securities will fluctuate between the time of the cash deposit and the purchase of the Securities, and because the Trusts pay the associated brokerage fees. To reduce this dilution, the Trusts will try to buy the Securities as close to the Evaluation Time and as close to the evaluation price as possible. In addition, because the Trusts pay the brokerage fees associated with the creation of new Units and with the sale of Securities to meet redemption and exchange requests, frequent redemption and exchange activity will likely result in higher brokerage expenses.

An affiliate of the Trustee may receive these brokerage fees or the Trustee may retain and pay us (or our affiliate) to act as agent for a Trust to buy Securities. If we or an affiliate of ours act as agent to a Trust, we will be subject to the restrictions under the Investment Company Act of 1940, as amended (the "1940 Act").

We cannot guarantee that a Trust will keep its present size and composition for any length of time. Securities may be periodically sold under certain circumstances to satisfy Trust obligations, to meet redemption requests and, as described in "Removing Securities from a Trust," to maintain the sound investment character of a Trust, and the proceeds received by a Trust will be used to meet Trust obligations or distributed to Unit holders, but will not be reinvested. However, Securities will not be sold to take advantage of market fluctuations or changes in anticipated rates of appreciation or depreciation, or if they no longer meet the criteria by which they were selected. You will not be able to dispose of or vote any of the Securities in the Trusts. As the holder of the Securities, the Trustee will vote the Securities and will endeavor to vote the Securities such that the Securities are voted as closely as possible in the same manner and the same general proportion as are the Securities held by owners other than such Trust.

Neither we nor the Trustee will be liable for a failure in any of the Securities. However, if a contract for the purchase of any of the Securities initially deposited in a Trust fails, unless we can purchase substitute Securities ("Replacement Securities") we will refund to you that portion of the purchase price and transactional sales charge resulting from the failed contract on the next Distribution Date. Any Replacement Security a Trust acquires will be identical to those from the failed contract.

                        Portfolios

Objective.

When you invest in a Trust you are purchasing a quality portfolio of attractive common stocks in one convenient purchase. Each Trust seeks above-average total return. To achieve this objective, each Trust will invest in the common stocks of companies which are selected by applying a unique specialized strategy. While the Trusts seek above-average total return, each follows a different investment strategy. We cannot guarantee that a Trust will achieve its objective or that a Trust will make money once expenses are deducted.

                      The Dow(R) Target 5 Portfolio

The Dow (R) Target 5 Portfolio invests in stocks with high dividend yields. By selecting stocks with the highest dividend yields, The Dow
(R) Target 5 Strategy seeks to uncover stocks that may be out of favor or undervalued. Investing in stocks with high dividend yields may be effective in achieving the investment objective of the Trust, because regular dividends are common for established companies, and dividends have historically accounted for a large portion of the total return on stocks. The Dow (R) Target 5 Strategy seeks to amplify this dividend yield strategy by selecting the five lowest priced stocks of the 10 highest dividend-yielding stocks in the Dow Jones Industrial Average ("DJIA(R)").

The Dow(R) Target 5 Strategy stocks are determined as follows:

Step 1: We rank all 30 stocks contained in the DJIA(R) by their current indicated dividend yield as of the business day prior to the date of this prospectus.

Step 2: We then select the 10 highest dividend-yielding stocks from this group.

Step 3: From the 10 stocks selected in Step 2, we select an equally-weighted portfolio of the five stocks with the lowest per share stock price for The Dow(R) Target 5 Strategy.


Based on the composition of the portfolio on the Initial Date of Deposit, The Dow(R) Target 5 Portfolio is considered to be a
Large-Cap Value Trust.


                  The Dow(R) Target Dividend Portfolio

The Dow(R) Target Dividend Strategy selects a portfolio of the 20 stocks from the Dow Jones U.S. Select Dividend Index(sm) with the best overall ranking on both the change in return on assets over the last 12 months and price-to-book as a means to seek to achieve its investment objective.

The Dow(R) Target Dividend Strategy stocks are determined as follows:

Step 1: We rank all 100 stocks contained in the Dow Jones U.S. Select Dividend Index(sm) as of two business days prior to the date of this prospectus (best [1] to worst [100]) by the following equally-weighted factors:

- Change in return on assets over the last 12 months. An increase in return on assets is generally used as an indication of improving business fundamentals and would receive a higher ranking than a stock with a negative change in return on assets.

- Price-to-book. A lower, but positive, price-to-book ratio is generally used as an indication of value.

Step 2: We then select an equally-weighted portfolio of the 20 stocks with the best overall combined ranking on the two factors for The Dow(R) Target Dividend Strategy. In the event of a tie, the stock with the better price-to-book ratio is selected.

Companies which, as of the business day prior to the Initial Date of Deposit, Dow Jones has announced will be removed from the Dow Jones U.S. Select Dividend Index(sm), or that are likely to be removed, based on Dow Jones selection criteria, from the Dow Jones U.S. Select Dividend Index(sm) within thirty days from the selection date, have been removed from the universe of securities from which The Dow(R) Target Dividend Strategy stocks are selected.

                       Global Target 15 Portfolio

The Global Target 15 Portfolio invests in stocks with high dividend yields. By selecting stocks with the highest dividend yields, the Global Target 15 Strategy seeks to uncover stocks that may be out of favor or undervalued. The Trust seeks to amplify this dividend yield strategy by selecting the five lowest priced stocks of the 10 highest dividend-yielding stocks in a particular index. The Global Target 15 Strategy stocks are determined as follows:

Step 1: We rank all stocks contained in the DJIA(R), the Financial Times Industrial Ordinary Share Index ("FT Index") and the Hang Seng Index by dividend yield as of the business day prior to the date of this prospectus.

Step 2: We select the 10 highest dividend-yielding stocks in each respective index.

Step 3: We select an approximately equally-weighted portfolio of the five stocks with the lowest per share stock price of the 10 highest dividend-yielding stocks in each respective index as of their respective selection date for the Global Target 15 Strategy.


Based on the composition of the portfolio on the Initial Date of Deposit, the Global Target 15 Portfolio is considered to be a Large-Cap Value Trust.


                         S&P Target 24 Portfolio

The S&P Target 24 Strategy selects a portfolio of 24 common stocks from the S&P 500 Index which are based on the following steps:

Step 1: All of the economic sectors in the S&P 500 Index are ranked by market capitalization as of two business days prior to the date of this prospectus and the eight largest sectors are selected.

Step 2: The stocks in each of those eight sectors are then ranked among their peers based on three distinct factors:

- Trailing four quarters' return on assets, which is net income divided by average assets. Those stocks with high return on assets achieve better rankings;

- Buyback yield, which measures the percentage decrease in common stock outstanding versus one year earlier. Those stocks with greater percentage decreases receive better rankings; and

- Bullish interest indicator, which is measured over the trailing 12 months by subtracting the number of shares traded in months in which the stock price declined from the number of shares traded in months in which the stock price rose and dividing the resulting number by the total number of shares traded over the 12-month period. Those stocks with a high bullish interest indicator achieve better rankings.

Step 3: The three stocks from each of the eight sectors with the highest combined ranking on these three factors are selected for S&P Target 24 Strategy. In the event of a tie within a sector, the stock with the higher market capitalization is selected.

Each stock receives a weighting equivalent to its relative market value among the three stocks from the individual sector. The combined weight of the three stocks for a sector is equal to the sector's equivalent weighting among the eight sectors from which stocks are selected.


Based on the composition of the portfolio on the Initial Date of Deposit, the S&P Target 24 Portfolio is considered to be a Large-Cap Growth Trust.


                      S&P Target SMid 60 Portfolio

This small and mid-capitalization strategy is designed to identify stocks with improving fundamental performance and sentiment. The strategy focuses on small and mid-size companies because we believe they are more likely to be in an earlier stage of their economic life cycle than mature large-cap companies. In addition, in our opinion the ability to take advantage of share price discrepancies is likely to be greater with smaller stocks than with more widely followed large-cap stocks. The S&P Target SMid 60 Strategy stocks are determined as follows:

Step 1: We begin with the stocks that comprise the Standard & Poor's MidCap 400 Index ("S&P MidCap 400") and the Standard & Poor's SmallCap 600 Index ("S&P SmallCap 600") as of two business days prior to the date of this prospectus.

Step 2: We rank the stocks in each index by price-to-book value and select the best quartile from each index-100 stocks from the S&P MidCap 400 and 150 stocks from the S&P SmallCap 600 with the lowest, but positive, price-to-book ratio.

Step 3: We rank each stock on three equally-weighted factors:

- Price to cash flow;

- 12-month change in return on assets; and

- 3-month price appreciation.

Step 4: We eliminate any registered investment companies, limited partnerships, business development companies and any stock with a market capitalization of less than $250 million and with average daily trading volume of less than $250,000.

Step 5: The 30 stocks from each index with the highest combined ranking on the three factors set forth in Step 3 are selected for the portfolio. In the event of a tie, the stock with the better price to cash flow ratio is selected.

Step 6: The stocks selected from the S&P MidCap 400 are given approximately twice the weight of the stocks selected from the S&P SmallCap 600, taking into consideration that only whole shares will be purchased.


Based on the composition of the portfolio on the Initial Date of Deposit, the S&P Target SMid 60 Portfolio is considered to be a Small Cap Value Trust.


                  Target Diversified Dividend Portfolio

The Target Diversified Dividend Strategy seeks above-average total return through a combination of capital appreciation and dividend income by adhering to a simple investment strategy; however, there is no assurance the objective will be met. The Target Diversified Dividend Strategy stocks are determined as follows:

Step 1: We begin with all stocks traded on a U.S. exchange as of two business days prior to the date of this prospectus and screen for the following:

- Minimum market capitalization of $250 million;

- Minimum three-month average daily trading volume of $1.5 million; and

- Minimum stock price of $5.

Step 2: We eliminate real estate investment trusts ("REITs"), ADRs, registered investment companies and limited partnerships.

Step 3: We select only those stocks with positive three-year dividend growth.

Step 4: We rank each remaining stock on three factors:

- Indicated dividend yield - 50%;

- Price-to-book - 25%; and

- Payout ratio - 25%.

Step 5: We purchase an approximately equally-weighted portfolio consisting of four stocks from each of the ten major S&P Global Industry Classification Standard ("GICS(R)") market sectors with the highest combined ranking on the three factors. In the event of a tie, the stock with the better price-to-book ratio is selected.

                Target Dividend Multi-Strategy Portfolio

The composition of the Target Dividend Multi-Strategy Portfolio on the Initial Date of Deposit is as follows:

- Approximately 25% of the portfolio is composed of common stocks which comprise The Dow (R) Target Dividend Strategy;

- Approximately 25% of the portfolio is composed of common stocks which comprise the European Target 20 Strategy;

- Approximately 25% of the portfolio is composed of common stocks which comprise the Global Target 15 Strategy; and

- Approximately 25% of the portfolio is composed of common stocks which comprise the Target Diversified Dividend Strategy.

The Securities which comprise The Dow(R) Target Dividend Strategy, the Global Target 15 Strategy and the Target Diversified Dividend Strategy portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "The Dow(R) Target Dividend Portfolio," "Global Target 15 Portfolio" and "Target Diversified Dividend Portfolio," respectively. The Securities which comprise the European Target 20 Strategy were selected as follows:

European Target 20 Strategy.

The European Target 20 Strategy invests in stocks with high dividend yields. By selecting stocks with the highest dividend yields, the European Target 20 Strategy seeks to uncover stocks that may be out of favor or undervalued. The European Target 20 Strategy stocks are determined as follows:

Step 1: We rank the 120 largest companies based on market capitalization which are domiciled in Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom by their current indicated dividend yield as of two business days prior to the date of this prospectus.

Step 2: We select an approximately equally-weighted portfolio of the 20 highest dividend-yielding stocks for the European Target 20 Strategy.

During the initial offering period, the Target VIP Portfolio will not invest more than 5% of its portfolio in shares of any one securities-related issuer contained in the European Target 20 Strategy.

                      Target Double Play Portfolio

The Target Double Play Portfolio invests in the common stocks of companies which are selected by applying two separate uniquely specialized strategies. While each of the strategies included in the Target Double Play Portfolio also seeks to provide an above-average total return, each follows a different investment strategy. The Target Double Play Portfolio seeks to outperform the S&P 500 Index. Finding the right mix of investments is a key factor to successful investing. Because different investments often react differently to economic and market changes, diversifying among low-correlated investments has the potential to enhance your returns and help reduce your overall investment risk. The Target Double Play Portfolio has been developed to seek to address this purpose.

The composition of the Target Double Play Portfolio on the Initial Date of Deposit is as follows:

- Approximately 1/2 of the portfolio is composed of common stocks which comprise The Dow(R) Target Dividend Strategy; and

- Approximately 1/2 of the portfolio is composed of common stocks which comprise the Value Line(R) Target 25 Strategy.

The Securities which comprise The Dow(R) Target Dividend Strategy portion of the Trust were chosen by applying the same selection criteria set forth above under the captions "The Dow(R) Target Dividend
Portfolio." The Securities which comprise the Value Line(R) Target 25 Strategy portion of the Trust were selected as follows:

Value Line(R) Target 25 Strategy.

The Value Line(R) Target 25 Strategy invests in 25 of the 100 stocks that Value Line(R) gives a #1 ranking for Timeliness(TM) which have recently exhibited certain positive financial attributes. Value Line(R) ranks 1,700 stocks which represent approximately 95% of the trading volume on all U.S. stock exchanges. Of these 1,700 stocks, only 100 are given their #1 ranking for Timeliness(TM), which measures Value Line's view of their probable price performance during the next six to 12 months relative to the others. Value Line(R) bases their rankings on various factors, including long-term trend of earnings, prices, recent earnings, price momentum, and earnings surprise. The Value Line(R) Target 25 Strategy stocks are determined as follows:

Step 1: We start with the 100 stocks which Value Line(R), as of two business days prior to the date of this prospectus, gives their #1 ranking for Timeliness(TM) and apply the following rankings as of two business days prior to the date of this prospectus.

Step 2: We rank these stocks for consistent growth based on 12-month and 6-month price appreciation (best [1] to worst [100]).

Step 3: We then rank the stocks for profitability by their return on assets.

Step 4: Finally, we rank the stocks for value based on their price to cash flow.

Step 5: We add up the numerical ranks achieved by each company in the above steps and select the 25 eligible stocks with the lowest sums for the Value Line Target 25 Strategy. Stocks of financial companies, as defined by S&P's GICS(R), and the stocks of companies whose shares are not listed on a U.S. securities exchange are not eligible for inclusion in the Value Line(R) Target 25 Strategy stocks. In the event of a tie, the stock with the greatest 6-month price appreciation is selected.

The stocks which comprise the Value Line(R) Target 25 Strategy are weighted by market capitalization subject to the restriction that no stock will comprise less than approximately 1% or 25% or more of the Value Line(R) Target 25 Strategy portion of the portfolio on the date of this prospectus. The Securities will be adjusted on a proportionate basis to accommodate this constraint.

                       Target Focus Four Portfolio

The Target Focus Four Portfolio invests in the common stocks of companies which are selected by applying four separate uniquely specialized strategies. While each of the strategies included in the Target Focus Four Portfolio also seeks above-average total return, each follows a different investment strategy. The Target Focus Four Portfolio seeks to outperform the S&P 500 Index. Finding the right mix of investments is a key factor to successful investing. Because different investments often react differently to economic and market changes, diversifying among low-correlated investments has the potential to enhance your returns and help reduce your overall investment risk. The Target Focus Four Portfolio has been developed to seek to address this purpose.

The composition of the Target Focus Four Portfolio on the Initial Date of Deposit is as follows:

- Approximately 30% of the portfolio is composed of common stocks which comprise The Dow(R) Target Dividend Strategy;

- Approximately 30% of the portfolio is composed of common stocks which comprise the S&P Target SMid 60 Strategy;

- Approximately 30% of the portfolio is composed of common stocks which comprise the Value Line(R) Target 25 Strategy; and

- Approximately 10% of the portfolio is composed of common stocks which comprise the NYSE(R) International Target 25 Strategy.

The Securities which comprise The Dow(R) Target Dividend Strategy, the S&P Target SMid 60 Strategy and the Value Line(R) Target 25 Strategy portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "The Dow(R) Target Dividend Portfolio," "S&P Target SMid 60 Portfolio" and "Double Play Portfolio," respectively. The Securities which comprise The NYSE (R) International Target 25 Strategy were selected as follows:

NYSE(R) International Target 25 Strategy:

Incorporating international investments into an overall portfolio can offer benefits such as diversification, reduced volatility and the potential for enhanced performance. The NYSE (R) International Target 25 Strategy provides investors with a way to strategically invest in foreign companies. The NYSE (R) International Target 25 Strategy stocks are determined as follows:

Step 1: We begin with the stocks that comprise the NYSE International 100 Index(sm) as of two business days prior to the date of this prospectus. The index consists of the 100 largest non-U.S. stocks trading on the NYSE.

Step 2: We rank each stock on two equally-weighted factors:

- Price-to-book; and

- Price to cash flow.

Lower, but positive, price-to-book and price to cash flow ratios are generally used as an indication of value.

Step 3: We screen for liquidity by eliminating companies with average daily trading volume below $300,000 for the prior three months.

Step 4: We purchase an approximately equally-weighted portfolio of the 25 eligible stocks with the best overall ranking on the two factors, taking into consideration that only whole shares will be purchased. In the event of a tie, the stock with the better price-to-book ratio is selected.

                Target Focus Five Portfolio

The composition of the Target Focus Five Portfolio on the Initial Date of Deposit is as follows:

- Approximately 24% of the portfolio is composed of common stocks which comprise The Dow(R) Target Dividend Strategy;

- Approximately 24% of the portfolio is composed of common stocks which comprise the S&P Target SMid 60 Strategy;

- Approximately 24% of the portfolio is composed of common stocks which comprise the Value Line(R) Target 25 Strategy;

- Approximately 20% of the portfolio is composed of common stocks which comprise the MSCI EAFE Target 20 Strategy; and

- Approximately 8% of the portfolio is composed of common stocks which comprise the NYSE (R) International Target 25 Strategy.

The Securities which comprise The Dow(R) Target Dividend Strategy, the S&P Target SMid 60 Strategy, the Value Line(R) Target 25 Strategy and the NYSE (R) International Target 25 Strategy portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "The Dow(R) Target Dividend Portfolio," "S&P Target SMid 60 Portfolio," "Target Double Play Portfolio" and "Target Focus Four Portfolio," respectively. The Securities which comprise the MSCI EAFE Target 20 Strategy portion of the Trust were chosen by applying the selection criteria set forth below.

MSCI EAFE Target 20 Strategy.

The MSCI EAFE Target 20 Strategy selects 20 common stocks from the MSCI EAFE Index(R). The MSCI EAFE Target 20 Strategy stocks are determined as follows:

Step 1: We begin with the stocks that comprise the MSCI EAFE Index(R) as of two business days prior to the date of this prospectus.

Step 2: We then select the 200 largest by market capitalization that meet both of the following three-month average daily trading volume liquidity screens:

- Minimum of $5 million traded.

- Minimum of 100,000 shares traded.

Step 3: The remaining stocks are ranked on four equally-weighted factors:

- Price to cash flow.

- Price-to-book.

- Return on assets.

- Momentum (as measured by equally-weighted 6- and 12-month price appreciation).

Step 4: We purchase an approximately equally-weighted portfolio of the 20 stocks with the highest combined ranking on the four factors, subject to a maximum of four stocks from any one of the ten major market sectors and a maximum of four stocks from any single country.

                Target Global Dividend Leaders Portfolio

The Target Global Dividend Leaders Strategy stocks are determined based on these steps:

Step 1: We establish three distinct universes as of two business days prior to the Initial Date of Deposit which consist of the following:

- Domestic equity - all U.S. stocks.

- International equity - all foreign stocks that are listed on a U.S. securities exchange either directly or in the form of ADRs.

- REITs - all U.S. REITs.

Step 2: Registered investment companies and limited partnerships are excluded from all universes. REITs are also excluded from the domestic and international equity universes.

Step 3: We select the stocks in each universe that meet the following criteria:

- Market capitalization greater than $1 billion.

- Three-month average daily trading volume greater than $1 million.

- Current indicated dividend yield greater than twice that of the S&P 500 Index at the time of selection.

Step 4: We rank the selected stocks within each universe on three equally-weighted factors: price to cash flow; return on assets; and 3-, 6- and 12-month price appreciation.

Step 5: We select the 20 stocks within each universe with the best overall combined rankings, subject to a maximum of four stocks from any one of the ten major market sectors for both the domestic and international equity universes. If a universe has less than 20 eligible securities, all eligible securities are selected.

Step 6: The universes are approximately weighted as shown below. Stocks are approximately equally-weighted within their universe, taking into consideration that only whole shares will be purchased.

- 40% domestic equity.

- 40% international equity.

- 20% REITs.

                         Target Growth Portfolio

The Target Growth Strategy invests in stocks with large market capitalizations which have recently exhibited certain positive financial attributes. The Target Growth Strategy stocks are determined as follows:

Step 1: We begin with all stocks traded on a U.S. exchange as of two business days prior to the date of this prospectus and screen for the following:

- Minimum market capitalization of $6 billion;

- Minimum three month average daily trading volume of $5 million;
  and

- Minimum stock price of $5.

Step 2: We eliminate REITs, ADRs, registered investment companies and limited partnerships.

Step 3: We select only those stocks with positive one year sales growth.

Step 4: We rank the remaining stocks on three equally-weighted factors:

- Sustainable growth rate (a measurement of a company's implied growth rate that can be funded with its internal capital; it is calculated by multiplying return on equity over the trailing 12 months by (1- payout ratio), where payout ratio is the trailing 12 months dividends per share divided by trailing 12 months earnings per share);

- Change in return on assets; and

- Recent 6-month price appreciation.

Step 5: We purchase an approximately equally-weighted portfolio of the 30 stocks with the highest combined ranking on the three factors, subject to a maximum of six stocks from any one of the ten major GICS(R) market sectors. In the event of a tie, the stock with the higher sustainable growth rate is selected.


Based on the composition of the portfolio on the Initial Date of Deposit, the Target Growth Portfolio is considered to be a Large-Cap Growth Trust.


                         Target Triad Portfolio

The Target Triad Portfolio invests in the common stocks of companies which are selected by applying three separate uniquely specialized strategies. Finding the right mix of investments is a key factor to successful investing. Because different investments often react differently to economic and market changes, diversifying among low-correlated investments primarily helps to reduce volatility and also has the potential to enhance your returns. The Target Triad Portfolio, whose objective is to seek above-average total return, has been developed to seek to address this purpose.

The composition of the Target Triad Portfolio on the Initial Date of Deposit is as follows:

- Approximately 10% of the portfolio is composed of common stocks which comprise the NYSE(R) International Target 25 Strategy;

- Approximately 30% of the portfolio is composed of common stocks which comprise the Target Diversified Dividend Strategy; and

- Approximately 60% of the portfolio is composed of common stocks which comprise the Target Growth Strategy.

The Securities which comprise the NYSE(R) International Target 25
Strategy, the Target Diversified Dividend Strategy and the Target Growth Strategy portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "Target Focus Four Portfolio," "Target Diversified Dividend Portfolio" and "Target Growth Portfolio," respectively.


Based on the composition of the portfolio on the Initial Date of Deposit, the Target Triad Portfolio is considered to be a Large-Cap Value Trust.


                          Target VIP Portfolio

The Target VIP Portfolio invests in the common stocks of companies which are selected by applying six separate uniquely specialized strategies. While each of the strategies included in the Target VIP Portfolio also seeks above-average total return, each follows a different investment strategy. The Target VIP Portfolio seeks to outperform the S&P 500 Index. The Target VIP Portfolio provides investors with exposure to both growth and value stocks, as well as several different sectors of the worldwide economy. We believe this approach offers investors a better opportunity for investment success regardless of which investment styles prevail in the market.

The composition of the Target VIP Strategy on the Initial Date of Deposit is as follows:

- Approximately 1/6 of the portfolio is composed of common stocks which comprise The Dow(R) DART 5 Strategy;

- Approximately 1/6 of the portfolio is composed of common stocks which comprise the European Target 20 Strategy;

- Approximately 1/6 of the portfolio is composed of common stocks which comprise the Nasdaq(R) Target 15 Strategy;

- Approximately 1/6 of the portfolio is composed of common stocks which comprise the S&P Target 24 Strategy;

- Approximately 1/6 of the portfolio is composed of common stocks which comprise the Target Small-Cap Strategy; and

- Approximately 1/6 of the portfolio is composed of common stocks which comprise the Value Line(R) Target 25 Strategy.

The Securities which comprise the European Target 20 Strategy, the S&P Target 24 Strategy and the Value Line(R) Target 25 Strategy portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "Target Dividend Multi-Strategy Portfolio," "S&P Target 24 Portfolio" and "Target Double Play Portfolio," respectively. The Securities which comprise The Dow(R) DART 5 Strategy, the Nasdaq(R) Target 15 Strategy and the Target Small-Cap Strategy portions of the Trust were selected as follows:

The Dow(R) Dividend and Repurchase Target 5 Strategy.

The Dow(R) DART 5 Strategy selects a portfolio of DJIA(R) stocks with high dividend yields and/or high buyback ratios and high return on assets, as a means to achieving the Strategy's investment objective. By analyzing dividend yields, The Dow(R) DART 5 Strategy seeks to uncover stocks that may be out of favor or undervalued. Companies which have reduced their shares through a share buyback program may provide a strong cash flow position and, in turn, high quality earnings. Buyback ratio is the ratio of a company's shares of common stock outstanding 12 months prior to the date of this prospectus compared to a company's shares outstanding as of the business day prior to the date of this prospectus.

The Dow(R) DART 5 Strategy stocks are determined as follows:

Step 1: We rank all 30 stocks contained in the DJIA(R) by the sum of their current indicated dividend yield and buyback ratio as of the business day prior to the date of this prospectus.

Step 2: We then select the 10 stocks with the highest combined dividend yields and buyback ratios.

Step 3: From the 10 stocks selected in Step 2, we select an approximately equally-weighted portfolio of the five stocks with the greatest change in return on assets in the most recent year as compared to the previous year for The Dow(R) DART 5 Strategy.

Nasdaq(R) Target 15 Strategy.

The Nasdaq(R) Target 15 Strategy selects a portfolio of the 15 Nasdaq-100 Index(R) stocks with the best overall ranking on both 12- and 6-month price appreciation, return on assets and price to cash flow as a means to achieving its investment objective. The Nasdaq(R) Target 15 Strategy stocks are determined as follows:

Step 1: We select stocks which are components of the Nasdaq-100 Index(R) as of two business days prior to the date of this prospectus and numerically rank them by 12-month price appreciation (best [1] to worst [100]).

Step 2: We then numerically rank the stocks by 6-month price appreciation.

Step 3: The stocks are then numerically ranked by return on assets ratio.

Step 4: We then numerically rank the stocks by the ratio of cash flow per share to stock price.

Step 5: We add up the numerical ranks achieved by each company in the above steps and select the 15 stocks with the lowest sums for Nasdaq(R) Target 15 Strategy. In the event of a tie, the stock with the higher 6-month price momentum is selected.

The stocks which comprise Nasdaq(R) Target 15 Strategy are weighted by market capitalization subject to the restriction that only whole shares are purchased and that no stock will comprise less than approximately 1% or 25% or more of Nasdaq(R) Target 15 Strategy portion of the portfolio on the date of this prospectus. The Securities will be adjusted on a proportionate basis to accommodate this constraint.

Target Small-Cap Strategy.

The Target Small-Cap Strategy invests in stocks with small market capitalizations which have recently exhibited certain positive financial attributes. The Target Small-Cap Strategy stocks are determined as follows:

Step 1: We select the stocks of all U.S. corporations which trade on the NYSE, NYSE MTK (formerly the NYSE Amex) or The NASDAQ Stock Market(R) ("Nasdaq") (excluding limited partnerships, ADRs and mineral and oil royalty trusts) as of two business days prior to the date of this prospectus.

Step 2: We then select companies which have a market capitalization of between $150 million and $1 billion and whose stock has an average daily dollar trading volume of at least $500,000.

Step 3: We next select stocks with positive three-year sales growth.

Step 4: From there we select those stocks whose most recent annual earnings (based on the trailing 12-month period) are positive.

Step 5: We eliminate any stock whose price has appreciated by more than 75% in the last 12 months.

Step 6: We select the 40 stocks with the greatest price appreciation in the last 12 months and weight them on a market capitalization basis (highest to lowest) for the Target Small-Cap Strategy.

For purposes of applying the Target Small-Cap Strategy, market capitalization and average trading volume are based on 1996 dollars which are periodically adjusted for inflation. All steps apply monthly and rolling quarterly data instead of annual figures where possible.

The stocks which comprise the Target Small-Cap Strategy are weighted by market capitalization.

             Value Line(R) Target 25 Portfolio

The Securities which comprise the Value Line(R) Target 25 Strategy were chosen by applying the same selection criteria set forth above under the caption "Target Double Play Portfolio."

Other Considerations.

Please note that we applied the strategy or strategies which make up the portfolio for each Trust at a particular time. If we create additional Units of a Trust after the Initial Date of Deposit we will deposit the Securities originally selected by applying the strategy on the Initial Date of Deposit. This is true even if a later application of a strategy would have resulted in the selection of different securities. In addition, companies which, based on publicly available information as of the date the Securities were selected, are the subject of an announced business combination which we expect will happen within six months of the date of this prospectus have been excluded from the universe of securities from which each Trust's Securities are selected.

The Securities for each of the strategies were selected as of a strategy's selection date using closing market prices on such date or, if a particular market was not open for trading on such date, closing market prices on the day immediately prior to the strategy's selection date in which such market was open. In addition, companies which, based on publicly available information on or before their respective selection date, are subject to any of the limited circumstances which warrant removal of a Security from a Trust as described under "Removing Securities from a Trust" have been excluded from the universe of securities from which each Trust's Securities are selected.

From time to time in the prospectus or in marketing materials we may identify a portfolio's style and capitalization characteristics to describe a trust. These characteristics are designed to help you better understand how a Trust may fit into your overall investment plan. These characteristics are determined by the Sponsor as of the Initial Date of Deposit and, due to changes in the value of the Securities, may vary thereafter. In addition, from time to time, analysts and research professionals may apply different criteria to determine a Security's style and capitalization characteristics, which may result in designations which differ from those arrived at by the Sponsor. In general, growth stocks are those with high relative price-to-book ratios while value stocks are those with low relative price-to-book ratios. At least 65% of the stocks in a trust on the trust's initial date of deposit must fall into either the growth or value category for a trust itself to receive the designation. Trusts that do not meet this criteria are designated as blend trusts. In determining market capitalization characteristics, we analyze the market capitalizations of the 3,000 largest stocks in the United States (excluding foreign securities, ADRs, limited partnerships and regulated investment companies). Companies with market capitalization among the largest 10% are considered Large-Cap securities, the next 20% are considered Mid-Cap securities and the remaining securities are considered Small-Cap securities. Both the weighted average market capitalization of a trust and at least half of the Securities in a trust must be classified as either Large-Cap, Mid-Cap or Small-Cap in order for a trust to be designated as such. Trusts, however, may contain individual stocks that do not fall into their stated style or market capitalization designation.

Of course, as with any similar investments, there can be no assurance that the objective of a Trust will be achieved. See "Risk Factors" for a discussion of the risks of investing in a Trust.

The Dow Jones Industrial Average, Dow Jones U.S. Select Dividend Index, S&P 500 Index, S&P MidCap 400 Index and S&P SmallCap 600 Index are products of S&P Dow Jones Indices LLC ("SPDJI"), and have been licensed for use. Standard & Poor's(R), S&P(R), S&P 500(R), S&P MidCap 400(R) and S&P SmallCap 600(R) are registered trademarks of Standard & Poor's Financial Services LLC ("S&P"); DJIA(R), The Dow(R), Dow Jones(R), Dow Jones Industrial Average and Dow Jones U.S. Select Dividend Index are trademarks of Dow Jones Trademark Holdings LLC ("Dow Jones"); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by First Trust Advisors L.P., an affiliate of ours. The Trusts, in particular The Dow(R) Target 5 Portfolio, The Dow(R) Target Dividend Portfolio, Global Target 15 Portfolio, Target Dividend Multi-Strategy Portfolio, Target Double Play Portfolio, Target Focus Four Portfolio, Target Focus Five Portfolio and the Target VIP Portfolio and the S&P Target 24 Portfolio, S&P Target SMid 60 Portfolio, Target Focus Four Portfolio, Target Focus Five Portfolio and Target VIP Portfolio are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in such products. Please see the Information Supplement which sets forth certain additional disclaimers and limitations of liabilities on behalf of SPDJI.

The Target Focus Five Portfolio is not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to the Trust, the Securities or the index on which such Trust or Securities are based. Except as noted herein, the publisher has not approved of any of the information in this prospectus.

"S&P(R)," "S&P 500(R)," "S&P MidCap 400(R)," "S&P SmallCap 600(R)," and
"Standard & Poor's(R)" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by us. The S&P Target 24 Portfolio, S&P Target SMid 60 Portfolio, Target Focus Four Portfolio, Target Focus Five Portfolio and Target VIP Portfolio are not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in such Portfolios. Please see the Information Supplement which sets forth certain additional disclaimers and limitations of liabilities on behalf of Standard & Poor's.

"Value Line(R)," "The Value Line Investment Survey" and "Value Line Timeliness(TM) Ranking System" are registered trademarks of Value Line Securities, Inc. or Value Line Publishing, Inc. that have been licensed to First Trust Portfolios L.P. and/or First Trust Advisors L.P. The Target Double Play Portfolio, Target Focus Four Portfolio, Target Focus Five Portfolio, Target VIP Portfolio and Value Line(R) Target 25 Portfolio are not sponsored, recommended, sold or promoted by Value Line Publishing, Inc., Value Line, Inc. or Value Line Securities, Inc. ("Value Line"). Value Line makes no representation regarding the advisability of investing in a Trust.

"NYSE(R)" is a registered trademark of, and "NYSE International 100 Index(sm)" is a service mark of, the New York Stock Exchange, Inc. ("NYSE") and have been licensed for use for certain purposes by First Trust Portfolios L.P. The Target Focus Four Portfolio, Target Focus Five Portfolio and Target Triad Portfolio, which are based on the NYSE International 100 Index(sm), are not sponsored, endorsed, sold or promoted by NYSE, and NYSE makes no representation regarding the advisability of investing in such products.

The publishers of the DJIA(R), the Dow Jones U.S. Select Dividend Index(sm), FT Index, Hang Seng Index, The Nasdaq-100 Index(R), the Russell 3000(R) Index, S&P 500 Index, S&P 1000 Index, S&P MidCap 400 Index, S&P SmallCap 600 Index, MSCI EAFE Index(R) and the NYSE

International 100 Index(sm) are not affiliated with us and have not participated in creating the Trusts or selecting the Securities for the Trusts. Except as noted herein, none of the index publishers have approved of any of the information in this prospectus.

                       Risk Factors

Price Volatility. The Trusts invest in common stocks. The value of a Trust's Units will fluctuate with changes in the value of these common stocks. Common stock prices fluctuate for several reasons including changes in investors' perceptions of the financial condition of an issuer or the general condition of the relevant stock market, such as the current market volatility, or when political or economic events affecting the issuers occur. In addition, common stock prices may be particularly sensitive to rising interest rates, as the cost of capital rises and borrowing costs increase.

Because the Trusts are not managed, the Trustee will not sell stocks in response to or in anticipation of market fluctuations, as is common in managed investments. As with any investment, we cannot guarantee that the performance of any Trust will be positive over any period of time, especially the relatively short 15-month life of the Trusts, or that you won't lose money. Units of the Trusts are not deposits of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.


Three of the Securities in the Target Double Play Portfolio, and three of the Securities in the Value Line(R) Target 25 Portfolio represent approximately 24.66%, and 49.35%, respectively, of the value of such Trust. If these stocks decline in value you may lose a substantial portion of your investment.

Current Economic Conditions. The global economy continues to experience subdued growth. Most developed and developing economies are continuing to struggle against the lingering effects of the financial crisis which began in 2007, grappling in particular with the challenges of taking appropriate fiscal and monetary policy actions. Inflation remains tame worldwide, partly reflecting output gaps, high unemployment and a continued financial deleveraging in major developed economies. The global employment situation remains challenging, as long-lasting effects from the financial crisis continue to weigh on labor markets in many countries and regions. Prices of most primary commodities, a driving force behind many emerging market economies, have declined moderately in recent years, mainly driven by generally weak global demand as global economic growth remains anemic.

The financial crisis began with problems in the U.S. housing and credit markets, many of which were caused by defaults on "subprime" mortgages and mortgage-backed securities, eventually leading to the failures of some large financial institutions and has negatively impacted most sectors of the global economy. Due to the current state of uncertainty in the economy, the value of the Securities held by the Trust may be subject to steep declines or increased volatility due to changes in performance or perception of the issuers. To combat the financial crisis, central banks in the United States, Europe and Asia have held interest rates at historically low levels for several years. However, there is no assurance that this will continue in the future and no way to predict how quickly interest rates will rise once central banks change their current position. In addition, other extraordinary steps have been taken by the governments of several leading economic countries to combat the financial crisis; however, the impact of these measures has been mixed and in certain instances has produced unintended consequences.


Dividends. There is no guarantee that the issuers of the Securities will declare dividends in the future or that if declared they will either remain at current levels or increase over time.

Trusts which use dividend yield as a selection criterion employ a contrarian strategy in which the Securities selected share qualities that have caused them to have lower share prices or higher dividend yields than other common stocks in their peer group. There is no assurance that negative factors affecting the share price or dividend yield of these Securities will be overcome over the life of such Trusts or that these Securities will increase in value.

Concentration Risk. When at least 25% of a Trust's portfolio is invested in securities issued by companies within a single sector, the Trust is considered to be concentrated in that particular sector. A portfolio concentrated in a single sector may present more risks than a portfolio broadly diversified over several sectors.


The Dow(R) Target 5 Portfolio is concentrated in stocks of information technology companies. The Dow(R) Target Dividend Portfolio is concentrated in stocks of financial and utility companies. The Global Target 15 Portfolio and the S&P Target SMid 60 Portfolio are concentrated in stocks of financial companies. The Target Growth Portfolio, the Target Triad Portfolio and the Target VIP Portfolio are concentrated in stocks of consumer product companies. The Value Line(R) Target 25 Portfolio is concentrated in stocks of industrial and information technology companies.

Consumer Products. Collectively, consumer discretionary companies and consumer staples companies are categorized as consumer products companies. General risks of these companies include cyclicality of revenues and earnings, economic recession, currency fluctuations, changing consumer tastes, extensive competition, product liability litigation and increased governmental regulation. Generally, spending on consumer products is affected by the economic health of consumers. A weak economy and its effect on consumer spending would adversely affect consumer products companies.

Financials. Banks, thrifts and their holding companies are especially subject to the adverse effects of economic recession, decreases in the availability of capital, volatile interest rates, portfolio concentrations in geographic markets and in commercial and residential real estate loans, and competition from new entrants in their fields of business. Although legislation repealed most of the barriers which separated the banking, insurance and securities industries, these industries are still extensively regulated at both the federal and state level and may be adversely affected by increased regulations.


The financial crisis, initially related to the subprime mortgage market, spread to other parts of the economy, and subsequently affected credit and capital markets worldwide and reduced the willingness of lenders to extend credit, thus making borrowing on favorable terms more difficult. In addition, the liquidity of certain debt instruments has been reduced or eliminated due to the lack of available market makers. Negative economic events in the credit markets have also led some firms to declare bankruptcy, forced short-notice sales to competing firms, or required government intervention by the Federal Deposit Insurance Corporation ("FDIC") or through an infusion of Troubled Asset Relief Program funds. Furthermore, accounting rule changes, including the standards regarding the valuation of assets, consolidation in the banking industry and additional volatility in the stock market have the potential to significantly impact financial services companies as well.

In response to recent market and economic conditions, the U.S. Government has taken a variety of extraordinary measures designed to stimulate the economy and financial markets including capital injections and the acquisition of illiquid assets. Recent laws and regulations contain safeguard provisions limiting the way banks and their holding companies are able to pay dividends, purchase their own common stock and compensate officers. Furthermore, participants may be subject to forward looking stress tests to determine if they have sufficient capital to withstand certain economic scenarios, including situations more severe than the current recession. These regulatory changes could cause business disruptions or result in significant loss of revenue, and there can be no assurance as to the actual impact that these laws and their regulations will have on the financial markets.

Recently enacted laws and regulations, and proposed legislation, call for swift government intervention into the financial markets. The Dodd-Frank Wall Street Reform and Consumer Act ("Dodd-Frank") established the Financial Services Oversight Council ("FSOC"). The FSOC is chaired by the Secretary of the Treasury and brings together federal financial regulators, state regulators and an independent insurance expert appointed by the President. The FSOC provides, for the first time, comprehensive monitoring of the stability of the U.S. financial system. The role of the FSOC is to identify risks to the financial stability of the United States, to promote market discipline and to respond to emerging risks to the stability of the U.S. financial system. In doing so, the FSOC has new authorities to constrain excessive risk in the financial system. For example, the FSOC has the authority to designate a nonbank financial firm for tough new supervision aimed at minimizing the risk of such firm from threatening the stability of the U.S financial system. Such financial firms would be subject to increased scrutiny concerning their capital, liquidity and risk management standards.

Dodd-Frank also transferred federal supervisory and rulemaking authority over savings and loan holding companies and savings associations from the Office of Thrift Supervision to the Federal Reserve Board ("FRB"), the office of the Controller of the Currency and the FDIC. While Dodd-Frank preserved many of the previous regulations for such savings and loan holding companies and savings associations, these entities are now subject to new regulators and new regulations. It is unclear what impact the federal banking agencies that now regulate such entities will have on savings and loan holding companies and savings associations.

Dodd-Frank gave Orderly Liquidation Authority to the FDIC in order to avoid the disorderly resolution of failing banks and financial institutions when the overall stability of the financial system would be at risk. Under this authority, the FDIC may be appointed by the Secretary of the Treasury as a receiver for a financial company whose failure would have a serious adverse affect on the financial system or the economy. This mechanism would only be used by the government in exceptional circumstances to mitigate these effects. The extent to which the FDIC will use the Orderly Liquidation Authority and what effect it will have on companies in the financial sector cannot be predicted.

Banks and thrifts face increased competition from nontraditional lending sources and financial services providers including brokerage firms, broker/dealers, investment banks, mutual fund companies and other companies that offer various financial products. Technological advances allow these nontraditional lending sources and financial services providers to cut overhead and permit the more efficient use of customer data. These companies compete with banks and thrifts to provide traditional financial services products in addition to their brokerage and investment advice. The FRB recently issued a final rule which establishes requirements for determining when a company is predominantly engaged in financial activities. While the final rule does not designate any companies for additional supervision or regulation, these companies could be subject to the requirements of the Bank Holding Act of 1956 ("BHC Act"). These companies could be required to register as bank holding companies with the FRB and could be subject to capital and other regulatory requirements of traditional banks, among other potential new or enhanced regulatory standards. The BHC Act generally restricts bank holding companies from engaging in business activities other than the business of banking and certain closely related activities. This may result in a decrease in profits and missed business opportunities for these companies. Additionally, certain companies that are unable to meet the newly imposed regulatory requirements might be forced to cease their financing activities, which could further reduce available credit for consumers.

Companies involved in the insurance industry are engaged in underwriting, selling, distributing or placing of property and casualty, life or health insurance. Insurance company profits are affected by many factors, including interest rate movements, the imposition of premium rate caps, competition and pressure to compete globally. Property and casualty insurance profits may also be affected by weather catastrophes, acts of terrorism and other disasters. Life and health insurance profits may be affected by mortality rates. Already extensively regulated, insurance companies' profits may also be adversely affected by increased government regulations or tax law changes. Dodd-Frank also established the Treasury's Federal Insurance Office. The Federal Insurance Office has the authority to monitor all aspects of the insurance sector, monitor the extent to which underserved communities and consumers have the ability to access affordable non-health insurance products, and to represent the United States on international insurance matters. This enhanced oversight into the insurance industry may pose unknown risks to the sector as a whole.

Industrials. General risks of industrial companies include the general state of the economy, intense competition, consolidation, domestic and international politics, excess capacity and consumer spending trends. In addition, they may also be significantly affected by overall capital spending levels, economic cycles, technical obsolescence, delays in modernization, labor relations, government regulations and e-commerce initiatives.

Industrial companies may also be affected by factors more specific to their individual industries. Industrial machinery manufacturers may be subject to declines in consumer demand and the need for modernization. Aerospace and defense companies may be influenced by decreased demand for new equipment, aircraft order cancellations, changes in aircraft-leasing contracts and cutbacks in profitable business travel. Agricultural equipment businesses may be influenced by fluctuations in farm income, farm commodity prices, government subsidies and weather conditions. The number of housing starts, levels of public and non-residential construction including weakening demand for new office and retail space, and overall construction spending may adversely affect construction equipment manufacturers, while overproduction, consolidation and weakening global economies may lead to deteriorating sales for auto and truck makers and their suppliers.


Information Technology. Technology companies are generally subject to the risks of rapidly changing technologies; short product life cycles; fierce competition; aggressive pricing; frequent introduction of new or enhanced products; the loss of patent, copyright and trademark protections; cyclical market patterns; evolving industry standards; and frequent new product introductions. Technology companies may be smaller and less experienced companies, with limited product lines, markets or financial resources. Technology company stocks have experienced extreme price and volume fluctuations that are often unrelated to their operating performance. Also, the stocks of many Internet companies have exceptionally high price-to-earnings ratios with little or no earnings histories.

Utilities. General problems of utility companies include risks of increases in fuel and other operating costs; restrictions on operations and increased costs and delays as a result of environmental, nuclear safety and other regulations; regulatory restrictions on the ability to pass increasing wholesale costs along to the retail and business customer; energy conservation; technological innovations which may render existing plants, equipment or products obsolete; the effects of local weather, maturing markets and difficulty in expanding to new markets due to regulatory and other factors; natural or man-made disasters; difficulty obtaining adequate returns on invested capital; the high cost of obtaining financing during periods of inflation; difficulties of the capital markets in absorbing utility debt and equity securities; and increased competition. In addition, taxes, government regulation, international politics, price and supply fluctuations, and volatile interest rates and energy conservation may cause difficulties for utilities. All of such issuers have been experiencing certain of these problems in varying degrees.

Utility companies are subject to extensive regulation at the federal and state levels in the United States. The value of utility company securities may decline as a result of changes to governmental regulation controlling the utilities sector. For example, the Energy Policy Act of 2005 was enacted on August 8, 2005. One of the effects of this Act is to give federal regulatory jurisdiction to the U.S. Federal Energy Regulatory Commission, rather than the Securities and Exchange Commission, and give states more regulatory control. The effects of these changes have not yet been fully realized. However, adverse regulatory changes could prevent or delay utilities from passing along cost increases to customers, which could hinder a utility's ability to meet its obligations to its suppliers.

Furthermore, regulatory authorities, which may be subject to political and other pressures, may not grant future rate increases, or may impose accounting or operational policies, any of which could affect a company's profitability and the value of its securities. In addition, federal, state and municipal governmental authorities may review existing, and impose additional, regulations governing the licensing, construction and operation of nuclear power plants.

REITs. Certain of the Securities in the S&P Target SMid 60 Portfolio, the Target Focus Four Portfolio, the Target Focus Five Portfolio and the Target Global Dividend Leaders Portfolio are issued by REITs that are headquartered or incorporated in the United States. REITs are financial vehicles that pool investors' capital to purchase or finance real estate. REITs may concentrate their investments in specific geographic areas or in specific property types, i.e., hotels, shopping malls, residential complexes, office buildings and timberlands. The value of REITs and the ability of REITs to distribute income may be adversely affected by several factors, including rising interest rates, changes in the national, state and local economic climate and real estate conditions, perceptions of prospective tenants of the safety, convenience and attractiveness of the properties, the ability of the owner to provide adequate management, maintenance and insurance, the cost of complying with the Americans with Disabilities Act, increased competition from new properties, the impact of present or future environmental legislation and compliance with environmental laws, changes in real estate taxes and other operating expenses, adverse changes in governmental rules and fiscal policies, adverse changes in zoning laws, and other factors beyond the control of the issuers of REITs.

Strategy. Please note that we applied the strategy or strategies which make up the portfolio for each Trust at a particular time. If we create additional Units of a Trust after the Initial Date of Deposit we will deposit the Securities originally selected by applying the strategy on the Initial Date of Deposit. This is true even if a later application of a strategy would have resulted in the selection of different securities. There is no guarantee the investment objective of a Trust will be achieved. The actual performance of the Trusts will be different than the hypothetical returns of each Trust's strategy. No representation is made that the Trusts will or are likely to achieve the hypothetical performance shown. Because the Trusts are unmanaged and follow a strategy, the Trustee will not buy or sell Securities in the event a strategy is not achieving the desired results.

Hong Kong and China. Approximately one-third of the Global Target 15 Portfolio consists of common stocks issued by companies headquartered or incorporated in China. Certain of the Securities in certain other Trusts are also issued by companies headquartered or incorporated in Hong Kong Special Administrative Region ("Hong Kong") and/or China. Hong Kong issuers are subject to risks related to Hong Kong's political and economic environment, the volatility of the Hong Kong stock market, and the concentration of real estate companies in the Hang Seng Index. Hong Kong reverted to Chinese control on July 1, 1997 and any increase in uncertainty as to the future economic and political status of Hong Kong, or a deterioration of the relationship between China and the United States, could have negative implications on stocks listed on the Hong Kong stock market.

China is underdeveloped when compared to other countries. China is essentially an export-driven economy and is affected by developments in the economies of its principal trading partners. Certain provinces have limited natural resources, resulting in dependence on foreign sources for certain raw materials and economic vulnerability to global fluctuations of price and supply. The emerging market economy of China may also be subject to over-extension of credit, currency devaluations and restrictions, decreased exports, and economic recession. China has yet to develop comprehensive securities, corporate, or commercial laws, and its market is relatively new and undeveloped. Changes in government policy could significantly affect the markets in China. Given the still-developing nature of laws impacting China region securities markets and corporate entities, changes in regulatory policy could have a material adverse affect on the Securities. Securities prices on the Hang Seng Index, can be highly volatile and are sensitive to developments in Hong Kong and China, as well as other world markets.


United Kingdom. Approximately one-third of the Global Target 15 Portfolio consists of common stocks issued by companies headquartered or incorporated in the United Kingdom. Certain of the Securities in certain other Trusts are also issued by companies headquartered or incorporated in the United Kingdom. The United Kingdom is one of 28 members of the European Union ("EU") which was formed by the Maastricht Treaty on European Union. The Treaty has had the effect of eliminating most of the remaining trade barriers between the member nations and has made Europe one of the largest common markets in the world. However, the continued implementation of the Treaty provisions and recent rapid political and social change throughout Europe make the extent and nature of future economic development in the United Kingdom and Europe and their effect on Securities issued by U.K. issuers impossible to predict.


Unlike a majority of EU members, the United Kingdom did not convert its currency to the common European currency, the euro, on January 1, 1999. All companies with significant markets or operations in Europe face strategic challenges as these entities continue to adapt to a single currency. The ongoing euro conversion process, with or without the inclusion of the United Kingdom, may materially impact revenues, expenses or income; increase competition; affect issuers' currency exchange rate risk and derivatives exposure; cause issuers to increase spending on information technology updates; and result in potentially adverse tax consequences. We cannot predict when or if the United Kingdom will convert to the euro or what impact, if any, the adoption of the euro by the United Kingdom will have on any of the Securities issued by United Kingdom companies in the Trusts.


Foreign Securities. Certain of the Securities in certain of the Trusts are issued by foreign entities, which makes these Trusts subject to more risks than if they invested solely in domestic securities. These Securities are either directly listed on a U.S. securities exchange, are in the form of ADRs which trade on the over-the-counter market or are listed on a U.S. securities exchange or are directly listed on a foreign securities exchange. Risks of foreign securities include higher brokerage costs; different accounting standards; expropriation, nationalization or other adverse political or economic developments; currency devaluations, blockages or transfer restrictions; restrictions on foreign investments and exchange of securities; inadequate financial information; lack of liquidity of certain foreign markets; and less government supervision and regulation of exchanges, brokers, and issuers in foreign countries. Recent turmoil in the Middle East and natural disasters in Japan have increased the volatility of certain foreign markets. Investments in debt securities of foreign governments present special risks, including the fact that issuers may be unable or unwilling to repay principal and/or interest when due in accordance with the terms of such debt, or may be unable to make such repayments when due in the currency required under the terms of the debt. Political, economic and social events also may have a greater impact on the price of debt securities issued by foreign governments than on the price of U.S. securities.

The purchase and sale of the foreign Securities, other than foreign Securities listed on a U.S. securities exchange, will generally occur only in foreign securities markets. Because foreign securities exchanges may be open on different days than the days during which investors may purchase or redeem Units, the value of a Trust's Securities may change on days when investors are not able to purchase or redeem Units. Although we do not believe that the Trusts will have problems buying and selling these Securities, certain of the factors stated above may make it impossible to buy or sell them in a timely manner. Custody of certain of the Securities in the Global Target 15 Portfolio, Target Dividend Multi-Strategy Portfolio, Target Focus Five Portfolio and Target VIP Portfolio is maintained by: Hongkong and Shanghai Banking Corporation, Hong Kong for Hong Kong Securities; The Bank of Tokyo-Mitsubishi UFJ Ltd., Tokyo, Japan for Japanese Securities; Crest Co. Ltd. for United Kingdom Securities; the National Australia Bank, Melbourne for Australian Securities; and Euroclear Bank, a global custody and clearing institution for all other foreign Securities; each of which has entered into a sub-custodian relationship with the Trustee. In the event the Trustee informs the Sponsor of any material change in the custody risks associated with maintaining assets with any of the entities listed above, the Sponsor will instruct the Trustee to take such action as the Sponsor deems appropriate to minimize such risk.

Emerging Markets. Certain of the Securities in certain of the Trusts are issued by companies headquartered or incorporated in countries considered to be emerging markets. Risks of investing in developing or emerging countries are even greater than the risks associated with foreign investments in general. These increased risks include, among other risks, the possibility of investment and trading limitations, greater liquidity concerns, higher price volatility, greater delays and disruptions in settlement transactions, greater political uncertainties and greater dependence on international trade or development assistance. In addition, emerging market countries may be subject to overburdened infrastructures, obsolete financial systems and environmental problems. For these reasons, investments in emerging markets are often considered speculative.

Exchange Rates. Because securities of foreign issuers not listed on a U.S. securities exchange generally pay dividends and trade in foreign currencies, the U.S. dollar value of these Securities (and therefore Units of the Trusts containing securities of foreign issuers) will vary with fluctuations in foreign exchange rates. As the value of Units of a Trust will vary with fluctuations in both the value of the underlying Securities as well as foreign exchange rates, an increase in the value of the Securities could be more than offset by a decrease in value of the foreign currencies in which they are denominated against the U.S. dollar, resulting in a decrease in value of the Units. Most foreign currencies have fluctuated widely in value against the U.S. dollar for various economic and political reasons.

To determine the value of foreign Securities not listed on a U.S. securities exchange or their dividends, the Evaluator will estimate current exchange rates for the relevant currencies based on activity in the various currency exchange markets. However, these markets can be quite volatile, depending on the activity of the large international commercial banks, various central banks, large multi-national corporations, speculators, hedge funds and other buyers and sellers of foreign currencies. Since actual foreign currency transactions may not be instantly reported, the exchange rates estimated by the Evaluator may not reflect the amount the Trusts would receive, in U.S. dollars, had the Trustee sold any particular currency in the market. The value of the Securities in terms of U.S. dollars, and therefore the value of your Units, will decline if the U.S. dollar increases in value relative to the value of the currency in which the Securities trade. In addition, the value of dividends received in foreign currencies will decline in value in terms of U.S. dollars if the U.S. dollar increases in value relative to the value of the currency in which the dividend was paid prior to the time in which the dividend is converted to U.S. dollars.

Small Cap Companies. Certain of the Securities in certain Trusts are issued by companies which have been designated by the Sponsor as small-cap. Smaller companies present some unique investment risks. Small-caps may have limited product lines, as well as shorter operating histories, less experienced management and more limited financial resources than larger companies. Stocks of smaller companies may be less liquid than those of larger companies and may experience greater price fluctuations than larger companies. In addition, small-cap stocks may not be widely followed by the investment community, which may result in low demand.


Legislation/Litigation. From time to time, various legislative initiatives are proposed in the United States and abroad which may have a negative impact on certain of the companies represented in the Trusts. In addition, litigation regarding any of the issuers of the Securities, such as that concerning Altria Group, Inc., Lorillard, Inc. or Reynolds American Inc., or any of the industries represented by these issuers, may negatively impact the value of these Securities. We cannot predict what impact any pending or threatened litigation will have on the value of the Securities.


           Hypothetical Performance Information

The following tables compare the hypothetical performance information for the strategies employed by each Trust and the actual performances of the DJIA(R), the Dow Jones U.S. Select Dividend Index(sm), Russell 3000(R) Index, S&P 500 Index, S&P 1000 Index, FT Index, Hang Seng Index, MSCI All Country World Index and a combination of the DJIA(R), FT Index and Hang Seng Index (the "Cumulative International Index Returns") in each of the full years listed below (and as of the most recent month).

These hypothetical returns should not be used to predict or guarantee future performance of the Trusts. Returns from a Trust will differ from its strategy for several reasons, including the following:

- Total Return figures shown do not reflect commissions paid by a Trust on the purchase of Securities or taxes incurred by you.

- Strategy returns are for calendar years (and through the most recent month), while the Trusts begin and end on various dates.

- Trusts have a maturity longer than one year.

- Trusts may not be fully invested at all times or equally-weighted in each of the strategies or the stocks comprising their respective strategy or strategies.

- Extraordinary market events that are not expected to be repeated and which may have affected performance.

- Securities are often purchased or sold at prices different from the closing prices used in buying and selling Units.

- Cash flows (receipt/investment of).

- For Trusts investing in foreign Securities, currency exchange rates may differ.

You should note that the Trusts are not designed to parallel movements in any index and it is not expected that they will do so. In fact, each Trust's strategy underperformed its comparative index, or combination thereof, in certain years and we cannot guarantee that a Trust will outperform its respective index over the life of a Trust or over consecutive rollover periods, if available. Each index differs widely in size and focus, as described below.

DJIA (R). The Dow Jones Industrial Average is maintained by the Averages Committee, which is comprised of the chairman of the S&P Dow Jones U.S. Index Committee and two other persons designated by the chairman and the Managing Editor ("ME") of The Wall Street Journal and another person designated by the ME. Changes in the component stocks of the DJIA(R) are made entirely by the Averages Committee without consulting the companies, the stock exchange or any official agency.

Dow Jones U.S. Select Dividend Index(sm). The Dow Jones U.S. Select Dividend Index(sm) consists of 100 dividend-paying stocks, weighted by their indicated annualized yield. Eligible stocks are selected from a universe of all dividend-paying companies in the Dow Jones U.S. Total Market Index(sm) that have a non-negative historical five-year dividend-per-share growth rate, a five-year average dividend to earnings-per-share ratio of less than or equal to 60% and a three-month average daily trading volume of 200,000 shares.

Russell 3000(R) Index. The Russell 3000(R) Index offers investors access to the broad U.S. equity universe representing approximately 98% of the U.S. market. The Russell 3000(R) Index is constructed to provide a comprehensive, unbiased and stable barometer of the broad market and is completely reconstituted annually to ensure new and growing equities are reflected.


S&P 500 Index. The S&P 500 Index consists of stocks of 500 issuers chosen by Standard and Poor's to be representative of the leaders of various industries.


S&P 1000 Index. The S&P 1000 is a combination of the S&P MidCap 400 (the most widely used index for mid-size companies) and the S&P SmallCap 600 (an index of 600 U.S. small-cap companies), where the S&P MidCap 400 represents approximately 70% of the index and S&P SmallCap 600 represents approximately 30% of the index).

Financial Times Industrial Ordinary Share Index. The FT Index consists of 30 common stocks chosen by the editors of The Financial Times as being representative of British industry and commerce.

Hang Seng Index. The Hang Seng Index consists of a cross section of stocks currently listed on the Stock Exchange of Hong Kong Ltd. and is intended to represent four major market sectors: commerce and industry, finance, property and utilities.

MSCI All Country World Index. The MSCI All Country World Index is an unmanaged free float-adjusted market capitalization weighted index designed to measure the equity market performance of developed and emerging markets. The index cannot be purchased directly by investors.

The indexes are unmanaged, not subject to fees and not available for direct investment.

                                             COMPARISON OF HYPOTHETICAL TOTAL RETURN(2)
           (Strategy figures reflect the deduction of sales charges and expenses but not brokerage commissions or taxes.)

                                             Hypothetical Strategy Total Returns(1)(4)

                       The Dow(R)                                                 Target           Target
         The Dow(R)      Target       Global           S&P        S&P Target    Diversified       Dividend          Target
          Target 5      Dividend     Target 15       Target 24     SMid 60       Dividend      Multi-Strategy    Double Play
Year      Strategy      Strategy     Strategy        Strategy      Strategy      Strategy         Strategy         Strategy
----     ---------     ---------     ---------       ---------    ----------    -----------    --------------    -----------
1972      18.82%
1973      17.45%
1974      -7.61%
1975      62.73%
1976      38.70%
1977       3.06%
1978      -1.42%
1979       7.28%
1980      38.52%
1981       1.13%
1982      40.83%
1983      34.08%
1984       8.44%
1985      35.81%
1986      28.12%                                      18.13%
1987       8.35%                      14.81%           1.75%
1988      18.78%                      20.81%           4.27%
1989       7.85%                      14.38%          22.30%
1990     -18.03%                       0.55%           6.41%
1991      59.61%                      39.79%          40.30%
1992      20.51%        28.68%        24.11%          -1.82%                                                        12.24%
1993      31.25%        18.18%        62.22%           8.01%                                                        21.45%
1994       5.30%        -8.55%       -10.13%           4.76%                                                         1.73%
1995      27.89%        46.86%        11.36%          38.91%        24.13%        26.92%         28.44%             49.29%
1996      23.33%        16.12%        19.35%          31.21%        13.25%        15.01%         18.34%             35.13%
1997      16.99%        40.57%        -8.87%          30.01%        42.13%        26.02%         20.62%             36.94%
1998       9.78%         2.95%        11.00%          39.77%         4.88%        12.98%         14.63%             47.05%
1999      -9.57%        -6.65%         6.05%          41.07%        23.92%        17.59%          7.60%             52.70%
2000       8.12%        25.82%         2.14%           3.84%        14.09%        19.86%         12.83%              7.04%
2001      -5.12%        40.62%        -1.15%         -11.07%        32.05%        29.67%         14.19%             19.96%
2002     -12.95%        -0.84%       -14.40%         -19.24%        -5.27%       -10.38%        -10.72%            -12.58%
2003      20.04%        32.08%        35.78%          23.08%        45.42%        47.13%         36.78%             35.47%
2004       9.49%        18.86%        29.11%          13.52%        23.54%        20.56%         23.85%             20.25%
2005      -2.52%         2.24%        11.40%           3.60%         3.10%         2.00%          5.57%             10.88%
2006      39.42%        17.58%        39.92%           1.40%        19.71%        15.44%         26.46%              8.92%
2007       2.14%         1.06%        14.15%           3.14%        -9.64%        -3.83%          5.30%             12.22%
2008     -50.16%       -39.55%       -43.35%         -29.43%       -37.65%       -37.04%        -45.04%            -45.63%
2009      17.11%        14.29%        49.17%          12.01%        60.04%        40.89%         36.73%              8.38%
2010      10.02%        15.68%         9.21%          18.07%        15.09%        20.23%          9.30%             22.06%
2011      16.79%         5.56%        -8.29%           6.87%        -8.81%         3.17%         -2.31%            -12.20%
2012       9.81%         4.90%        25.05%           7.93%        20.40%        10.78%         11.22%              9.41%
2013      39.11%        28.69%        16.38%          42.21%        37.42%        31.65%         25.87%             31.17%
2014      -1.69%         1.20%        -4.55%          -1.73%         2.80%         1.01%         -0.28%              1.18%
(thru 3/31)

                                             COMPARISON OF HYPOTHETICAL TOTAL RETURN(2)
           (Strategy figures reflect the deduction of sales charges and expenses but not brokerage commissions or taxes.)

                                             Hypothetical Strategy Total Returns(1)(4)

                                        Target
         Target                         Global
         Focus           Target        Dividend        Target         Target        Target      Value Line(R)
          Four         Focus Five      Leaders         Growth         Triad          VIP          Target 25
Year    Strategy        Strategy       Strategy       Strategy       Strategy      Strategy        Strategy
----    ---------      ----------      --------       --------       --------      --------     -------------
1972
1973
1974
1975
1976
1977
1978
1979
1980
1981
1982
1983
1984
1985                                                                                               31.98%
1986                                                                                               20.21%
1987                                                                                               16.93%
1988                                                                                               -9.40%
1989                                                                                               48.18%
1990                                                                                 -0.89%         3.15%
1991                                                                                 57.05%        83.76%
1992                                                                                  4.08%        -2.64%
1993                                                                                 22.04%        25.04%
1994                                                                                  2.03%        12.17%
1995                                                   29.61%                        42.87%        52.18%
1996      26.59%         26.27%                        24.96%         21.02%         38.64%        54.22%
1997      37.28%         30.57%                        41.11%         34.86%         25.80%        33.90%
1998      31.03%         30.66%          1.63%         37.13%         27.54%         51.22%        91.02%
1999      45.16%         46.17%         12.47%         33.76%         31.96%         48.77%       111.24%
2000       9.69%          6.70%          4.69%          8.36%         11.97%         -4.55%       -10.40%
2001      20.23%         12.38%          6.99%         -4.20%          4.97%        -11.31%        -0.10%
2002     -11.05%         -9.89%         -7.55%        -10.80%        -11.56%        -21.35%       -23.90%
2003      38.90%         37.99%         48.16%         34.00%         38.38%         34.73%        39.32%
2004      21.63%         21.32%         24.56%         16.71%         18.59%         13.01%        21.78%
2005       8.93%          7.82%         11.67%         17.09%         12.35%          6.72%        19.71%
2006      14.25%         17.51%         29.55%         16.82%         17.62%         11.82%         1.27%
2007       7.02%          9.89%         22.18%         19.93%         13.44%          9.22%        24.28%
2008     -43.35%        -43.51%        -30.12%        -52.52%        -47.50%        -45.94%       -51.13%
2009      27.38%         24.47%         53.37%         18.19%         27.31%         11.99%         3.13%
2010      17.91%         16.15%         20.19%         17.13%         16.43%         18.24%        28.60%
2011     -11.57%        -12.00%          0.36%        -12.53%         -8.32%         -2.08%       -29.27%
2012      12.71%         12.13%         12.62%          5.77%          7.54%         12.20%        14.20%
2013      31.45%         28.35%         25.08%         37.13%         33.27%         36.11%        33.99%
2014       1.36%          0.59%          0.36%          0.29%          0.23%         -1.49%         1.46%
(thru 3/31)

                                             COMPARISON OF HYPOTHETICAL TOTAL RETURN(2)

                                                       Index Total Returns(4)

                      Dow
                     Jones                                                                            Cumulative
                      U.S.                                                                MSCI All     Interna-
                     Select                             Russell                  Hang      Country      tional
                    Dividend     S&P 500    S&P 1000    3000(R)                  Seng       World       Index
Year    DJIA(R)    Index(sm)      Index      Index       Index     FT Index     Index       Index     Returns(3)
----    --------   ---------     -------    --------    -------    --------     -----     --------    ----------
1972     18.48%                   19.00%
1973    -13.28%                  -14.69%
1974    -23.58%                  -26.47%
1975     44.75%                   37.23%
1976     22.82%                   23.93%
1977    -12.84%                   -7.16%
1978      2.79%                    6.57%
1979     10.55%                   18.61%
1980     22.17%                   32.50%
1981     -3.57%                   -4.92%
1982     27.11%                   21.55%
1983     25.97%                   22.56%
1984      1.31%                    6.27%
1985     33.55%                   31.72%
1986     27.10%                   18.67%
1987      5.48%                    5.25%                            38.32%     -10.02%                   11.26%
1988     16.14%                   16.56%                             7.03%      16.05%                   13.07%
1989     32.19%                   31.62%                            24.53%       5.52%                   20.75%
1990     -0.56%                   -3.10%                            10.36%       6.74%                    5.51%
1991     24.19%                   30.40%                            14.88%      42.46%                   27.17%
1992      7.41%      22.65%        7.61%                            -2.18%      28.89%                   11.37%
1993     16.93%      14.59%       10.04%                            20.25%     123.33%                   53.50%
1994      5.01%      -0.19%        1.32%                             1.19%     -30.00%                   -7.93%
1995     36.87%      42.80%       37.54%     30.69%      35.81%     17.83%      27.30%                   27.33%
1996     28.89%      25.08%       22.94%     19.85%      21.51%     20.55%      37.50%                   28.98%
1997     24.94%      37.83%       33.35%     30.26%      31.70%     16.44%     -17.66%                    7.91%
1998     18.15%       4.33%       28.58%     13.20%      23.94%     12.20%      -2.72%      21.97%        9.21%
1999     27.21%      -4.08%       21.04%     14.11%      20.90%     17.44%      73.42%      26.82%       39.36%
2000     -4.71%      24.86%       -9.10%     15.86%      -7.47%    -18.58%      -9.36%     -13.94%      -10.88%
2001     -5.43%      13.09%      -11.88%      1.45%     -11.40%    -23.67%     -22.40%     -15.91%      -17.17%
2002    -15.01%      -3.94%      -22.09%    -14.54%     -21.53%    -29.52%     -15.61%     -18.98%      -20.05%
2003     28.26%      30.16%       28.67%     36.61%      31.04%     26.27%      41.82%      34.63%       32.12%
2004      5.30%      18.14%       10.87%     18.39%      11.94%     20.80%      16.95%      15.75%       14.35%
2005      1.72%       3.79%        4.91%     10.93%       6.15%     12.45%       8.68%      11.37%        7.61%
2006     19.03%      19.54%       15.78%     11.89%      15.80%     40.25%      38.58%      21.53%       32.62%
2007      8.87%      -5.16%        5.49%      5.18%       5.24%      0.10%      42.82%      12.18%       17.26%
2008    -31.92%     -30.97%      -36.99%    -34.67%     -37.30%    -54.74%     -46.03%     -41.85%      -44.23%
2009     22.70%      11.13%       26.47%     33.48%      28.36%     33.98%      56.42%      35.41%       37.70%
2010     14.10%      18.32%       15.08%     26.55%      16.95%     13.44%       8.29%      13.21%       11.94%
2011      8.34%      12.42%        2.09%     -0.92%       1.00%    -13.70%     -17.27%      -6.86%       -7.55%
2012     10.23%      10.84%       15.99%     17.40%      16.40%     27.18%      27.66%      16.80%       21.69%
2013     29.63%      29.06%       32.36%     35.87%      33.55%     32.71%       6.55%      23.44%       22.96%
2014     -0.15%       3.75%        1.80%      2.44%       1.97%     -1.87%      -4.94%       1.21%       -2.32%
(thru 3/31)



______________________

See "Notes to Comparison of Hypothetical Total Return" on page 72.

Page 71

            NOTES TO COMPARISON OF HYPOTHETICAL TOTAL RETURN

(1) The Strategy stocks for each Strategy for a given year consist of the common stocks selected by applying the respective Strategy as of the beginning of the period (and not the date the Trusts actually sell Units).

(2) With the exception of the Hang Seng Index for the periods 12/31/1986 through 12/31/1992, hypothetical Total Return represents the sum of the change in market value of each group of stocks between the first and last trading day of a period plus the total dividends paid on each group of stocks during such period divided by the opening market value of each group of stocks as of the first trading day of a period. Hypothetical Total Return figures assume that all dividends are reinvested in the same manner as the corresponding Trust (monthly or semi-annually) for the hypothetical Strategy returns and monthly in the case of Index returns (except for the S&P 1000 Index, which assumes daily reinvestment of dividends) and all returns are stated in terms of U.S. dollars. For the periods 12/31/1986 through 12/31/1992, hypothetical Total Return on the Hang Seng Index does not include any dividends paid. Hypothetical Strategy figures reflect the deduction of sales charges and expenses as listed in the "Fee Table," but have not been reduced by estimated brokerage commissions paid by Trusts in acquiring Securities or any taxes incurred by investors. Based on the year-by-year hypothetical returns contained in the tables, over the full years as listed above, with the exception of The Dow(R) Target Dividend Strategy, each hypothetical Strategy would have hypothetically achieved a greater average annual total return than that of its corresponding index:

                                            Hypothetical
                                            Average
                                            Annual
Strategy                                    Total Return     Corresponding Index                              Index Returns
_____________________________________________________________________________________________________________________________
The Dow(R) Target 5 Strategy                  12.91%           DJIA(R) (from 12/31/71 through 12/31/13)             10.96%
The Dow(R) Target Dividend Strategy           12.04%           Dow Jones U.S. Select Dividend Index(sm)             12.12%
                                                               S&P 500 Index (from 12/31/91 through 12/31/13)        9.17%
Global Target 15 Strategy                     11.55%           Cumulative International Index                       10.65%
S&P Target 24 Strategy                        11.40%           S&P 500 Index (from 12/31/85 through 12/31/13)       10.57%
S&P Target SMid 60 Strategy                   14.39%           S&P 1000 Index                                       12.73%
Target Diversified Dividend Strategy          13.44%           Russell 3000(R) Index                                 9.80%
Target Dividend Multi-Strategy                10.75%           S&P 500 Index (from 12/31/94 through 12/31/13)        9.64%
Target Double Play Strategy                   14.41%           S&P 500 Index (from 12/31/91 through 12/31/13)        9.17%
Target Focus Four Strategy                    13.47%           S&P 500 Index (from 12/31/95 through 12/31/13)        8.27%
Target Focus Five Strategy                    12.40%           S&P 500 Index (from 12/31/95 through 12/31/13)        8.27%
Target Global Dividend Leaders Strategy       12.96%           MSCI All Country World Index                          6.07%
Target Growth Strategy                        11.79%           S&P 500 Index (from 12/31/94 through 12/31/13)        9.64%
Target Triad Strategy                         11.58%           S&P 500 Index (from 12/31/95 through 12/31/13)        8.27%
Target VIP Strategy                           12.24%           S&P 500 Index (from 12/31/89 through 12/31/13)        9.43%
Value Line(R) Target 25 Strategy              17.20%           S&P 500 Index (from 12/31/84 through 12/31/13)       11.24%

Simulated returns are hypothetical, meaning that they do not represent actual trading, and, thus, may not reflect material economic and market factors, such as liquidity constraints, that may have had an impact on actual decision making. The hypothetical performance is the retroactive application of the Strategy designed with the full benefit of hindsight.

(3) The combination of the DJIA(R), the FT Index and the Hang Seng Index
(the "Cumulative International Index") Returns represent the weighted average of the annual returns of the stocks contained in the FT Index, Hang Seng Index and DJIA(R). The Cumulative International Index Returns are weighted in the same proportions as the index components appear in the Global Target 15 Portfolio. For instance, the Cumulative International Index is weighted as follows: DJIA(R), 33-1/3%; FT Index, 33-1/3%; Hang Seng Index, 33-1/3%. Cumulative International Index Returns do not represent an actual index.

(4) Source of Index Total Returns: Bloomberg L.P.
Source of Hypothetical Strategy Total Returns: Bloomberg L.P., COMPUSTAT and FactSet.

              PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.


                      Public Offering

The Public Offering Price.

Units will be purchased at the Public Offering Price, the price per Unit of which is comprised of the following:

- The aggregate underlying value of the Securities;

- The amount of any cash in the Income and Capital Accounts;

- Dividends receivable on Securities; and

- The maximum sales charge (which combines an initial upfront sales charge, a deferred sales charge and the creation and development fee).

The price you pay for your Units will differ from the amount stated under "Summary of Essential Information" due to various factors, including fluctuations in the prices of the Securities, changes in the relevant currency exchange rates, changes in the applicable commissions, stamp taxes, custodial fees and other costs associated with foreign trading, and changes in the value of the Income and/or Capital Accounts.

Although you are not required to pay for your Units until three business days following your order (the "date of settlement"), you may pay before then. You will become the owner of Units ("Record Owner") on the date of settlement if payment has been received. If you pay for your Units before the date of settlement, we may use your payment during this time and it may be considered a benefit to us, subject to the limitations of the Securities Exchange Act of 1934, as amended.

Organization Costs. Securities purchased with the portion of the Public Offering Price intended to be used to reimburse the Sponsor for a Trust's organization costs (including costs of preparing the registration statement, the Indenture and other closing documents, registering Units with the Securities and Exchange Commission ("SEC") and states, licensing fees required for the establishment of certain of the Trusts under licensing agreements which provide for full payment of the licensing fees not later than the conclusion of the organization expense period, the initial audit of each Trust's statement of net assets, legal fees and the initial fees and expenses of the Trustee) will be purchased in the same proportionate relationship as all the Securities contained in a Trust. Securities will be sold to reimburse the Sponsor for a Trust's organization costs at the end of the initial offering period (a significantly shorter time period than the life of the Trusts). During the initial offering period, there may be a decrease in the value of the Securities. To the extent the proceeds from the sale of these Securities are insufficient to repay the Sponsor for Trust organization costs, the Trustee will sell additional Securities to allow a Trust to fully reimburse the Sponsor. In that event, the net asset value per Unit of a Trust will be reduced by the amount of additional Securities sold. Although the dollar amount of the reimbursement due to the Sponsor will remain fixed and will never exceed the per Unit amount set forth for a Trust in "Notes to Statements of Net Assets," this will result in a greater effective cost per Unit to Unit holders for the reimbursement to the Sponsor. To the extent actual organization costs are less than the estimated amount, only the actual organization costs will ultimately be charged to a Trust. When Securities are sold to reimburse the Sponsor for organization costs, the Trustee will sell Securities, to the extent practicable, which will maintain the same proportionate relationship among the Securities contained in a Trust as existed prior to such sale.

Minimum Purchase.

The minimum amount per account you can purchase of a Trust is generally $1,000 worth of Units ($500 if you are purchasing Units for your Individual Retirement Account or any other qualified retirement plan), but such amounts may vary depending on your selling firm.

Maximum Sales Charge.

The maximum sales charge is comprised of a transactional sales charge and a creation and development fee. After the initial offering period the maximum sales charge will be reduced by 0.50%, to reflect the amount of the previously charged creation and development fee.

Transactional Sales Charge.

The transactional sales charge you will pay has both an initial and a deferred component.

Initial Sales Charge. The initial sales charge, which you will pay at the time of purchase, is equal to the difference between the maximum sales charge of 2.95% of the Public Offering Price and the sum of the maximum remaining deferred sales charge and creation and development fee (initially $.195 per Unit). On the Initial Date of Deposit, the initial sales charge is equal to approximately 1.00% of the Public Offering Price of a Unit. Thereafter, it will vary from 1.00% depending on the purchase price of your Units and as deferred sales charge and creation and development fee payments are made. When the Public Offering Price exceeds $10.00 per Unit, the initial sales charge will exceed 1.00% of the Public Offering Price.

Monthly Deferred Sales Charge. In addition, three monthly deferred sales charges of approximately $.0484 per Unit will be deducted from a Trust's assets on approximately the twentieth day of each month from July 18, 2014 through September 19, 2014. If you buy Units at a price of less than $10.00 per Unit, the dollar amount of the deferred sales charge will not change, but the deferred sales charge on a percentage basis will be more than 1.45% of the Public Offering Price.

Creation and Development Fee.

As Sponsor, we will also receive, and the Unit holders will pay, a creation and development fee. See "Expenses and Charges" for a description of the services provided for this fee. The creation and development fee is a charge of $.050 per Unit collected at the end of the initial offering period. If you buy Units at a price of less than $10.00 per Unit, the dollar amount of the creation and development fee will not change, but the creation and development fee on a percentage basis will be more than 0.50% of the Public Offering Price.

Discounts for Certain Persons.

The maximum sales charge is 2.95% per Unit and the maximum dealer concession is 2.25% per Unit. However, if you invest at least $50,000 including any proceeds as described below (except if you are purchasing for "Fee Accounts" as described below), the maximum sales charge for the amount of the investment eligible to receive the reduced sales charge is reduced as follows:

                               Your maximum   Dealer
If you invest                  sales charge   concession
(in thousands):*               will be:       will be:
__________________________________________________________
$50 but less than $100       2.70%              2.00%
$100 but less than $250      2.45%              1.75%
$250 but less than $500      2.20%              1.50%
$500 but less than $1,000    1.95%              1.25%
$1,000 or more               1.40%              0.75%


* The breakpoints will be adjusted to take into consideration purchase orders stated in dollars which cannot be completely fulfilled due to the requirement that only whole Units be issued.

The reduced sales charge for quantity purchases will apply only to purchases not eligible for the Rollover, redemption or termination proceeds discount set forth below made by the same person on any one day from any one dealer. To help you reach the above levels, you can combine the Units you purchase of a Trust with any other same day purchases of other trusts for which we are Principal Underwriter and are currently in the initial offering period. In addition, we will also consider Units you purchase in the name of your spouse, or the equivalent if recognized under local law, or child (including step-children) under the age of 21 living in the same household to be purchases by you. The reduced sales charges will also apply to a trustee or other fiduciary purchasing Units for a single trust estate or single fiduciary account including pension, profit sharing or employee benefit plans, as well as multiple-employee benefit plans of a single employer or affiliated employers (provided they are not aggregated with personal accounts). You must inform your dealer of any combined purchases before the sale in order to be eligible for the reduced sales charge.

You are entitled to use your Rollover proceeds from a previous series of a Trust, or redemption or termination proceeds from any unit investment trust (regardless of who was sponsor) to purchase Units of a Trust during the initial offering period at the Public Offering Price less 1.00% (for purchases of $1,000,000 or more, the maximum sales charge will be limited to 1.40% of the Public Offering Price), but you will not be eligible to receive the reduced sales charges described in the above table with respect to such proceeds. Please note that if you purchase Units of a Trust in this manner using redemption proceeds from trusts which assess the amount of any remaining deferred sales charge at redemption, you should be aware that any deferred sales charge remaining on these units will be deducted from those redemption proceeds. In order to be eligible to receive the reduced sales charge described in this paragraph, the trade date of the Rollover, redemption or termination resulting in the receipt of such proceeds must have occurred within 30 calendar days prior to your Unit purchase. In addition, this program will only be available for investors that utilize the same broker/dealer (or a different broker/dealer with appropriate notification) for both the Unit purchase and the transaction resulting in the receipt of the Rollover, termination or redemption proceeds used for the Unit purchase and such transaction must be from the same account. You may be required to provide appropriate documentation or other information to your broker/dealer to evidence your eligibility for this reduced sales charge program.

If you are purchasing Units for an investment account, the terms of which provide that your registered investment advisor or registered broker/dealer (a) charges periodic fees in lieu of commissions; (b) charges for financial planning, investment advisory or asset management services; or (c) charges a comprehensive "wrap fee" or similar fee for these or comparable services ("Fee Accounts"), you will not be assessed the transactional sales charge described in this section on such purchases. These Units will be designated as Fee Account Units and, depending upon the purchase instructions we receive, assigned either a Fee Account Cash CUSIP Number, if you elect to have distributions paid to you, or a Fee Account Reinvestment CUSIP Number, if you elect to have distributions reinvested into additional Units of a Trust. Certain Fee Account Unit holders may be assessed transaction or other account fees on the purchase and/or redemption of such Units by their registered investment advisor, broker/dealer or other processing organizations for providing certain transaction or account activities. Fee Account Units are not available for purchase in the secondary market. We reserve the right to limit or deny purchases of Units not subject to the transactional sales charge by investors whose frequent trading activity we determine to be detrimental to the Trusts.

Employees, officers and directors (and immediate family members) of the Sponsor, our related companies, and dealers and their affiliates will purchase Units at the Public Offering Price less the applicable dealer concession, subject to the policies of the related selling firm. Immediate family members include spouses, or the equivalent if recognized under local law, children or step-children under the age of 21 living in the same household, parents or step-parents and trustees, custodians or fiduciaries for the benefit of such persons. Only employees, officers and directors of companies that allow their employees to participate in this employee discount program are eligible for the discounts.

You will be charged the deferred sales charge per Unit regardless of any discounts. However, if you are eligible to receive a discount such that the maximum sales charge you must pay is less than the applicable maximum deferred sales charge, including Fee Account Units, you will be credited additional Units with a dollar value equal to the difference between your maximum sales charge and the maximum deferred sales charge at the time you buy your Units. If you elect to have distributions reinvested into additional Units of a Trust, in addition to the reinvestment Units you receive you will also be credited additional Units with a dollar value at the time of reinvestment sufficient to cover the amount of any remaining deferred sales charge and creation and development fee to be collected on such reinvestment Units. The dollar value of these additional credited Units (as with all Units) will fluctuate over time, and may be less on the dates deferred sales charges or the creation and development fee are collected than their value at the time they were issued.

The Value of the Securities.

The Evaluator will determine the aggregate underlying value of the Securities in a Trust as of the Evaluation Time on each business day and will adjust the Public Offering Price of the Units according to this valuation. This Public Offering Price will be effective for all orders received before the Evaluation Time on each such day. If we or the Trustee receive orders for purchases, sales or redemptions after that time, or on a day which is not a business day, they will be held until the next determination of price. The term "business day" as used in this prospectus shall mean any day on which the NYSE is open.

The aggregate underlying value of the Securities in the Trusts will be determined as follows: if the Securities are listed on a national or foreign securities exchange or The NASDAQ Stock Market(R), their value shall generally be based on the closing sale price on the exchange or system which is the principal market therefore ("Primary Exchange"), which shall be deemed to be the NYSE if the Securities are listed thereon (unless the Evaluator deems such price inappropriate as the basis for evaluation). In the event a closing sale price on the Primary Exchange is not published, the Securities will be valued based on the last trade price on the Primary Exchange. If no trades occur on the Primary Exchange for a specific trade date, the value will be based on the closing sale price from, in the opinion of the Evaluator, an appropriate secondary exchange, if any. If no trades occur on the Primary Exchange or any appropriate secondary exchange on a specific trade date, the Evaluator will determine the value of the Securities using the best information available to the Evaluator, which may include the prior day's evaluated price. If the Security is an American Depositary Receipt ("ADR"), Global Depositary Receipt ("GDR") or other similar security in which no trade occurs on the Primary Exchange or any appropriate secondary exchange on a specific trade date, the value will be based on the evaluated price of the underlying security, determined as set forth above, after applying the appropriate ADR/GDR ratio, the exchange rate and such other information which the Evaluator deems appropriate. For purposes of valuing Securities traded on The NASDAQ Stock Market(R), closing sale price shall mean the NASDAQ(R) Official Closing Price as determined by The NASDAQ Stock Market LLC. If the Securities are not so listed or, if so listed and the principal market therefore is other than on the Primary Exchange or any appropriate secondary exchange, the value shall generally be based on the current ask price on the over-the-counter market (unless the Evaluator deems such price inappropriate as a basis for evaluation). If current ask prices are unavailable, the value is generally determined (a) on the basis of current ask prices for comparable securities, (b) by appraising the value of the Securities on the ask side of the market, or (c) any combination of the above. If such prices are in a currency other than U.S. dollars, the value of such Security shall be converted to U.S. dollars based on current exchange rates (unless the Evaluator deems such prices inappropriate as a basis for evaluation). If the Evaluator deems a price determined as set forth above to be inappropriate as the basis for evaluation, the Evaluator shall use such other information available to the Evaluator which it deems appropriate as the basis for determining the value of a Security.

After the initial offering period is over, the aggregate underlying value of the Securities will be determined as set forth above, except that bid prices are used instead of ask prices when necessary.

                   Distribution of Units

We intend to qualify Units of the Trusts for sale in a number of states. All Units will be sold at the then current Public Offering Price.

The Sponsor compensates intermediaries, such as broker/dealers and banks, for their activities that are intended to result in sales of Units of the Trusts. This compensation includes dealer concessions described in the following section and may include additional concessions and other compensation and benefits to broker/dealers and other intermediaries.

Dealer Concessions.

Dealers and other selling agents can purchase Units at prices which reflect a concession or agency commission of 2.25% of the Public Offering Price per Unit, subject to the reduced concession applicable to volume purchases as set forth in "Public Offering-Discounts for Certain Persons." However, for Units subject to a transactional sales charge which are purchased using redemption or termination proceeds or on purchases by Rollover Unit holders, this amount will be reduced to 1.30% of the sales price of these Units (0.75% for purchases of $1,000,000 or more).

Eligible dealer firms and other selling agents who, during the previous consecutive 12-month period through the end of the most recent month, sold primary market units of unit investment trusts sponsored by us in the dollar amounts shown below will be entitled to the following additional sales concession on primary market sales of units during the current month of unit investment trusts sponsored by us:

Total sales                               Additional
(in millions)                             Concession
_____________________________________________________
$25 but less than $100                    0.050%
$100 but less than $150                   0.075%
$150 but less than $250                   0.100%
$250 but less than $500                   0.115%
$500 but less than $750                   0.125%
$750 but less than $1,000                 0.130%
$1,000 but less than $1,500               0.135%
$1,500 but less than $2,000               0.140%
$2,000 but less than $3,000               0.150%
$3,000 but less than $4,000               0.160%
$4,000 but less than $5,000               0.170%
$5,000 or more                            0.175%

Dealers and other selling agents will not receive a concession on the sale of Units which are not subject to a transactional sales charge, but such Units will be included in determining whether the above volume sales levels are met. Eligible dealer firms and other selling agents include clearing firms that place orders with First Trust and provide First Trust with information with respect to the representatives who initiated such transactions. Eligible dealer firms and other selling agents will not include firms that solely provide clearing services to other broker/dealer firms or firms who place orders through clearing firms that are eligible dealers. We reserve the right to change the amount of concessions or agency commissions from time to time. Certain commercial banks may be making Units of the Trusts available to their customers on an agency basis. A portion of the transactional sales charge paid by these customers is kept by or given to the banks in the amounts shown above.

Other Compensation and Benefits to Broker/Dealers.

The Sponsor, at its own expense and out of its own profits, currently provides additional compensation and benefits to broker/dealers who sell Units of these Trusts and other First Trust products. This compensation is intended to result in additional sales of First Trust products and/or compensate broker/dealers and financial advisors for past sales. A number of factors are considered in determining whether to pay these additional amounts. Such factors may include, but are not limited to, the level or type of services provided by the intermediary, the level or expected level of sales of First Trust products by the intermediary or its agents, the placing of First Trust products on a preferred or recommended product list, access to an intermediary's personnel, and other factors. The Sponsor makes these payments for marketing, promotional or related expenses, including, but not limited to, expenses of entertaining retail customers and financial advisers, advertising, sponsorship of events or seminars, obtaining information about the breakdown of unit sales among an intermediary's representatives or offices, obtaining shelf space in broker/dealer firms and similar activities designed to promote the sale of the Sponsor's products. The Sponsor makes such payments to a substantial majority of intermediaries that sell First Trust products. The Sponsor may also make certain payments to, or on behalf of, intermediaries to defray a portion of their costs incurred for the purpose of facilitating Unit sales, such as the costs of developing or purchasing trading systems to process Unit trades. Payments of such additional compensation described in this and the preceding paragraph, some of which may be characterized as "revenue sharing," may create an incentive for financial intermediaries and their agents to sell or recommend a First Trust product, including these Trusts, over products offered by other sponsors or fund companies. These arrangements will not change the price you pay for your Units.

Advertising and Investment Comparisons.

Advertising materials regarding a Trust may discuss several topics, including: developing a long-term financial plan; working with your financial professional; the nature and risks of various investment strategies and unit investment trusts that could help you reach your financial goals; the importance of discipline; how a Trust operates; how securities are selected; various unit investment trust features such as convenience and costs; and options available for certain types of unit investment trusts. These materials may include descriptions of the principal businesses of the companies represented in each Trust, research analysis of why they were selected and information relating to the qualifications of the persons or entities providing the research analysis. In addition, they may include research opinions on the economy and industry sectors included and a list of investment products generally appropriate for pursuing those recommendations.

From time to time we may compare the estimated returns of a Trust (which may show performance net of the expenses and charges a Trust would have incurred) and returns over specified periods of other similar trusts we sponsor in our advertising and sales materials, with (1) returns on other taxable investments such as the common stocks comprising various market indexes, corporate or U.S. Government bonds, bank CDs and money market accounts or funds, (2) performance data from Morningstar Publications, Inc. or (3) information from publications such as Money, The New York Times, U.S. News and World Report, Bloomberg Businessweek, Forbes or Fortune. The investment characteristics of each Trust differ from other comparative investments. You should not assume that these performance comparisons will be representative of a Trust's future performance. We may also, from time to time, use advertising which classifies trusts or portfolio securities according to capitalization and/or investment style.

                   The Sponsor's Profits

We will receive a gross sales commission equal to the maximum transactional sales charge per Unit for each Trust less any reduction as stated in "Public Offering." We will also receive the amount of any collected creation and development fee. Also, any difference between our cost to purchase the Securities and the price at which we sell them to a Trust is considered a profit or loss (see Note 2 of "Notes to Schedules of Investments"). During the initial offering period, dealers and others may also realize profits or sustain losses as a result of fluctuations in the Public Offering Price they receive when they sell the Units.

In maintaining a market for the Units, any difference between the price at which we purchase Units and the price at which we sell or redeem them will be a profit or loss to us.

                   The Secondary Market

Although not obligated, we may maintain a market for the Units after the initial offering period and continuously offer to purchase Units at prices based on the Redemption Price per Unit.

We will pay all expenses to maintain a secondary market, except the Evaluator fees and Trustee costs to transfer and record the ownership of Units. We may discontinue purchases of Units at any time. IF YOU WISH TO DISPOSE OF YOUR UNITS, YOU SHOULD ASK US FOR THE CURRENT MARKET PRICES BEFORE MAKING A TENDER FOR REDEMPTION TO THE TRUSTEE (OR THE FTPS UNIT SERVICING AGENT IN THE CASE OF FTPS UNITS). If you sell or redeem your Units before you have paid the total deferred sales charge on your Units, you will have to pay the remainder at that time.

                   How We Purchase Units

The Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) will notify us of any tender of Units for redemption. If our bid at that time is equal to or greater than the Redemption Price per Unit, we may purchase the Units. You will receive your proceeds from the sale no later than if they were redeemed by the Trustee. We may tender Units we hold to the Trustee for redemption as any other Units. If we elect not to purchase Units, the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) may sell tendered Units in the over-the-counter market, if any. However, the amount you will receive is the same as you would have received on redemption of the Units.

                   Expenses and Charges

The estimated annual expenses of each Trust are listed under "Fee Table." If actual expenses of a Trust exceed the estimate, that Trust will bear the excess. The Trustee will pay operating expenses of the Trusts from the Income Account of such Trust if funds are available, and then from the Capital Account. The Income and Capital Accounts are non-interest-bearing to Unit holders, so the Trustee may earn interest on these funds, thus benefiting from their use.

First Trust Advisors L.P., an affiliate of ours, acts as both Portfolio Supervisor and Evaluator to the Trusts, and will be compensated for providing portfolio supervisory services and evaluation services as well as bookkeeping and other administrative services to the Trusts. In providing portfolio supervisory services, the Portfolio Supervisor may purchase research services from a number of sources, which may include underwriters or dealers of the Trusts. As Sponsor, we will receive brokerage fees when the Trusts use us (or an affiliate of ours) as agent in buying or selling Securities. As authorized by the Indenture, the Trustee may employ a subsidiary or affiliate of the Trustee to act as broker to execute certain transactions for a Trust. Each Trust will pay for such services at standard commission rates.

FTP Services LLC, an affiliate of ours, acts as FTPS Unit Servicing Agent to the Trusts with respect to the Trusts' FTPS Units. FTPS Units are Units which are purchased and sold through the Fund/SERV(R) trading system or on a manual basis through FTP Services LLC. In all other respects, FTPS Units are identical to other Units. FTP Services LLC will be compensated for providing shareholder services to the FTPS Units.

The fees payable to First Trust Advisors L.P., FTP Services LLC and the Trustee are based on the largest aggregate number of Units of a Trust outstanding at any time during the calendar year, except during the initial offering period, in which case these fees are calculated based on the largest number of Units outstanding during the period for which compensation is paid. These fees may be adjusted for inflation without Unit holders' approval, but in no case will the annual fee paid to us or our affiliates for providing a given service to all unit investment trusts for which we provide such services be more than the actual cost of providing such services in such year.

As Sponsor, we will receive a fee from each Trust for creating and developing the Trusts, including determining each Trust's objectives, policies, composition and size, selecting service providers and information services and for providing other similar administrative and ministerial functions. The "creation and development fee" is a charge of $.050 per Unit outstanding at the end of the initial offering period. The Trustee will deduct this amount from a Trust's assets as of the close of the initial offering period. We do not use this fee to pay distribution expenses or as compensation for sales efforts. This fee will not be deducted from your proceeds if you sell or redeem your Units before the end of the initial offering period.

In addition to a Trust's operating expenses and those fees described above, the Trusts may also incur the following charges:

- All legal expenses of the Trustee according to its responsibilities under the Indenture;

- The expenses and costs incurred by the Trustee to protect a Trust and your rights and interests;

- Fees for any extraordinary services the Trustee performed under the Indenture;

- Payment for any loss, liability or expense the Trustee incurred without negligence, bad faith or willful misconduct on its part, in connection with its acceptance or administration of a Trust;

- Payment for any loss, liability or expenses we incurred without negligence, bad faith or willful misconduct in acting as Sponsor of a Trust;

- Foreign custodial and transaction fees (which may include compensation paid to the Trustee or its subsidiaries or affiliates), if any; and/or

- All taxes and other government charges imposed upon the Securities or any part of a Trust.

The above expenses and the Trustee's annual fee are secured by a lien on the Trusts. In addition, if there is not enough cash in the Income or Capital Accounts, the Trustee has the power to sell Securities to make cash available to pay these charges which may result in capital gains or losses to you. See "Tax Status."

                        Tax Status

Federal Tax Matters.

This section summarizes some of the main U.S. federal income tax consequences of owning Units of a Trust. This section is current as of the date of this prospectus. Tax laws and interpretations change frequently, and these summaries do not describe all of the tax consequences to all taxpayers. For example, except as specifically provided below, these summaries generally do not describe your situation if you are a corporation, a non U.S. person, a broker/dealer, or other investor with special circumstances. In addition, this section may not describe your state, local or foreign tax consequences.

This federal income tax summary is based in part on the advice and opinion of counsel to the Sponsor. The Internal Revenue Service ("IRS") could disagree with any conclusions set forth in this section. In addition, our counsel was not asked to review, and has not reached a conclusion with respect to the federal income tax treatment of the assets to be deposited in the Trusts. This may not be sufficient for you to use for the purpose of avoiding penalties under federal tax law.

As with any investment, you should seek advice based on your individual circumstances from your own tax advisor.

Grantor Trusts.
_______________

The following discussion pertains to The Dow(R) Target 5 Portfolio, The Dow(R) Target Dividend Portfolio, Global Target 15 Portfolio, S&P Target 24 Portfolio and Value Line(R) Target 25 Portfolio, which are considered grantor trusts under federal tax laws.

Trust Status.

The Trusts are considered grantor trusts under federal tax laws. In grantor trusts, investors are deemed for federal tax purposes, to own the underlying assets of the trust directly. All taxability issues are taken into account at the Unit holder level. Income passes through to Unit holders as realized by the Trust.

Income is reported gross of expenses. Expenses are separately reported based on a percentage of distributions. Generally, the cash received by Unit holders is the net of income and expenses reported.

The grantor trust structure is a widely held fixed investment trust ("WHFIT"), and falls under what is commonly referred to as the WHFIT regulations.

If a Trust is at all times operated in accordance with the documents establishing the Trust and certain requirements of federal income tax law are met, the Trust will not be taxed as a corporation for federal income tax purposes. As a Unit owner, you will be treated as the owner of a pro rata portion of each of the Trust Assets, and as such you will be considered to have received a pro rata share of income (e.g., dividends and capital gains, if any) from each Trust Asset when such income would be considered to be received by you if you directly owned the Trust Assets. As a result, you may be required to recognize for federal income tax purposes income with respect to the Trust Assets in one year even if you do not receive the corresponding distribution from the Trust, or do not receive the corresponding distribution from the Trust until a later year. This is also true even if you elect to have your distributions reinvested into additional Units. In addition, the income from Trust Assets that you must take into account for federal income tax purposes is not reduced by amounts used to pay sales charges or Trust expenses.

Under the "Health Care and Education Reconciliation Act of 2010," income from a Trust may also be subject to a new 3.8% "Medicare tax" imposed for taxable years beginning after 2012. This tax will generally apply to your net investment income if your adjusted gross income exceeds certain threshold amounts, which are $250,000 in the case of married couples filing joint returns and $200,000 in the case of single individuals.

Assets of the Trusts.

Each Trust may hold one or more of the following: (i) shares of stock in corporations (the "Stocks") that are treated as equity for federal income tax purposes, and/or (ii) equity interests (the "REIT Shares") in REITs that constitute interests in entities treated as real estate investment trusts for federal income tax purposes.

It is possible that a Trust will also hold other assets, including assets that are treated differently for federal income tax purposes from those described above, in which case you will have federal income tax consequences different from or in addition to those described in this section. All of the assets held by a Trust constitute the "Trust Assets." Neither our counsel nor we have analyzed the proper federal income tax treatment of a Trust's Assets and thus neither our counsel nor we have reached a conclusion regarding the federal income tax treatment of a Trust's Assets.

Income from the Trusts.

Under the applicable federal income tax reporting rules relating to grantor trusts such as the Trusts, the Trustee reports the income of the Trust to brokers and dealers (or if the Units are held directly by the investor, the investor) using factors that enable the broker or dealers to determine taxability. A Form 1099 is then generally issued reflecting the income as determined using the factors.

Because the time income is recognized by the Trust may differ from the time a distribution is made to you, you may be required to recognize for federal income tax purposes income with respect to the Trust Assets in one year even if you do not receive the corresponding distribution from the Trust, or do not receive the corresponding distribution from the Trust until a later year.

Dividends from Stocks.

Ordinary income dividends received by an individual Unit holder from a grantor trust are generally taxed at the same rates that apply to net capital gain, as discussed below, provided certain holding period requirements are satisfied and provided the dividends are attributable to qualifying dividends received by a Trust itself. Dividends that do not meet these requirements will generally be taxed at ordinary income rates. Each Trust will provide notice to its Unit holders of the amount of any distribution which may be taken into account as a dividend which is eligible for the capital gains tax rates.

Dividends from REIT Shares.

Some dividends on the REIT Shares may be designated as "capital gain dividends," generally taxable to you as long-term capital gains. Other dividends on the REIT Shares will generally be taxable to you as ordinary income. Certain ordinary income dividends from a REIT may qualify to be taxed at the same rates that apply to net capital gain, as discussed above, provided certain holding period requirements are satisfied and provided the dividends are attributable to qualifying dividends received by the REIT itself. Dividends that do not meet these requirements will generally be taxed at ordinary income rates. Each trust will provide notice to their shareholders of the amount of any distribution that may be taken into account as a dividend that is eligible for the capital gains tax rates. If you hold a Unit for six months or less or if your Trust holds a REIT Share for six months or less, any loss incurred by you related to the disposition of such REIT Share will be treated as a long-term capital loss to the extent of any long-term capital gain distributions received (or deemed to have been received) with respect to such REIT Share. Distributions of income or capital gains declared on the REIT Shares in October, November or December will be deemed to have been paid to you on December 31 of the year they are declared, even when paid by the REIT during the following January.

Dividends Received Deduction.

Generally, a domestic corporation owning Units in a Trust may be eligible for the dividends received deduction with respect to such Unit owner's pro rata portion of certain types of dividends received by such Trust. However, a corporation that owns Units generally will not be entitled to the dividends received deduction with respect to dividends from most foreign corporations or from REITs.

Your Tax Basis and Income or Loss upon Disposition.

If your Trust disposes of Trust Assets, you will generally recognize gain or loss. If you dispose of your Units or redeem your Units for cash, you will also generally recognize gain or loss. To determine the amount of this gain or loss, you must subtract your tax basis in the related Trust Assets from your share of the total amount received in the transaction. You can generally determine your initial tax basis in each Trust Asset by apportioning the cost of your Units, including sales charges, among the Trust Assets ratably according to their values on the date you acquire your Units. In certain circumstances, however, you may have to use information, or factors, provided by the Trustee to adjust your tax basis after you acquire your Units (for example, in the case of certain corporate events affecting an issuer, such as stock splits or mergers, or in the case of certain dividends that exceed a corporation's accumulated earnings and profits, or in the case of certain distributions with respect to REIT Shares that represent a return of capital). Trusts that are grantor trusts provide basis information in the form of factors provided under the WHFIT regulations. Cost basis reporting will treat each security included in the portfolio of a Trust as a separate item.


If you reinvest the proceeds of a disposition of your Units or a disposition of assets by the Trust, all or a portion of any loss you may recognize on the disposition may be disallowed if your reinvestment is in stocks held directly or indirectly through the Trust.


If you are an individual, the maximum marginal federal tax rate for net capital gain is generally 20% (0% for certain taxpayers in the 10% or 15% tax brackets). An additional 3.8% "Medicare tax" may also apply to gain from the sale or redemption of Units in a Trust, subject to the income thresholds as described above.

Net capital gain equals net long-term capital gain minus net short-term capital loss for the taxable year. Capital gain or loss is long term if the holding period for the asset is more than one year and is short-term if the holding period for the asset is one year or less. You must exclude the date you purchase your Units to determine your holding period. The tax rates for capital gains realized from assets held for one year or less are generally the same as for ordinary income. The Internal Revenue Code, however, treats certain capital gains as ordinary income in special situations. Capital gain received from assets held for more than one year that is considered "unrecaptured section 1250 gain" (which may be the case, for example, with some capital gains attributable to the REIT Shares) is taxed at a maximum stated tax rate of 25%. In the case of capital gains dividends, the determination of which portion of the capital gains dividend, if any, is subject to the 25% tax rate will be made based on rules prescribed by the United States Treasury.

In-Kind Distributions.

Under certain circumstances as described in this prospectus, you may request an In-Kind Distribution of Trust Assets when you redeem your Units at any time prior to 30 business days before a Trust's Mandatory Termination Date. However, this ability to request an In-Kind Distribution will terminate at any time that the number of outstanding Units has been reduced to 10% or less of the highest number of Units issued by a Trust. By electing to receive an In-Kind Distribution, you will receive Trust Assets plus, possibly, cash. YOU WILL NOT RECOGNIZE GAIN OR LOSS IF YOU ONLY RECEIVE WHOLE TRUST ASSETS IN EXCHANGE FOR THE IDENTICAL AMOUNT OF YOUR PRO RATA PORTION OF THE SAME TRUST ASSETS HELD BY YOUR TRUST. However, if you also receive cash in exchange for a Trust Asset or a fractional portion of a Trust Asset, you will generally recognize gain or loss based on the difference between the amount of cash you receive and your tax basis in such Trust Asset or fractional portion.

Rollovers.

If you elect to be a Rollover Unit holder and have your proceeds from your Trust rolled over into a future series of such Trust, it is considered a sale for federal income tax purposes and any gain on the sale will be treated as a capital gain, and any loss will be treated as a capital loss. However, any loss you incur in connection with the exchange of your Units of the Trusts for units of the next series will generally be disallowed with respect to this deemed sale and subsequent deemed repurchase, to the extent the two trusts have substantially identical Trust Assets under the wash sale provisions of the Internal Revenue Code.

Limitations on the Deductibility of Trust Expenses.

Generally, for federal income tax purposes, you must take into account your full pro rata share of your Trust's income, even if some of that income is used to pay Trust expenses. You may deduct your pro rata share of each expense paid by your Trust to the same extent as if you directly paid the expense. You may be required to treat some or all of the expenses of your Trust as miscellaneous itemized deductions. Individuals may only deduct certain miscellaneous itemized deductions to the extent they exceed 2% of adjusted gross income. Certain individuals may also be subject to a phase-out of the deductibility of itemized deductions based upon their income.

Foreign, State and Local Taxes.

Some distributions by your Trust may be subject to foreign withholding taxes. Any income withheld will still be treated as income to you. Under the grantor trust rules, you are considered to have paid directly your share of any foreign taxes that are paid. Therefore, for U.S. tax purposes, you may be entitled to a foreign tax credit or deduction for those foreign taxes.

Distributions after June 30, 2014 may be subject to a U.S. withholding tax of 30% in the case of distributions to or dispositions by (i) certain non-U.S. financial institutions that have not entered into an agreement with the U.S. Treasury to collect and disclose certain information and are not resident in a jurisdiction that has entered into such an agreement with the U.S. Treasury and (ii) certain other non-U.S. entities that do not provide certain certifications and information about the entity's U.S. owners. Dispositions of Units by such persons may be subject to such withholding after December 31, 2016. You should also consult your tax advisor with respect to other U.S. tax withholding and reporting requirements.

If any U.S. investor is treated as owning directly or indirectly 10% or more of the combined voting power of the stock of a foreign corporation, and all U.S. shareholders of that corporation collectively own more than 50% of the vote or value of the stock of that corporation, the foreign corporation may be treated as a controlled foreign corporation (a "CFC"). If you own 10% or more of a CFC (through a Trust and in combination with your other investments), or possibly if a Trust owns 10% or more of a CFC, you will be required to include certain types of the CFC's income in your taxable income for federal income tax purposes whether or not such income is distributed to your Trust or to you.

A foreign corporation will generally be treated as a passive foreign investment company (a "PFIC") if 75% or more of its income is passive income or if 50% or more of its assets are held to produce passive income. If the Trust purchases shares in a PFIC, you may be subject to U.S. federal income tax on a portion of certain distributions or on gains from the disposition of such shares at rates that were applicable in prior years and any gain may be recharacterized as ordinary income that is not eligible for the lower net capital gains tax rate.
Additional charges in the nature of interest may also be imposed on you. Certain elections may be available with respect to PFICs that would limit these consequences. However, these elections would require you to include certain income of the PFIC in your taxable income even if not distributed to the Trust or to you, or require you to annually recognize as ordinary income any increase in the value of the shares of the PFIC, thus requiring you to recognize income for federal income tax purposes in excess of your actual distributions from PFICs and proceeds from dispositions of PFIC stock during a particular year. Dividends paid by PFICs will not be eligible to be taxed at the net capital gains tax rate.

Based on the advice of Carter Ledyard & Milburn, LLP, special counsel to the Trusts for New York tax matters, under the existing income tax laws of the State and City of New York, assuming that the Trusts are not treated as corporations for federal income tax purposes, the Trusts will not be taxed as corporations for New York State and New York City tax purposes, and the income of the Trusts will be treated as the income of the Unit holders in the same manner as for federal income tax purposes. You should consult your tax advisor regarding potential foreign, state or local taxation with respect to your Units.

Foreign Investors.

Distributions by your Trust that are treated as U.S. source income (e.g., dividends received on Stocks of domestic corporations) will generally be subject to U.S. income taxation and withholding in the case of Units held by nonresident alien individuals, foreign corporations or other non U.S. persons, subject to any applicable treaty. If you are a foreign investor (i.e., an investor other than a U.S. citizen or resident or a U.S. corporation, partnership, estate or trust), you may not be subject to U.S. federal income taxes, including withholding taxes, on some or all of the income from your Trust or on any gain from the sale or redemption of your Units, provided that certain conditions are met. You should consult your tax advisor with respect to the conditions you must meet in order to be exempt for U.S. tax purposes. You should also consult your tax advisor with respect to other U.S. tax withholding and reporting requirements. After December 31, 2016, proceeds from the disposition of Units and the allocation of proceeds from the sale of Securities may also be subject to withholding unless certain conditions are met.

Regulated Investment Company Trusts.
____________________________________


The following discussion pertains to the S&P Target SMid 60 Portfolio, Target Double Play Portfolio, Target Diversified Dividend Portfolio, Target Dividend Multi-Strategy Portfolio, Target Focus Four Portfolio, Target Focus Five Portfolio, Target Global Dividend Leaders Portfolio, Target Growth Portfolio, Target Triad Portfolio and Target VIP Portfolio, each of which intends to qualify as a "regulated investment company," commonly called a "RIC," under federal tax laws.


Trust Status.

Each Trust intends to qualify as a "RIC" under the federal tax laws. If a Trust qualifies as a RIC and distributes its income as required by the tax law, the Trust generally will not pay federal income taxes.

For federal income tax purposes, you are treated as the owner of Trust shares and not of the assets held by the Trust. Taxability issues are taken into account at the trust level. Your federal income tax treatment of income from the Trust is based on the distributions paid by the Trust.

Income From the Trusts.

Trust distributions are generally taxable. After the end of each year, you will receive a tax statement that separates a Trust's distributions into ordinary dividends, capital gains dividends, and returns of capital. Income reported is generally net of expenses (but see Deductibility of Trust Expenses, below). Ordinary income distributions are generally taxed at your ordinary tax rate, however, as further discussed below, certain ordinary income distributions received from a Trust may be taxed at the capital gains tax rates. Generally, you will treat all capital gains dividends as long-term capital gains regardless of how long you have owned your Units. To determine your actual tax liability for your capital gains dividends, you must calculate your total net capital gain or loss for the tax year after considering all of your other taxable transactions, as described below. In addition, a Trust may make distributions that represent a return of capital for tax purposes and thus will generally not be taxable to you. The tax status of your distributions from a Trust is not affected by whether you reinvest your distributions in additional Units or receive them in cash. The income from a Trust that you must take into account for federal income tax purposes is not reduced by amounts used to pay a deferred sales charge, if any. The tax laws may require you to treat distributions made to you in January as if you had received them on December 31 of the previous year.

Under the "Health Care and Education Reconciliation Act of 2010," income from your Trust may also be subject to a new 3.8% "Medicare tax" imposed for taxable years beginning after 2012. This tax will generally apply to your net investment income if your adjusted gross income exceeds certain threshold amounts, which are $250,000 in the case of married couples filing joint returns and $200,000 in the case of single individuals.

Distributions with Respect to Certain Stock Dividends.

Ordinary income dividends received by an individual Unit holder from a regulated investment company are generally taxed at the same rates that apply to net capital gain, as discussed below, provided certain holding period requirements are satisfied and provided the dividends are attributable to qualifying dividends received by a Trust itself. Dividends that do not meet these requirements will generally be taxed at ordinary income rates. Each Trust will provide notice to its Unit holders of the amount of any distribution which may be taken into account as a dividend which is eligible for the capital gains tax rates.

Dividends Received Deduction.

A corporation that owns Units generally will not be entitled to the dividends received deduction with respect to many dividends received from a Trust because the dividends received deduction is generally not available for distributions from regulated investment companies. However, certain ordinary income dividends on shares that are attributable to qualifying dividends received by the Trust from certain corporations may be reported by the Trust as being eligible for the dividends received deduction.

Sale or Redemption of Units.

If you sell or redeem your Units, you will generally recognize a taxable gain or loss. To determine the amount of this gain or loss, you must subtract your tax basis in your Units from the amount you receive in the transaction. Your tax basis in your Units is generally equal to the cost of your Units, generally including sales charges. In some cases, however, you may have to adjust your tax basis after you purchase your Units.

The information statement you receive in regard to the sale or redemption of your Units may contain information about your basis in the

Units and whether any gain or loss recognized by you should be considered long term or short term capital gain. The information reported to you is based upon rules that do not take into consideration all facts that may be known to you or your advisors. You should consult with your tax advisors about any adjustments that may need to be made to the information reported to you.

Capital Gains and Losses.

If you are an individual, the maximum marginal federal tax rate for net capital gain is generally 20% (0% for certain taxpayers in the 10% or 15% tax brackets). An additional 3.8% "Medicare tax" may also apply to gain from the sale or redemption of Units of a Trust, subject to the income thresholds as described above.

Net capital gain equals net long-term capital gain minus net short-term capital loss for the taxable year. Capital gain or loss is long-term if the holding period for the asset is more than one year and is short-term if the holding period for the asset is one year or less. You must exclude the date you purchase your Units to determine your holding period. However, if you receive a capital gain dividend from the Trust and sell your Units at a loss after holding them for six months or less, the loss will be recharacterized as long term capital loss to the extent of the capital gain dividend received. The tax rates for capital gains realized from assets held for one year or less are generally the same as for ordinary income. The Internal Revenue Code treats certain capital gains as ordinary income in special situations.

The Trusts will provide notice to its Unit holders of the amount of any distribution which may be taken into account as a dividend which is eligible for the capital gains tax rates. Capital gain received from assets held for more than one year that is considered "unrecaptured section 1250 gain" (which may be the case, for example, with some capital gains attributable to the REITs included in a Trust) is taxed at a maximum stated tax rate of 25%. In the case of capital gains dividends, the determination of which portion of the capital gains dividend, if any, is subject to the 25% tax rate, will be made based on rules prescribed by the United States Treasury.

In-Kind Distributions.

Under certain circumstances as described in this prospectus, you may request an In-Kind Distribution of Trust Assets when you redeem your Units at any time prior to 10 business days before a Trust's Mandatory Termination Date. By electing to receive an In-Kind Distribution, you will receive Trust Assets plus, possibly, cash. THIS DISTRIBUTION IS SUBJECT TO TAXATION, AND YOU WILL GENERALLY RECOGNIZE GAIN OR LOSS, GENERALLY BASED ON THE VALUE AT THAT TIME OF THE UNITS AND THE AMOUNT OF CASH RECEIVED. The IRS could, however, assert that a loss could not be currently deducted.

Rollovers.

If you elect to have your proceeds from your Trust rolled over into a future series of the Trust, the exchange would generally be considered a sale for federal income tax purposes.

Deductibility of Trust Expenses.

Expenses incurred and deducted by a Trust will generally not be treated as income taxable to you. In some cases, however, you may be required to treat your portion of these Trust expenses as income. In these cases you may be able to take a deduction for these expenses. However, certain miscellaneous itemized deductions, such as investment expenses, may be deducted by individuals only to the extent that all of these deductions exceed 2% of the individual's adjusted gross income. Also, certain individuals may also be subject to a phase-out of the deductibility of itemized deductions based upon their income.

Investments in Certain Foreign Corporations.

If a Trust holds an equity interest in any PFICs, which are generally certain foreign corporations that receive at least 75% of their annual gross income from passive sources (such as interest, dividends, certain rents and royalties or capital gains) or that hold at least 50% of their assets in investments producing such passive income, such Trust could be subject to U.S. federal income tax and additional interest charges on gains and certain distributions with respect to those equity interests, even if all the income or gain is timely distributed to its Unit holders. Similarly, if a Trust invests in a fund (a "Portfolio Fund") that invests in PFICs, the Portfolio Fund may be subject to such taxes. The Trusts will not be able to pass through to its Unit holders any credit or deduction for such taxes whenever the taxes are imposed at the Trust level or on a Portfolio Fund. The Trusts (or the Portfolio Fund) may be able to make an election that could ameliorate these adverse tax consequences. In this case, the Trusts (or the Portfolio Fund) would recognize as ordinary income any increase in the value of such PFIC shares, and as ordinary loss any decrease in such value to the extent it did not exceed prior increases included in income. Under this election, the Trusts (or the Portfolio Fund) might be required to recognize in a year income in excess of its distributions from PFICs and its proceeds from dispositions of PFIC stock during that year, and such income would nevertheless be subject to the distribution requirement and would be taken into account for purposes of the 4% excise tax. Dividends paid by PFICs will not be treated as qualified dividend income.

Foreign Investors.

If you are a foreign investor (i.e., an investor other than a U.S. citizen or resident or a U.S. corporation, partnership, estate or trust), you should be aware that, generally, subject to applicable tax treaties, distributions from the Trusts will be characterized as dividends for federal income tax purposes (other than dividends which a Trust properly reports as capital gain dividends) and will be subject to U.S. income taxes, including withholding taxes, subject to certain exceptions described below. However, except as described below, distributions received by a foreign investor from a Trust that are properly reported by such Trust as capital gain dividends may not be subject to U.S. federal income taxes, including withholding taxes, provided that a Trust makes certain elections and certain other conditions are met.

Distributions after June 30, 2014 may be subject to a U.S. withholding tax of 30% in the case of distributions to or dispositions by (i) certain non-U.S. financial institutions that have not entered into an agreement with the U.S. Treasury to collect and disclose certain information and are not resident in a jurisdiction that has entered into such an agreement with the U.S. Treasury and (ii) certain other non-U.S. entities that do not provide certain certifications and information about the entity's U.S. owners. Dispositions of Units by such persons may be subject to such withholding after December 31, 2016.

Foreign Tax Credit.

If at least 50% of the value of the total assets of a Trust (at the close of the taxable year) is represented by foreign securities or at least 50% of the value of the total assets of a Trust (at the close of each quarter of the taxable year) is represented by interests in other RICs, the tax statement that you receive may include an item showing foreign taxes such Trust paid to other countries. In this case, dividends taxed to you will include your share of the taxes such Trust paid to other countries. You may be able to deduct or receive a tax credit for your share of these taxes.

You should consult your tax advisor regarding potential foreign, state or local taxation with respect to your Units.

United Kingdom Taxation.

The following summary describes certain important U.K. tax consequences for certain U.S. resident Unit holders who hold Units in the Global Target 15 Portfolio, the Target Dividend Multi-Strategy Portfolio, the Target Focus Five Portfolio or the Target VIP Portfolio as capital assets. This summary is intended to be a general guide only and is subject to any changes in law interpretation or practice occurring after the date of this prospectus. You should consult your own tax advisor about your particular circumstances.

Taxation of Dividends. A U.K. resident individual who receives a dividend from a U.K. company is generally entitled to a tax credit which is offset against U.K. income tax liabilities.

As a U.S. resident Unit holder, you will not be able to claim any refund of the tax credit for dividends paid by U.K. companies.

Taxation of Capital Gains. U.S. investors who are not resident for U.K. tax purposes in the United Kingdom will not generally be liable for U.K. tax on gains arising on the disposal of Units in the Global Target 15 Portfolio, the Target Dividend Multi-Strategy Portfolio, the Target Focus Five Portfolio or the Target VIP Portfolio. However, they may be liable if, in the case of corporate holders, such persons carry on a trade in the U.K. through a permanent establishment (or in certain other limited cases a branch or agency), or in the case of individual holders, such persons carry on a trade, profession or vocation in the U.K. through a branch or agency and the Units are used, held or acquired for the purposes of such a trade, profession or vocation or such branch or agency or permanent establishment as the case may be. Individual U.S. investors may also be liable if they have previously been resident or ordinarily resident in the United Kingdom and become resident in the United Kingdom in the future.

Inheritance Tax. Individual U.S. investors who, for the purposes of the Estate and Gift Tax Convention between the United States and the United Kingdom, are domiciled in the United States and who are not U.K. nationals will generally not be subject to U.K. inheritance tax on death or on gifts of the Units made during their lifetimes, provided any applicable U.S. federal gift or estate tax is paid. They may be subject to U.K. inheritance tax if the Units form part of the business property of a U.K. permanent establishment of an enterprise or pertain to a U.K. fixed base used for the performance of personal services in the United Kingdom.

Where the Units are held on trust, the Units will generally not be subject to U.K. inheritance tax if at the time of settlement, the settlor was domiciled in the United States and was not a national of the United Kingdom.

Where the Units are subject to both U.K. inheritance tax and U.S.
federal gift or estate tax, one of the taxes could generally be credited against the other.

Stamp Tax. A purchase of Securities issued by a U.K. incorporated company (such as some of the Securities listed in the FT Index) will generally result in either U.K. stamp duty or stamp duty reserve tax ("SDRT") needing to be paid by the purchaser. The Global Target 15 Portfolio, the Target Dividend Multi-Strategy Portfolio, the Target

Focus Five Portfolio and the Target VIP Portfolio each paid this tax when they acquired Securities. When the Global Target 15 Portfolio, the Target Dividend Multi-Strategy Portfolio, the Target Focus Five
Portfolio or the Target VIP Portfolio sell Securities, it is anticipated that any U.K. stamp duty or SDRT will be paid by the purchaser.

Hong Kong Taxation.

The following summary describes certain important Hong Kong tax consequences to certain U.S. Unit holders who hold Units in the Global Target 15 Portfolio, the Target Dividend Multi-Strategy Portfolio, the Target Focus Five Portfolio or the Target VIP Portfolio as capital assets. This summary assumes that you are not carrying on a trade, profession or business in Hong Kong and that you have no profits sourced in Hong Kong arising from the carrying on of such trade, profession or business. This summary is intended to be a general guide only and is subject to any changes in Hong Kong or U.S. law occurring after the date of this prospectus and you should consult your own tax advisor about your particular circumstances.

Taxation of Dividends. Dividends you receive from the Global Target 15 Portfolio, the Target Dividend Multi-Strategy Portfolio, the Target Focus Five Portfolio or the Target VIP Portfolio relating to Hong Kong issuers are not taxable and therefore will not be subject to the deduction of any withholding tax.

Profits Tax. Unless you are carrying on a trade, profession or business in Hong Kong you will not be subject to profits tax imposed by Hong Kong on any gain or profits made on the realization or other disposal of your Units.

Estate Duty. Units of the Global Target 15 Portfolio, the Target
Dividend Multi-Strategy Portfolio, the Target Focus Five Portfolio or the Target VIP Portfolio do not give rise to Hong Kong estate duty liability.

                     Retirement Plans

You may purchase Units of the Trusts for:

- Individual Retirement Accounts;

- Keogh Plans;

- Pension funds; and

- Other tax-deferred retirement plans.

Generally, the federal income tax on capital gains and income received in each of the above plans is deferred until you receive distributions. These distributions are generally treated as ordinary income but may, in some cases, be eligible for special averaging or tax-deferred rollover treatment. Before participating in a plan like this, you should review the tax laws regarding these plans and consult your attorney or tax advisor. Brokerage firms and other financial institutions offer these plans with varying fees and charges.

                  Rights of Unit Holders

Unit Ownership.

Ownership of Units will not be evidenced by certificates. If you purchase or hold Units through a broker/dealer or bank, your ownership of Units will be recorded in book-entry form at the Depository Trust Company ("DTC") and credited on its records to your broker/dealer's or bank's DTC account. If you purchase or hold FTPS Units, your ownership of FTPS Units will be recorded in book-entry form on the register of Unit holdings maintained by the FTPS Unit Servicing Agent. Transfer of Units will be accomplished by book entries made by DTC and its participants if the Units are registered to DTC or its nominee, Cede & Co., or otherwise will be accomplished by book entries made by the FTPS Unit Servicing Agent, with respect to FTPS Units. DTC will forward all notices and credit all payments received in respect of the Units held by the DTC participants. You will receive written confirmation of your purchases and sales of Units from the broker/dealer or bank through which you made the transaction or from the FTPS Unit Servicing Agent if you purchased and hold FTPS Units. You may transfer your Units by contacting the broker/dealer or bank through which you hold your Units, or the FTPS Unit Servicing Agent, if you hold FTPS Units.

Unit Holder Reports.

The Trustee will prepare a statement detailing the per Unit amounts (if any) distributed from the Income Account and Capital Account in connection with each distribution. In addition, at the end of each calendar year, the Trustee will prepare a statement which contains the following information:

- A summary of transactions in the Trusts for the year;

- A list of any Securities sold during the year and the Securities held at the end of that year by the Trusts;

- The Redemption Price per Unit, computed on the 31st day of December of such year (or the last business day before); and

- Amounts of income and capital distributed during the year.

It is the responsibility of the entity through which you hold your Units to distribute these statements to you. In addition, you may also request from the Trustee copies of the evaluations of the Securities as prepared by the Evaluator to enable you to comply with applicable federal and state tax reporting requirements.

             Income and Capital Distributions

You will begin receiving distributions on your Units only after you become a Record Owner. The Trustee will credit dividends received on a Trust's Securities to the Income Account of such Trust. All other receipts, such as return of capital or capital gain dividends, are credited to the Capital Account of such Trust. Dividends received on foreign Securities, if any, are converted into U.S. dollars at the applicable exchange rate.

For Trusts that are structured as grantor trusts, the Trustee will distribute money from the Income and Capital Accounts on the twenty-fifth day of each month to Unit holders of record on the tenth day of such month. However, the Trustee will not distribute money if the aggregate amount in the Income and Capital Accounts, exclusive of sale proceeds, equals less than 0.1% of the net asset value of a Trust. Undistributed money in the Income and Capital Accounts will be distributed in the next month in which the aggregate amount available for distribution, exclusive of sale proceeds, exceeds 0.1% of the net asset value of a Trust. The Trustee will distribute sale proceeds in the Capital Account, net of amounts designated to meet redemptions, pay the deferred sales charge and creation and development fee, and pay expenses, on the twenty-fifth day of each month to Unit holders of record on the tenth day of such month provided the amount equals at least $1.00 per 100 Units.

For Trusts that intend to qualify as RICs and that make monthly distributions, the Trustee will distribute money from the Income and Capital Accounts on the twenty-fifth day of each month to Unit holders of record on the tenth day of each month. Distributions from Trusts that intend to qualify as RICs and that make monthly distributions will consist of the balance of the Income Account each month after deducting for expenses. Distributions from the Capital Account will only be made if the amount available for distribution equals at least $1.00 per 100 Units. In any case, the Trustee will distribute any funds in the Capital Account in December of each year and as part of the final liquidation distribution.

For Trusts that intend to qualify as RICs and that make semi-annual distributions, the Trustee will distribute money from the Income and Capital Accounts on the twenty-fifth day of June and December to Unit holders of record on the tenth day of such months. Distributions from the Capital Account will be made after amounts designated to meet redemptions, pay the deferred sales charge and creation and development fee, and pay expenses are deducted. In addition, the Trustee will only distribute money in the Capital Account if the amount available for distribution from that account equals at least $1.00 per 100 Units. In any case, the Trustee will distribute any funds in the Capital Account in December of each year and as part of the final liquidation distribution.

For all Trusts, upon termination of a Trust for remaining Unit holders, amounts in the Income and Capital Accounts will be distributed to Unit holders. See "Summary of Essential Information." No income distribution will be paid if accrued expenses of a Trust exceed amounts in the Income Account on the Distribution Dates. Distribution amounts will vary with changes in a Trust's fees and expenses, in dividends received and with the sale of Securities.

If the Trustee does not have your TIN, it is required to withhold a certain percentage of your distribution and deliver such amount to the IRS. You may recover this amount by giving your TIN to the Trustee, or when you file a tax return. However, you should check your statements to make sure the Trustee has your TIN to avoid this "back-up withholding."

We anticipate that there will be enough money in the Capital Account of a Trust to pay the deferred sales charge. If not, the Trustee may sell Securities to meet the shortfall.

Within a reasonable time after a Trust is terminated, unless you are a Rollover Unit holder, you will receive the pro rata share of the money from the sale of the Securities. All Unit holders will receive a pro rata share of any other assets remaining in their Trust, after deducting any unpaid expenses.

The Trustee may establish reserves (the "Reserve Account") within a Trust to cover anticipated state and local taxes or any governmental charges to be paid out of that Trust.

Distribution Reinvestment Option. You may elect to have each distribution of income and/or capital reinvested into additional Units of a Trust by notifying your broker/dealer or bank (or the FTPS Unit Servicing Agent with respect to FTPS Units) within the time period required by such entities so that they can notify the Trustee of your election at least 10 days before any Record Date. Each later distribution of income and/or capital on your Units will be reinvested by the Trustee into additional Units of such Trust. There is no sales charge on Units acquired through the Distribution Reinvestment Option, as discussed under "Public Offering." This option may not be available in all states. Each reinvestment plan is subject to availability or limitation by the Sponsor and each broker/dealer or selling firm. The Sponsor or broker/dealers may suspend or terminate the offering of a reinvestment plan at any time. Because a Trust may begin selling

Securities nine business days prior to the Mandatory Termination Date, reinvestment is not available during this period. Please contact your financial professional for additional information. PLEASE NOTE THAT EVEN IF YOU REINVEST DISTRIBUTIONS, THEY ARE STILL CONSIDERED DISTRIBUTIONS FOR INCOME TAX PURPOSES.

                   Redeeming Your Units

You may redeem all or a portion of your Units at any time by sending a request for redemption to your broker/dealer or bank through which you hold your Units or to the FTPS Unit Servicing Agent, if you hold FTPS Units. No redemption fee will be charged, but you are responsible for any governmental charges that apply. Certain broker/dealers may charge a transaction fee for processing redemption requests. Three business days after the day you tender your Units (the "Date of Tender") you will receive cash in an amount for each Unit equal to the Redemption Price per Unit calculated at the Evaluation Time on the Date of Tender.

The Date of Tender is considered to be the date on which your redemption request is received by the Trustee from the broker/dealer or bank through which you hold your Units, or, if you hold FTPS Units, the date the redemption request is received by the FTPS Unit Servicing Agent (if such day is a day the NYSE is open for trading). However, if the redemption request is received after 4:00 p.m. Eastern time (or after any earlier closing time on a day on which the NYSE is scheduled in advance to close at such earlier time), the Date of Tender is the next day the NYSE is open for trading.

Any amounts paid on redemption representing income will be withdrawn from the Income Account if funds are available for that purpose, or from the Capital Account. All other amounts paid on redemption will be taken from the Capital Account. The IRS will require the Trustee to withhold a portion of your redemption proceeds if the Trustee does not have your TIN as generally discussed under "Income and Capital Distributions."


If you tender for redemption at least 2,500 Units of The Dow(R) Target 5 Portfolio, The Dow(R) Target Dividend Portfolio, S&P Target 24 Portfolio, S&P Target SMid 60 Portfolio, Target Diversified Dividend Portfolio, Target Double Play Portfolio, Target Global Dividend Leaders Portfolio, Target Growth Portfolio or Value Line(R) Target 25 Portfolio; or 5,000 Units of the Target Dividend Multi-Strategy Portfolio, Target Focus Four Portfolio, Target Focus Five Portfolio, Target Triad Portfolio or Target VIP Portfolio or such larger amount as required by your broker/dealer or bank, rather than receiving cash, you may elect to receive an In-Kind Distribution in an amount equal to the Redemption Price per Unit by making this request to your broker/dealer or bank at the time of tender. However, to be eligible to participate in the In-Kind Distribution option at redemption, Unit holders must hold their Units through the end of the initial offering period. The In-Kind Distribution option is generally not available to FTPS Unit holders. No In-Kind Distribution requests submitted during the 30 business days (10 business days in the case of the S&P Target SMid 60 Portfolio, Target Diversified Dividend Portfolio, Target Dividend Multi-Strategy Portfolio, Target Double Play Portfolio, Target Focus Four Portfolio, Target Focus Five Portfolio, Target Global Dividend Leaders Portfolio, Target Growth Portfolio, Target Triad Portfolio or Target VIP Portfolio) prior to a Trust's Mandatory Termination Date will be honored. Where possible, the Trustee will make an In-Kind Distribution by distributing each of the Securities in book-entry form to your bank's or broker/dealer's account at DTC. This option is generally eligible only for stocks traded and held in the United States, thus excluding most foreign Securities. The Trustee will subtract any customary transfer and registration charges from your In-Kind Distribution. As a tendering Unit holder, you will receive your pro rata number of whole shares of the eligible Securities that make up the portfolio, and cash from the Capital Account equal to the non-eligible Securities and fractional shares to which you are entitled.

If you elect to receive an In-Kind Distribution of Securities from the S&P Target SMid 60 Portfolio, Target Diversified Dividend Portfolio, Target Dividend Multi-Strategy Portfolio, Target Double Play Portfolio, Target Focus Four Portfolio, Target Focus Five Portfolio, Target Global Dividend Leaders Portfolio, Target Growth Portfolio, Target Triad Portfolio or Target VIP Portfolio, you should be aware that it will be considered a taxable event at the time you receive the Securities. See "Tax Status" for additional information.


The Trustee may sell Securities to make funds available for redemption. If Securities are sold, the size and diversification of a Trust will be reduced. These sales may result in lower prices than if the Securities were sold at a different time.

Your right to redeem Units (and therefore, your right to receive payment) may be delayed:

- If the NYSE is closed (other than customary weekend and holiday closings);

- If the SEC determines that trading on the NYSE is restricted or that an emergency exists making sale or evaluation of the Securities not reasonably practical; or

- For any other period permitted by SEC order.

The Trustee is not liable to any person for any loss or damage which may result from such a suspension or postponement.

The Redemption Price.

The Redemption Price per Unit is determined by the Trustee by:

adding

1. cash in the Income and Capital Accounts of a Trust not designated to purchase Securities;

2. the aggregate underlying value of the Securities held in that Trust;
and

3. dividends receivable on the Securities trading ex-dividend as of the date of computation; and

deducting

1. any applicable taxes or governmental charges that need to be paid out of such Trust;

2. any amounts owed to the Trustee for its advances;

3. estimated accrued expenses of such Trust, if any;

4. cash held for distribution to Unit holders of record of such Trust as of the business day before the evaluation being made;

5. liquidation costs for foreign Securities, if any; and

6. other liabilities incurred by such Trust; and

dividing

1. the result by the number of outstanding Units of such Trust.

Any remaining deferred sales charge on the Units when you redeem them will be deducted from your redemption proceeds. In addition, until they are collected, the Redemption Price per Unit will include estimated organization costs as set forth under "Fee Table."

                 Investing in a New Trust

Each Trust's portfolio has been selected on the basis of total return potential for a limited time period. When each Trust is about to terminate, you may have the option to roll your proceeds into the next series of a Trust (the "New Trusts") if one is available. We intend to create the New Trusts in conjunction with the termination of the Trusts and plan to apply the same strategy we used to select the portfolio for the Trusts to the New Trusts.

If you wish to have the proceeds from your Units rolled into a New Trust you must notify the broker/dealer where your Units are held (or the FTPS Unit Servicing Agent in the case of FTPS Units) of your election prior to that firm's cut-off date. If you make this election you will be considered a "Rollover Unit holder."

Once all of the Securities are sold in connection with the termination of a Trust, as described in "Amending or Terminating the Indenture," your proceeds, less any brokerage fees, governmental charges or other expenses involved in the sales, will be used to buy units of a New Trust or trust with a similar investment strategy that you have selected, provided such trusts are registered and being offered. Accordingly, proceeds may be uninvested for up to several days. Units purchased with rollover proceeds will generally be purchased subject to the maximum remaining deferred sales charge and creation and development fee on such units (currently expected to be $.195 per unit), but not the initial sales charge. Units purchased using proceeds from Fee Account Units will generally not be subject to any transactional sales charge.

We intend to create New Trust units as quickly as possible, depending on the availability of the securities contained in a New Trust's portfolio. Rollover Unit holders will be given first priority to purchase New Trust units. We cannot, however, assure the exact timing of the creation of New Trust units or the total number of New Trust units we will create. Any proceeds not invested on behalf of Rollover Unit holders in New Trust units will be distributed within a reasonable time after such occurrence. Although we believe that enough New Trust units can be created, monies in a New Trust may not be fully invested on the next business day.

Please note that there are certain tax consequences associated with becoming a Rollover Unit holder. See "Tax Status." We may modify, amend or terminate this rollover option upon 60 days notice.

             Removing Securities from a Trust

The portfolios of the Trusts are not managed. However, we may, but are not required to, direct the Trustee to dispose of a Security in certain limited circumstances, including situations in which:

- The issuer of the Security defaults in the payment of a declared dividend;

- Any action or proceeding prevents the payment of dividends;

- There is any legal question or impediment affecting the Security;

- The issuer of the Security has breached a covenant which would affect the payment of dividends, the issuer's credit standing, or otherwise damage the sound investment character of the Security;

- The issuer has defaulted on the payment of any other of its outstanding obligations;

- There has been a public tender offer made for a Security or a merger or acquisition is announced affecting a Security, and that in our opinion the sale or tender of the Security is in the best interest of Unit holders;

- The sale of Securities is necessary or advisable (i) in order to maintain the qualification of a Trust as a "regulated investment company" in the case of a Trust which has elected to qualify as such or
(ii) to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise taxes on undistributed income in a Trust which is a "regulated investment company";

- The price of the Security has declined to such an extent, or such other credit factors exist, that in our opinion keeping the Security would be harmful to a Trust;

- As a result of the ownership of the Security, a Trust or its Unit holders would be a direct or indirect shareholder of a passive foreign investment company; or

- The sale of the Security is necessary for a Trust to comply with such federal and/or state securities laws, regulations and/or regulatory actions and interpretations which may be in effect from time to time.

Except in the limited instance in which a Trust acquires Replacement Securities, as described in "The FT Series," a Trust structured as a grantor trust may not, and a Trust structured as a "regulated investment company" generally will not, acquire any securities or other property other than the Securities. With respect to Trusts structured as grantor trusts, the Trustee, on behalf of such Trusts, will reject any offer for new or exchanged securities or property in exchange for a Security, such as those acquired in a merger or other transaction. With respect to Trusts structured as "regulated investment companies," the Trustee, on behalf of such Trusts and at the direction of the Sponsor, will vote for or against any offer for new or exchanged securities or property in exchange for a Security, such as those acquired in a merger or other transaction. If such exchanged securities or property are nevertheless acquired by a Trust, at our instruction, they will either be sold or held in such Trust. In making the determination as to whether to sell or hold the exchanged securities or property we may get advice from the Portfolio Supervisor. Any proceeds received from the sale of Securities, exchanged securities or property will be credited to the Capital Account for distribution to Unit holders or to meet redemption requests. The Trustee may retain and pay us or an affiliate of ours to act as agent for a Trust to facilitate selling Securities, exchanged securities or property from the Trusts. If we or our affiliate act in this capacity, we will be held subject to the restrictions under the 1940 Act. As authorized by the Indenture, the Trustee may also employ a subsidiary or affiliate of the Trustee to act as broker in selling such Securities or property. Each Trust will pay for these brokerage services at standard commission rates.

The Trustee may sell Securities designated by us, or, absent our direction, at its own discretion, in order to meet redemption requests or pay expenses. In designating Securities to be sold, we will try to maintain the proportionate relationship among the Securities. If this is not possible, the composition and diversification of a Trust may be changed.

           Amending or Terminating the Indenture

Amendments. The Indenture may be amended by us and the Trustee without your consent:

- To cure ambiguities;

- To correct or supplement any defective or inconsistent provision;

- To make any amendment required by any governmental agency; or

- To make other changes determined not to be adverse to your best interests (as determined by us and the Trustee).

Termination. As provided by the Indenture, each Trust will terminate on the Mandatory Termination Date as stated in the "Summary of Essential Information." The Trusts may be terminated earlier:

- Upon the consent of 100% of the Unit holders of a Trust;

- If the value of the Securities owned by such Trust as shown by any evaluation is less than the lower of $2,000,000 or 20% of the total value of Securities deposited in such Trust during the initial offering period ("Discretionary Liquidation Amount"); or

- In the event that Units of a Trust not yet sold aggregating more than 60% of the Units of such Trust are tendered for redemption by underwriters, including the Sponsor.

If a Trust is terminated due to this last reason, we will refund your entire sales charge; however, termination of a Trust before the Mandatory Termination Date for any other stated reason will result in all remaining unpaid deferred sales charges on your Units being deducted from your termination proceeds. For various reasons, a Trust may be reduced below the Discretionary Liquidation Amount and could therefore be terminated before the Mandatory Termination Date.

Unless terminated earlier, the Trustee will begin to sell Securities in connection with the termination of a Trust during the period beginning nine business days prior to, and no later than, the Mandatory Termination Date. We will determine the manner and timing of the sale of Securities. Because the Trustee must sell the Securities within a relatively short period of time, the sale of Securities as part of the termination process may result in a lower sales price than might otherwise be realized if such sale were not required at this time.

If you do not elect to participate in the Rollover Option, you will receive a cash distribution from the sale of the remaining Securities, along with your interest in the Income and Capital Accounts, within a reasonable time after your Trust is terminated. The Trustee will deduct from a Trust any accrued costs, expenses, advances or indemnities provided for by the Indenture, including estimated compensation of the Trustee and costs of liquidation and any amounts required as a reserve to pay any taxes or other governmental charges.

           Information on the Sponsor, Trustee,
          FTPS Unit Servicing Agent and Evaluator

The Sponsor.

We, First Trust Portfolios L.P., specialize in the underwriting, trading and wholesale distribution of unit investment trusts under the "First Trust" brand name and other securities. An Illinois limited partnership formed in 1991, we took over the First Trust product line and act as Sponsor for successive series of:

- The First Trust Combined Series

- FT Series (formerly known as The First Trust Special Situations Trust)

- The First Trust Insured Corporate Trust

- The First Trust of Insured Municipal Bonds

- The First Trust GNMA


The First Trust product line commenced with the first insured unit investment trust in 1974. To date we have deposited more than $235 billion in First Trust unit investment trusts. Our employees include a team of professionals with many years of experience in the unit investment trust industry.

We are a member of FINRA and SIPC. Our principal offices are at 120 East Liberty Drive, Wheaton, Illinois 60187; telephone number (800) 621-1675. As of December 31, 2013, the total consolidated partners' capital of First Trust Portfolios L.P. and subsidiaries was $56,474,953 (audited).


This information refers only to us and not to the Trusts or to any series of the Trusts or to any other dealer. We are including this information only to inform you of our financial responsibility and our ability to carry out our contractual obligations. We will provide more detailed financial information on request.

Code of Ethics. The Sponsor and the Trusts have adopted a code of ethics requiring the Sponsor's employees who have access to information on Trust transactions to report personal securities transactions. The purpose of the code is to avoid potential conflicts of interest and to prevent fraud, deception or misconduct with respect to the Trusts.

The Trustee.

The Trustee is The Bank of New York Mellon, a trust company organized under the laws of New York. The Bank of New York Mellon has its unit investment trust division offices at 101 Barclay Street, New York, New York 10286, telephone (800) 813-3074. If you have questions regarding your account or your Trust, please contact the Trustee at its unit investment trust division offices or your financial adviser. The Sponsor does not have access to individual account information. The Bank of New York Mellon is subject to supervision and examination by the Superintendent of the New York State Department of Financial Services and the Board of Governors of the Federal Reserve System, and its deposits are insured by the Federal Deposit Insurance Corporation to the extent permitted by law.

The Trustee has not participated in selecting the Securities; it only provides administrative services.

The FTPS Unit Servicing Agent.

The FTPS Unit Servicing Agent is FTP Services LLC, an Illinois limited liability company formed in 2005 and an affiliate of the Sponsor. FTP Services LLC acts as record keeper, shareholder servicing agent and distribution agent for Units which are purchased and sold through the Fund/SERV(R) trading system or on a manual basis through FTP Services LLC. FTP Services LLC provides FTPS Units with administrative and distribution related services as described in this prospectus. The FTPS Unit Servicing Agent's address is 120 East Liberty Drive, Wheaton, Illinois 60187. If you have questions regarding the FTPS Units, you may call the FTPS Unit Servicing Agent at (866) 514-7768. The FTPS Unit

Servicing Agent has not participated in selecting the Securities; it only provides administrative services to the FTPS Units. Fund/SERV(R) is a service of National Securities Clearing Corporation, a subsidiary of The Depository Trust & Clearing Corporation.

Limitations of Liabilities of Sponsor, FTPS Unit Servicing Agent and
Trustee.

Neither we, the FTPS Unit Servicing Agent nor the Trustee will be liable for taking any action or for not taking any action in good faith according to the Indenture. We will also not be accountable for errors in judgment. We will only be liable for our own willful misfeasance, bad faith, gross negligence (ordinary negligence in the FTPS Unit Servicing Agent and Trustee's case) or reckless disregard of our obligations and duties. The Trustee is not liable for any loss or depreciation when the Securities are sold. If we fail to act under the Indenture, the Trustee may do so, and the Trustee will not be liable for any action it takes in good faith under the Indenture.

The Trustee will not be liable for any taxes or other governmental charges or interest on the Securities which the Trustee may be required to pay under any present or future law of the United States or of any other taxing authority with jurisdiction. Also, the Indenture states other provisions regarding the liability of the Trustee.

If we do not perform any of our duties under the Indenture or are not able to act or become bankrupt, or if our affairs are taken over by public authorities, then the Trustee may:

- Appoint a successor sponsor, paying them a reasonable rate not more than that stated by the SEC;

- Terminate the Indenture and liquidate the Trusts; or

- Continue to act as Trustee without terminating the Indenture.

The Evaluator.

The Evaluator is First Trust Advisors L.P., an Illinois limited partnership formed in 1991 and an affiliate of the Sponsor. The
Evaluator's address is 120 East Liberty Drive, Wheaton, Illinois 60187.

The Trustee, Sponsor, FTPS Unit Servicing Agent and Unit holders may rely on the accuracy of any evaluation prepared by the Evaluator. The Evaluator will make determinations in good faith based upon the best available information, but will not be liable to the Trustee, Sponsor, FTPS Unit Servicing Agent or Unit holders for errors in judgment.

                     Other Information

Legal Opinions.

Our counsel is Chapman and Cutler LLP, 111 W. Monroe St., Chicago, Illinois 60603. They have passed upon the legality of the Units offered hereby and certain matters relating to federal tax law. Carter Ledyard & Milburn LLP acts as the Trustee's counsel, as well as special New York tax counsel for the Trusts identified as Grantor Trusts. Linklaters LLP acts as special United Kingdom tax counsel for the Global Target 15 Portfolio.

Experts.

The Trusts' statements of net assets, including the schedules of investments, as of the opening of business on the Initial Date of Deposit included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Supplemental Information.

If you write or call the Sponsor, you will receive free of charge supplemental information about this Series, which has been filed with the SEC and to which we have referred throughout. This information states more specific details concerning the nature, structure and risks of this product.

The NASDAQ Stock Market LLC.

The Target VIP Portfolio is not sponsored, endorsed, sold or promoted by The NASDAQ Stock Market LLC (including its affiliates) (Nasdaq, with its affiliates, is referred to as the "Corporations"). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the Target VIP Portfolio. The Corporations make no representation or warranty, express or implied, to the owners of Units of the Target VIP Portfolio or any member of the public regarding the advisability of investing in securities generally or in the Target VIP Portfolio particularly, or the ability of the Nasdaq-100 Index(R) to track general stock market performance. The Corporations' only relationship to the Sponsor ("Licensee") is in the licensing of the Nasdaq 100(R), Nasdaq-100 Index(R) and Nasdaq(R) trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq-100 Index(R) which is determined, composed and calculated by Nasdaq without regard to Licensee or the Target VIP Portfolio. Nasdaq has no obligation to take the needs of the Licensee, the owners of Units of the Target VIP

Portfolio into consideration in determining, composing or calculating the Nasdaq-100 Index(R). The Corporations are not responsible for and have not participated in the determination of the timing of, prices at or quantities of the Target VIP Portfolio to be issued or in the determination or calculation of the equation by which the Target VIP Portfolio is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Target VIP Portfolio.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE TARGET VIP PORTFOLIO OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

MSCI EAFE Index(R).

THE TARGET FOCUS FIVE PORTFOLIO IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. ("MSCI"), ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE "MSCI PARTIES"). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY FIRST TRUST PORTFOLIOS L.P. NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR OWNERS OF THE TRUST OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN TRUSTS GENERALLY OR IN THE TRUST PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE TRUST OR THE ISSUER OR OWNERS OF THE TRUST OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR OWNERS OF THE TRUST OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE TRUST TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION INTO WHICH THE UNITS OF THE TRUST ARE REDEEMABLE. FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF THE TRUST OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE TRUST.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER OF THE TRUST, OWNERS OF THE TRUST, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO EACH MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES

HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE,
CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.


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Page 95


                             First Trust(R)

                  Dow(R) Target 5 2Q '14 - Term 7/9/15
                 Dow(R) Target Dvd. 2Q '14 - Term 7/9/15
                  Global Target 15 2Q '14 - Term 7/9/15
                   S&P Target 24 2Q '14 - Term 7/9/15
                 S&P Target SMid 60 2Q '14 - Term 7/9/15
                 Target Divsd. Dvd. 2Q '14 - Term 7/9/15
              Target Dvd. Multi-Strat. 2Q '14 - Term 7/9/15
                  Target Dbl. Play 2Q '14 - Term 7/9/15
                   Target Focus 4 2Q '14 - Term 7/9/15
                   Target Focus 5 2Q '14 - Term 7/9/15
             Target Global Dvd. Leaders 2Q '14 - Term 7/9/15
                   Target Growth 2Q '14 - Term 7/9/155
                    Target Triad 2Q '14 - Term 7/9/15
                     Target VIP 2Q '14 - Term 7/9/15
              Value Line(R) Target 25 2Q '14 - Term 7/9/15
                                 FT 4750

                                Sponsor:

                       First Trust Portfolios L.P.
                       Member SIPC o Member FINRA
                         120 East Liberty Drive
                         Wheaton, Illinois 60187
                             1-800-621-1675

   FTPS Unit Servicing Agent:                   Trustee:
        FTP Services LLC              The Bank of New York Mellon
     120 East Liberty Drive                101 Barclay Street
     Wheaton, Illinois 60187            New York, New York 10286
         1-866-514-7768                      1-800-813-3074
                                         24-Hour Pricing Line:
                                             1-800-446-0132
                               Please refer to the "Summary of Essential
                             Information" for each Trust's Product Code.

                        ________________________

When Units of the Trusts are no longer available, this prospectus may be used as a preliminary prospectus for a future series, in which case you should note the following:

THE INFORMATION IN THE PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE
  MAY NOT SELL, OR ACCEPT OFFERS TO BUY, SECURITIES OF A FUTURE SERIES UNTIL THAT SERIES HAS BECOME EFFECTIVE WITH THE SECURITIES AND EXCHANGE
COMMISSION. NO SECURITIES CAN BE SOLD IN ANY STATE WHERE A SALE WOULD BE
                                ILLEGAL.

                        ________________________

    This prospectus contains information relating to the above-mentioned unit investment trusts, but does not contain all of the information about this investment company as filed with the SEC in Washington, D.C. under the:

             - Securities Act of 1933 (file no. 333-193853) and

             - Investment Company Act of 1940 (file no. 811-05903)

  Information about the Trusts, including their Codes of Ethics, can be reviewed and copied at the SEC's Public Reference Room in Washington
 D.C. Information regarding the operation of the SEC's Public Reference
               Room may be obtained by calling the SEC at
                             1-202-942-8090.

 Information about the Trusts is available on the EDGAR Database on the
                         SEC's Internet site at
                           http://www.sec.gov.

                 To obtain copies at prescribed rates -

           Write: Public Reference Section of the SEC, 100 F Street,
                          N.E., Washington, D.C. 20549
                       e-mail address: publicinfo@sec.gov


                                 April 9, 2014


               PLEASE RETAIN THIS PROSPECTUS FOR FUTURE REFERENCE

Page 96

                              First Trust(R)

                              The FT Series

                         Information Supplement

This Information Supplement provides additional information concerning the structure, operations and risks of the unit investment trusts contained in FT 4750 not found in the prospectus for the Trusts. This Information Supplement is not a prospectus and does not include all of the information you should consider before investing in the Trusts. This Information Supplement should be read in conjunction with the prospectus for the Trust in which you are considering investing.


This Information Supplement is dated April 9, 2014. Capitalized terms have been defined in the prospectus.


                            Table of Contents

Dow Jones & Company, Inc.                                       1
The NASDAQ Stock Market LLC                                     2
Value Line Publishing, Inc.                                     3
New York Stock Exchange                                         3
Risk Factors
   Securities                                                   3
   Dividends                                                    4
   REITs                                                        4
   Hong Kong and China                                          5
   United Kingdom                                               6
   Foreign Issuers                                              7
   Emerging Markets                                             8
   Exchange Rates                                               8
   Small-Cap Companies                                         12
Litigation
   Tobacco Industry                                            12
Concentrations
   Consumer Products                                           13
   Financials                                                  13
   Industrials                                                 17
   Information Technology                                      17
   Utilities                                                   18
Securities
   The Dow(R) DART 5 Strategy Stocks                           19
   The Dow(R) Target 5 Strategy Stocks                         20
   The Dow(R) Target Dividend Strategy Stocks                  20
   European Target 20 Strategy Stocks                          21
   Global Target 15 Strategy Stocks                            23
   MSCI EAFE Target 20 Strategy Stocks                         24
   Nasdaq(R) Target 15 Strategy Stocks                         25
   NYSE(R) International Target 25 Strategy Stocks             26
   S&P Target 24 Strategy Stocks                               27
   S&P Target SMid 60 Strategy Stocks                          29
   Target Diversified Dividend Strategy Stocks                 32
   Target Global Dividend Leaders Strategy Stocks              35
   Target Growth Strategy Stocks                               38
   Target Small-Cap Strategy Stocks                            40
   Value Line(R) Target 25 Strategy Stocks                     42

Dow Jones & Company, Inc.

The Dow Jones Industrial Average, Dow Jones U.S. Select Dividend Index, S&P 500 Index, S&P MidCap 400 Index and S&P SmallCap 600 Index (collectively, the "Licensed Indexes") are products of S&P Dow Jones Indices LLC ("SPDJI"), and have been licensed for use. Standard & Poor's(R), S&P(R), S&P 500(R), S&P MidCap 400(R) and S&P SmallCap 600(R) are registered trademarks of Standard & Poor's Financial Services LLC ("S&P"); DJIA(R), The Dow(R), Dow Jones(R), Dow Jones Industrial Average and Dow Jones U.S. Select Dividend Index are trademarks of Dow Jones

Trademark Holdings LLC ("Dow Jones"); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by First Trust Advisors L.P., an affiliate of ours. The Trusts, in particular The Dow(R) Target 5 Portfolio, The Dow(R) Target Dividend Portfolio, Global Target 15 Portfolio, Target Dividend Multi-Strategy Portfolio, Target Double Play Portfolio, Target Focus Four Portfolio, Target Focus Five Portfolio and the Target VIP Portfolio and the S&P Target 24 Portfolio, S&P Target SMid 60 Portfolio, Target Focus Four Portfolio, Target Focus Five Portfolio and Target VIP Portfolio (collectively, the "Trusts") are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, "S&P Dow Jones Indices"). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Trusts or any member of the public regarding the advisability of investing in securities generally or in the Trusts particularly or the ability of the Licensed Indexes to track general market performance. S&P Dow Jones Indices' only relationship to First Trust Advisors L.P. with respect to the Licensed Indexes is the licensing of such indexes and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices or its licensors. The Licensed Indexes are determined, composed and calculated by S&P Dow Jones Indices without regard to First Trust Advisors L.P. or the Trusts. S&P Dow Jones Indices have no obligation to take the needs of First Trust Advisors L.P. or the owners of the Trusts into consideration in determining, composing or calculating the Licensed Indexes. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Trusts or the timing of the issuance or sale of the Trusts or in the determination or calculation of the equation by which the Trusts are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Trusts. There is no assurance that investment products based on the Licensed Indexes will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates, a shareholder of S&P Dow Jones Indices LLC, may independently issue and/or sponsor financial products unrelated to Trusts, but which may be similar to and competitive with the Trusts. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Dow Jones Industrial Average and the S&P 500 Index.

 S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE LICENSED INDEXES OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY FIRST TRUST ADVISORS L.P., OWNERS OF THE TRUSTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE LICENSED INDEXES OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND FIRST TRUST ADVISORS L.P., OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

The NASDAQ Stock Market LLC.

The "Nasdaq 100(R)," "Nasdaq-100 Index(R)," and "Nasdaq(R)" are trade or service marks of The NASDAQ Stock Market LLC (which with its affiliates is the "Corporations") and are licensed for use by us. The Target VIP Portfolio has not been passed on by the Corporations as to its legality or suitability. The Target VIP Portfolio is not issued, endorsed, sold, or promoted by the Corporations. The Corporations make no warranties and bear no liability with respect to the Target VIP Portfolio.

Value Line Publishing, Inc.

Value Line Publishing, Inc.'s ("VLPI") only relationship to First Trust Portfolios L.P. and/or First Trust Advisors L.P. is VLPI's licensing to First Trust Portfolios L.P. and/or First Trust Advisors L.P. of certain VLPI trademarks and trade names and the Value Line(R) Timeliness(TM) Ranking System (the "System"), which is composed by VLPI without regard to First Trust Portfolios L.P. or First Trust Advisors L.P., this Product or any investor. VLPI has no obligation to take the needs of First Trust Portfolios L.P. and/or First Trust Advisors L.P. or any investor in the Product into consideration in composing the System. The Product results may differ from the hypothetical or published results of the Value Line(R) Timeliness(TM) Ranking System. VLPI is not responsible for and has not participated in the determination of the prices and composition of the Product or the timing of the issuance for sale of the Product or in the calculation of the equations by which the Product is to be converted into cash.

VLPI MAKES NO WARRANTY CONCERNING THE SYSTEM, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTIES ARISING FROM USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE, AND VLPI MAKES NO WARRANTY AS TO THE POTENTIAL PROFITS OR ANY OTHER BENEFITS THAT MAY BE ACHIEVED BY USING THE SYSTEM OR ANY INFORMATION OR MATERIALS GENERATED THEREFROM. VLPI DOES NOT WARRANT THAT THE SYSTEM WILL MEET ANY REQUIREMENTS OR THAT IT WILL BE ACCURATE OR ERROR-FREE. VLPI ALSO DOES NOT GUARANTEE ANY USES, INFORMATION, DATA OR OTHER RESULTS GENERATED FROM THE SYSTEM. VLPI HAS NO OBLIGATION OR LIABILITY (I) IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR TRADING OF THE PRODUCT; OR (II) FOR ANY LOSS, DAMAGE, COST OR EXPENSE SUFFERED OR INCURRED BY ANY INVESTOR OR OTHER PERSON OR ENTITY IN CONNECTION WITH THIS PRODUCT, AND IN NO EVENT SHALL VLPI BE LIABLE FOR ANY LOST PROFITS OR OTHER CONSEQUENTIAL, SPECIAL, PUNITIVE, INCIDENTAL, INDIRECT OR EXEMPLARY DAMAGES IN CONNECTION WITH THE PRODUCT.

New York Stock Exchange

"NYSE (R)" is a registered trademark of, and "NYSE International 100 Index(SM)" is a service mark of, New York Stock Exchange, Inc. ("NYSE"). NYSE has no relationship to First Trust Portfolios L.P. other than the licensing of the "NYSE International 100 Index(SM)" and the trademark and service mark referenced above for use in connection with the NYSE
(R) International Target 25 Strategy.

NYSE does not: sponsor, endorse, sell or promote the NYSE (R) International Target 25 Strategy; recommend that any person invest in the NYSE (R) International Target 25 Strategy or any other securities; have any responsibility or liability for or make any decision about the timing, amount or pricing of the NYSE (R) International Target 25 Strategy; have any responsibility or liability for the administration, management or marketing of the NYSE (R) International Target 25 Strategy; consider the needs of the NYSE (R) International Target 25 Strategy or the owners of the NYSE (R) International Target 25 Strategy in determining, composing or calculating the NYSE International 100 Index(SM) or have any obligation to do so.

NYSE will not have any liability in connection with the NYSE (R) International Target 25 Strategy. Specifically, NYSE does not make any warranty, express or implied, and NYSE disclaims any warranty about: the results to be obtained by the NYSE (R) International Target 25 Strategy, the owners of the NYSE (R) International Target 25 Strategy, or any other relevant person in connection with the use of the Index and the data included in the Index; the accuracy or completeness of the Index and its data; the merchantability or fitness for a particular purpose or use of the Index and its data. NYSE will have no liability for any errors, omissions or interruptions in the Index or its data. Under no circumstances will NYSE be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if NYSE knows that they might occur. The licensing agreement between First Trust Portfolios L.P. and NYSE is solely for their benefit and not for the benefit of the owners of the NYSE (R) International Target 25 Strategy or any other third parties.

Risk Factors

Securities. An investment in Units should be made with an understanding of the risks which an investment in common stocks entails, including the risk that the financial condition of the issuers of the Securities or the general condition of the relevant stock market may worsen, and the value of the Securities and therefore the value of the Units may decline. Common stocks are especially susceptible to general stock market movements and to volatile increases and decreases of value, as market confidence in and perceptions of the issuers change. These perceptions are based on unpredictable factors, including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic or banking crises. Both U.S. and foreign markets have experienced substantial volatility and significant declines recently as a result of certain or all of these factors.

Dividends. Shareholders of common stocks have rights to receive payments from the issuers of those common stocks that are generally subordinate to those of creditors of, or holders of debt obligations or preferred stocks of, such issuers. Shareholders of common stocks of the type held by the Trusts have a right to receive dividends only when and if, and in the amounts, declared by the issuer's board of directors and have a right to participate in amounts available for distribution by the issuer only after all other claims on the issuer have been paid or provided for. Common stocks do not represent an obligation of the issuer and, therefore, do not offer any assurance of income or provide the same degree of protection of capital as do debt securities. The issuance of additional debt securities or preferred stock will create prior claims for payment of principal, interest and dividends which could adversely affect the ability and inclination of the issuer to declare or pay dividends on its common stock or the rights of holders of common stock with respect to assets of the issuer upon liquidation or bankruptcy. Cumulative preferred stock dividends must be paid before common stock dividends, and any cumulative preferred stock dividend omitted is added to future dividends payable to the holders of cumulative preferred stock. Preferred stockholders are also generally entitled to rights on liquidation which are senior to those of common stockholders.

REITs. An investment in Units of the S&P Target SMid 60 Portfolio, the Target Focus Four Portfolio, the Target Focus Five Portfolio and the Target Global Dividend Leaders Portfolio should be made with an understanding of risks inherent in an investment in U.S.-based REITs specifically and real estate generally (in addition to securities market risks). Generally, these include economic recession, the cyclical nature of real estate markets, competitive overbuilding, unusually adverse weather conditions, changing demographics, changes in governmental regulations (including tax laws and environmental, building, zoning and sales regulations), increases in real estate taxes or costs of material and labor, the inability to secure performance guarantees or insurance as required, the unavailability of investment capital and the inability to obtain construction financing or mortgage loans at rates acceptable to builders and purchasers of real estate. Additional risks include an inability to reduce expenditures associated with a property (such as mortgage payments and property taxes) when rental revenue declines, and possible loss upon foreclosure of mortgaged properties if mortgage payments are not paid when due.


REITs are financial vehicles that have as their objective the pooling of capital from a number of investors in order to participate directly in real estate ownership or financing. REITs are generally fully integrated operating companies that have interests in income-producing real estate. Equity REITs emphasize direct property investment, holding their invested assets primarily in the ownership of real estate or other equity interests. REITs obtain capital funds for investment in underlying real estate assets by selling debt or equity securities in the public or institutional capital markets or by bank borrowing. Thus, the returns on common equities of REITs will be significantly affected by changes in costs of capital and, particularly in the case of highly "leveraged" REITs (i.e., those with large amounts of borrowings outstanding), by changes in the level of interest rates. The objective of an equity REIT is to purchase income-producing real estate properties in order to generate high levels of cash flow from rental income and a gradual asset appreciation, and they typically invest in properties such as office, retail, industrial, hotel and apartment buildings and healthcare facilities.

REITs are a creation of the tax law. REITs essentially operate as a corporation or business trust with the advantage of exemption from corporate income taxes provided the REIT satisfies the requirements of Sections 856 through 860 of the Internal Revenue Code. The major tests for tax-qualified status are that the REIT (i) be managed by one or more trustees or directors, (ii) issue shares of transferable interest to its owners, (iii) have at least 100 shareholders, (iv) have no more than 50% of the shares held by five or fewer individuals, (v) invest substantially all of its capital in real estate related assets and derive substantially all of its gross income from real estate related assets and (vi) distributed at least 95% of its taxable income to its shareholders each year. If a REIT should fail to qualify for such tax status, the related shareholders (including such Trust) could be adversely affected by the resulting tax consequences.

The underlying value of the Securities and a Trust's ability to make distributions to Unit holders may be adversely affected by changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, increased competition from other properties, obsolescence of property, changes in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older properties, changes in real estate tax rates and other operating expenses, regulatory and economic impediments to raising rents, adverse changes in governmental rules and fiscal policies, dependency on management skill, civil unrest, acts of God, including earthquakes, fires and other natural disasters (which may result in uninsured losses), acts of war, adverse changes in zoning laws, and other factors which are beyond the control of the issuers of REITs. The value of REITs may at times be particularly sensitive to devaluation in the event of rising interest rates.

REITs may concentrate investments in specific geographic areas or in specific property types, i.e., hotels, shopping malls, residential complexes, office buildings and timberlands. The impact of economic conditions on REITs can also be expected to vary with geographic location and property type. Investors should be aware that REITs may not be diversified and are subject to the risks of financing projects. REITs are also subject to defaults by borrowers, self-liquidation, the market's perception of the REIT industry generally, and the possibility of failing to qualify for pass-through of income under the Internal Revenue Code, and to maintain exemption from the Investment Company Act of 1940. A default by a borrower or lessee may cause a REIT to experience delays in enforcing its right as mortgagee or lessor and to incur significant costs related to protecting its investments. In addition, because real estate generally is subject to real property taxes, REITs may be adversely affected by increases or decreases in property tax rates and assessments or reassessments of the properties underlying REITs by taxing authorities. Furthermore, because real estate is relatively illiquid, the ability of REITs to vary their portfolios in response to changes in economic and other conditions may be limited and may adversely affect the value of the Units. There can be no assurance that any REIT will be able to dispose of its underlying real estate assets when advantageous or necessary.

The issuer of REITs generally maintains comprehensive insurance on presently owned and subsequently acquired real property assets, including liability, fire and extended coverage. However, certain types of losses may be uninsurable or not be economically insurable as to which the underlying properties are at risk in their particular locales. There can be no assurance that insurance coverage will be sufficient to pay the full current market value or current replacement cost of any lost investment. Various factors might make it impracticable to use insurance proceeds to replace a facility after it has been damaged or destroyed. Under such circumstances, the insurance proceeds received by a REIT might not be adequate to restore its economic position with respect to such property.

Under various environmental laws, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator caused or knew of the presence of such hazardous or toxic substances and whether or not the storage of such substances was in violation of a tenant's lease. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow using such real property as collateral. No assurance can be given that REITs may not be presently liable or potentially liable for any such costs in connection with real estate assets they presently own or subsequently acquire.


Hong Kong and China. Hong Kong's free market economy is highly dependent on international trade and finance. The value of the goods and services trade, which includes a large share of re-exports, is about four times GDP. Hard alcohol, tobacco, hydrocarbon oil, and methyl alcohol are the only four commodities which are subject to excise duties by Hong Kong. Hong Kong does not have any quotas or dumping laws. Due to Hong Kong's open economy, Hong Kong was exposed to the global economic slowdown that began in 2008. Hong Kong has increasingly sought integration with China through trade, tourism, and financial links. Although this integration helped Hong Kong to recover more quickly than anticipated initially, Hong Kong again faces a possible slowdown as exports to Europe and the United States have decreased.

Hong Kong's government promotes the Special Administrative Region (SAR) as be the site for Chinese renminbi (RMB) internationalization. Residents of Hong Kong are now permitted to establish RMB-denominated savings accounts. Further, RMB-denominated corporate and Chinese government bonds have been issued in Hong Kong and RMB trade settlement is now allowed in Hong Kong. In 2010, due to the growth of earnings from exports to China, Hong Kong far exceeded the RMB conversion quota set by Beijing for trade settlements. Deposits of RMB grew to roughly 9.1% of Hong Kong's total system deposits by the end of 2012, which was an increase of 59% from 2011. Hong Kong's government is pursuing efforts to introduce additional use of RMB in its financial markets and is seeking to expand the Beijing set RMB quota.

China has long been Hong Kong's largest trading partner and China accounts for roughly half of Hong Kong's exports by value. Natural resources are limited in Hong Kong, which creates the need for food and raw material imports. China has eased travel restrictions to Hong Kong and as a result the number of tourists from China to travel to Hong Kong has greatly increased from 4.5 million in 2001 to 34.9 million in 2012. In 2012, tourists from China outnumbered visitors from all other countries combined. Hong Kong has also established the Hong Kong Stock

Exchange as the premier stock market for Chinese firms who seek to list abroad. In 2012, companies from mainland China constituted close to 46.6% of the firms listed on the Hong Kong Stock Exchange. These companies also accounted for about 57.4% of the Exchange's market capitalization. In the past decade, the service industry in Hong Kong has grown rapidly as Hong Kong's manufacturing industry moved to mainland China. Economic growth slowed to 5% in 2011, and further to less than 2% in 2012. Inflation rose to 4.1% in 2012 as a result of credit expansion and tight housing supply conditions. Lower and middle income segments of the population are increasingly unable to afford adequate housing. Hong Kong's currency is linked closely to the United States dollar, maintaining an arrangement established in 1983.

Since 1978, China has gradually transformed from a closed, centrally planned system to a system that is more market-oriented and that plays a major global role. In 2010, China became the largest exporter in the world. The reforms in China began with the phase-out of collectivized agriculture, and has expanded to include the gradual liberalization of prices, fiscal decentralization, increased autonomy for state enterprises, creation of a diversified banking system, development of stock markets, rapid growth of the private sector, and opening to foreign trade and investment. In recent years, China has again supported state-owned enterprises in sectors China considers important to "economic security." This renewed support includes a focus on fostering globally competitive national champions.

After linking its currency closely to the United States dollar for years, China revalued its currency by 2.1% against the United States dollar in 2005. In addition, China moved to an exchange rate system that instead references a basket of currencies. From the middle of 2005 to late 2008, the RMB appreciated more than 20% against the United States dollar. However, since Beijing allowed the resumption of gradual appreciation, which began with the onset of the global financial crisis through June 2010, the exchange rate remained pegged to the United States dollar.

Since 1979, the efficiency gains resulting from the restructuring of the economy have contributed to a greater than a tenfold increase in GDP. In 2012, on a purchasing power parity basis which is adjusted for price differences, China was the second-largest economy in the world, behind only the United States. The value of services produced in China is second to the United States as well, however, the dollar values of China's agricultural and industrial output each exceed those of the United States. In addition to having a per capita income below the world average, the Chinese government faces a number of economic challenges. To overcome these economic challenges, China must reduce the high domestic savings rate and increase the correspondingly low domestic demand, sustain adequate job growth for the tens of millions of migrants and new entrants to the work force, reduce corruption and other economic crimes, and contain environmental damage and social strife resulting from the economy's rapid transformation. Coastal provinces in China have experienced greater economic development than the interior provinces. By 2011, more than 250 million migrant workers in search of work and their dependents had relocated to urban areas. The population control policy in China has caused China to now be one of the most rapidly aging countries in the world. Another long-term problem is the deterioration in the environment, which includes air pollution, soil erosion, and the steady fall of the water table. Further, economic development and erosion continue to destroy arable land in China. The Chinese government is seeking to add energy production capacity by focusing on sources such as nuclear and alternative energy development, rather than coal and oil. Between 2010-11, due mostly to its credit-fueled stimulus program, China faced high inflation. Inflation appears to have been controlled by some tightening measures, however as a result growth in GDP slowed to under 8% for 2012. The economic slowdown in Europe contributed to China's economic slowdown, and is expected to further inhibit Chinese growth in 2013. Policy makers are currently challenged by debt still remaining from the stimulus program, particularly among local governments, and a bubble in the prices of property. China has made little progress towards the goals set forth of the 12th Five-Year Plan. The plan was adopted in March 2011 and emphasizes continued economic reforms and the need to increase domestic consumption in order to decrease dependence on exports in the future.

United Kingdom. The United Kingdom is a leading global trading power and financial center. The United Kingdom is the second largest economy in Europe after Germany. In the past 20 years, the government has greatly reduced public ownership and limited the growth of social welfare programs. In the United Kingdom, agriculture is intensive, highly mechanized, and efficient as compared to European standards. Agriculture produces about 60% of United Kingdom food needs while making use of less than 2% of the labor force. The United Kingdom became a net importer of energy in 2005. Although the United Kingdom has large coal, natural gas, and oil resources, its oil and natural gas reserves are declining. The largest proportion of GDP consists of services, particularly banking, insurance, and business services, while industry continues to decline in importance.

After emerging from a recession in 1992, Britain's economy enjoyed its longest period of expansion on record. During this period of expansion, growth in the United Kingdom has outpaced most of Western Europe.

However, in 2008, due to the importance of its financial sector, the global financial crisis hit the economy in the United Kingdom particularly hard. Sharp declines in home prices, high consumer debt, and the global economic slowdown compounded Britain's economic problems. The economy was pushed into recession in the second half of 2008 and prompted the then Prime Minister Gordon Brown-led (Labour) government to implement a number of measures. Aimed to stimulate the economy and stabilize the financial markets, these measures included nationalizing parts of the banking system, temporarily cutting taxes, suspending public sector borrowing rules, and moving forward public spending on capital projects. In the face of growing public deficits and debt levels, the David Cameron-led coalition government (between Conservatives and Liberal Democrats) initiated a five-year austerity program in 2010. This program aimed to lower London's budget deficit from over 10% of GDP in 2010 to nearly 1% by 2015. In November 2011, additional austerity measures were announced by Chancellor of the Exchequer George Osborne through 2017 because of slower-than-expected economic growth and the impact of the euro-zone debt crisis. In addition, the Cameron government raised the value added tax from 17.5% to 20% in 2011. At same time, the Cameron government has also pledged to reduce the corporation tax rate to 21% by 2014.

In December 2012, the Bank of England implemented an asset purchase program of up to 375 billion pounds (approximately $605 billion). During times of economic crisis, the Bank of England coordinates interest rate moves with the European Central Bank. However, Britain remains outside the European Economic and Monetary Union. In 2012, the economy struggled with weak consumer spending and subdued business investment. GDP fell 0.1%, and the budget deficit remained stubbornly high at 7.7% of GDP, while public debt also continued to increase.

Foreign Issuers. The following section applies to individual Trusts which contain Securities issued by, or invest in securities issued by, foreign entities. Since certain of the Securities in the Trust consist of, or invest in, securities issued by foreign entities, an investment in the Trust involves certain investment risks that are different in some respects from an investment in a trust which invests solely in the securities of domestic entities. These investment risks include future political or governmental restrictions which might adversely affect the payment or receipt of payment of dividends on the relevant Securities, the possibility that the financial condition of the issuers of the Securities may become impaired or that the general condition of the relevant stock market may worsen (both of which would contribute directly to a decrease in the value of the Securities and thus in the value of the Units), the limited liquidity and relatively small market capitalization of the relevant securities market, expropriation or confiscatory taxation, economic uncertainties and foreign currency devaluations and fluctuations. In addition, for foreign issuers that are not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, there may be less publicly available information than is available from a domestic issuer. Also, foreign issuers are not necessarily subject to uniform accounting, auditing and financial reporting standards, practices and requirements comparable to those applicable to domestic issuers. The securities of many foreign issuers are less liquid and their prices more volatile than securities of comparable domestic issuers. In addition, fixed brokerage commissions and other transaction costs on foreign securities exchanges are generally higher than in the United States and there is generally less government supervision and regulation of exchanges, brokers and issuers in foreign countries than there is in the United States. However, due to the nature of the issuers of the Securities selected for the Trust, the Sponsor believes that adequate information will be available to allow the Supervisor to provide portfolio surveillance for the Trust.

Securities issued by non-U.S. issuers generally pay dividends in foreign currencies and are principally traded in foreign currencies. Therefore, there is a risk that the United States dollar value of these securities will vary with fluctuations in the U.S. dollar foreign exchange rates for the various Securities.

On the basis of the best information available to the Sponsor at the present time, none of the Securities in the Trust are subject to exchange control restrictions under existing law which would materially interfere with payment to the Trust of dividends due on, or proceeds from the sale of, the Securities. However, there can be no assurance that exchange control regulations might not be adopted in the future which might adversely affect payment to the Trust. The adoption of exchange control regulations and other legal restrictions could have an adverse impact on the marketability of international securities in the Trust and on the ability of the Trust to satisfy its obligation to redeem Units tendered to the Trustee for redemption. In addition, restrictions on the settlement of transactions on either the purchase or sale side, or both, could cause delays or increase the costs associated with the purchase and sale of the foreign Securities and correspondingly could affect the price of the Units.

Investors should be aware that it may not be possible to buy all Securities at the same time because of the unavailability of any Security, and restrictions applicable to the Trust relating to the purchase of a Security by reason of the federal securities laws or otherwise.

Foreign securities generally have not been registered under the Securities Act of 1933 and may not be exempt from the registration requirements of such Act. Sales of non-exempt Securities by the Trust in the United States securities markets are subject to severe restrictions and may not be practicable. Accordingly, sales of these Securities by the Trust will generally be effected only in foreign securities markets. Although the Sponsor does not believe that the Trust will encounter obstacles in disposing of the Securities, investors should realize that the Securities may be traded in foreign countries where the securities markets are not as developed or efficient and may not be as liquid as those in the United States. The value of the Securities will be adversely affected if trading markets for the Securities are limited or absent.

Emerging Markets. An investment in Units of certain of the Trusts should be made with an understanding of the risks inherent with investing in certain smaller and emerging markets. Compared to more mature markets, some emerging markets may have a low level of regulation, enforcement of regulations and monitoring of investors' activities. Those activities may include practices such as trading on material non-public information. The securities markets of developing countries are not as large as the more established securities markets and have substantially less trading volume, resulting in a lack of liquidity and high price volatility. There may be a high concentration of market capitalization and trading volume in a small number of issuers representing a limited number of industries as well as a high concentration of investors and financial intermediaries. These factors may adversely affect the timing and pricing of the acquisition or disposal of securities.

In certain emerging markets, registrars are not subject to effective government supervision nor are they always independent from issuers. The possibility of fraud, negligence, undue influence being exerted by the issuer or refusal to recognize ownership exists, which, along with other factors, could result in the registration of a shareholding being completely lost. Investors should therefore be aware that the Trust could suffer loss arising from these registration problems. In addition, the legal remedies in emerging markets are often more limited than the remedies available in the United States.

Practices pertaining to the settlement of securities transactions in emerging markets involve higher risks than those in developed markets, in large part because of the need to use brokers and counterparties who are less well capitalized, and custody and registration of assets in some countries may be unreliable. As a result, brokerage commissions and other fees are generally higher in emerging markets and the procedures and rules governing foreign transactions and custody may involve delays in payment, delivery or recovery of money or investments. Delays in settlement could result in investment opportunities being missed if the Trust is unable to acquire or dispose of a security. Certain foreign investments may also be less liquid and more volatile than U.S. investments, which may mean at times that such investments are unable to be sold at desirable prices.

Political and economic structures in emerging markets often change rapidly, which may cause instability. In adverse social and political circumstances, governments have been involved in policies of expropriation, confiscatory taxation, nationalization, intervention in the securities market and trade settlement, and imposition of foreign investment restrictions and exchange controls, and these could be repeated in the future. In addition to withholding taxes on investment income, some governments in emerging markets may impose different capital gains taxes on foreign investors. Foreign investments may also be subject to the risks of seizure by a foreign government and the imposition of restrictions on the exchange or export of foreign currency. Additionally, some governments exercise substantial influence over the private economic sector and the political and social uncertainties that exist for many developing countries are considerable.

Another risk common to most developing countries is that the economy is heavily export oriented and, accordingly, is dependent upon international trade. The existence of overburdened infrastructures and obsolete financial systems also presents risks in certain countries, as do environmental problems. Certain economies also depend to a large degree upon exports of primary commodities and, therefore, are vulnerable to changes in commodity prices which, in turn, may be affected by a variety of factors.

Exchange Rates. The Global Target 15 Portfolio, the Target Dividend Multi-Strategy Portfolio, the Target Focus Five Portfolio and the Target VIP Portfolio contain Securities that are principally traded in foreign currencies and as such, involve investment risks that are substantially different from an investment in a fund which invests in securities that are principally traded in United States dollars. The United States dollar value of the portfolio (and hence of the Units) and of the distributions from the portfolio will vary with fluctuations in the United States dollar foreign exchange rates for the relevant currencies. Most foreign currencies have fluctuated widely in value against the United States dollar for many reasons, including supply and demand of the respective currency, the rate of inflation in the respective economies compared to the United States, the impact of interest rate differentials between different currencies on the movement of foreign currency rates, the balance of imports and exports goods and services, the soundness of the world economy and the strength of the respective economy as compared to the economies of the United States and other countries.

The post-World War II international monetary system was, until 1973, dominated by the Bretton Woods Treaty which established a system of fixed exchange rates and the convertibility of the United States dollar into gold through foreign central banks. Starting in 1971, growing volatility in the foreign exchange markets caused the United States to abandon gold convertibility and to effect a small devaluation of the United States dollar. In 1973, the system of fixed exchange rates between a number of the most important industrial countries of the world, among them the United States and most Western European countries, was completely abandoned. Subsequently, major industrialized countries have adopted "floating" exchange rates, under which daily currency valuations depend on supply and demand in a freely fluctuating international market. Many smaller or developing countries have continued to "peg" their currencies to the United States dollar although there has been some interest in recent years in "pegging" currencies to "baskets" of other currencies or to a Special Drawing Right administered by the International Monetary Fund. In Europe, the euro has been developed. Currencies are generally traded by leading international commercial banks and institutional investors (including corporate treasurers, money managers, pension funds and insurance companies). From time to time, central banks in a number of countries also are major buyers and sellers of foreign currencies, mostly for the purpose of preventing or reducing substantial exchange rate fluctuations.

Exchange rate fluctuations are partly dependent on a number of economic factors including economic conditions within countries, the impact of actual and proposed government policies on the value of currencies, interest rate differentials between the currencies and the balance of imports and exports of goods and services and transfers of income and capital from one country to another. These economic factors are influenced primarily by a particular country's monetary and fiscal policies (although the perceived political situation in a particular country may have an influence as well-particularly with respect to transfers of capital). Investor psychology may also be an important determinant of currency fluctuations in the short run. Moreover, institutional investors trying to anticipate the future relative strength or weakness of a particular currency may sometimes exercise considerable speculative influence on currency exchange rates by purchasing or selling large amounts of the same currency or currencies. However, over the long term, the currency of a country with a low rate of inflation and a favorable balance of trade should increase in value relative to the currency of a country with a high rate of inflation and deficits in the balance of trade.

The following tables set forth, for the periods indicated, the range of fluctuation concerning the equivalent U.S. dollar rates of exchange and end-of-month equivalent U.S. dollar rates of exchange for the United Kingdom pound sterling, the Hong Kong dollar, the euro, the Japanese Yen, the Singapore dollar and the Australian dollar:

                                            FOREIGN EXCHANGE RATES
                                 RANGE OF FLUCTUATIONS IN FOREIGN CURRENCIES

            UNITED KINGDOM
ANNUAL     POUND STERLING/      HONG KONG/       EURO/         JAPANESE YEN/      SINGAPORE/     AUSTRALIA/
PERIOD       U.S. DOLLAR       U.S. DOLLAR     U.S. DOLLAR      U.S. DOLLAR       U.S. DOLLAR    U.S. DOLLAR
------     --------------      -----------     -----------     --------------     -----------    -----------
1983         0.616-0.707       6.480-8.700
1984         0.670-0.864       7.774-8.869
1985         0.672-0.951       7.729-7.826
1986         0.643-0.726       7.768-7.819
1987         0.530-0.680       7.751-7.822
1988         0.525-0.601       7.764-7.825
1989         0.548-0.661       7.775-7.817
1990         0.504-0.627       7.740-7.817
1991         0.499-0.624       7.716-7.803
1992         0.498-0.667       7.697-7.781
1993         0.630-0.705       7.722-7.766
1994         0.610-0.684       7.723-7.748
1995         0.610-0.653       7.726-7.763                      80.630-104.550    1.389-1.466    1.289-1.411
1996         0.583-0.670       7.726-7.742                     103.450-116.210    1.394-1.426    1.225-1.363
1997         0.584-0.633       7.725-7.750                     111.260-130.880    1.399-1.699    1.253-1.538
1998         0.584-0.620       7.735-7.750                     113.600-147.260    1.584-1.792    1.456-1.799
1999         0.597-0.646       7.746-7.775     0.845-0.999     101.640-124.330    1.654-1.736    1.488-1.639
2000         0.605-0.715       7.776-7.800     0.967-1.209     101.450-114.410    1.656-1.759    1.497-1.963
2001         0.665-0.728       7.797-7.800     1.045-1.196     113.580-131.790    1.727-1.856    1.749-2.088
2002         0.621-0.710       7.798-7.800     0.953-1.164     115.810-134.710    1.733-1.852    1.738-1.973
2003         0.560-0.643       7.706-7.800     0.794-0.965     106.980-121.690    1.700-1.784    1.330-1.779
2004         0.514-0.570       7.763-7.800     0.733-0.846     102.080-114.520    1.631-1.728    1.252-1.465
2005         0.518-0.583       7.752-7.800     0.743-0.857     102.050-121.040    1.619-1.706    1.252-1.381
2006         0.505-0.581       7.751-7.793     0.749-0.846     109.790-119.790    1.534-1.661    1.264-1.418
2007         0.474-0.521       7.750-7.830     0.672-0.776     107.410-123.890    1.439-1.545    1.071-1.298
2008         0.492-0.695       7.750-7.815     0.625-0.803      87.240-111.650    1.348-1.530    1.021-1.663
2009         0.598-0.727       7.750-7.760     0.661-0.798      86.410-100.990    1.380-1.555    1.067-1.587
2010         0.611-0.698       7.751-7.805     0.689-0.839      80.400- 94.610    1.282-1.424    0.977-1.234
2011         0.599-0.652       7.763-7.809     0.674-0.775      75.820- 85.490    1.201-1.320    0.907-1.050
2012         0.614-0.653       7.750-7.770     0.743-0.829      76.200- 86.750    1.216-1.297    0.925-1.031
2013         0.604-0.673       7.751-7.765     0.725-0.782      86.700-105.310    1.221-1.284    0.944-1.129

Source: Bloomberg L.P.



                                       END OF MONTH EXCHANGE RATES
                                          FOR FOREIGN CURRENCIES

                UNITED KINGDOM                                     JAPANESE
                POUND STERLING/   HONG KONG/       EURO/           YEN/         SINGAPORE/     AUSTRALIA/
MONTHLY PERIOD   U.S. DOLLAR      U.S. DOLLAR      U.S. DOLLAR     U.S. DOLLAR  U.S. DOLLAR    U.S.DOLLAR
--------------  ---------------   -----------      -----------     -----------  -----------    ----------
2011:
   January             .624           7.797          .730          82.040         1.280          1.003
   February            .615           7.788          .724          81.780         1.272          0.982
   March               .624           7.779          .706          83.130         1.261          0.968
   April               .599           7.766          .675          81.190         1.224          0.911
   May                 .608           7.777          .695          81.520         1.233          0.937
   June                .623           7.782          .690          80.560         1.229          0.933
   July                .609           7.794          .695          76.760         1.204          0.910
   August              .615           7.786          .696          76.660         1.204          0.934
   September           .642           7.786          .747          77.060         1.307          1.035
   October             .622           7.768          .722          78.170         1.255          0.950
   November            .637           7.768          .744          77.620         1.282          0.972
   December            .643           7.767          .772          76.910         1.297          0.980
2012:
   January             .635           7.755          .764          76.270         1.258          0.942
   February            .628           7.756          .750          81.150         1.252          0.932
   March               .625           7.766          .749          82.870         1.258          0.967
   April               .616           7.759          .755          79.820         1.237          0.959
   May                 .649           7.762          .809          78.320         1.289          1.027
   June                .637           7.757          .789          79.790         1.265          0.977
   July                .638           7.755          .813          78.120         1.245          0.952
   August              .630           7.756          .795          78.390         1.247          0.969
   September           .619           7.755          .778          77.960         1.227          0.964
   October             .620           7.750          .772          79.770         1.220          0.964
   November            .624           7.750          .770          82.480         1.220          0.959
   December            .615           7.750          .758          86.750         1.222          0.962
2013:
   January             .631           7.755          .736          91.710         1.238          0.959
   February            .660           7.755          .766          92.560         1.239          0.979
   March               .658           7.764          .780          94.220         1.240          0.960
   April               .644           7.760          .759          97.450         1.232          0.964
   May                 .658           7.763          .769         100.450         1.264          1.045
   June                .657           7.757          .769          99.140         1.268          1.094
   July                .658           7.756          .752          97.880         1.271          1.113
   August              .645           7.755          .756          98.170         1.275          1.123
   September           .618           7.756          .739          98.270         1.256          1.073
   October             .623           7.753          .736          98.360         1.242          1.058
   November            .611           7.753          .736         102.440         1.256          1.098
   December            .604           7.754          .728         105.310         1.263          1.121
2014:
   January             .608           7.765          .742         102.040         1.277          1.142
   February            .597           7.760          .725         101.800         1.268          1.121
   March               .600           7.757          .726         103.230         1.258          1.079

Source: Bloomberg L.P.


The Evaluator will estimate current exchange rates for the relevant currencies based on activity in the various currency exchange markets. However, since these markets are volatile and are constantly changing, depending on the activity at any particular time of the large international commercial banks, various central banks, large multi-national corporations, speculators and other buyers and sellers of foreign currencies, and since actual foreign currency transactions may not be instantly reported, the exchange rates estimated by the Evaluator may not be indicative of the amount in United States dollars the Trusts would receive had the Trustee sold any particular currency in the market. The foreign exchange transactions of the Trusts will be conducted by the Trustee with foreign exchange dealers acting as principals on a spot (i.e., cash) buying basis. Although foreign exchange dealers trade on a net basis, they do realize a profit based upon the difference between the price at which they are willing to buy a particular currency (bid price) and the price at which they are willing to sell the currency (offer price).

Small-Cap Companies. While historically small-cap company stocks have outperformed the stocks of large companies, the former have customarily involved more investment risk as well. Small-cap companies may have limited product lines, markets or financial resources; may lack management depth or experience; and may be more vulnerable to adverse general market or economic developments than large companies. Some of these companies may distribute, sell or produce products which have recently been brought to market and may be dependent on key personnel.

The prices of small company securities are often more volatile than prices associated with large company issues, and can display abrupt or erratic movements at times, due to limited trading volumes and less publicly available information. Also, because small cap companies normally have fewer shares outstanding and these shares trade less frequently than large companies, it may be more difficult for the Trusts which contain these Securities to buy and sell significant amounts of such shares without an unfavorable impact on prevailing market prices.

Litigation

Tobacco Industry. Certain of the issuers of Securities in certain Trusts may be involved in the manufacture, distribution and sale of tobacco products. Pending litigation proceedings against such issuers in the United States and abroad cover a wide range of matters including product liability and consumer protection. Damages claimed in such litigation alleging personal injury (both individual and class actions), and in health cost recovery cases brought by governments, labor unions and similar entities seeking reimbursement for healthcare expenditures, aggregate many billions of dollars.

In November 1998, five of the largest tobacco companies in the United States entered into the Tobacco Master Settlement Agreement ("MSA") with 46 states to settle state lawsuits to recover costs associated with treating smoking-related illnesses. According to the MSA, the tobacco industry is projected to pay the settling states in excess of $200 billion over 25 years. Four states settled their tobacco cases separately from the MSA.

In March 2001, five states initiated court proceedings to stop R.J. Reynolds Tobacco Company ("R.J. Reynolds") from violating provisions of the MSA. The lawsuits, filed in state courts of Arizona, California, New York, Ohio and Washington, seek enforcement of restrictions on marketing, advertising and promotional activities that R.J. Reynolds agreed to under the terms of the MSA. In June 2002, a California court ruled that R.J. Reynolds unlawfully placed cigarette ads in magazines with a large percentage of readers aged 12-17, in violation of the MSA. As a result, R.J. Reynolds was ordered to pay $20 million in sanctions plus attorneys' fees and costs. An Arizona court also found R.J. Reynolds had violated the MSA. In July 2004, R.J. Reynolds and Brown & Williamson Tobacco Corporation ("B&W") combined R.J. Reynolds and the U.S. assets, liabilities and operations of B&W to form Reynolds American Inc.

On December 15, 2005, the Illinois Supreme Court reversed a $10.1 billion verdict against Altria Group's Philip Morris USA division ("Philip Morris") in what is known as the Price case, ordering a lower court to dismiss the case in which the company was accused of defrauding customers into thinking "light" cigarettes were safer than regular ones. The Court held that the Federal Trade Commission specifically authorized the use of "light" and "low tar" to describe the cigarettes, and, therefore, Philip Morris is not liable under the Illinois Consumer Fraud Act, even if the terms may be deemed false, deceptive or misleading. The case was decided on the basis of a state statute and not federal preemption. The initial $10.1 billion judgment in the Price case was handed down against Philip Morris by a trial court judge in March 2003. The Illinois Supreme Court took the unusual step of bypassing the appellate court in hearing the case on appeal directly from the trial court. The size of the original award put the company at risk for filing bankruptcy protection. In addition, because Philip Morris accounts for more than half of the annual tobacco-settlement payments to the states under the 1998 MSA, such payments could have been in jeopardy. On May 5, 2006 the Illinois Supreme Court denied the plaintiff's motion for a rehearing, and on November 27, 2006 the Supreme Court of the United States denied certiorari.

In a suit brought by the Department of Justice against Altria and other cigarette companies, a U.S. District Court ruled on August 17, 2006, that the defendants violated the Racketeer Influenced and Corrupt Organizations Act ("RICO"). However, the court refused to grant the $10 billion smoking cessation campaign and $4 billion youth counter-marketing campaign remedies requested by the government. The court did rule that Philip Morris must remove "light" and "ultra light" from its packaging. Altria is appealing this verdict.

On July 6, 2006, the Florida Supreme Court decertified a class and overturned a trial court's $145 billion punitive damages award against Philip Morris as excessive and improper as a matter of law.

On December 15, 2008 the Supreme Court of the United States ruled that consumers may sue Philip Morris under state unfair trade laws. The Court held that neither the Federal Trade Commission's actions nor the

Labeling Act, which sets forth the required cigarette warning labels, preempted a lawsuit based on state law. The Court noted that the Labeling Act mandates labels aimed at providing adequate health warnings, and it bars states from requiring additional health warnings. But the Labeling Act does not prevent claims that cigarettes labeled as "light" or "low tar" are fraudulent, deceptive or misleading.

Additional pending and future litigation and/or legislation could adversely affect the value, operating revenues, financial position and sustainability of tobacco companies. The Sponsor is unable to predict the outcome of litigation pending against tobacco companies or how the current uncertainty concerning regulatory and legislative measures will ultimately be resolved. These and other possible developments may have a significant impact upon both the price of such Securities and the value of Units of Trusts containing such Securities.

Concentrations

Concentration Risk. When at least 25% of a Trust's portfolio is invested in securities issued by companies within a single sector, the Trust is considered to be concentrated in that particular sector. A portfolio concentrated in a single sector may present more risks than a portfolio broadly diversified over several sectors.


The Dow(R) Target 5 Portfolio is concentrated in stocks of information technology companies. The Dow(R) Target Dividend Portfolio is concentrated in stocks of financial and utility companies. The Global Target 15 Portfolio and the S&P Target SMid 60 Portfolio are concentrated in stocks of financial companies. The Target Growth Portfolio, the Target Triad Portfolio and the Target VIP Portfolio are concentrated in stocks of consumer product companies. The Value Line(R) Target 25 Portfolio is concentrated in stocks of industrial and information technology companies.


Consumer Products. The general problems and risks inherent in an investment in the consumer products sector include the cyclicality of revenues and earnings, changing consumer demands, regulatory restrictions, product liability litigation and other litigation resulting from accidents, extensive competition (including that of low-cost foreign competition), unfunded pension fund liabilities and employee and retiree benefit costs and financial deterioration resulting from leveraged buy-outs, takeovers or acquisitions. In general, expenditures on consumer products will be affected by the economic health of consumers. A weak economy with its consequent effect on consumer spending would have an adverse effect on consumer products companies. Other factors of particular relevance to the profitability of the sector are the effects of increasing environmental regulation on packaging and on waste disposal, the continuing need to conform with foreign regulations governing packaging and the environment, the outcome of trade negotiations and the effect on foreign subsidies and tariffs, foreign exchange rates, the price of oil and its effect on energy costs, inventory cutbacks by retailers, transportation and distribution costs, health concerns relating to the consumption of certain products, the effect of demographics on consumer demand, the availability and cost of raw materials and the ongoing need to develop new products and to improve productivity.

Financials. Banks, thrifts and their holding companies are especially subject to the adverse effects of economic recession; volatile interest rates; portfolio concentrations in geographic markets, in commercial and residential real estate loans or any particular segment or industry; and competition from new entrants in their fields of business. Banks and thrifts are highly dependent on net interest margin. Banks and thrifts traditionally receive a significant portion of their revenues from consumer mortgage fee income as a result of activity in mortgage and refinance markets. As home purchasing and refinancing activity has subsided, this revenue has diminished. Economic conditions in the real estate markets have deteriorated, leading to asset write-offs and decreased liquidity in the credit markets, which can have a substantial negative effect upon banks and thrifts because they generally have a portion of their assets invested in loans secured by real estate. Difficulties in the mortgage and broader credit markets have resulted in decreases in the availability of funds. Financial performance of many banks and thrifts, especially in securities collateralized by mortgage loans has deteriorated.

In response to recent market and economic conditions, the United States Government, particularly the U.S. Department of the Treasury ("U.S. Treasury"), the Federal Reserve Board ("FRB"), and the Federal Deposit Insurance Corporation ("FDIC") have taken a variety of extraordinary measures including capital injections, guarantees of bank liabilities and the acquisition of illiquid assets from banks designed to provide fiscal stimulus, restore confidence in the financial markets and to strengthen financial institutions. The Emergency Economic Stabilization Act of 2008 ("EESA") gave the U.S. Treasury $700 billion to purchase bad mortgage-related securities that caused much of the difficulties experienced by financial institutions and the credit markets in general. Additionally, the American Recovery and Reinvestment Act of 2009 ("ARRA") was signed into law in February, 2009. The EESA and ARRA, along with the U.S. Treasury's Capital Purchase Program (which provides for direct purchases by the U.S. Treasury of equity from financial institutions), contain provisions limiting the way banks and their holding companies are able pay dividends, purchase their own common stock, and compensate officers. Furthermore, participants have been subject to forward looking stress tests to determine if they have sufficient capital to withstand certain economic scenarios, including situations more severe than the current recession. As a result of these stress tests, some financial institutions were required to increase their level of capital through a combination of asset sales, additional equity offerings and the conversion of preferred shares into common stock. The long-term effects of the EESA, ARRA, and the stress tests are not yet known and cannot be predicted. This uncertainty may cause increased costs and risks for the firms associated with the respective programs.

Banks, thrifts and their holding companies are subject to extensive federal regulation and, when such institutions are state-chartered, to state regulation as well. Such regulations impose strict capital requirements and limitations on the nature and extent of business activities that banks and thrifts may pursue. Furthermore, bank regulators have a wide range of discretion in connection with their supervisory and enforcement authority and may substantially restrict the permissible activities of a particular institution if deemed to pose significant risks to the soundness of such institution or the safety of the federal deposit insurance fund. Regulatory actions, such as increases in the minimum capital requirements applicable to banks and thrifts and increases in deposit insurance premiums required to be paid by banks and thrifts to the FDIC, can negatively impact earnings and the ability of a company to pay dividends. Neither federal insurance of deposits nor governmental regulations, however, insures the solvency or profitability of banks or their holding companies, or insures against any risk of investment in the securities issued by such institutions.

In light of the current credit market difficulties, the U.S. Government is considering changes to the laws and regulatory structure. New legislation and regulatory changes could cause business disruptions, result in significant loss of revenue, limit financial firms' ability to pursue business opportunities, impact the value of business assets and impose additional costs that may adversely affect business. There can be no assurance as to the actual impact these laws and their implementing regulations, or any other governmental program, will have on the financial markets. Currently the FRB, FDIC, Securities and Exchange Commission, Office of Comptroller of the Currency (a bureau of the U.S. Treasury which regulates national banks), and the U.S. Commodities Futures Trading Commission (which oversees commodity futures and option markets) all play a role in the supervision of the financial markets. On July 21, 2010 the President signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Reform Act"). The Reform Act calls for swift government intervention which includes the creation of new federal agencies that will have a direct impact on the financial, banking and insurance industries. Provisions of the Reform Act include the creation of a Financial Oversight Council to advise the FRB on the identification of firms who failure could pose a threat to financial stability due to their combination of size, leverage, and interconnectedness. Additionally, these financial firms would be subject to increased scrutiny concerning their capital, liquidity, and risk management standards. Provisions of the Reform Act would create a the National Bank Supervisor to conduct prudential supervision regulation of all federally chartered depository institutions, and all federal branches and agencies of foreign banks. This single regulator would oversee the entire banking industry, thereby leading to potential risks, costs and unknown impacts on the entire financial sector.

The statutory requirements applicable to and regulatory supervision of banks, thrifts and their holding companies have increased significantly and have undergone substantial change in the recent past. To a great extent, these changes are embodied in the Financial Institutions Reform, Recovery and Enforcement Act of 1989, the Federal Deposit Insurance Corporation Improvement Act of 1991, the Resolution Trust Corporation Refinancing, Restructuring, and Improvement Act of 1991, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 and the regulations promulgated under these laws. In 1999, the Gramm-Leach-Bliley Act repealed most of the barriers set up by the 1933 Glass-Steagall Act which separated the banking, insurance and securities industries. Banks and thrifts now face significant competition from other financial institutions such as mutual funds, credit unions, mortgage banking companies and insurance companies. Banks, insurance companies and securities firms can merge to form one-stop financial conglomerates marketing a wide range of financial service products to investors. This legislation has resulted in increased merger activity and heightened competition among existing and new participants in the field. Efforts to expand the ability of federal thrifts to branch on an interstate basis have been initially successful through promulgation of regulations and legislation to liberalize interstate banking has been signed into law. Under the legislation, banks are able to purchase or establish subsidiary banks in any state. Since mid-1997, banks have been allowed to turn existing banks into branches, thus leading to continued consolidation.

The Securities and Exchange Commission and the Financial Accounting Standards Board ("FASB") require the expanded use of market value accounting by banks and have imposed rules requiring mark-to-market accounting for investment securities held in trading accounts or available for sale. Adoption of additional such rules may result in increased volatility in the reported health of the industry, and mandated regulatory intervention to correct such problems. FASB Accounting Standards Codification 820, "Fair Value Measurement" changed the requirements of mark-to-market accounting and determining fair value when the volume and level of activity for the asset or liability has significantly decreased. These changes and other potential changes in financial accounting rules and valuation techniques may have a significant impact on the banking and financial services industries in terms of accurately pricing assets or liabilities.

Additional legislative and regulatory changes may be forthcoming. For example, the bank regulatory authorities have proposed substantial changes to the Community Reinvestment Act and fair lending laws, rules and regulations, and there can be no certainty as to the effect, if any, that such changes would have on the Securities in a Trust's portfolio. In addition, from time to time the deposit insurance system is reviewed by Congress and federal regulators, and proposed reforms of that system could, among other things, further restrict the ways in which deposited moneys can be used by banks or change the dollar amount or number of deposits insured for any depositor. On October 3, 2008, EESA increased the maximum amount of federal deposit insurance coverage payable as to any certificate of deposit from $100,000 to $250,000 per depositor until December 31, 2013. The impact of this reform is unknown and could reduce profitability as investment opportunities available to bank institutions become more limited and as consumers look for savings vehicles other than bank deposits. The Sponsor makes no prediction as to what, if any, manner of bank and thrift regulatory actions might ultimately be adopted or what ultimate effect such actions might have on a Trust's portfolio.

The Federal Bank Holding Company Act of 1956 ("BHC Act") generally prohibits a bank holding company from (1) acquiring, directly or indirectly, more than 5% of the outstanding shares of any class of voting securities of a bank or bank holding company, (2) acquiring control of a bank or another bank holding company, (3) acquiring all or substantially all the assets of a bank, or (4) merging or consolidating with another bank holding company, without first obtaining FRB approval. In considering an application with respect to any such transaction, the FRB is required to consider a variety of factors, including the potential anti-competitive effects of the transaction, the financial condition and future prospects of the combining and resulting institutions, the managerial resources of the resulting institution, the convenience and needs of the communities the combined organization would serve, the record of performance of each combining organization under the Community Reinvestment Act and the Equal Credit Opportunity Act, and the prospective availability to the FRB of information appropriate to determine ongoing regulatory compliance with applicable banking laws. In addition, the federal Change In Bank Control Act and various state laws impose limitations on the ability of one or more individuals or other entities to acquire control of banks or bank holding companies.

The FRB has issued a policy statement on the payment of cash dividends by bank holding companies in which the FRB expressed its view that a bank holding company experiencing earnings weaknesses should not pay cash dividends which exceed its net income or which could only be funded in ways that would weaken its financial health, such as by borrowing. The FRB also may impose limitations on the payment of dividends as a condition to its approval of certain applications, including applications for approval of mergers and acquisitions. The Sponsor makes no prediction as to the effect, if any, such laws will have on the Securities or whether such approvals, if necessary, will be obtained.

Companies engaged in investment banking/brokerage and investment management include brokerage firms, broker/dealers, investment banks, finance companies and mutual fund companies. Earnings and share prices of companies in this industry are quite volatile, and often exceed the volatility levels of the market as a whole. Negative economic events in the credit markets have led some firms to declare bankruptcy, forced short-notice sales to competing firms, or required government intervention by the FDIC or through an infusion of Troubled Asset Relief Program funds. Consolidation in the industry and the volatility in the stock market have negatively impacted investors.

Additionally, government intervention has required many financial institutions to become bank holding companies under the BHC Act. Under the system of functional regulation established under the BHC Act, the FRB supervises bank holding companies as an umbrella regulator. The BHC Act and regulations generally restrict bank holding companies from engaging in business activities other than the business of banking and certain closely related activities. The FRB and FDIC have also issued substantial risk-based and leverage capital guidelines applicable to U.S. banking organizations. The guidelines define a three-tier framework, requiring depository institutions to maintain certain leverage ratios depending on the type of assets held. If any depository institution controlled by a financial or bank holding company ceases to meet capital or management standards, the FRB may impose corrective capital and/or managerial requirements on the company and place limitations on its ability to conduct broader financial activities. Furthermore, proposed legislation will allow the Treasury and the FDIC to create a resolution regime to "take over" bank and financial holding companies. The "taking over" would be based on whether the firm is in default or in danger of defaulting and whether such a default would have a serious adverse affect on the financial system or the economy. This mechanism would only be used by the government in exceptional circumstances to mitigate these effects. This type of intervention has unknown risks and costs associated with it, which may cause unforeseeable harm in the industry.

Companies involved in the insurance industry are engaged in underwriting, reinsuring, selling, distributing or placing of property and casualty, life or health insurance. Other growth areas within the insurance industry include brokerage, reciprocals, claims processors and multi-line insurance companies. Interest rate levels, general economic conditions and price and marketing competition affect insurance company profits. Property and casualty insurance profits may also be affected by weather catastrophes and other disasters. Life and health insurance profits may be affected by mortality and morbidity rates. Individual companies may be exposed to material risks including reserve inadequacy and the inability to collect from reinsurance carriers. Insurance companies are subject to extensive governmental regulation, including the imposition of maximum rate levels, which may not be adequate for some lines of business. Proposed or potential tax law changes may also adversely affect insurance companies' policy sales, tax obligations, and profitability. In addition to the foregoing, profit margins of these companies continue to shrink due to the commoditization of traditional businesses, new competitors, capital expenditures on new technology and the pressures to compete globally.

In addition to the normal risks of business, companies involved in the insurance industry are subject to significant risk factors, including those applicable to regulated insurance companies, such as: (i) the inherent uncertainty in the process of establishing property-liability loss reserves, particularly reserves for the cost of environmental, asbestos and mass tort claims, and the fact that ultimate losses could materially exceed established loss reserves which could have a material adverse effect on results of operations and financial condition; (ii) the fact that insurance companies have experienced, and can be expected in the future to experience, catastrophe losses which could have a material adverse impact on their financial condition, results of operations and cash flow; (iii) the inherent uncertainty in the process of establishing property-liability loss reserves due to changes in loss payment patterns caused by new claims settlement practices; (iv) the need for insurance companies and their subsidiaries to maintain appropriate levels of statutory capital and surplus, particularly in light of continuing scrutiny by rating organizations and state insurance regulatory authorities, and in order to maintain acceptable financial strength or claims-paying ability rating; (v) the extensive regulation and supervision to which insurance companies' subsidiaries are subject, various regulatory initiatives that may affect insurance companies, and regulatory and other legal actions; (vi) the adverse impact that increases in interest rates could have on the value of an insurance company's investment portfolio and on the attractiveness of certain of its products; (vii) the need to adjust the effective duration of the assets and liabilities of life insurance operations in order to meet the anticipated cash flow requirements of its policyholder obligations;
(viii) the uncertainty involved in estimating the availability of reinsurance and the collectibility of reinsurance recoverables; and (ix) proposed legislation that would establish the Office of National Insurance within the Treasury. This proposed federal agency would gather information, develop expertise, negotiate international agreements, and coordinate policy in the insurance sector. This enhanced oversight into the insurance industry may pose unknown risks to the sector as a whole.

The state insurance regulatory framework has, during recent years, come under increased federal scrutiny, and certain state legislatures have considered or enacted laws that alter and, in many cases, increase state authority to regulate insurance companies and insurance holding company systems. Further, the National Association of Insurance Commissioners ("NAIC") and state insurance regulators are re-examining existing laws and regulations, specifically focusing on insurance companies, interpretations of existing laws and the development of new laws. In addition, Congress and certain federal agencies have investigated the condition of the insurance industry in the United States to determine whether to promulgate additional federal regulation. The Sponsor is unable to predict whether any state or federal legislation will be enacted to change the nature or scope of regulation of the insurance industry, or what effect, if any, such legislation would have on the industry.

All insurance companies are subject to state laws and regulations that require diversification of their investment portfolios and limit the amount of investments in certain investment categories. Failure to comply with these laws and regulations would cause non-conforming investments to be treated as non-admitted assets for purposes of measuring statutory surplus and, in some instances, would require divestiture.

Environmental pollution clean-up is the subject of both federal and state regulation. By some estimates, there are thousands of potential waste sites subject to clean up. The insurance industry is involved in extensive litigation regarding coverage issues. The Comprehensive Environmental Response Compensation and Liability Act of 1980 ("Superfund") and comparable state statutes ("mini-Superfund") govern the clean-up and restoration by "Potentially Responsible Parties" ("PRPs"). Superfund and the mini-Superfunds ("Environmental Clean-up Laws or "ECLs") establish a mechanism to pay for clean-up of waste sites if PRPs fail to do so, and to assign liability to PRPs. The extent of liability to be allocated to a PRP is dependent on a variety of factors. The extent of clean-up necessary and the assignment of liability has not been fully established. The insurance industry is disputing many such claims. Key coverage issues include whether Superfund response costs are considered damages under the policies, when and how coverage is triggered, applicability of pollution exclusions, the potential for joint and several liability and definition of an occurrence. Similar coverage issues exist for clean up and waste sites not covered under Superfund. To date, courts have been inconsistent in their rulings on these issues. An insurer's exposure to liability with regard to its insureds which have been, or may be, named as PRPs is uncertain. Superfund reform proposals have been introduced in Congress, but none have been enacted. There can be no assurance that any Superfund reform legislation will be enacted or that any such legislation will provide for a fair, effective and cost-efficient system for settlement of Superfund related claims.

While current federal income tax law permits the tax-deferred accumulation of earnings on the premiums paid by an annuity owner and holders of certain savings-oriented life insurance products, no assurance can be given that future tax law will continue to allow such tax deferrals. If such deferrals were not allowed, consumer demand for the affected products would be substantially reduced. In addition, proposals to lower the federal income tax rates through a form of flat tax or otherwise could have, if enacted, a negative impact on the demand for such products.

Major determinants of future earnings of companies in the financial services sector are the direction of the stock market, investor confidence, equity transaction volume, the level and direction of long-term and short-term interest rates, and the outlook for emerging markets. Negative trends in any of these earnings determinants could have a serious adverse effect on the financial stability, as well as the stock prices, of these companies. Furthermore, there can be no assurance that the issuers of the Securities included in the Trust will be able to respond in a timely manner to compete in the rapidly developing marketplace. In addition to the foregoing, profit margins of these companies continue to shrink due to the commoditization of traditional businesses, new competitors, capital expenditures on new technology and the pressures to compete globally.


Industrials. The profitability of industrial companies will be affected by various factors including the general state of the economy, intense competition, domestic and international politics, excess capacity and spending trends.

The Internet may also influence the industrial market. Customers' desire for better pricing and convenience, as well as manufacturers' desire to boost profitability by finding new avenues of sales growth and productivity gains, may drive many industrial manufacturers to invest heavily in Internet hardware and software. Because the Internet allows manufacturers to take orders directly from customers, thus eliminating the middlemen from both supply chains and distributors, industrial makers may no longer need traditional third-party outfits to distribute their products. In addition, the Internet may also allow industrial manufacturers to cut inventory levels, by enabling customers to tailor their orders to their specific needs.

Industrial companies may also be affected by factors more specific to their individual industries. Industrial machinery manufacturers may be subject to declines in consumer demand and the need for modernization. Agricultural equipment businesses may be influenced by fluctuations in farm income, farm commodity prices, government subsidies and weather conditions. The number of housing starts, levels of public and non-residential construction including weakening demand for new office and retail space, and overall construction spending may adversely affect construction equipment manufacturers, while overproduction, consolidation and weakening global economies may lead to deteriorating sales for truck makers.


Information Technology. Technology companies generally include companies involved in the development, design, manufacture and sale of computers and peripherals, software and services, data networking/communications equipment, internet access/information providers, semiconductors and semiconductor equipment and other related products, systems and services. The market for these products, especially those specifically related to the Internet, is characterized by rapidly changing technology, rapid product obsolescence, cyclical market patterns, evolving industry standards and frequent new product introductions. The success of the issuers of the Securities depends in substantial part on the timely and successful introduction of new products. An unexpected change in one or more of the technologies affecting an issuer's products or in the market for products based on a particular technology could have a material adverse effect on an issuer's operating results. Furthermore, there can be no assurance that the issuers of the Securities will be able to respond in a timely manner to compete in the rapidly developing marketplace.

Based on trading history of common stock, factors such as announcements of new products or development of new technologies and general conditions of the industry have caused and are likely to cause the market price of high-technology common stocks to fluctuate substantially. In addition, technology company stocks have experienced extreme price and volume fluctuations that often have been unrelated to the operating performance of such companies. This market volatility may adversely affect the market price of the Securities and therefore the ability of a Unit holder to redeem Units at a price equal to or greater than the original price paid for such Units.

Some key components of certain products of technology issuers are currently available only from single sources. There can be no assurance that in the future suppliers will be able to meet the demand for components in a timely and cost effective manner. Accordingly, an issuer's operating results and customer relationships could be adversely affected by either an increase in price for, or an interruption or reduction in supply of, any key components. Additionally, many technology issuers are characterized by a highly concentrated customer base consisting of a limited number of large customers who may require product vendors to comply with rigorous industry standards. Any failure to comply with such standards may result in a significant loss or reduction of sales. Because many products and technologies of technology companies are incorporated into other related products, such companies are often highly dependent on the performance of the personal computer, electronics and telecommunications industries. There can be no assurance that these customers will place additional orders, or that an issuer of Securities will obtain orders of similar magnitude as past orders from other customers. Similarly, the success of certain technology companies is tied to a relatively small concentration of products or technologies. Accordingly, a decline in demand of such products, technologies or from such customers could have a material adverse impact on issuers of the Securities.

Many technology companies rely on a combination of patents, copyrights, trademarks and trade secret laws to establish and protect their proprietary rights in their products and technologies. There can be no assurance that the steps taken by the issuers of the Securities to protect their proprietary rights will be adequate to prevent misappropriation of their technology or that competitors will not independently develop technologies that are substantially equivalent or superior to such issuers' technology. In addition, due to the increasing public use of the Internet, it is possible that other laws and regulations may be adopted to address issues such as privacy, pricing, characteristics, and quality of Internet products and services. The adoption of any such laws could have a material adverse impact on the Securities in the Trust.

Like many areas of technology, the semiconductor business environment is highly competitive, notoriously cyclical and subject to rapid and often unanticipated change. Recent industry downturns have resulted, in part, from weak pricing, persistent overcapacity, slowdown in Asian demand and a shift in retail personal computer sales toward the low end, or "sub- $1,000" segment. Industry growth is dependent upon several factors, including: the rate of global economic expansion; demand for products such as personal computers and networking and communications equipment; excess productive capacity and the resultant effect on pricing; and the rate of growth in the market for low-priced personal computers.


The social media industry is also highly competitive and subject to the risks involved with information technology companies, namely, short product life cycles, evolving industry standards, loss of patent protections, rapidly changing technologies and frequent new product introductions. Additional risks generally applicable to social media companies include, without limitation: disruption of services due to internal or external technical issues; security breaches of private, proprietary and confidential information; and evolving laws and regulations, foreign or domestic, that could negatively affect operations. Furthermore, the sustainability of the business models employed by social media companies remain largely unproven.


Utilities. General problems of the public utility sector include risks of increases in fuel and other operating costs; restrictions on operations and increased costs and delays as a result of environmental, nuclear safety and other regulations; regulatory restrictions on the ability to pass increasing wholesale costs along to the retail and business customer; energy conservation; technological innovations which may render existing plants, equipment or products obsolete; the effects of local weather, maturing markets and difficulty in expanding to new markets due to regulatory and other factors; natural or man-made disasters; difficulty obtaining adequate returns on invested capital; the high cost of obtaining financing during periods of inflation; difficulties of the capital markets in absorbing utility debt and equity securities; and increased competition. There is no assurance that such public service commissions will, in the future, grant rate increases or that any such increases will be adequate to cover operating and other expenses and debt service requirements. All of the public utilities which are issuers of the Securities in the portfolio have been experiencing many of these problems in varying degrees. Furthermore, utility stocks are particularly susceptible to interest rate risk, generally exhibiting an inverse relationship to interest rates. As a result, utility stock prices may be adversely affected as interest rates rise. The Sponsor makes no prediction as to whether interest rates will rise or fall or the effect, if any, interest rates may have on the Securities in the portfolio. In addition, federal, state and municipal governmental authorities may from time to time review existing, and impose additional, regulations governing the licensing, construction and operation of nuclear power plants, which may adversely affect the ability of the issuers of certain of the Securities in the Trust's portfolio to make dividend payments on their Securities.

Utilities are generally subject to extensive regulation by state utility commissions which, for example, establish the rates which may be charged and the appropriate rate of return on an approved asset base, which must be approved by the state commissions. The value of utility company securities may decline as a result of changes to governmental regulation controlling the utilities industry. The Energy Policy Act of 2005 was enacted on August 8, 2005. Its purpose is to develop a long-term energy policy, and it includes incentives for both traditional and more efficient energy sources. Additionally it eliminates the Public Utility Holding Company Act (PUHCA) of 1935 and replaces it with PUHCA of 2005. The effect of this change is to give federal regulatory jurisdiction to the U.S. Federal Energy Regulatory Commission, rather than the Securities and Exchange Commission, and give states more regulatory control. This is because the Energy Policy Act of 2005 recognized that strong regulations are necessary to ensure consumers are not exploited and to prevent unfair competition. The effects of these changes have not yet been fully realized. However, adverse regulatory changes could prevent or delay utilities from passing along cost increases to customers, which could hinder a utility's ability to meet its obligations to its suppliers.

Additionally, certain utilities have had difficulty from time to time in persuading regulators, who are subject to political pressures, to grant rate increases necessary to maintain an adequate return on investment and voters in many states have the ability to impose limits on rate adjustments (for example, by initiative or referendum). Any unexpected limitations could negatively affect the profitability of utilities whose budgets are planned far in advance. In addition, gas pipeline and distribution companies have had difficulties in adjusting to short and surplus energy supplies, enforcing or being required to comply with long-term contracts and avoiding litigation from their customers, on the one hand, or suppliers, on the other.

Mergers in the utility sector may require approval from several federal and state regulatory agencies. These regulatory authorities could, as a matter of policy, reverse the trend toward deregulation and make consolidation more difficult, or cause delay in the merger process, any of which could cause the prices of these securities to fall. Certain of the issuers of the Securities in the Trust may own or operate nuclear generating facilities. Governmental authorities may from time to time review existing, and impose additional, requirements governing the licensing, construction and operation of nuclear power plants. Nuclear generating projects in the electric utility industry have experienced substantial cost increases, construction delays and licensing difficulties. These have been caused by various factors, including inflation, high financing costs, required design changes and rework, allegedly faulty construction, objections by groups and governmental officials, limits on the ability to finance, reduced forecasts of energy requirements and economic conditions. This experience indicates that the risk of significant cost increases, delays and licensing difficulties remain present until completion and achievement of commercial operation of any nuclear project. Also, nuclear generating units in service have experienced unplanned outages or extensions of scheduled outages due to equipment problems or new regulatory requirements sometimes followed by a significant delay in obtaining regulatory approval to return to service. A major accident at a nuclear plant anywhere, such as the accident at a plant in Chernobyl, could cause the imposition of limits or prohibitions on the operation, construction or licensing of nuclear units in the United States.

Securities

The following information describes the common stocks selected through the application of each of the Strategies which comprise the various Trusts described in the prospectus.

                   The Dow (R) DART 5 Strategy Stocks


AT&T Inc., headquartered in Dallas, Texas, is the largest telecommunications holding company in the United States. The company is a worldwide provider of IP-based communications services to business and a leading U.S. provider of high-speed DSL Internet, local and long-distance voice services, wireless services, and directory publishing and advertising services.

The Home Depot, Inc., headquartered in Atlanta, Georgia, operates do-it-yourself warehouse stores in the United States, Canada and Mexico. These stores sell a wide assortment of building material, home improvement, and lawn and garden products.

Pfizer Inc., headquartered in New York, New York, produces and distributes anti-infectives, anti-inflammatory agents, cardiovascular agents, antifungal drugs, central nervous system agents, orthopedic implants, food science products, animal health products, toiletries, baby care products, dental rinse and other proprietary health items.

The Travelers Companies, Inc., headquartered in New York, New York, through its subsidiaries, provides various commercial and personal property and casualty insurance products and services to businesses, government units, associations and individuals primarily in the United States.

The Walt Disney Company, headquartered in Burbank, California, operates as a diversified international entertainment company with operations consisting of filmed entertainment, theme parks and resorts, and consumer products. The company also operates broadcast and cable television networks, radio networks and publishing operations.


                  The Dow (R) Target 5 Strategy Stocks


AT&T Inc., headquartered in Dallas, Texas, is the largest telecommunications holding company in the United States. The company is a worldwide provider of IP-based communications services to business and a leading U.S. provider of high-speed DSL Internet, local and long-distance voice services, wireless services, and directory publishing and advertising services.

Cisco Systems, Inc., headquartered in San Jose, California, provides networking solutions that connect computing devices and computer networks. The company offers various products to utilities, corporations, universities, governments and small to medium businesses worldwide.

General Electric Company, headquartered in Fairfield, Connecticut, manufactures major appliances, industrial and power systems, aircraft engines, turbines and generators, and equipment used in medical imaging. In addition, a variety of financial services are offered through GE Commercial Finance.

Intel Corporation, headquartered in Santa Clara, California, designs, develops, makes and markets advanced microcomputer components and related products at various levels of integration. Principal components consist of silicon-based semiconductors etched with complex patterns of transistors.

Pfizer Inc., headquartered in New York, New York, produces and distributes anti-infectives, anti-inflammatory agents, cardiovascular agents, antifungal drugs, central nervous system agents, orthopedic implants, food science products, animal health products, toiletries, baby care products, dental rinse and other proprietary health items.


               The Dow (R) Target Dividend Strategy Stocks


American Electric Power Company, Inc., headquartered in Columbus, Ohio, is a public utility holding company engaged in the generation, transmission and distribution of electric power. The company's service area covers portions of Arkansas, Indiana, Kentucky, Louisiana, Michigan, Ohio, Oklahoma, Tennessee, Texas, Virginia and West Virginia.

AT&T Inc., headquartered in Dallas, Texas, is the largest telecommunications holding company in the United States. The company is a worldwide provider of IP-based communications services to business and a leading U.S. provider of high-speed DSL Internet, local and long-distance voice services, wireless services, and directory publishing and advertising services.

Avista Corporation, headquartered in Spokane, Washington, engages in the generation, transmission, and distribution of energy, as well as other energy-related businesses.

Black Hills Corporation, headquartered in Rapid City, South Dakota, with its subsidiaries, is a diversified energy company serving customers in South Dakota, Colorado, Iowa, Kansas, Montana, Nebraska, and Wyoming. The company acquires, explores for and produces natural gas and crude oil; generates and transmits electricity; and mines coal.

Cincinnati Financial Corporation, headquartered in Fairfield, Ohio, through its subsidiaries, offers property and casualty and life insurance. The company markets a variety of insurance products, provides leasing and financing, and provides investment management services to institutions, corporations and individuals.

Cliffs Natural Resources Inc., headquartered in Cleveland, Ohio, operates iron ore mines in the United States and eastern Canada. The company produces iron ore pellets, selling the majority of its product to integrated steel companies in the United States and Canada.

ConocoPhillips, headquartered in Houston, Texas, explores for and produces crude oil and natural gas worldwide, markets refined products, and manufactures chemicals. The company's chemicals segment manufactures and markets petrochemicals and plastics on a worldwide basis.

Ensco Plc, headquartered in London, England, together with its subsidiaries, provides offshore contract drilling services to the oil and gas industry. The company's operations are primarily located in the Asia Pacific region, Europe/Africa, and North and South America.

Exelon Corporation, headquartered in Chicago, Illinois, is an electric utility holding company for ComEd, PECO Energy Company, Genco and other subsidiaries. The company also distributes gas and operates nuclear power plants.

F.N.B. Corporation, headquartered in Hermitage, Pennsylvania, is a financial holding company that provides a variety of financial services to individuals and small to medium-sized businesses. The company, through its subsidiaries, offers services in Pennsylvania, Kentucky, Ohio, Tennessee, and West Virginia.

First Niagara Financial Group, Inc., headquartered in Buffalo, New York, is a bank holding company. The banks provide an array of deposit products and loans, as well as insurance, leasing, investment advisory services, insurance agency services and trust services.

General Dynamics Corporation, headquartered in Falls Church, Virginia, is an aerospace and defense company with operations in four business segments: aerospace, combat systems, information and technology, and marine systems. The company primarily serves the defense and the business aviation markets.

Integrys Energy Group, Inc., headquartered in Chicago, Illinois, is a holding company for regulated utility and non-regulated business units that distribute electricity and natural gas to customers in the upper midwestern United States.

MeadWestvaco Corporation, headquartered in Richmond, Virginia, is a global company engaged in packaging, coated and specialty papers, consumer and office products, and specialty chemicals businesses.

New York Community Bancorp, Inc., headquartered in Westbury, New York, is a multi-bank holding company. Through its subsidiaries, the company offers a full range of banking services and originates multi-family mortgage, commercial real estate and construction loans.

Northeast Utilities, headquartered in Springfield, Massachusetts, is a public utility company. Through its subsidiaries, the company is engaged in the generation, purchase and delivery of electricity and/or distribution of natural gas to residential, commercial and industrial customers in Massachusetts, Connecticut and New Hampshire.

Old Republic International Corporation, headquartered in Chicago, Illinois, is an insurance holding company. The company's subsidiaries are engaged in the underwriting and marketing of a variety of coverage options, including property and liability, life and disability, title, mortgage guaranty and health insurance.

People's United Financial, Inc., headquartered in Bridgeport,
Connecticut, is a bank holding company for People's United Bank, offering services to individual, corporate and municipal customers. The company has offices in Connecticut, Maine, Massachusetts, New Hampshire, New York and Vermont.

Staples, Inc., headquartered in Framingham, Massachusetts, operates high-volume office superstores and smaller stores throughout the United States, Canada, Germany and the United Kingdom and provides office supplies, business machines, computers and related products, office furniture and other business-related products.

Universal Corporation, headquartered in Richmond, Virginia, is an independent leaf tobacco merchant that has additional operations in agri-products and also distributes lumber and building products. The company markets its products globally.


                   European Target 20 Strategy Stocks


AstraZeneca Plc, headquartered in London, England, is a holding company. Through its subsidiaries, the company researches, develops, produces and markets prescription medicines for cardiovascular, infectious, gastrointestinal, oncology, and respiratory diseases. The company distributes its products globally.

BP Plc, headquartered in London, England, produces and markets crude oil and petroleum products worldwide. The company is engaged in the exploration, field development and production of natural gas and oil throughout the world. The company also refines, manufactures and markets petroleum and petrochemical products to wholesale and retail customers.

British American Tobacco Plc, headquartered in London, England, is the holding company for an international tobacco group. The group has an active business presence around the world. Brand names include "State Express 555," "Lucky Strike," "Kent" and "Benson & Hedges."

Centrica Plc, headquartered in Windsor, England, through various subsidiaries, provides gas and energy related products and services to residential and business customers throughout Great Britain.

Eni SpA, headquartered in Rome, Italy, operates in the oil and natural gas, petrochemicals, and oil field services industries. The company generates and trades electricity and operates oil refineries. The company has operations internationally.

GDF SUEZ, headquartered in Paris, France, provides a full range of energy and associated services throughout the world. The company trades, transports and stores natural gas and also offers energy management services.

GlaxoSmithKline Plc, headquartered in Brentford, England, researches, develops, produces and markets prescription and over-the-counter pharmaceuticals around the world. The company offers products in various therapeutic areas comprising gastrointestinal, respiratory, anti-emesis, anti-migraine, systemic antibiotics, cardiovascular, dermatological, oncology and rare diseases.

HSBC Holdings Plc, headquartered in London, England, is one of the largest banking and financial services organizations in the world. The company provides a comprehensive range of banking and related financial services worldwide.

Imperial Tobacco Group Plc, headquartered in Bristol, England, is a global tobacco company. The company manufactures and sells cigarettes, cigars, fine-cut tobacco and tobacco papers.

National Grid Plc, headquartered in London, England, develops and operates electricity and gas networks located throughout the United Kingdom and the northeastern United States. In addition, the company owns liquefied natural gas storage facilities in England and provides infrastructure services to the mobile telecommunications industry.

Orange, headquartered in Paris, France, through its subsidiaries, offers various telecommunications services, which include fixed line telephony, wireless telephony, multimedia, Internet, data transmission, cable television and other services to consumers, businesses, and telecommunications operators worldwide.

Swedbank AB, headquartered in Stockholm, Sweden, provides retail banking, asset management, and other financial products and services.

Telefonica S.A., headquartered in Madrid, Spain, provides telecommunications services mainly to countries in Europe and Latin America. The company offers fixed-line and mobile telephone, Internet, and data transmission services to residential and corporate customers. The company also holds stakes in television stations, radio stations and production companies, and publishes directories.

Telenor ASA, headquartered in Fornebu, Norway, is an international wireless carrier engaged in mobile and fixed-line communication activities. The company also has extensive broadband and TV distribution operations.

TeliaSonera AB, headquartered in Stockholm, Sweden, offers telecommunication services. The company offers mobile communications services in Europe and the United States, as well as operating fixed networks in Northern Europe.

Tesco Plc, headquartered in Cheshunt, England, is a multinational grocery and general merchandise retailer. The company also offers retail banking, financial and insurance services.

Total S.A., headquartered in Courbevoie, France, is an international integrated oil and gas and specialty chemical company with operations in more than 130 countries. The company engages in all areas of the petroleum industry, from exploration and production to refining and shipping.

Unibail-Rodamco SE, headquartered in Paris, France, is a real estate investment trust that invests in the European market. The company engages in the acquisition, development and operation of shopping centers, convention venues and office buildings.

Vivendi S.A., headquartered in Paris, France, through its subsidiaries, conducts operations ranging from music, games and television to film and telecommunications.

Vodafone Group Plc, headquartered in Newbury, England, provides mobile telecommunications services, supplying its customers with digital and analog cellular telephone, paging and personal communications services. The company offers its services in many countries, including Australia, Egypt, Fiji, France, Germany, Greece, Malta, the Netherlands, New Zealand, South Africa, Sweden, Uganda and the United States.

                    Global Target 15 Strategy Stocks


Dow Jones Industrial Average(sm) Companies
__________________________________________


AT&T Inc., headquartered in Dallas, Texas, is the largest telecommunications holding company in the United States. The company is a worldwide provider of IP-based communications services to business and a leading U.S. provider of high-speed DSL Internet, local and long-distance voice services, wireless services, and directory publishing and advertising services.

Cisco Systems, Inc., headquartered in San Jose, California, provides networking solutions that connect computing devices and computer networks. The company offers various products to utilities, corporations, universities, governments and small to medium businesses worldwide.

General Electric Company, headquartered in Fairfield, Connecticut, manufactures major appliances, industrial and power systems, aircraft engines, turbines and generators, and equipment used in medical imaging. In addition, a variety of financial services are offered through GE Commercial Finance.

Intel Corporation, headquartered in Santa Clara, California, designs, develops, makes and markets advanced microcomputer components and related products at various levels of integration. Principal components consist of silicon-based semiconductors etched with complex patterns of transistors.

Pfizer Inc., headquartered in New York, New York, produces and distributes anti-infectives, anti-inflammatory agents, cardiovascular agents, antifungal drugs, central nervous system agents, orthopedic implants, food science products, animal health products, toiletries, baby care products, dental rinse and other proprietary health items.


Financial Times Industrial Ordinary Share Index Companies
_________________________________________________________


BAE Systems Plc, headquartered in London, England, manufactures products for the military defense sector, in addition to the civil aircraft market. The company's military products include aircraft, submarines and assorted ships, electronics, sensors and assorted ammunition and weapons systems. The company's civil aircraft operations include the manufacture of planes and jet wings, and various engineering services.

Ladbrokes Plc, headquartered in Harrow, England, is comprised of Ladbrokes, the biggest retail bookmaker in the United Kingdom and Ireland; Ladbrokes.com, a world-leading provider of interactive betting and gaming services; Vernons, the leading football pools operator; and Ladbrokes Casinos, which opened its first casino at the Hilton London Paddington.

Man Group Plc, headquartered in London, England, operates a financial services company, specializing in fund management and brokerage services. The company's brokerage division caters to exchange-traded futures and options in addition to providing agency brokerage and advisory services.

Tesco Plc, headquartered in Cheshunt, England, is a multinational grocery and general merchandise retailer. The company also offers retail banking, financial and insurance services.

Vodafone Group Plc, headquartered in Newbury, England, provides mobile telecommunications services, supplying its customers with digital and analog cellular telephone, paging and personal communications services. The company offers its services in many countries, including Australia, Egypt, Fiji, France, Germany, Greece, Malta, the Netherlands, New Zealand, South Africa, Sweden, Uganda and the United States.


Hang Seng Index Companies
_________________________


Bank of China Ltd., headquartered in Beijing, China, provides a complete range of banking and other financial services to individual and corporate customers worldwide.

Bank of Communications Co. Ltd. (Class H), headquartered in Shanghai, China, provides commercial banking services including, RMB and foreign currency deposit, international and domestic settlement, loan, currency trading, letter of credit, and other related services.

China Construction Bank Corporation, headquartered in Beijing, China, provides a complete range of banking services and other financial services to individual and corporate customers. The bank's services include retail banking, international settlement, project finance, and credit card services.

Industrial and Commercial Bank of China Ltd., headquartered in Beijing, China, provides a full range of personal and corporate commercial banking services throughout China.

New World Development Company Limited, headquartered in Hong Kong, China, conducts property development and investment activities mostly in Hong Kong and China, as well as in Southeast Asia. Operations include property and infrastructure development ranging from luxury hotels to government subsidized housing, roads and bridges, and power plants. Through its subsidiaries, the company also operates construction and engineering firms, hotels, department stores, property management firms, a bus company, and telecommunications services.


                   MSCI EAFE Target 20 Strategy Stocks


BHP Billiton Limited, headquartered in Melbourne, Australia, operates as an international diversified natural resources company. The company explores for, develops and markets petroleum, potash, aluminum, nickel, manganese ore and alloys, copper, silver and lead, among other resources. The company serves various utilities, steel producers and industrial users.

BP Plc, headquartered in London, England, produces and markets crude oil and petroleum products worldwide. The company is engaged in the exploration, field development and production of natural gas and oil throughout the world. The company also refines, manufactures and markets petroleum and petrochemical products to wholesale and retail customers.

Cheung Kong (Holdings) Limited, headquartered in Hong Kong, conducts business primarily in real estate development. The company owns developed and undeveloped property in Hong Kong and mainland China.

Daimler AG, headquartered in Stuttgart, Germany, designs, manufactures, assembles and sells passenger cars and commercial trucks under the brand names "Mercedes-Benz" and "Daimler." The company also provides related financial services for its automotive and commercial operations.

Enel SpA, headquartered in Rome, Italy, generates, transmits and distributes electricity throughout Italy. The company's subsidiaries also provide fixed-line and mobile telephone services, install public lighting systems and operate real estate, telecommunications and Internet service provider businesses.

Gas Natural SDG, S.A., headquartered in Barcelona, Spain, operates a group of energy companies that supply natural gas, serving customers primarily in Spain and also in France, Italy and Latin America. The company also has electricity operations.

Iberdrola S.A., headquartered in Bilbao, Spain, is the second largest electric utility in Spain and owns hydroelectric, fossil fuel and nuclear power facilities.

KDDI CORPORATION, headquartered in Tokyo, Japan, provides mobile communication services and sells mobile devices. The company is also a broadband provider.

MITSUI & CO., LTD., headquartered in Tokyo, Japan, is a general trading company. The company has operating groups including Iron and Steel, Non-Ferrous Metals, Machinery, Chemicals, Foods, Energy, Textiles and
General Merchandise. The company also operates real estate and overseas development projects.

Nippon Telegraph and Telephone Corporation (NTT), headquartered in Tokyo, Japan, provides various telecommunication services, including data communication, telephone, telegraph, leased circuits, terminal equipment sales, and related services. The company supplies both local and long distance telephone services within Japan.

Orange, headquartered in Paris, France, through its subsidiaries, offers various telecommunications services, which include fixed line telephony, wireless telephony, multimedia, Internet, data transmission, cable television and other services to consumers, businesses, and telecommunications operators worldwide.

Panasonic Corp, headquartered in Kadoma, Japan, manufactures electric and electronic products. The company produces home appliances, audio & video, computer peripherals, telecommunications, industrial equipment and electronic parts. The company has associated companies around the world.

Renault S.A., headquartered in Boulogne-Billancourt, France, designs, produces, and markets passenger cars and light commercial vehicles. The company also offers service and financing solutions for new and used vehicles.

Royal Dutch Shell Plc, incorporated in the United Kingdom and headquartered in The Hague, the Netherlands, produces crude oil, natural gas, chemicals, coal and metals worldwide; and provides integrated petroleum services in the United States.

StatoilHydro ASA, headquartered in Stavanger, Norway, is the largest integrated oil and gas company in Scandinavia, producing oil and gas from the Norwegian Continental Shelf and other regions.

Sun Hung Kai Properties Limited, headquartered in Hong Kong, is one of the largest property companies in Hong Kong. The developer's core activities involve investing in and developing residential projects, shopping centers, office and industrial properties, and parking lots, for sale or lease. Related businesses include financial services, hotel management, and insurance.

Total S.A., headquartered in Courbevoie, France, is an international integrated oil and gas and specialty chemical company with operations in more than 130 countries. The company engages in all areas of the petroleum industry, from exploration and production to refining and shipping.

Vodafone Group Plc, headquartered in Newbury, England, provides mobile telecommunications services, supplying its customers with digital and analog cellular telephone, paging and personal communications services. The company offers its services in many countries, including Australia, Egypt, Fiji, France, Germany, Greece, Malta, the Netherlands, New Zealand, South Africa, Sweden, Uganda and the United States.

Volkswagen AG (Preference Shares), headquartered in Wolfsburg, Germany, and its subsidiaries engage in the manufacture and sale of automobiles worldwide. The company operates in two divisions, Automotive and Financial Services.

Wharf Holdings Limited, headquartered in Hong Kong, is a conglomerate built on real estate development, ownership, sales and property management. The company's holdings also include interests in several shipping terminals, cable TV providers and nightclubs. Other interests include ferries, trams, harbor tunnels and the Marco Polo Hotels.


                   Nasdaq(R) Target 15 Strategy Stocks


Activision Blizzard, Inc., headquartered in Santa Monica, California, is a publisher, developer and distributor of interactive entertainment and leisure software and peripheral products. The company's product line includes action, adventure, racing, sports, first-person action, strategy and simulation products.

Avago Technologies Limited, headquartered in Singapore, engages in the design, development and supply of analog semiconductor devices worldwide.

Biogen Idec Inc., headquartered in Weston, Massachusetts, is a biopharmaceutical company engaged primarily in the research, development, manufacture and commercialization of targeted therapies for the treatment of cancer and autoimmune and inflammatory diseases.

Cognizant Technology Solutions Corporation, headquartered in Teaneck, New Jersey, provides full life cycle solutions to complex software development and maintenance problems that companies face as they transition to e-business.

DIRECTV, Inc., headquartered in El Segundo, California, provides digital television entertainment in the United States and Latin America.

Garmin Ltd., headquartered in Schaffhausen, Switzerland, designs, develops, manufactures and markets navigation, communications and information devices, most of which are enabled by Global Positioning System (GPS) technology.

Keurig Green Mountain, Inc., headquartered in Waterbury, Vermont, engages in the roasting, distribution, and sale of coffee products primarily in the United States and Canada. The company sells beverages in traditional packaging and in "K-Cup" and "Vue" portion packs.

Micron Technology, Inc., headquartered in Boise, Idaho, designs, develops, makes and sells semiconductor memory products, personal computer systems and network servers.

Netflix Inc., headquartered in Los Gatos, California, is an online movie rental subscription service provider in the United States. The company provides its subscribers access to a library of movie, television and other filmed entertainment titles.

NXP Semiconductors NV, headquartered in Eindhoven, the Netherlands, is a global semiconductor company that designs semiconductors and software for consumer electronics, mobile communications, in-car entertainment, security applications, and networking.

The Priceline Group Inc., headquartered in Norwalk, Connecticut, is the provider of an e-commerce pricing system, known as a demand collection system, which enables consumers to use the Internet to save money on a range of products and services, while enabling sellers to generate incremental revenue.

SanDisk Corporation, headquartered in Milpitas, California, designs, makes and sells solid-state data, image and audio storage products using proprietary high density flash memory and controller technologies.

Seagate Technology Plc, headquartered in Dublin, Ireland, is engaged in the design, manufacture and marketing of rigid disc drives, used as the primary medium for storing electronic information in systems ranging from desktop computers and consumer electronics to data centers. The company also offers data protection, online backup and data recovery services.

Western Digital Corporation, headquartered in Irvine, California, designs, develops, manufactures and markets a range of hard drives for the desktop PC market, the high-end hard drive market and for the emerging market for hard drives specifically designed for audio-visual applications.

Wynn Resorts, Limited, headquartered in Las Vegas, Nevada, through its subsidiaries, engages in the design, development, financing and construction of destination casino resorts and operates one casino resort located in Las Vegas and another located in Macau, China.


             NYSE(R) International Target 25 Strategy Stocks


Brazil
______

Petroleo Brasileiro S.A. - Petrobras (ADR), headquartered in Rio de Janeiro, Brazil, explores for and produces oil and natural gas. The company refines, markets, and supplies oil products. The company operates oil tankers, distribution pipelines, marine, river and lake terminals, thermal power plants, fertilizer plants, and petrochemical units. The company operates in South America and around the world.

Canada
______

Suncor Energy, Inc., headquartered in Calgary, Canada, is a Canadian energy company producing natural gas in Western Canada. The company has a refining and marketing business in Ontario and operates a retail business under the brand name "Sunoco."

China
_____

China Petroleum and Chemical Corporation (Sinopec) (ADR), headquartered in Beijing, China, explores for and produces crude oil and natural gas in China. The company also owns refineries that make petroleum and petrochemical products such as diesel, gasoline, jet fuel, kerosene, ethylene, synthetic rubber, synthetic fibers, synthetic resins, and chemical fertilizers. In addition, the company trades petrochemical products.

PetroChina Company Limited (ADR), headquartered in Beijing, China, explores for, develops, and produces crude oil and natural gas. The company also refines, transports, and distributes crude oil and petroleum products; transmits, markets and sells natural gas; and produces and sells chemicals.

France
______

Orange (ADR), headquartered in Paris, France, through its subsidiaries, offers various telecommunications services, which include fixed line telephony, wireless telephony, multimedia, Internet, data transmission, cable television and other services to consumers, businesses, and telecommunications operators worldwide.

Hong Kong
_________

China Mobile Limited (ADR), headquartered in Hong Kong, provides cellular telecommunications services in China and Hong Kong. The company also designs and markets electronic communication products and provides non-banking financial services.

China Unicom (Hong Kong) Limited (ADR), headquartered in Hong Kong, an integrated telecommunications operator, offers a range of telecommunications services in China. Services include long distance, cellular, data and Internet access.

CNOOC Limited (ADR), incorporated in Hong Kong and headquartered in Beijing, China, through its subsidiaries, engages in the exploration, development, and production of crude oil and natural gas. The company has operations throughout the world.

Italy
_____

Eni SpA (ADR), headquartered in Rome, Italy, operates in the oil and natural gas, petrochemicals, and oil field services industries. The company generates and trades electricity and operates oil refineries. The company has operations internationally.

Japan
_____

Canon Inc. (ADR), headquartered in Tokyo, Japan, is engaged in the development, manufacturing and sale of imaging technology solutions. The company's products include digital cameras and camcorders, inkjet printers, commercial photo printers, image scanners, photocopy machines, and broadcast equipment. In addition, the company's imaging technology has applications in various industries, such as radiology systems, flat panel display equipment, and semiconductor lithography equipment.

Honda Motor Co., Ltd. (ADR), headquartered in Tokyo, Japan, manufactures, distributes and provides financing for the sale of its motorcycles, automobiles and power products, including portable generators, power tillers and general purpose engines.

Mitsubishi UFJ Financial Group, Inc. (MUFG) (ADR), headquartered in Tokyo, Japan, operates as the holding company for The Bank of Tokyo-Mitsubishi, Ltd. and The Mitsubishi Trust and Banking Corporation.

Mizuho Financial Group, Inc. (ADR), headquartered in Tokyo, Japan, through its subsidiary banks, provides various financial services, including banking, securities, and trust and asset management services in Japan and internationally.

Nippon Telegraph and Telephone Corporation (ADR), headquartered in Tokyo, Japan, provides various telecommunication services, including data communication, telephone, telegraph, leased circuits, terminal equipment sales, and related services. The company supplies both local and long distance telephone services within Japan.

Nomura Holdings, Inc. (ADR), headquartered in Tokyo, Japan, provides various financial services for its subsidiaries. The company operates through three divisions: retail, asset management and wholesale. Services include financial products for individuals and corporations, investment advisory services, development of investment trusts, and the underwriting of various financial instruments.

NTT DoCoMo, Inc. (ADR), headquartered in Tokyo, Japan, provides various types of telecommunications services including cellular phone, personal handyphone system (PHS), paging, and other telephone, satellite, mobile communication and wireless Private Branch Exchange (PBX) system services. The company also sells cellular phones, PNS, car phones and pagers.

Sony Corporation (ADR), headquartered in Tokyo, Japan, develops, makes and markets electronic equipment and devices. Products include video and audio equipment and televisions; computers and computer peripherals; semiconductors and telecommunications equipment.

Sumitomo Mitsui Financial Group, Inc. (ADR), headquartered in Tokyo, Japan, provides various consumer, commercial, corporate banking and other financial services globally. The company has four operating segments: commercial banking, leasing, securities, and consumer finance.

Toyota Motor Corporation (ADR), headquartered in Toyota City, Japan, manufactures, sells, leases and repairs passenger automobiles, trucks, buses, boats and airplanes in Japan and internationally. The company also manages real estate, civil engineering and insurance businesses.

The Netherlands
_______________

ING Groep N.V. (ADR), headquartered in Amsterdam, the Netherlands, offers a comprehensive range of financial services worldwide, including life and non-life insurance, commercial and investment banking, asset management and related products.

Norway
______

StatoilHydro ASA (ADR), headquartered in Stavanger, Norway, is engaged primarily in the exploration, development and production of oil and natural gas from the Norwegian Continental Shelf.

South Korea
___________

POSCO (ADR), headquartered in Seoul, South Korea, manufactures and sells a line of steel products, including hot rolled and cold rolled products, plates, wire rods, silicon steel sheets and stainless steel products.

Shinhan Financial Group Co., Ltd. (ADR), headquartered in Seoul, South Korea, through its subsidiaries, offers various banking and financial services to retail and corporate customers in Korea.

United Kingdom
_______________

BP Plc (ADR), headquartered in London, England, produces and markets crude oil and petroleum products worldwide. The company is engaged in exploration, field development and production of natural gas and oil throughout the world. The company also refines, manufactures and markets petroleum and petrochemical products to wholesale and retail customers.

Royal Dutch Shell Plc (ADR), incorporated in the United Kingdom and headquartered in The Hague, the Netherlands, produces crude oil, natural gas, chemicals, coal and metals worldwide; and provides integrated petroleum services in the United States.


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Apple Inc., headquartered in Cupertino, California, is engaged in the design, manufacture, and marketing of personal computers and related personal computing and mobile communication devices. The company also provides related software and networking solutions. Products are available worldwide through the company's retail and online stores, resellers and third-party wholesalers.

AutoZone, Inc., headquartered in Memphis, Tennessee, is a specialty retailer of automotive parts, chemicals and accessories, targeting the do-it-yourself customers. The company offers a variety of products, including new and remanufactured automotive hard parts, maintenance items and accessories.

Brown-Forman Corporation, headquartered in Louisville, Kentucky, is a diversified producer and marketer of consumer products. The company's products include a variety of branded wines, whiskey, tequila, gin and bourbon.

C.R. Bard, Inc., headquartered in Murray Hill, New Jersey, develops, manufactures and markets healthcare products, including vascular, urological and oncological diagnosis and intervention products, sold worldwide to hospitals, healthcare professionals, and extended care and alternate site facilities.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, engages in the manufacture and distribution of nitrogen and phosphate fertilizer products in North America. The company has developed a process to extract uranium from its production of phosphate fertilizer products for use in nuclear reactors.

DIRECTV, Inc., headquartered in El Segundo, California, provides digital television entertainment in the United States and Latin America.

The Dun & Bradstreet Corporation, headquartered in Short Hills, New Jersey, provides business information and tools in the United States and internationally.

FMC Corporation, headquartered in Philadelphia, Pennsylvania, operates as a chemical company, serving the agricultural, industrial, and consumer markets worldwide. The company's agricultural products business segment manufactures and sells proprietary insecticides and herbicides used for the protection of cotton, corn, rice, cereals, vegetables and other crops.

Fossil Group, Inc., headquartered in Richardson, Texas, is engaged in the design, development, marketing and distribution of watches, fashion accessories, apparel and other products.

Helmerich & Payne, Inc., headquartered in Tulsa, Oklahoma, is engaged in contract drilling of gas and oil wells in the Gulf of Mexico and in South America. The company utilizes both platform rigs and land rigs.

Hess Corporation, headquartered in New York, New York, explores for, produces, purchases, transports and sells crude oil and natural gas.

Invesco Ltd., incorporated in Bermuda and headquartered in Atlanta, Georgia, is an investment management group specializing in investment management services covering equities, fixed-income products, and alternative investments such as real estate and absolute return strategies.

LyondellBasell Industries N.V., headquartered in Rotterdam, the Netherlands, together with its subsidiaries, manufactures and markets chemicals and polymers worldwide. The company's products are used for packaging, durable textiles, clean fuels, medical applications and automotive parts.

Moody's Corporation, headquartered in New York, New York, is a global credit rating, research and risk analysis firm, publishing credit opinions, research and ratings on fixed-income securities, issuers of securities and other credit obligations. The company also provides data and analytical tools as well as risk scoring and securities pricing software and valuation models.

Mylan, Inc., headquartered in Canonsburg, Pennsylvania, is a leading manufacturer of generic pharmaceutical products in finished tablet, capsule and powder dosage forms, for resale by others, and encompassing approximately 33 different therapeutic classes.

Northrop Grumman Corporation, headquartered in Falls Church, Virginia, provides technologically advanced products, services and solutions in defense and commercial electronics, systems integration, information and non-nuclear shipbuilding and systems.

Oracle Corporation, headquartered in Redwood City, California, is a provider of software and computer hardware for enterprise information management systems. The company's products are designed to work in a cloud computing environment or in the data center. The company's application software and hardware systems are scalable to the customer's requirements.

Pfizer Inc., headquartered in New York, New York, produces and distributes anti-infectives, anti-inflammatory agents, cardiovascular agents, antifungal drugs, central nervous system agents, orthopedic implants, food science products, animal health products, toiletries, baby care products, dental rinse and other proprietary health items.

Reynolds American Inc., headquartered in Winston-Salem, North Carolina, is the parent company for R.J. Reynolds Tobacco Company, whose major brands include "Doral," "Winston," "Camel," "Salem" and "Vantage." The company also offers, through its subsidiaries, smokeless tobacco and e-cigarette products.

Seagate Technology Plc, headquartered in Dublin, Ireland, is engaged in the design, manufacture and marketing of rigid disc drives, used as the primary medium for storing electronic information in systems ranging from desktop computers and consumer electronics to data centers. The company also offers data protection, online backup and data recovery services.

Southwestern Energy Company, headquartered in Houston, Texas, is a diversified energy company engaging in oil and gas exploration and production, and natural gas gathering, transmission, marketing and distribution.

Torchmark Corporation, headquartered in McKinney, Texas, an insurance and diversified financial services holding company, provides individual life and supplemental health insurance, annuities and related products.

Tyson Foods, Inc. (Class A), headquartered in Springdale, Arkansas, produces, processes and markets a variety of food products consisting of value-enhanced chicken, fresh and frozen chicken, beef and pork products and prepared foods. The company also produces flour and corn tortillas, taco shells and high-protein animal food ingredients. The company's products are marketed through its food service, wholesale membership clubs, retail and international divisions.

United Parcel Service, Inc. (Class B), headquartered in Atlanta,
Georgia, delivers packages and documents both domestically and internationally. In addition, the company provides management of supply chains and logistic services for major corporations worldwide and also owns "Mail Boxes Etc., Inc."


                   S&P Target SMid 60 Strategy Stocks


Aecom Technology Corp., headquartered in Los Angeles, California, provides professional technical and management support services to government and commercial clients worldwide.

Aegion Corporation, headquartered in Chesterfield, Missouri, through its subsidiaries, provides proprietary technologies and services for rehabilitating sewer, water, energy, and mining piping systems and the corrosion protection of industrial pipelines in North America and internationally.

AGCO Corporation, headquartered in Duluth, Georgia, is primarily engaged in the manufacturing and distribution of agricultural equipment and related replacement parts worldwide.

Alexandria Real Estate Equities, Inc., headquartered in Pasadena, California, is a self-managed real estate investment trust. The company is focused on acquiring, developing and managing properties for the life science industry. Client tenants include research agencies, medical institutions, industrial biotech companies, and pharmaceutical companies.

Alleghany Corporation, headquartered in New York, New York, is engaged, through its subsidiaries, in the property, casualty, fidelity, and surety insurance businesses. The company also has an industrial minerals business and a steel and fastener importing and distribution business.

Approach Resources Inc., headquartered in Fort Worth, Texas, an independent energy company, engages in the acquisition, exploration, development, and production of oil and gas properties in western Texas.

Ashland Inc., headquartered in Covington, Kentucky, distributes industrial chemicals and solvents, markets "Valvoline" motor oil and automotive chemicals, performs contract construction work, and operates crude oil refineries. The company also operates and franchises quick oil change centers across the United States.

Aspen Insurance Holdings Ltd., headquartered in Hamilton, Bermuda, is a holding company that provides property/casualty insurance and reinsurance. The company offers property and liability insurance in the United States and United Kingdom as well as marine, energy and aviation insurance and reinsurance worldwide.

Atmos Energy Corporation, headquartered in Dallas, Texas, primarily distributes and sells natural gas to residential, commercial, industrial, agricultural and other customers in service areas located in the Midwest and Southeast. The company also owns natural gas storage and pipeline assets.

Avista Corporation, headquartered in Spokane, Washington, engages in the generation, transmission, and distribution of energy, as well as other energy-related businesses.

Bel Fuse Inc. (Class B), headquartered in Jersey City, New Jersey, is engaged in the design, manufacture and sale of products used in telecommunications, networking, business equipment and consumer electronics worldwide. The company's products include fuses, magnetic components and thick film hybrids.

Benchmark Electronics, Inc., headquartered in Angleton, Texas, provides contract manufacturing and design services to original equipment manufacturers. The company specializes in the assembly of printed circuit boards with computer-automated equipment using surface mount and pin-through-hole interconnection technologies.

Biglari Holdings Inc., headquartered in San Antonio, Texas, through its subsidiaries, engages in the ownership, development, operation and franchising of restaurants in the United States, under the brand names "Steak n Shake," "Western Sizzlin," "Western Sizzlin Wood Grill," "Great American Steak & Buffet" and "Quincy Steakhouses."

BioMed Realty Trust, Inc., headquartered in San Diego, California, is a real estate investment trust that engages in the acquisition, development, ownership, leasing and management of laboratory and office space for the life science industry.

Calamos Asset Management, Inc., headquartered in Naperville, Illinois, is an investment management company that provides its services to high net worth individuals, corporations, public and private institutions, pension funds, and insurance companies.

Capstead Mortgage Corporation, headquartered in Dallas, Texas, is a self-managed real estate investment trust that, together with its subsidiaries, invests in real estate-related assets on a leveraged basis that primarily consist of residential adjustable-rate mortgage securities issued and guaranteed by government-sponsored entities.

Cash America International, Inc., headquartered in Fort Worth, Texas, is a provider of secured non-recourse loans, commonly referred to as pawn loans, to individuals in the United States, United Kingdom and Sweden.

Cliffs Natural Resources Inc., headquartered in Cleveland, Ohio, operates iron ore mines in the United States and eastern Canada. The company produces iron ore pellets, selling the majority of its product to integrated steel companies in the United States and Canada.

Comstock Resources, Inc., headquartered in Frisco, Texas, is engaged in the acquisition, production and exploration of oil and natural gas properties in Texas, Louisiana and the Gulf of Mexico.

DiamondRock Hospitality Company, headquartered in Bethesda, Maryland, is a self-advised real estate investment trust that owns and operates upscale hotels and resorts in North America. The company also invests in premium hotel properties in various urban settings such as Atlanta, Boston, Chicago, Los Angeles and New York City.

Domtar Corporation, headquartered in Montreal, Canada, engages in designing, manufacturing, marketing and distributing uncoated freesheet paper; papergrade, fluff, and specialty pulp; and lumber and wood products in North America.

ERA Group, Inc., headquartered in Houston, Texas, offers helicopter transportation services. The company transports personnel to and from offshore oil drilling rigs and platforms, and offers air medical services, firefighting support, emergency search and rescue, and tours in Alaska. The company serves customers in the United States, Brazil, Canada, Mexico, the United Kingdom, Sweden, Spain, Indonesia and India.

Everest Re Group, Ltd., headquartered in Hamilton, Bermuda, through its wholly-owned subsidiary Everest Reinsurance Company, is engaged in the underwriting of property and casualty reinsurance on a treaty and facultative basis for insurance and reinsurance companies in the United States and selected international markets.

Great Plains Energy Incorporated, headquartered in Kansas City, Missouri, provides electricity in the midwestern United States. The company develops competitive electricity generation for the wholesale market. The company is also an electric delivery company with regulated generation. In addition, the company invests in energy-related ventures nationwide.

Gulf Island Fabrication, Inc., headquartered in Houston, Texas, builds and refurbishes offshore drilling and production platforms and other structures used in the development and production of offshore oil and gas reserves. The company's products include jackets and deck sections of fixed production platforms, hull and deck sections of floating production platforms, piles, subsea templates and wellhead protectors.

The Hanover Insurance Group, Inc., headquartered in Worcester,
Massachusetts, through its subsidiaries, provides financial products and services in the areas of property, casualty and life insurance in the United States.

Harmonic Inc., headquartered in San Jose, California, makes and sells high performance video infrastructure products and system solutions. The company's products enable providers to deliver a full range of video services to consumer devices, including personal computers, televisions, tablets and smartphones.

Health Net, Inc., headquartered in Woodland Hills, California, is an integrated managed care organization that administers the delivery of managed health care services. The company offers managed health care plans for HMOs, pharmacy benefits, vision products and services, and dental benefits.

Helix Energy Solutions Group Inc., headquartered in Houston, Texas, provides subsea construction, maintenance and salvage services to the offshore natural gas and oil industry in the United States Gulf of Mexico. Services are provided in depths ranging from the shallowest to the deepest waters of the Gulf. The company also acquires and operates mature offshore natural gas and oil properties, providing customers a cost-effective alternative to the decommissioning process.

IDACORP, Inc., headquartered in Boise, Idaho, a holding company, is a public utility engaged in the generation, purchase, transmission, distribution and sale of electricity in Idaho, Nevada and Oregon.

Ingram Micro Inc., headquartered in Santa Ana, California, is a wholesale distributor of information technology products and services. The company also markets computer hardware, networking equipment, and software products, and provides supply chain optimization services and demand generation services for its suppliers and reseller customers.

Insight Enterprises, Inc., headquartered in Tempe, Arizona, sells microcomputers, peripherals and software mainly to small and medium-sized enterprises, through a combination of targeted direct mail catalogs, advertising in computer magazines and publications, and a strong outbound telemarketing sales force.

JetBlue Airways Corporation, headquartered in Long Island City, New York, is a low-fare, low-cost passenger airline that provides service primarily on point-to-point routes.

Kaiser Aluminum Corporation, headquartered in Foothill Ranch,
California, manufactures semi-fabricated aluminum products primarily in the United States, Canada, and the United Kingdom.

Kemper Corporation, headquartered in Chicago, Illinois, is engaged in the property and casualty insurance, life and health insurance and consumer finance businesses. Product lines include automobile, homeowners, commercial multi-peril, motorcycle, boat and watercraft, fire, casualty, workers compensation and other types of property and casualty insurance.

Kindred Healthcare, Inc., headquartered in Louisville, Kentucky, is a healthcare services company that primarily operates hospitals, nursing centers and institutional pharmacies.

M.D.C. Holdings, Inc., headquartered in Denver, Colorado, builds and sells single-family homes in Colorado, Arizona, California, Maryland, Nevada and Virginia. The company also originates mortgage loans primarily for its home buyers.

M/I Homes, Inc., headquartered in Columbus, Ohio, is engaged in the construction and sale of single-family residential property. The company also originates mortgage loans, primarily for purchasers of its homes.

The Marcus Corporation, headquartered in Milwaukee, Wisconsin, operates movie theatres, as well as hotels and resorts, in the United States.

Navigant Consulting, Inc., headquartered in Chicago, Illinois, is an independent consulting firm specializing in litigation, financial, restructuring, operational and energy consulting services. The company focuses on government agencies, large companies facing risk or significant change, and legal counsel.

Olympic Steel, Inc., headquartered in Highland Hills, Ohio, acts as an intermediary between steel producers and manufacturers. The company's services include processing and distributing flat-rolled carbon, stainless steel and tubular steel products. The company purchases steel from producers and processes it according to customer specifications.

Patterson-UTI Energy, Inc., headquartered in Houston, Texas, is a provider of domestic land-based drilling services to major independent oil and natural gas companies in North America. The company is also engaged in pressure pumping, exploration and drilling.

Penn Virginia Corporation, headquartered in Radnor, Pennsylvania, is engaged in the exploration, development and production of crude oil and natural gas, primarily in the eastern and Gulf Coast onshore areas of the United States.

Pioneer Energy Services Corp., headquartered in San Antonio, Texas, provides contract land drilling services. The company provides services to independent and major oil and gas companies, with a focus in the United States and Latin America.

Piper Jaffray Companies, Inc., headquartered in Minneapolis, Minnesota, is a financial services firm. The company provides investment advice and services to businesses, institutions and individuals. The company's investment banking business focuses on the needs of emerging growth companies in the healthcare, technology, financial, consumer and industrial growth sectors.

PNM Resources Inc., headquartered in Albuquerque, New Mexico, supplies electricity in portions of north central, southwestern and northeastern New Mexico; provides gas transportation and retail gas services in major communities in New Mexico; and manages energy, water and wastewater systems.

RenaissanceRe Holdings Ltd., headquartered in Pembroke, Bermuda, provides reinsurance and insurance products. The company operates globally offering specialty reinsurance, catastrophe reinsurance and individual risk policies.

Sanmina Corporation, headquartered in San Jose, California, makes complex printed circuit board assemblies, custom-designed backplane assemblies and subassemblies, multilayer printed circuit boards and custom cable and wire harness assemblies; and tests and assembles electronic sub-systems and systems.

Senior Housing Properties Trust, headquartered in Newton, Massachusetts, is a real estate investment trust that invests in senior housing real estate, including apartment buildings for aged residents, independent living properties, assisted living facilities and nursing homes.

SkyWest, Inc., headquartered in St. George, Utah, through its wholly owned subsidiary, SkyWest Airlines Inc., operates regional airlines in the United States.

TCF Financial Corporation, headquartered in Wyzata, Minnesota, operates a national banking business through offices in several states. The company also originates, sells and services residential mortgage loans; sells annuities and mutual fund products; provides insurance, mainly credit-related insurance; and makes consumer finance loans.

Telephone & Data Systems, Inc., headquartered in Chicago, Illinois, is a diversified telecommunications services company with wireless and wireline services throughout the United States. The company also provides equipment and repair services.

TTM Technologies, Inc., headquartered in Santa Ana, California, is a manufacturer of printed circuit boards used in electronic products such as routers, switches, servers, memory modules and cellular base stations. The company's customers include original equipment manufacturers and electronic manufacturing services companies in various industries.

Unit Corporation, headquartered in Tulsa, Oklahoma, through its wholly-owned subsidiaries, contracts to drill onshore oil and natural gas wells for others and explores for, develops, acquires and produces oil and natural gas properties for itself.

United Fire Group, Inc., headquartered in Cedar Rapids, Iowa, is engaged in the business of writing property and casualty insurance and life insurance in the United States through its subsidiaries.

Universal Corporation, headquartered in Richmond, Virginia, is an independent leaf tobacco merchant that has additional operations in agri-products and also distributes lumber and building products. The company markets its products globally.

USA Mobility, Inc., headquartered in Springfield, Virginia, is a provider of wireless communications solutions to the health care, commercial, government and emergency response sectors in the United States. The company also provides one-way and two-way messaging services.

Vishay Intertechnology, Inc., headquartered in Malvern, Pennsylvania, makes and supplies passive electronic components, including resistors, capacitors and inductors, used in a broad range of products containing electronic circuitry. The company offers most of its product types in surface mount device form and in the traditional leaded device form.

Westar Energy, Inc., headquartered in Topeka, Kansas, is an electric utility company engaged in the generation, transmission, and distribution of electricity in Kansas. The company sells electricity to residential, commercial and industrial customers, as well as wholesale electricity to municipalities and cooperatives.

Wintrust Financial Corporation, headquartered in Rosemont, Illinois, is a bank holding company whose subsidiaries provide community-based banking services in the Chicago metropolitan area. The company also offers specialty financing services such as short-term accounts receivable financing.


               Target Diversified Dividend Strategy Stocks


Agrium Inc., headquartered in Calgary, Canada, engages in the production, marketing and distribution of agricultural products and services, as well as nutrients for agricultural and industrial markets in North America and Argentina.

Aircastle Ltd., incorporated in Bermuda and headquartered in Stamford, Connecticut, buys, sells, and leases commercial jet aircraft to airlines all over the world.

AT&T Inc., headquartered in Dallas, Texas, is the largest telecommunications holding company in the United States. The company is a worldwide provider of IP-based communications services to business and a leading U.S. provider of high-speed DSL Internet, local and long-distance voice services, wireless services, and directory publishing and advertising services.

Banco Latinoamericano de Comercio Exterior, S.A., headquartered in Panama City, Panama, together with its subsidiaries, provides foreign trade financing to commercial banks, middle-market companies and corporations located in Latin America and the Caribbean area.

BCE Inc., headquartered in Verdun, Canada, provides a full range of communication services to residential and business customers. The company's services include IP-broadband, value-added business solutions and direct-to-home satellite and VDSL television services, including local, long distance and wireless phone services, high speed and wireless Internet access.

Cisco Systems, Inc., headquartered in San Jose, California, provides networking solutions that connect computing devices and computer networks. The company offers various products to utilities, corporations, universities, governments and small to medium businesses worldwide.

Comtech Telecommunications Corp., headquartered in Melville, New York, engages in the design, development, production, and marketing of products, systems, and services for communications solutions. The company operates through three segments: Telecommunications Transmission; Mobile Data Communications; and RF Microwave Amplifiers.

Consolidated Edison, Inc., headquartered in New York, New York, owns all of the outstanding common stock of Consolidated Edison Company of New York, Inc., which provides electric service in all of New York City (except part of Queens) and most of Westchester County. It also provides gas service in Manhattan, the Bronx and parts of Queens and Westchester, and steam service in parts of Manhattan.

Delek US Holdings, Inc., headquartered in Brentwood, Tennessee, through its subsidiaries, engages in the refining and marketing of petroleum products in the United States.

Duke Energy Corporation, headquartered in Charlotte, North Carolina, provides electric service to about two million customers in North Carolina and South Carolina; operates interstate pipelines that deliver natural gas to various regions of the country; and markets electricity, natural gas and natural gas liquids.

Ennis Inc., headquartered in Midlothian, Texas, engages in the production and sale of business forms, other business products, and apparel.

Ensco Plc, headquartered in London, England, together with its subsidiaries, provides offshore contract drilling services to the oil and gas industry. The company's operations are primarily located in the Asia Pacific region, Europe/Africa, and North and South America.

FBL Financial Group, Inc. (Class A), headquartered in West Des Moines, Iowa, through its subsidiaries, sells individual life insurance and annuity products in the United States.

First American Financial Corporation, headquartered in Santa Ana,
California, provides various financial services in the United States and internationally, operating in two segments: Title Insurance and Services, and Specialty Insurance.

Golar LNG Limited, headquartered in Hamilton, Bermuda, through its subsidiaries, is a liquid natural gas ("LNG") shipping company. The company owns a fleet of tankers and transports LNG around the world.

Harte-Hanks, Inc., headquartered in San Antonio, Texas, is a leading direct marketing services firm and one of the largest producers of shoppers (weekly advertising circulars sent by mail) in the United States. The company's direct marketing division offers outsourced traditional direct marketing services as well as consulting and technology services to clients within the United States and other countries.

HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner producing, transporting and storing high-value light products such as gasoline, diesel fuel and jet fuel through its affiliates. The company's products are distributed in the southwestern United States, Montana and northern Mexico.

Horace Mann Educators Corporation, headquartered in Springfield,
Illinois, an insurance holding company, markets and underwrites personal lines of property and casualty insurance, life insurance and retirement annuities. The company's products are marketed primarily to educators and public school employees.

Ingredion Incorporated, headquartered in Westchester, Illinois, produces a large variety of food ingredients and industrial products derived from the wet milling of corn and other starch-based materials (such as tapioca and yucca).

Intel Corporation, headquartered in Santa Clara, California, designs, develops, makes and markets advanced microcomputer components and related products at various levels of integration. Principal components consist of silicon-based semiconductors etched with complex patterns of transistors.

Molson Coors Brewing Company, headquartered in Denver, Colorado, produces beers that are designed to appeal to a range of consumer tastes, styles and price preferences.

Owens & Minor, Inc., headquartered in Mechanicsville, Virginia, is a distributor of national name brand medical/surgical supplies, serving hospitals, integrated health care systems and group purchasing organizations, with distribution centers located throughout the United States.

Pan American Silver Corporation, headquartered in Vancouver, Canada, is principally engaged in the exploration for, and the acquisition, development and operation of, silver properties primarily in Peru, Mexico, Bolivia and Argentina, with a secondary focus on the United States and the Americas.

Pfizer Inc., headquartered in New York, New York, produces and distributes anti-infectives, anti-inflammatory agents, cardiovascular agents, antifungal drugs, central nervous system agents, orthopedic implants, food science products, animal health products, toiletries, baby care products, dental rinse and other proprietary health items.

Pinnacle West Capital Corporation, headquartered in Phoenix, Arizona, owns Arizona Public Service Company, an electric utility that provides retail and wholesale electric service to substantially all of Arizona. The company is engaged in the generation and distribution of electricity from coal, nuclear, oil, gas and solar resources.

PPL Corporation, headquartered in Allentown, Pennsylvania, is an energy and utility holding company that, through its subsidiaries, generates electricity in power plants in the northeastern and western United States and Kentucky. The company also provides electricity service in the United Kingdom.

Quest Diagnostics Incorporated, headquartered in Madison, New Jersey, provides diagnostic testing, information and services to physicians, hospitals, managed care organizations, employers and government agencies. The wide variety of tests performed on human tissue and fluids help doctors and hospitals diagnose, treat and monitor disease. The company also conducts research, specializes in esoteric testing using genetic screening and other advanced technologies, performs clinical studies testing, and manufactures and distributes diagnostic test kits and instruments.

Rent-A-Center, Inc., headquartered in Plano, Texas, operates franchised and company-owned rent-to-own stores. The company's stores offer home electronics, appliances, furniture and accessories primarily to individuals under flexible rental purchase agreements that allow the customer to obtain ownership at the conclusion of an agreed upon rental period.

Rogers Communications, Inc. (Class B), headquartered in Toronto, Canada, through its subsidiaries, provides communications, entertainment and information services in Canada.

Schweitzer-Mauduit International, Inc., headquartered in Alpharetta, Georgia, engages in the manufacture and sale of paper and reconstituted tobacco products to the tobacco industry, as well as specialized paper products for use in other applications. Other applications include vacuum cleaner bags, alkaline batteries, printing and packaging.

Seaspan Corp., headquartered in Hong Kong, owns and operates vessels that are engaged in the deep-sea container transportation business in Hong Kong.

Spartan Stores, Inc., headquartered in Grand Rapids, Michigan, engages in distributing and retailing groceries in Michigan and Ohio.

Staples, Inc., headquartered in Framingham, Massachusetts, operates high-volume office superstores and smaller stores throughout the United States, Canada, Germany and the United Kingdom and provides office supplies, business machines, computers and related products, office furniture and other business-related products.

Superior Industries International, Inc., headquartered in Van Nuys, California, is engaged in the design and manufacture of motor vehicle parts and accessories. The company's products are sold to original equipment manufacturers and the automotive aftermarket. Their products include vehicle aluminum road wheels, as well as custom road wheels and accessories.

Teck Resources Limited (Class B), headquartered in Vancouver, Canada, through its subsidiaries, engages in the exploration, development, and production of natural resources.

Telephone & Data Systems, Inc., headquartered in Chicago, Illinois, is a diversified telecommunications services company with wireless and wireline services throughout the United States. The company also provides equipment and repair services.

Textainer Group Holdings Limited, headquartered in Hamilton, Bermuda, and its subsidiaries engage in the purchase, management, leasing and resale of a fleet of marine cargo containers worldwide. The company's principal operations are the leasing of dry freight containers.

Universal Corporation, headquartered in Richmond, Virginia, is an independent leaf tobacco merchant that has additional operations in agri-products and also distributes lumber and building products. The company markets its products globally.

WellPoint, Inc., headquartered in Indianapolis, Indiana, through its subsidiaries, operates as a commercial health benefits company in the United States. The company offers a spectrum of network-based managed care plans to the large and small employer, individual, Medicaid, and senior markets.

Xerox Corporation, headquartered in Norwalk, Connecticut, is a technology and services enterprise which develops, manufactures, markets, services and finances a range of document equipment, software, solutions and services.


             Target Global Dividend Leaders Strategy Stocks

                             Domestic Stocks


Altria Group, Inc., headquartered in Richmond, Virginia, is a holding company. Through its subsidiaries, the company manufactures, markets and distributes a variety of branded cigarettes, cigars and smokeless tobacco products, as well as wine.

AT&T Inc., headquartered in Dallas, Texas, is the largest telecommunications holding company in the United States. The company is a worldwide provider of IP-based communications services to business and a leading U.S. provider of high-speed DSL Internet, local and long-distance voice services, wireless services, and directory publishing and advertising services.

Avista Corporation, headquartered in Spokane, Washington, engages in the generation, transmission, and distribution of energy, as well as other energy-related businesses.

BGC Partners, Inc., headquartered in New York, New York, operates global interactive electronic marketplaces that enable the trading of over-the-counter financial instruments and other products more effectively and at lower cost than traditional trading methods.

Cohen & Steers, Inc., headquartered in New York, New York, together with its subsidiaries, is a registered investment advisor serving individual and institutional investors worldwide. The company manages open-end and closed-end mutual funds, as well as alternative investment strategies.

CVR Energy, Inc., headquartered in Sugar Land, Texas, together with its subsidiaries, refines and markets transportation fuels in the United States. The company is also engaged in the production of ammonia-based fertilizers.

Darden Restaurants, Inc., headquartered in Orlando, Florida, is a full service restaurant organization operating restaurants under the brand names "Red Lobster," "The Olive Garden," "Bahama Breeze," "LongHorn Steakhouse" and "The Capital Grille."

The Empire District Electric Company, headquartered in Joplin, Missouri, together with its subsidiaries, engages in the generation, purchase, transmission, distribution, and sale of electricity in Missouri, Kansas, Oklahoma, and Arkansas. The company also provides water service to some communities in Missouri.

Frontier Communications Corp., headquartered in Stamford, Connecticut, is a telecommunications-focused company providing wireline communications services to rural areas and small and medium-sized towns and cities. The company offers, voice, data, television and Internet services.

HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner producing, transporting and storing high-value light products such as gasoline, diesel fuel and jet fuel through its affiliates. The company's products are distributed in the southwestern United States, Montana and northern Mexico.

Integrys Energy Group, Inc., headquartered in Chicago, Illinois, is a holding company for regulated utility and non-regulated business units that distribute electricity and natural gas to customers in the upper midwestern United States.

Lorillard, Inc., headquartered in Greensboro, North Carolina, is engaged in the manufacturing and marketing of cigarettes for both the premium and discount segments of the market. The company sells to distributors and retailers in the United States.

PDL BioPharma, Inc., headquartered in Incline Village, Nevada, develops and markets human and humanized antibodies and other products to treat or prevent a variety of infectious and autoimmune diseases. The company's antibodies are also used to treat certain cancers.

R.R. Donnelley & Sons Company, headquartered in Chicago, Illinois, prepares, produces and delivers integrated communications services that produce, manage and deliver its customers' content, regardless of the communications medium.

Regal Entertainment Group (Class A), headquartered in Knoxville,
Tennessee, is a motion picture exhibitor operating a theatre circuit in the United States. The company acquires, develops and operates multi-screen theatres in metropolitan and suburban markets.

Reynolds American Inc., headquartered in Winston-Salem, North Carolina, is the parent company for R.J. Reynolds Tobacco Company, whose major brands include "Doral," "Winston," "Camel," "Salem" and "Vantage." The company also offers, through its subsidiaries, smokeless tobacco and e-cigarette products.

SCANA Corporation, headquartered in Cayce, South Carolina, is a public utility holding company engaged in the generation and sale of electricity, as well as the purchase, sale and transportation of natural gas to wholesale and retail customers in South Carolina. The company also owns a fiber optic telecommunications network in South Carolina.

Verizon Communications Inc., headquartered in New York, New York, provides wireline voice and data services, wireless services, Internet service and published directory information. Through its subsidiary the company also provides network services for the U.S. federal government including business phone lines, data services, telecommunications equipment and pay phones. The company operates worldwide.

W&T Offshore, Inc., headquartered in Houston, Texas, together with its subsidiaries, engages in the acquisition, exploration, production and development of oil and natural gas properties. The company has offshore operations in the Gulf of Mexico area and onshore operations in the Permian Basin in Texas.

Windstream Holdings, headquartered in Little Rock, Arkansas, provides local and long-distance telephone services to residential and business customers in New Mexico, Oklahoma, and Texas. The company also offers broadband and dial-up Internet access in selected markets in Oklahoma.


                          International Stocks


AstraZeneca Plc (ADR), headquartered in London, England, is a holding company. Through its subsidiaries, the company researches, develops, produces and markets prescription medicines for cardiovascular, infectious, gastrointestinal, oncology, and respiratory diseases. The company distributes its products globally.

BP Plc (ADR), headquartered in London, England, produces and markets crude oil and petroleum products worldwide. The company is engaged in exploration, field development and production of natural gas and oil throughout the world. The company also refines, manufactures and markets petroleum and petrochemical products to wholesale and retail customers.

British American Tobacco Plc (ADR), headquartered in London, England, is the holding company for an international tobacco group. The group has an active business presence in approximately 180 countries around the world. Brand names include "State Express 555," "Lucky Strike," "Kent" and "Benson & Hedges."

China Petroleum and Chemical Corporation (Sinopec) (ADR), headquartered in Beijing, China, explores for and produces crude oil and natural gas in China. The company also owns refineries that make petroleum and petrochemical products such as diesel, gasoline, jet fuel, kerosene, ethylene, synthetic rubber, synthetic fibers, synthetic resins, and chemical fertilizers. In addition, the company trades petrochemical products.

Companhia Energetica de Minas Gerais-CEMIG (ADR), headquartered in Belo Horizonte, Brazil, an integrated energy company, engages in the generation, transmission, and distribution of electricity in Minas Gerais, Brazil.

Companhia Paranaense de Energia-Copel (ADR), headquartered in Curitiba, Brazil, through its subsidiaries, engages in the generation, transmission, and distribution of electricity in the state of Parana, Brazil.

Costamare Inc., headquartered in Athens, Greece, owns and charters container ships to liner companies worldwide.

CTC Media, Inc., headquartered in Moscow, Russia, operates television networks that offer entertainment programming in Russia.

GlaxoSmithKline Plc (ADR), headquartered in Brentford, England, researches, develops, produces and markets prescription and over-the-counter pharmaceuticals around the world. The company offers products in various therapeutic areas comprising gastrointestinal, respiratory, anti-emesis, anti-migraine, systemic antibiotics, cardiovascular, dermatological, oncology and rare diseases.

Golar LNG Limited, headquartered in Hamilton, Bermuda, through its subsidiaries, is a liquid natural gas ("LNG") shipping company. The company owns a fleet of tankers and transports LNG around the world.

Just Energy Group Inc., headquartered in Mississauga, Canada, engages in the sale of natural gas and electricity in Canada and the United States.

National Grid Plc (ADR), headquartered in London, England, develops and operates electricity and gas networks located throughout the United Kingdom and the northeastern United States. In addition, the company owns liquefied natural gas storage facilities in England and provides infrastructure services to the mobile telecommunications industry.

Orange (ADR), headquartered in Paris, France, through its subsidiaries, offers various telecommunications services, which include fixed line telephony, wireless telephony, multimedia, Internet, data transmission, cable television and other services to consumers, businesses, and telecommunications operators worldwide.

Seaspan Corp., headquartered in Hong Kong, owns and operates vessels that are engaged in the deep-sea container transportation business in Hong Kong.

Shaw Communications Inc. (Class B), headquartered in Calgary, Canada, is a diversified communications company whose core business is providing broadband cable television, Internet and satellite services.

SK Telecom Co., Ltd. (ADR), headquartered in Seoul, South Korea, provides wireless telecommunications services, including cellular and paging services, in Korea. In addition, the company offers broadband Internet and fixed-line telephone services.

StatoilHydro ASA (ADR), headquartered in Stavanger, Norway, is engaged primarily in the exploration, development and production of oil and natural gas from the Norwegian Continental Shelf.

Telecom Argentina S.A. (ADR), headquartered in Buenos Aires, Argentina, through its subsidiaries, provides services related to fixed-line public telecommunication, international long-distance, cellular telecommunication, data transmission, Internet and directory publishing in Argentina.

Telefonica Brasil S.A. (ADR), headquartered in Sao Paulo, Brazil, provides fixed-line telecommunications services in the state of Sao Paulo under a concession agreement granted by the federal government of Brazil.

Textainer Group Holdings Limited, headquartered in Hamilton, Bermuda, and its subsidiaries engage in the purchase, management, leasing and resale of a fleet of marine cargo containers worldwide. The company's principal operations are the leasing of dry freight containers.


                                  REITs


Annaly Capital Management Inc., headquartered in New York, New York, is a self-managed real estate investment trust that owns and manages a portfolio of mortgage-backed securities, including mortgage pass-through certificates, collateralized mortgage obligations and other securities representing interests in or obligations backed by pools of mortgage loans.

Corrections Corporation of America, headquartered in Nashville,
Tennessee, is a real estate investment trust that specializes in owning, operating and managing prisons and other correctional facilities, and providing inmate residential and prisoner transportation services for governmental agencies.

Digital Realty Trust, Inc., headquartered in San Francisco, California, operates as a real estate investment trust which engages in the ownership, acquisition, reposition and management of technology-related real estate.

EPR Properties, headquartered in Kansas City, Missouri, is a self-managed real estate investment trust engaged in acquiring and developing entertainment properties, including megaplex theatres and entertainment-themed retail centers.

The Geo Group, Inc., headquartered in Boca Raton, Florida, is a real estate investment trust that provides private services in the management of correctional, detention, re-entry facilities and the provision of community-based services and youth services in the United States, Australia, Canada, South Africa and the United Kingdom. The company's facilities include maximum, medium, and minimum security prisons; immigration detention centers; and community-based re-entry facilities.

Government Properties Income Trust, headquartered in Newton,
Massachusetts, is a real estate investment trust that primarily owns and leases office buildings leased mainly to government tenants.

Hospitality Properties Trust, headquartered in Newton, Massachusetts, is a self-managed real estate investment trust formed to buy, own and lease hotels to unaffiliated hotel operators.

Inland Real Estate Corporation, headquartered in Oak Brook, Illinois, is a real estate investment trust that engages in the ownership, operation and development of shopping centers and single-tenant retail properties in the midwestern United States.

MFA Financial, Inc., headquartered in New York, New York, is a self-managed real estate investment trust which is primarily engaged in the business of investing in high-grade adjustable-rate mortgage-backed securities.

New Residential Investment Corp., headquartered in New York, New York, is a public real estate investment trust focused on investments in the residential housing sector. The company makes investments in residential mortgage-related assets.

Newcastle Investment Corp., headquartered in New York, New York, is a real estate investment trust that invests in and manages a portfolio consisting primarily of real estate securities. In addition, the company acquires and manages interests in operating real estate, such as senior living assets.

OMEGA Healthcare Investors, Inc., headquartered in Hunt Valley,
Maryland, is a real estate investment trust that invests in income-producing health care facilities, principally long-term care facilities.

PennyMac Mortgage Investment Trust, headquartered in Moorpark,
California, is a real estate investment trust that invests primarily in residential mortgage loans and mortgage-related assets.

Rayonier Inc., headquartered in Jacksonville, Florida, is a forest products company structured as a real estate investment trust which is primarily engaged in the trading, merchandising and manufacturing of logs, timber and wood products, and in the production and sale of high-value-added specialty pulps.

Redwood Trust, Inc., headquartered in Mill Valley, California, is a self-managed real estate investment trust specializing in owning, financing and credit-enhancing high-quality jumbo residential mortgage loans nationwide.

Retail Opportunity Investments Corp., headquartered in San Diego,
California, is a self-managed real estate investment trust. The company is engaged in the acquisition, ownership and management of neighborhood shopping centers in the eastern and western regions of the United States.

Ryman Hospitality Properties, Inc., headquartered in Nashville,
Tennessee, is a real estate investment trust that owns and operates hotels throughout the United States. The company specializes in group-oriented, meeting-focused resort properties.

Select Income REIT, headquartered in Newton, Massachusetts, is a real estate investment trust that invests primarily in net leased, single tenant properties.

Two Harbors Investment Corp., headquartered in Minnetonka, Minnesota, is a real estate investment trust that focuses on investing in, financing, and managing residential mortgage-backed securities and related investments.

Weingarten Realty Investors, headquartered in Houston, Texas, operates as a real estate investment trust engaging in the management, acquisition, and development of shopping center and industrial real estate, primarily in the Southwest.


                      Target Growth Strategy Stocks


Alaska Air Group, Inc., headquartered in Seattle, Washington, a holding company, engages in airline passenger and mail services within Alaska and the Western United States.

Biogen Idec Inc., headquartered in Weston, Massachusetts, is a biopharmaceutical company engaged primarily in the research, development, manufacture and commercialization of targeted therapies for the treatment of cancer and autoimmune and inflammatory diseases.

Brown-Forman Corporation, headquartered in Louisville, Kentucky, is a diversified producer and marketer of consumer products. The company's products include a variety of branded wines, whiskey, tequila, gin and bourbon.

C.R. Bard, Inc., headquartered in Murray Hill, New Jersey, develops, manufactures and markets healthcare products, including vascular, urological and oncological diagnosis and intervention products, sold worldwide to hospitals, healthcare professionals, and extended care and alternate site facilities.

Constellation Brands, Inc. (Class A), headquartered in Victor, New York, produces and markets branded beverage alcohol products, including beer, wines and distilled spirits. The company's product names include "Robert Mondavi," "Manischewitz," "Simi," "Arbor Mist," "Svedka Vodka" and "Corona."

Delta Air Lines, Inc., headquartered in Atlanta, Georgia, provides scheduled air transportation for passengers and cargo in the United States and internationally.

The Dow Chemical Company, headquartered in Midland, Michigan, is a leading manufacturer and supplier of chemicals, plastic materials and agricultural products, and other specialized products and services marketed worldwide.

Eastman Chemical Company, headquartered in Kingsport, Tennessee, is a global specialty chemical company engaged in the manufacture and sale of a broad portfolio of chemicals, plastics, and fibers.

Gilead Sciences, Inc., headquartered in Foster City, California, discovers, develops and commercializes treatments for important viral diseases, including a currently available therapy for cytomegalovirus retinitis. The company develops treatments for diseases caused by human immunodeficiency virus, hepatitis B virus and influenza virus.

Hanesbrands, Inc., headquartered in Winston-Salem, North Carolina, is a consumer goods company that engages in the design, manufacture, sourcing and sale of apparel essentials for men, women and children in the United States and internationally.

Keurig Green Mountain, Inc., headquartered in Waterbury, Vermont, engages in the roasting, distribution, and sale of coffee products primarily in the United States and Canada. The company sells beverages in traditional packaging and in "K-Cup" and "Vue" portion packs.

Las Vegas Sands Corp., headquartered in Las Vegas, Nevada, through its subsidiaries, is a global developer of destination properties that feature premium accommodations, gaming, entertainment and retail operations. Properties also include convention and exhibition facilities.

Masco Corporation, headquartered in Taylor, Michigan, is engaged in the manufacture, installation and sale of home improvement and building products (faucets, cabinets, plumbing supplies and other products). The company's products are sold through hardware stores, mass merchandisers, homebuilders and other outlets for consumers and contractors.

McGraw Hill Financial Inc., headquartered in New York, New York, is a financial intelligence company. The company provides clients with information regarding credit ratings, benchmarks, and analytics to capital and commodity markets worldwide.

Methanex Corporation, headquartered in Vancouver, Canada, produces and markets methanol. The company's product is used to produce formaldehyde, acetic acid and a variety of other chemical intermediates. Methanol is also used as an additive in gasoline and in other consumer products.

Michael Kors Holdings Limited, headquartered in Hong Kong, engages in the design, marketing, distribution, and retail of branded women's apparel and accessories, and men's apparel.

Micron Technology, Inc., headquartered in Boise, Idaho, designs, develops, makes and sells semiconductor memory products, personal computer systems and network servers.

NXP Semiconductors NV, headquartered in Eindhoven, the Netherlands, is a global semiconductor company that designs semiconductors and software for consumer electronics, mobile communications, in-car entertainment, security applications, and networking.

O'Reilly Automotive, Inc., headquartered in Springfield, Missouri, is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, selling its products to both do-it-yourself customers and professional installers. The company's retail stores are located in Missouri, Arkansas, Illinois, Iowa, Kansas, Louisiana, Nebraska, Oklahoma and Texas.

Packaging Corporation of America, headquartered in Lake Forest,
Illinois, engages in the manufacture and sale of container board and corrugated packaging products in the United States. The company produces multi-color boxes as well as wax-coated boxes for agricultural products.

PulteGroup, Inc., headquartered in Bloomfield Hills, Michigan, is a holding company whose subsidiaries are engaged in homebuilding and financial services businesses.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, is engaged in the development and marketing of prescription pharmaceuticals for the treatment of gastrointestinal diseases.

SanDisk Corporation, headquartered in Milpitas, California, designs, makes and sells solid-state data, image and audio storage products using proprietary high density flash memory and controller technologies.

Skyworks Solutions, Inc., headquartered in Woburn, Massachusetts, is a wireless semiconductor company focused on radio frequency and complete semiconductor system solutions for mobile communications applications.

Southwestern Energy Company, headquartered in Houston, Texas, is a diversified energy company engaging in oil and gas exploration and production, and natural gas gathering, transmission, marketing and distribution.

Tyson Foods, Inc. (Class A), headquartered in Springdale, Arkansas, produces, processes and markets a variety of food products consisting of value-enhanced chicken, fresh and frozen chicken, beef and pork products and prepared foods. The company also produces flour and corn tortillas, taco shells and high-protein animal food ingredients. The company's products are marketed through its food service, wholesale membership clubs, retail and international divisions.

United Continental Holdings Inc., headquartered in Chicago, Illinois, through its subsidiary, United Air Lines, Inc., provides transportation of persons, property, and mail in the United States and internationally.

United Rentals, Inc., headquartered in Stamford, Connecticut, operates as an equipment rental company in North America.

WABCO Holdings Inc., incorporated in the United States and headquartered in Brussels, Belgium, engages in the development, manufacture and sale of braking, stability, suspension and transmission control systems primarily for commercial vehicles.

Westlake Chemical Corporation, headquartered in Houston, Texas, manufactures and markets basic chemicals, vinyls, polymers, and fabricated polyvinyl chloride (PVC) building products.


                    Target Small-Cap Strategy Stocks


8x8, Inc., headquartered in San Jose, California, develops and markets telecommunications services for Internet protocol (IP), telephony, and video applications.

Albany Molecular Research, Inc., headquartered in Albany, New York, is a drug discovery and development company focused on applications for the pharmaceutical, biotechnology and life sciences industries.

American Axle & Manufacturing Holdings, Inc., headquartered in Detroit, Michigan, manufactures, engineers, validates and designs driveline systems for trucks, sport utility vehicles and passenger cars. The company's products include axles, driveshafts, chassis components, transmission parts, and forged products.

American Railcar Industries, Inc., headquartered in Saint Charles, Missouri, manufactures railroad rolling stock. The company also offers fleet management services and produces and repairs railcars.

Bridgepoint Education, Inc., headquartered in San Diego, California, provides post-secondary education services, offering associate's, bachelor's, master's and doctoral programs primarily in the disciplines of business, education, psychology, social sciences and health sciences.

Cambrex Corporation, headquartered in East Rutherford, New Jersey, and its subsidiaries provide products and services to accelerate drug discovery, development, and manufacturing processes for human therapeutics worldwide.

Cantel Medical Corp., headquartered in Little Falls, New Jersey, provides infection prevention and control products to the health care market. The company offers products such as microscopes, image analysis software and hardware, flexible and rigid endoscopes, remote visual inspection devices and photographic equipment.

Carmike Cinemas, Inc., headquartered in Columbus, Georgia, operates as a digital cinema and 3D motion picture exhibitor in the United States. The company focuses on small to mid-sized communities.

Constant Contact, Inc., headquartered in Waltham, Massachusetts, provides on-demand e-mail marketing and online survey solutions, as well as event marketing solutions for small organizations, including small businesses, associations, and non-profits located primarily in the United States.

Cray, Inc., headquartered in Seattle, Washington, designs, develops and markets high performance general purpose parallel computer systems for use in a variety of scientific, engineering and commercial applications.

Del Frisco's Restaurant Group, Inc., headquartered in Southlake, Texas, owns and operates restaurant chains in multiple states. The restaurants are primarily steakhouse and seafood grills that also offer extensive wine selections.

Dycom Industries, Inc., headquartered in Palm Beach Gardens, Florida, provides specialty contracting services to the telecommunications and infrastructure industry throughout the United States and Canada.
Services include engineering, construction, installation and maintenance services to telecom providers, and underground facility location services for various industries.

Encore Capital Group, Inc., headquartered in San Diego, California, purchases and manages charged-off consumer receivable portfolios.

Fiesta Restaurant Group, Inc., headquartered in Addison, Texas, owns and operates a chain of casual dining restaurants throughout the United States and internationally.

Flotek Industries, Inc., headquartered in Houston, Texas, provides oilfield services and equipment to the energy and mining industries in the United States and internationally.

FutureFuel Corporation, headquartered in Clayton Missouri, produces biobased products, including biofuels, and biobased specialty products.

Greatbatch, Inc., headquartered in Frisco, Texas, is a developer and manufacturer of power sources, capacitors, feedthroughs, enclosures and other components used in implantable medical devices. The company's products include pacemaker batteries, defibrillator batteries and batteries for commercial applications.

Huron Consulting Group Inc., headquartered in Chicago, Illinois, is an independent provider of financial and operational consulting services. The company provides services to a wide variety of both financially sound and distressed organizations, including Fortune 500 companies, medium-sized and large businesses, leading academic institutions, healthcare organizations and law firms.

Interactive Intelligence Group, Inc., headquartered in Indianapolis, Indiana, provides business communications software solutions for contact center automation, enterprise Internet protocol telephony, unified communications, and self-service automation.

iRobot Corporation, headquartered in Bedford, Massachusetts, designs, develops and markets robots for consumer, government and industrial markets in the United States and internationally.

Korn/Ferry International, headquartered in Los Angeles, California, is engaged in the business of providing executive recruitment and technology-enhanced middle-management recruitment. The company also offers consulting and related services globally on a retained basis.

Monolithic Power Systems, Inc., headquartered in San Jose, California, develops and markets proprietary, advanced analog and mixed-signal semiconductors in the United States and internationally.

Mueller Water Products, Inc., headquartered in Atlanta, Georgia, manufactures and markets products used in the transmission, distribution and measurement of water. The company operates primarily in the United States and Canada, providing residential and commercial metering systems, fire hydrants, manhole covers and street drain grates, among other services and products.

Omnicell, Inc., headquartered in Mountain View, California, offers a suite of clinical infrastructure and workflow automation solutions for healthcare facilities, including medication dispensing systems, supply automation systems, and a central pharmacy storage and retrieval system. Other products include clinical reference tools, an Internet-based procurement application, and decision support tools.

Parker Drilling Company, headquartered in Houston, Texas, provides contract drilling and drilling-related services worldwide for both onshore and offshore operations. The company also provides engineering, procurement, construction, installation and maintenance services for clients who own their own operations.

Perficient, Inc., headquartered in Saint Louis, Missouri, provides information technology consulting services in the United States.

PGT, Inc., headquartered in North Venice, Florida, engages in the manufacture and supply of residential impact-resistant windows and doors. The company's products meeting the safety building codes in hurricane-prone areas.

Pinnacle Financial Partners, Inc., headquartered in Nashville,
Tennessee, serves as the holding company for Pinnacle National Bank, a community bank serving individuals and businesses located within the Nashville metropolitan area and surrounding counties.

Plexus Corp., headquartered in Neenah, Wisconsin, provides product design, development and conceptualization services to original equipment manufacturers in the networking/communications, life sciences/health care, industrial/commercial, and defense/aerospace sectors. The company markets its products globally.

PowerSecure International, Inc., headquartered in Wake Forest, North Carolina, offers energy management and conservation solutions to utility companies and their commercial, industrial and institutional customers. The company works with utility companies to design and install systems that manage load curtailment and peak demand conditions and also provide emergency power during outages.

Red Robin Gourmet Burgers Inc., headquartered in Greenwood Village, Colorado, together with its subsidiaries, is a casual dining restaurant chain focused on serving a selection of gourmet burgers in a family-friendly ambiance.

Repligen Corporation, headquartered in Waltham, Massachusetts, is a life sciences company engaged in the development, manufacture and sale of bioprocessing products for biopharmaceutical companies worldwide.

Saia, Inc., headquartered in Johns Creek, Georgia, is a transportation company that provides a variety of trucking transportation and supply chain solutions to a range of industries, including the retail, chemical and manufacturing industries.

Sanchez Energy Corporation, headquartered in Houston, Texas, is focused on the acquisition and development of oil and natural gas resources in the onshore United States Gulf Coast region.

Smith & Wesson Holding Corporation, headquartered in Springfield, Massachusetts, manufactures handguns, law enforcement products and firearm safety/security products. The company also provides shooter protection, knives, apparel, footwear and other accessory lines.

Super Micro Computer, Inc., headquartered in San Jose, California, designs, produces, and markets high-efficiency server solutions based on modular and open-standard architecture. The company offers servers, memory, disc drives, network devices and server management software. The company markets its products internationally.

Synergy Resources Corporation, headquartered in Platteville, Colorado, acquires, explores for and develops oil and natural gas properties in the western United States. The company concentrates on properties located in the Wattenberg field in the Denver-Julesburg Basin in northeast Colorado.

Trex Company, Inc., headquartered in Winchester, Virginia, manufactures non-wood alternative products for decks under the "Trex" brand name. The company's products are manufactured from waste wood fibers and reclaimed polyethylene and used primarily in residential and commercial decking.

Tutor Perini Corporation, headquartered in Sylmar, California, together with its subsidiaries, provides general contracting, construction management and design-build services to private clients and public agencies worldwide. The company is engaged in public works construction and specialized building, such as hospitals and correctional facilities, and sports and entertainment venues.

USANA Health Sciences, Inc., headquartered in Salt Lake City, Utah, develops and manufactures nutritional, personal care and weight management products.


                 Value Line(R) Target 25 Strategy Stocks


Alaska Air Group, Inc., headquartered in Seattle, Washington, a holding company, engages in airline passenger and mail services within Alaska and the Western United States.

American Railcar Industries, Inc., headquartered in St. Charles,
Missouri, manufactures railroad rolling stock. The company also offers fleet management services and produces and repairs railcars.

Amkor Technology, Inc., headquartered in Chandler, Arizona, provides semiconductor packaging and test services, as well as wafer fabrication services to semiconductor manufacturing and design companies. The company markets its products and services internationally.

Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a transportation holding company engaged primarily in motor carrier transportation and intermodal transportation operations worldwide.

Avis Budget Group, Inc., headquartered in Parsippany, New Jersey, operates global vehicle rental and car sharing services. The company operates under the brand names "Avis," "Budget" and "Zipcar."

Brocade Communications Systems, Inc., headquartered in San Jose,
California, supplies end-to-end Internet protocol based Ethernet and storage area networking solutions for enterprises and service providers.

China Automotive Systems, Inc., headquartered in Jingzhou, China, manufactures power steering systems for different segments of the automobile industry in China. The company focuses on parts, accessories, and new technologies. The company is also marketing in Asia-Pacific countries, the Middle East and North America.

Delta Air Lines, Inc., headquartered in Atlanta, Georgia, provides scheduled air transportation for passengers and cargo in the United States and internationally.

DIRECTV, Inc., headquartered in El Segundo, California, provides digital television entertainment in the United States and Latin America.

The Dow Chemical Company, headquartered in Midland, Michigan, is a leading manufacturer and supplier of chemicals, plastic materials and agricultural products, and other specialized products and services marketed worldwide.

Entravision Communications Corporation, headquartered in Santa Monica, California, is a diversified Spanish-language media company with a portfolio of television, radio and outdoor advertising assets. The company owns and/or operates primary television stations, a majority of which are located in the southwestern United States, including the United States/Mexican border markets.

The Goodyear Tire & Rubber Company, headquartered in Akron, Ohio, is a manufacturer of tires and rubber products, engaging in operations in most regions of the world. The company also provides automotive repair services.

Hawaiian Holdings, Inc., headquartered in Honolulu, Hawaii, through its subsidiary, Hawaiian Airlines, Inc., engages in the scheduled air transportation of passengers and cargo between the Hawaiian Islands and the United States, the South Pacific, Australia, New Zealand and Asia.

Hewlett-Packard Company, headquartered in Palo Alto, California, designs, makes and services equipment and systems for measurement, computation and communications including computer systems, personal computers, printers, calculators, electronic test equipment, medical electronic equipment, electronic components and instrumentation for chemical analysis.

Huntington Ingalls Industries, Inc., headquartered in Newport News, Virginia, designs, builds, overhauls and repairs nuclear and non-nuclear ships primarily for the U.S. Navy and Coast Guard. The company also offers after-market services for military ships worldwide.

Kimball International, Inc., headquartered in Jasper, Indiana, provides wood furniture and cabinets, as well as electronic assemblies for use in various industries worldwide.

Micron Technology, Inc., headquartered in Boise, Idaho, designs, develops, makes and sells semiconductor memory products, personal computer systems and network servers.

Packaging Corporation of America, headquartered in Lake Forest,
Illinois, engages in the manufacture and sale of container board and corrugated packaging products in the United States. The company produces multi-color boxes as well as wax-coated boxes for agricultural products.

Skyworks Solutions, Inc., headquartered in Woburn, Massachusetts, is a wireless semiconductor company focused on radio frequency and complete semiconductor system solutions for mobile communications applications.

Southwest Airlines Co., headquartered in Dallas, Texas, provides single class air transportation characterized by frequent, high quality service at affordable prices. The company mainly serves short-haul city pairs, targeting the business commuter as well as leisure traveler.

Trinity Industries, Inc., headquartered in Dallas, Texas, provides various products and services for the transportation, industrial, construction and energy sectors in the United States and internationally. The company's products include highway guardrail and safety products, tank and freight railcars, tank barges and ready-mix concrete.

Tyson Foods, Inc. (Class A), headquartered in Springdale, Arkansas, produces, processes and markets a variety of food products consisting of value-enhanced chicken, fresh and frozen chicken, beef and pork products and prepared foods. The company also produces flour and corn tortillas, taco shells, and high-protein animal food ingredients. The company's products are marketed through its food service, wholesale membership clubs, retail and international divisions.

Unisys Corporation, headquartered in Blue Bell, Pennsylvania, designs, manufactures and markets computer-based information systems and related products and services. The company operates in both the public and private sectors throughout the world.

United Rentals, Inc., headquartered in Stamford, Connecticut, operates as an equipment rental company in North America.

Visteon Corporation, headquartered in Van Buren Township, Michigan, manufactures and distributes automotive systems, modules and components to vehicle manufacturers and the aftermarket on a global basis. The company's products include climate control systems, electronics, interiors and lighting.


We have obtained the foregoing company descriptions from third-party sources we deem reliable.

                       CONTENTS OF REGISTRATION STATEMENT

A.  Bonding Arrangements of Depositor:

      First Trust Portfolios L.P. is covered by a Brokers' Fidelity Bond, in the total amount of $2,000,000, the insurer being National Union Fire Insurance Company of Pittsburgh.

B. This Registration Statement on Form S-6 comprises the following papers and documents:

         The facing sheet

         The Prospectus

         The signatures

         Exhibits


                                      S-1


                                   SIGNATURES

      The Registrant, FT 4750, hereby identifies The First Trust Special Situations Trust, Series 4; The First Trust Special Situations Trust, Series 18; The First Trust Special Situations Trust, Series 69; The First Trust Special Situations Trust, Series 108; The First Trust Special Situations Trust, Series 119; The First Trust Special Situations Trust, Series 190; FT 286; The First Trust Combined Series 272; FT 412; FT 438; FT 556; FT 754; FT 1102; FT 1179; FT 2935; FT 3320; FT 3367; FT 3370; FT 3397; FT 3398; FT 3400; FT 3451; FT 3480; FT
3529; FT 3530; FT 3568; FT 3569; FT 3570; FT 3572; FT 3615; FT 3647; FT 3650; FT
3689;  FT 3690; FT 3729; FT 3780; FT 3940; FT 4020; FT 4037; FT 4143 and FT 4260
for purposes of the representations required by Rule 487 and represents the following:

      (1) that the portfolio securities deposited in the series as to the securities of which this Registration Statement is being filed do not differ materially in type or quality from those deposited in such previous series;

      (2) that, except to the extent necessary to identify the specific portfolio securities deposited in, and to provide essential financial information for, the series with respect to the securities of which this Registration Statement is being filed, this Registration Statement does not contain disclosures that differ in any material respect from those contained in the registration statements for such previous series as to which the effective date was determined by the Commission or the staff; and

      (3) that it has complied with Rule 460 under the Securities Act of 1933.

      Pursuant to the requirements of the Securities Act of 1933, the Registrant, FT 4750, has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheaton and State of Illinois on April 9, 2014.

                                    FT 4750

                                    By       FIRST TRUST PORTFOLIOS L.P.
                                             Depositor




                                    By:      Elizabeth H. Bull
                                             Senior Vice President


                                      S-2


      Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following person in the capacity and on the date indicated:


     Name               Title*                               Date
     ----               -----                                ----

James A. Bowen    Director of The Charger             ) April 9, 2014
                  Corporation, the General Partner of )
                  First Trust Portfolios L.P.         )
                                                      )
                                                      )
                                                      ) Elizabeth H. Bull
                                                      ) Attorney-in-Fact**


     * The title of the person named herein represents his capacity in and relationship to First Trust Portfolios L.P., Depositor.

     ** An executed copy of the related power of attorney was filed with the Securities and Exchange Commission in connection with Amendment No. 2 to Form S-6 of FT 2669 (File No. 333-169625) and the same is hereby incorporated herein by this reference.


                                      S-3


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-193853 on Form S-6 of our report dated April 9, 2014, relating to the financial statements of FT 4750, comprising Dow(R) Target 5 2Q '14 - Term 7/9/15 (The Dow(R) Target 5 Portfolio, 2nd Quarter 2014 Series); Dow(R) Target Dvd. 2Q '14 - Term 7/9/15 (The Dow(R) Target Dividend Portfolio, 2nd Quarter 2014 Series); Global Target 15 2Q '14 - Term 7/9/15 (Global Target 15 Portfolio, 2nd Quarter 2014 Series); S&P Target 24 2Q '14 - Term 7/9/15 (S&P Target 24 Portfolio, 2nd Quarter 2014 Series); S&P Target SMid 60 2Q '14 - Term 7/9/15 (S&P Target SMid 60 Portfolio, 2nd Quarter 2014 Series); Target Divsd. Dvd. 2Q '14 - Term 7/9/15 (Target Diversified Dividend Portfolio, 2nd Quarter 2014 Series); Target Dvd. Multi-Strat. 2Q '14 - Term 7/9/15 (Target Dividend Multi-Strategy Portfolio, 2nd Quarter 2014 Series); Target Dbl. Play 2Q '14 - Term 7/9/15 (Target Double Play Portfolio, 2nd Quarter 2014 Series); Target Focus 4 2Q '14 - Term 7/9/15 (Target Focus Four Portfolio, 2nd Quarter 2014 Series); Target Focus 5 2Q '14 - Term 7/9/15 (Target Focus Five Portfolio, 2nd Quarter 2014 Series); Target Global Dvd. Leaders 2Q '14 - Term 7/9/15 (Target Global Dividend Leaders, 2nd Quarter 2014 Series); Target Growth 2Q '14 - Term 7/9/15 (Target Growth Portfolio, 2nd Quarter 2014 Series); Target Triad 2Q '14 - Term 7/9/15 (Target Triad Portfolio, 2nd Quarter 2014 Series); Target VIP 2Q '14
- Term 7/9/15 (Target VIP Portfolio, 2nd Quarter 2014 Series); and Value Line(R) Target 25 2Q '14 - Term 7/9/15 (Value Line(R) Target 25 Portfolio, 2nd Quarter 2014 Series), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
April 9, 2014


                                      S-4


                              CONSENTS OF COUNSEL

      The consents of counsel to the use of their names in the Prospectus included in this Registration Statement will be contained in their respective opinions to be filed as Exhibits 3.1, 3.2, 3.3 and 3.4 of the Registration Statement.

                      CONSENT OF FIRST TRUST ADVISORS L.P.

      The consent of First Trust Advisors L.P. to the use of its name in the Prospectus included in the Registration Statement will be filed as Exhibit 4.1 to the Registration Statement.


                                      S-5


                                 EXHIBIT INDEX

1.1 Form of Standard Terms and Conditions of Trust for FT 4484 and certain subsequent Series, effective November 6, 2013 among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, First Trust Advisors L.P., as Evaluator, First Trust Advisors L.P., as Portfolio Supervisor and FTP Services LLC, as FTPS Unit Servicing Agent (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 333-191558] filed on behalf of FT 4484).

1.1.1 Form of Trust Agreement for FT 4750 and certain subsequent series, effective April 9, 2014 among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, First Trust Advisors L.P., as Evaluator, First Trust Advisors L.P., as Portfolio Supervisor, and FTP Services LLC, as FTPS Unit Servicing Agent.

1.2 Copy of Certificate of Limited Partnership of First Trust Portfolios L.P. (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42683] filed on behalf of The First Trust Special Situations Trust, Series 18).

1.3 Copy of Amended and Restated Limited Partnership Agreement of First Trust Portfolios L.P. (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42683] filed on behalf of The First Trust Special Situations Trust, Series 18).

1.4 Copy of Articles of Incorporation of The Charger Corporation, the general partner of First Trust Portfolios L.P., Depositor (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42683] filed on behalf of The First Trust Special Situations Trust, Series 18).

1.5 Copy of By-Laws of The Charger Corporation, the general partner of First Trust Portfolios L.P., Depositor (incorporated by reference to Amendment No. 2 to Form S-6 [File No. 333-169625] filed on behalf of FT
         2669).

1.6 Underwriter Agreement (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42755] filed on behalf of The First Trust Special Situations Trust, Series 19).

2.1 Copy of Certificate of Ownership (included in Exhibit 1.1 filed herewith on page 2 and incorporated herein by reference).


                                      S-6


2.2 Copy of Code of Ethics (incorporated by reference to Amendment No. 1 to form S-6 [File No. 333-156964] filed on behalf of FT 1987).

3.1      Opinion of counsel as to legality of securities being registered.

3.2 Opinion of counsel as to Federal income tax status of securities being registered.

3.3 Opinion of counsel as to New York income tax status of securities being registered.

3.4 Opinion of counsel as to United Kingdom tax status of securities being registered.

4.1      Consent of First Trust Advisors L.P.

6.1 List of Directors and Officers of Depositor and other related information (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42683] filed on behalf of The First Trust Special Situations Trust, Series 18).

7.1 Power of Attorney executed by the Directors listed on page S-3 of this Registration Statement (incorporated by reference to Amendment No. 2 to Form S-6 [File No. 333-169625] filed on behalf of FT 2669).


                                      S-7